SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 LINCOLN BANCORP

             (Exact name of registrant as specified in its charter)

     INDIANA                      6035                      35-2017500
(State or other        (Primary Standard Industrial       (I.R.S. Employer
jurisdiction of         Classification Code Number)       Identification No.)
 incorporation
or organization)

                              1121 East Main Street
                            Plainfield, Indiana 46168
                                 (317) 839-6539
               (Address, including ZIP Code, and telephone number,
        including area code of registrant's principal executive offices).

                             T. TIM UNGER, CHAIRMAN
                                 LINCOLN BANCORP
                              1121 EAST MAIN STREET
                            PLAINFIELD, INDIANA 46168
                             Telephone (317)839-6539
                            Telecopier (317) 838-5025

       (Name, address, including ZIP Code and telephone number, including area code, of agent for service)

Copy to:          David A. Butcher, Esq.              Claudia V. Swhier, Esq.
                 Bose McKinney & Evans LLP              Barnes & Thornburg
          135 N. Pennsylvania Street, Suite 2700       11 S. Meridian Street
                  Indianapolis, IN 46204              Indianapolis, IN 46204
                 Telephone (317) 684-5000            Telephone (317) 236-1313
                Telecopier  (317) 684-5173           Telecopier (317) 231-7452

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon the effective time of the merger of Citizens Bancorp with and into Registrant pursuant to the Agreement and Plan of Reorganization described in the enclosed proxy statement/prospectus included as Part I of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         Calculation of Registration Fee

================================================================================================================

Title of each class of                                Proposed            Proposed maximum
securities to be                Amount to be      maximum offering           aggregate              Amount of
registered                    registered (1)       price per unit        offering price (2)     registration fee
Common Shares, No Par Value       970,315              $17.75               $8,372,350              $2,211
================================================================================================================

(1) This amount is based on the number of shares of common stock to be issued upon consummation of the merger contemplated in the Agreement and Plan of Reorganization dated March 21, 2000 between Lincoln Bancorp and Citizens Bancorp, plus an amount of common stock to be issuable in connection with outstanding stock options of Citizens Bancorp which will be exchanged for options to purchase common stock of Lincoln Bancorp upon consummation of the merger.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f) of the Securities Act of 1933, as amended, based on the average of the high and low prices of Citizens Bancorp's common stock on June 15, 2000 ($17.75), less the maximum amount of cash to be paid by Registrant to the shareholders of Citizens Bancorp in the transaction ($8,850,741).

THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                CITIZENS BANCORP
                              60 South Main Street
                            Frankfort, Indiana 46041
                                 (765) 654-8533

                                August ____, 2000

The Boards of Directors of Lincoln Bancorp and Citizens Bancorp have unanimously approved an agreement to merge Citizens Bancorp with and into Lincoln Bancorp.

If we complete the merger, shareholders of Citizens Bancorp will receive for each share of Citizens Bancorp common stock that they hold .9375 shares of Lincoln Bancorp common stock plus $9.375 in cash. We estimate that, upon completion of the merger, current Citizens Bancorp shareholders will beneficially own approximately 13.5% of the outstanding Lincoln Bancorp common stock. Lincoln Bancorp common stock is listed on the Nasdaq National Market System under the symbol "LNCB." The closing price of Lincoln Bancorp's common stock was $_____ per share on August ___, 2000.

This document gives you detailed information about the merger and includes a copy of the Agreement and Plan of Reorganization, and you should read it carefully. This document is a proxy statement for the solicitation of proxies for use at the Citizens Bancorp special shareholder meeting to be held to vote on the proposed merger with Lincoln Bancorp. It is also a prospectus relating to Lincoln Bancorp's issuance of up to 970,315 shares of common stock of Lincoln Bancorp in connection with the merger and the exercise of stock options to be assumed by Lincoln Bancorp at the effective date of the merger.

BEFORE YOU MAKE A DECISION ON HOW TO VOTE ON THE MERGER, YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 14 OF THE ATTACHED PROXY STATEMENT/PROSPECTUS.

We are enthusiastic about the merger and the strength and capabilities we expect from the combined company.


                                        /s/ Fred W. Carter
                                        Fred W. Carter
                                        President and Chief Executive Officer

                                CITIZENS BANCORP

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                TO BE HELD ON SEPTEMBER ___, 2000 AT ______ __.M.
                    AT THE FRANKFORT COMMUNITY PUBLIC LIBRARY
                       LOCATED AT 208 WEST CLINTON STREET,
                               FRANKFORT, INDIANA

PURPOSES:

         o To vote on the merger of Citizens Bancorp and Lincoln Bancorp and related matters. In the merger, you will receive .9375 shares of Lincoln Bancorp common stock and $9.375 in cash for each share of Citizens Bancorp common stock you own before the merger. You will also receive cash in lieu of receiving any fractional shares of Lincoln Bancorp common stock you would otherwise receive in the merger.

         o To approve a proposal to adjourn the meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the merger.

Only shareholders of Citizens Bancorp as of the close of business on August ___, 2000 may vote at the Citizens Bancorp special meeting.

By signing the enclosed proxy, you are permitting the proxy holders to vote, in their discretion, upon other matters that may come before the meeting. As of the date of mailing, the Board of Directors is not aware of any other matters that may come before the meeting.


                                                         /s/ Cindy S. Chambers
                                                         Cindy S. Chambers
                                                         Secretary

Frankfort, Indiana
August ___, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING DOCUMENT.

                               PROXY STATEMENT FOR
                                CITIZENS BANCORP
                                 SPECIAL MEETING

                                   ----------

                                  PROSPECTUS OF
                                 LINCOLN BANCORP

                                   ----------

         The boards of directors of Citizens Bancorp and Lincoln Bancorp have agreed that Lincoln Bancorp will acquire Citizens Bancorp in a merger. If the merger is approved by the shareholders of Citizens Bancorp and all other closing conditions are satisfied, each outstanding share of Citizens Bancorp common stock will be exchanged for .9375 shares of Lincoln Bancorp common stock and $9.375 in cash. The Board of Directors of Citizens Bancorp believes that the merger is in Citizens Bancorp's and your best interests.

         The merger cannot be completed unless the shareholders of Citizens Bancorp approve the Agreement and Plan of Reorganization between Lincoln Bancorp and Citizens Bancorp, and the merger described therein. Citizens Bancorp has scheduled a special meeting for its shareholders to vote on the Agreement and Plan of Reorganization. The date, time and place of the special meeting are as follows:

                       _______ a.m., Eastern Standard Time
                              September ____, 2000
                       Frankfort Community Public Library
                             208 West Clinton Street
                               Frankfort, Indiana

         Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card(s) to us. Your vote is very important.

         Lincoln Bancorp common stock is traded on the Nasdaq National Market under the symbol "LNCB."

                                   ----------

         For a description of certain significant considerations in connection with the merger and related matters described in this document, see "Risk Factors" beginning on page 14.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

                                   ----------

         The shares of Lincoln Bancorp common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     The date of this proxy statement/prospectus is August ____, 2000 and it is first being mailed to shareholders on or about August ___, 2000.

                                TABLE OF CONTENTS

                                                                            PAGE

Questions and Answers About the Merger......................................   5
Summary.....................................................................   7
Risk Factors................................................................  14
A Warning about Forward-Looking Information.................................  15
The Citizens Bancorp Special Meeting........................................  16
The Merger..................................................................  18
The Agreement and Plan of Reorganization....................................  28
Unaudited Pro Forma Condensed Combined Financial Information................  34
Interests of Certain Directors and Executive Officers
        of Citizens Bancorp in the Merger...................................  40
Exchange of Citizens Bancorp Common Stock for Lincoln Bancorp Common Stock..  41
Regulatory Approvals for the Merger.........................................  42
Material Federal Income Tax Consequences....................................  43
Accounting Treatment of Merger..............................................  45
Rights of Dissenting Shareholders...........................................  46
NASDAQ National Market Listing..............................................  47
Directors and Executive Officers............................................  47
Principal Holders of Common Stock...........................................  51
Management Remuneration and Related Transactions of Lincoln Bancorp.........  53
Management Remuneration and Related Transactions of Citizens Bancorp........  60
Selected Financial Data.....................................................  62
Management's Discussion and Analysis of Financial Condition and
        Results of Operation of Lincoln Bancorp.............................  67
Management's Discussion and Analysis of Financial Condition and
        Results of Operation of Citizens Bancorp............................  85
Business of Lincoln Bancorp................................................. 100
Business of Citizens Bancorp................................................ 118
Competition................................................................. 135
Taxation.................................................................... 136
Regulation.................................................................. 137
Dividends on Common Equity and Related Shareholder Matters.................. 145
Description of Lincoln Bancorp Common Stock and
        Citizens Bancorp Common Stock....................................... 146
Restrictions on Acquisition of Lincoln Bancorp and Citizens Bancorp......... 147
Experts..................................................................... 153
Legal Matters............................................................... 153
Where You Can Find More Information......................................... 154
Index to Financial Statements of Lincoln Bancorp............................ 155
Index to Financial Statements of Citizens Bancorp........................... 188
Annexes
     Annex A - Agreement and Plan of Reorganization
     Annex B - Opinion of Trident Securities
     Annex C - Chapter 44 of the Indiana Business
                Corporation Law (Dissenter's Rights)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    WHAT WILL I RECEIVE IN THE MERGER?

A: For each outstanding share of Citizens Bancorp you own before the merger, you will receive .9375 shares of Lincoln Bancorp common stock plus $9.375 in cash.

Lincoln Bancorp will not issue fractional shares in the merger. Instead, you will receive a check, equal to the fraction of a share of Lincoln Bancorp common stock that you would otherwise be entitled to receive multiplied by $18.75.

We estimate that, upon completion of the merger, current Citizens Bancorp shareholders will own approximately 13.5% of Lincoln Bancorp's outstanding shares of common stock and current Lincoln Bancorp shareholders will own approximately 86.5% of Lincoln Bancorp's outstanding shares of common stock. These figures assume that no stock options of Citizens Bancorp are exercised and are not adjusted to reflect the cashing out of fractional shares of Lincoln Bancorp that otherwise would have been received by Citizens Bancorp shareholders in the merger.

Q:   WHAT RISKS SHOULD I CONSIDER BEFORE I VOTE ON THE MERGER?

A:   You should review "Risk Factors" on page 14.

Q:   WHAT  HAPPENS  AS  THE  MARKET  PRICE  OF  LINCOLN   BANCORP  COMMON  STOCK
     FLUCTUATES?

 A: The value of the merger consideration will fluctuate. We have fixed the merger consideration at .9375 shares of Lincoln Bancorp common stock plus $9.375 in cash for each share of Citizens Bancorp common stock. However, since the market value of Lincoln Bancorp common stock will fluctuate before and after the closing of the merger, the value of the Lincoln Bancorp common stock that Citizens Bancorp shareholders will receive in the merger could increase or decrease. As of August ____, 2000, the closing price for Lincoln Bancorp common stock was $_______ per share. You should obtain current market prices for shares of Lincoln Bancorp common stock and Citizens Bancorp common stock. Lincoln Bancorp common stock is listed on the Nasdaq National Market under the symbol "LNCB." Citizens Bancorp common stock is listed for quotation on the OTC "Bulletin Board" under the symbol "CIBC.OB."

Q:    WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A: We are working to complete the merger during the third quarter of 2000. We must first obtain the necessary regulatory approvals and the approvals of the shareholders of Citizens Bancorp at the special meeting that will be held to vote on the merger. We cannot assure you as to when or if all the conditions to the merger will be met, and it is possible we will not complete the merger.

Q:    WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: We expect that the exchange of shares by Citizens Bancorp shareholders generally will be tax-free to Citizens Bancorp shareholders for U.S. federal income tax purposes. We expect, however, that shareholders will have to pay taxes on the cash portion of the merger consideration that they receive and on any cash they receive for fractional shares.

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q: WHAT WILL THE DIRECTORS AND EXECUTIVE OFFICERS OF CITIZENS BANCORP RECEIVE IN THE MERGER?

A: Fred W. Carter, the President and Chief Executive Officer of Citizens Bancorp, will serve a two-year term as a director of Lincoln Bancorp and Lincoln Federal Savings Bank (a wholly-owned subsidiary of Lincoln Bancorp) following the merger. Upon the expiration of his term as a director, he will become a director emeritus of Lincoln Federal Savings Bank for at least one additional one-year term. The other directors and director emeritus of Citizens Bancorp or Citizens Savings Bank will become advisory directors of Lincoln Federal Savings Bank following the merger and will each serve three consecutive one-year terms. The Agreement and Plan of Reorganization further provides that Mr. Carter will receive a payment in the aggregate amount of $412,000 in lieu of the payments that he would otherwise receive under his employment agreement with Citizens Savings Bank. Lincoln Federal and Mr. Carter will also enter into a two-year consulting agreement beginning at the effective date of the merger pursuant to which Mr. Carter will provide advice to Lincoln Bancorp with regard to matters in which he was involved while employed by Citizens Bancorp and Citizens Savings Bank. Mr. Carter will receive compensation in the aggregate amount of $53,000 under this consulting agreement. In addition, directors and executive officers of Citizens Bancorp will receive cash payments for the vested stock options they hold, and will receive options to acquire shares of Lincoln Bancorp common stock in exchange for their non-vested options to acquire shares of Citizens Bancorp common stock.

Q:    HOW DO THE DIRECTORS PLAN TO VOTE?

A: The Agreement and Plan of Reorganization obligates each of the directors of Citizens Bancorp, in their individual capacities, to vote their Citizens Bancorp shares in favor of the merger and, in their capacity as directors, to recommend approval of the merger to the shareholders of Citizens Bancorp. The Citizens Bancorp officers and directors collectively hold, and have power to vote, 189,759 shares or approximately 19.8% of the outstanding Citizens Bancorp common stock as of the voting record date.

Q:    WILL I BE ABLE TO DISSENT?

A: You will be able to dissent from the proposed merger of Citizens Bancorp and Lincoln Bancorp, but only by strictly complying with the applicable provisions of the Indiana Business Corporation Law.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will vote your shares of Citizens Bancorp common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your broker will not be able to vote your shares on the proposed merger and this will have the effect of voting against the merger.

Q: IF I AM A CITIZENS BANCORP SHAREHOLDER, SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, the transfer agent will send Citizens Bancorp shareholders written instructions for exchanging their stock for shares of Lincoln Bancorp. Lincoln Bancorp shareholders will keep their existing stock certificates.

                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, AS WELL AS THE ADDITIONAL DOCUMENTS WE REFER YOU TO, INCLUDING THE AGREEMENT AND PLAN OF REORGANIZATION WHICH WE HAVE ATTACHED AS ANNEX A. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGE 154).

General

         We are proposing a merger between Citizens Bancorp and Lincoln Bancorp, which we believe will create opportunities for the combined company to realize enhanced revenues through asset growth and operating efficiencies. In the merger, each Citizens Bancorp shareholder will receive .9375 shares of Lincoln Bancorp common stock plus $9.375 in cash for each share of Citizens Bancorp common stock. Lincoln Bancorp will also pay cash in lieu of issuing fractional shares of Lincoln Bancorp common stock to current holders of Citizens Bancorp common stock.

The Companies

Lincoln Bancorp
1121 East Main Street
Plainfield, Indiana 46168

(317) 839-6539

         Lincoln Bancorp, which was formed in September, 1998 as an Indiana corporation, is a unitary savings and loan holding company that primarily conducts business through its wholly-owned subsidiary, Lincoln Federal Savings Bank ("Lincoln Federal"). Both Lincoln Bancorp and Lincoln Federal have their headquarters in Plainfield, Indiana. At March 31, 2000, Lincoln Bancorp had $417.9 million in total assets, $219.4 million in total deposits, $240.2 million in net loans, and shareholders' equity of $87.2 million. For the fiscal year ended December 31, 1999, Lincoln Federal had net income of $4.3 million, a return on assets of 1.09% and a return on equity of 4.3%, and for the three-month period ended March 31, 2000, Lincoln Federal had net income of $930,000, a return on assets of .90% and a return on equity of 4.2%, on an annualized basis.

         Lincoln Federal has operated for more than 110 years as an independent, community-oriented savings association. Lincoln Federal was originally organized in 1884 as Ladoga Federal Savings and Loan Association, located in Ladoga, Indiana. In 1979, it merged with Plainfield First Federal Savings and Loan Association, a federal savings and loan association located in Plainfield, Indiana which was originally organized in 1896, and changed its name to Lincoln Federal Savings and Loan Association. In 1984, Lincoln Federal changed its name to its current form, Lincoln Federal Savings Bank. In December 1998, Lincoln Federal converted from a mutual to a stock institution, with Lincoln Bancorp as its sole shareholder.

         Lincoln Federal currently conducts its business from six full-service offices located in Hendricks, Montgomery, Clinton and Morgan Counties, Indiana, with its main office located in Plainfield. Lincoln Federal offers a variety of lending, deposit and other financial services to its retail and commercial customers.

         Lincoln  Federal   attracts   deposits  from  the  general  public  and
originates mortgage loans, most of which are secured by one- to four-family residential real property in Hendricks, Montgomery, Clinton and Morgan Counties. Lincoln Federal also offers commercial real estate loans, real estate construction loans, land loans, multi-family residential loans, consumer loans (including home equity loans and automobile loans) and commercial loans. Lincoln Federal derives most of its funds for lending from deposits of its customers, which consist primarily of certificates of deposit, demand accounts and savings accounts.

Citizens Bancorp
60 South Main Street
Frankfort, Indiana 46041
(765) 654-8533

         Citizens Bancorp, which was organized in 1997 as an Indiana corporation, is a unitary savings and loan holding company that primarily conducts business through its wholly-owned subsidiary, Citizens Savings Bank of Frankfort ("Citizens Savings Bank"). At March 31, 2000, Citizens Bancorp had $63.5 million in total assets, $36.3 million in total deposits, $56.0 million in net loans, and shareholders' equity of $15.1 million. For the fiscal year ended June 30, 1999, Citizens Bancorp had net income of $832,000, a return on assets of 1.4% and a return on equity of 5.5%, and for the nine-month period ended March 31, 2000, had net income of $609,000, a return on assets of 1.3% and a return on equity of 5.5% on an annualized basis. Citizens Savings Bank has historically experienced very few asset quality problems in its total loan portfolio, and at March 31, 2000, its ratio of non-performing assets to total assets was .8%.

         Citizens Savings Bank was originally organized as a state-chartered building and loan association in 1916 and has operated since then as an independent, community-oriented savings association. In 1997, Citizens Savings Bank converted to a federal charter and converted from a mutual to a stock institution, with Citizens Bancorp as its sole shareholder. Citizens Savings Bank conducts its business from a full-service office located in Frankfort, Indiana, which is located in Clinton County. Citizens Savings Bank offers a variety of lending, deposit and other financial services to its retail and commercial customers.

         Citizens Savings Bank attracts deposits from the general public and originates mortgage loans, most of which are secured by one- to four-family residential real property in Clinton County. Citizens Savings Bank also offers multi-family loans, construction loans, non-residential real estate loans, home equity loans and consumer loans, including single-pay loans, loans secured by deposits, and installment loans. Citizens Savings Bank derives most of its funds for lending from the deposits of its customers, which consist primarily of certificates of deposit, demand accounts and savings accounts.

The Citizens Bancorp Special Meeting (Page 16)

         The Citizens Bancorp special shareholders' meeting will be held at the Frankfort Community Public Library located at 208 West Clinton Street, Frankfort, Indiana, at _______, Frankfort time, on September ____, 2000. At the meeting, Citizens Bancorp shareholders will vote upon a proposal to approve the merger and a proposal to adjourn or postpone the meeting to allow additional time to solicit additional proxies should there not be sufficient votes in favor of the merger.

Record Date; Voting Power (Page 16)

         You are entitled to vote at the Citizens Bancorp special meeting if you owned shares of Citizens Bancorp on August ___, 2000 (the "Voting Record Date"). As of that date, there were 959,401 shares of Citizens Bancorp common stock issued and outstanding held by approximately _____ shareholders. Each holder of Citizens Bancorp common stock will be entitled to one vote per share on any matter that may properly come before the meeting.

Vote Required (Page 16 and 17)

         Approval by the Citizens Bancorp shareholders of the proposal to approve and adopt the Agreement and Plan of Reorganization requires the affirmative vote of a majority of the outstanding shares of Citizens Bancorp common stock. Approval by the Citizens Bancorp shareholders of the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote. The Agreement and Plan of Reorganization obligates the directors of Citizens Bancorp, in their individual capacities, to vote in favor of the merger. Collectively, these individuals own with power to vote 132,205 shares, or 13.8%, of the outstanding shares of Citizens Bancorp common stock.

Recommendation of Board of Directors (Page 17)

         The Citizens Bancorp Board of Directors has unanimously approved and adopted the Agreement and Plan of Reorganization, and recommends a vote "FOR" approval of the merger. You also should refer to the reasons that the Citizens Bancorp Board of Directors considered in determining whether to approve and adopt the Agreement and Plan of Reorganization on page 20. The Citizens Bancorp Board of Directors also recommends a vote "FOR" the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies.

Opinion of Trident Securities, a Division of McDonald Investments, Inc., Financial Advisors to Citizens (Pages 22 to 28)

         Trident Securities, a division of McDonald Investments Inc. ("Trident Securities"), financial advisor to Citizens Bancorp, rendered an opinion dated as of March 21, 2000 to the Citizens Bancorp Board of Directors that as of that date, the merger consideration was fair to the Citizens Bancorp shareholders from a financial point of view. Trident Securities subsequently confirmed its March 21, 2000 opinion by delivery to the Citizens Bancorp Board of Directors of a written confirmation of its prior opinion dated as of the date of this document. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered by Trident Securities, is attached to this document as Annex B. Citizens Bancorp shareholders should read the fairness opinion in its entirety. The Agreement and Plan of Reorganization requires, as a condition to closing, that Trident Securities update its fairness as of the date of the closing of the merger of Citizens Bancorp and Lincoln Bancorp.

Our Reasons for the Merger (page 19 and 20)

         Lincoln Bancorp. The Board of Directors of Lincoln Bancorp considered a number of financial and non-financial factors in making its decision to merge with Citizens Bancorp, including its respect for the ability and integrity of the Citizens Bancorp Board of Directors, management and staff. The Board believes that increasing its presence in Frankfort, Indiana offers long range strategic benefits to Lincoln Bancorp.

         Citizens Bancorp. Citizens Bancorp's Board of Directors considered several financial and non-financial factors in determining to approve the merger into Lincoln Bancorp, including, among other things, the price Lincoln Bancorp offered to the Citizens Bancorp shareholders, the form of consideration, the nature of the merger, the fairness opinion of its independent financial advisor, Trident Securities, and the underlying analysis included therein, the impact of the merger on Citizens Bancorp's shareholders, customers, employees and on its community, and Lincoln Federal's continuing commitment to the Frankfort, Indiana community and to the other communities in which it operates.

Terms of the Agreement and Plan of Reorganization (Pages 28 to 33)

         THE AGREEMENT AND PLAN OF REORGANIZATION IS ATTACHED TO THIS DOCUMENT AS ANNEX A. WE ENCOURAGE YOU TO READ THE AGREEMENT IN ITS ENTIRETY. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER. WE ALSO ENCOURAGE YOU TO READ THE RISK FACTORS BEGINNING ON PAGE 14.

         General. The Agreement and Plan of Reorganization provides that Citizens Bancorp will merge with and into Lincoln Bancorp, with Lincoln Bancorp as the surviving corporation, and that Citizens Savings Bank will merge with and into Lincoln Federal, with Lincoln Federal as the surviving entity.

         Merger Consideration. You will receive .9375 shares of Lincoln Bancorp common stock and $9.375 in cash for each share of Citizens Bancorp common stock that you own. You will not receive fractional shares of Lincoln Bancorp common stock, but rather will receive, in addition to the cash portion of the merger consideration, cash in the amount of any fractional share of Lincoln Bancorp common stock that you would otherwise receive multiplied by $18.75.

         Completion of the Merger. The merger will become effective when we file Articles of Merger with the Secretary of State of Indiana, or at such later date and time as may be set forth in the Articles of Merger.

         Conditions to the Merger. The completion of the merger depends upon the satisfaction of a number of conditions, including:

         o approval of the Agreement and Plan of Reorganization by the Citizens Bancorp shareholders;

         o notification to the Nasdaq Stock Market regarding the common stock that Lincoln Bancorp will issue in the merger;

         o        receipt of all necessary authorizations,  orders, and consents
                  of   governmental   authorities  and  the  expiration  of  any
                  regulatory waiting periods;

         o Citizens Savings Bank shall have received an opinion of Barnes & Thornburg that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of
                  Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that no gain or loss will be recognized by Citizens Bancorp shareholders in the merger to the extent they receive shares of Lincoln Bancorp common stock as consideration for their shares of Citizens Bancorp common stock;

         o        Lincoln  Bancorp  shall have  received  an  opinion  from Bose
                  McKinney   &  Evans  LLP  that  the   merger   constitutes   a
                  "reorganization" for purposes of Section 368(a) of the Code.

         o Lincoln Bancorp shall have received from Fred W. Carter, the President and Chief Executive Officer of Citizens Bancorp, an acknowledgment and binding commitment that the obligations assumed by Lincoln Federal in respect of Mr. Carter's employment agreement with Citizens Savings Bank are limited to those set forth in the Agreement and Plan of Reorganization.

         o Lincoln Federal shall have entered into a mutually acceptable Consulting Agreement with Fred W. Carter.

         o Citizens Bancorp shall have received an updated opinion of Trident Securities, dated as of the effective date of the merger, that the consideration to be received in the merger by the shareholders of Citizens Bancorp is fair from a financial point of view.

         o other customary conditions and obligations of the parties set forth in the Agreement and Plan of Reorganization.

         Unless prohibited by law, either Lincoln Bancorp or Citizens Bancorp could elect to waive a condition that has not been satisfied and complete the merger anyway.

         Fees and Expenses. Lincoln Bancorp and Citizens Bancorp will pay their own fees, costs, and expenses incurred in connection with the merger except that printing and postage expenses and registration fees paid to the Securities and Exchange Commission will be shared. In addition, Citizens Bancorp and Lincoln Bancorp have agreed that if the Citizens Bancorp Board of Directors fails to recommend the approval of the Agreement and Plan of Reorganization to the shareholders of Citizens Bancorp or, in good faith and after consulting with legal counsel and Trident Securities, accepts what it considers to be a superior proposal from a third party to acquire Citizens Bancorp, Citizens Bancorp shall pay to Lincoln Bancorp a termination fee of $500,000. Further, the Agreement and Plan of Reorganization provides that if the merger is terminated under certain circumstances prior to the effective time of the merger and, within 12 months of the date of termination, a change in control of Citizens Bancorp is consummated, Citizens Bancorp will pay Lincoln Bancorp a termination fee of $500,000.

         Termination. Either Citizens Bancorp or Lincoln Bancorp may call off the merger under certain circumstances, including if:

         o        we both consent in writing;

         o        the merger is not completed before December 31, 2000;

         o        we are not able to obtain required governmental approvals;

         o the Citizens Bancorp shareholders do not approve the Agreement and Plan of Reorganization;

         o the other party breaches in a material manner any of the representations or warranties or any covenant or agreement it has made under the Agreement and Plan of Reorganization and the breach is not cured within 30 days; or

         o any condition to a party's obligations under the Agreement and Plan of Reorganization has not been met or waived.

         In addition, Lincoln Bancorp may call off the merger if Citizens Bancorp's Board of Directors withdraws, modifies, or changes in an adverse manner its recommendation with respect to the merger or the Agreement and Plan of Reorganization, and Citizens Bancorp may terminate the merger if its Board of Directors accepts what it considers in good faith, after consulting with legal counsel and Trident Securities, to be a superior offer from a third party, provided that in such an event, Citizens Bancorp shall pay to Lincoln Bancorp a termination fee of $500,000.

Interests of Certain Directors and Executive Officers of Citizens Bancorp in the Merger (Pages 40 and 41)

         When you consider the Citizens Bancorp Board of Director's recommendation, you should be aware that a number of directors and executive officers of Citizens Bancorp have interests in the merger as employees and/or directors that are different from, and may conflict with, your interests as a shareholder of Citizens Bancorp. The Citizens Bancorp Board of Directors recognized these interests and determined that they did not affect the benefits of the merger to the Citizens Bancorp shareholders.

Directors of Lincoln Bancorp Following the Merger (Page 47)

         Upon completion of the merger, the current directors of Lincoln Bancorp and Lincoln Federal will continue to serve in such capacities. In addition, Mr. Fred W. Carter, President and Chief Executive Officer of Citizens Bancorp and Citizens Savings Bank, will be appointed for a two-year term to the Board of Directors of Lincoln Bancorp and Lincoln Federal. In the event Mr. Carter is unable to serve as a director of Lincoln Bancorp and Lincoln Federal, another director of Citizens Bancorp will be selected to serve in his place. Upon the expiration of Mr. Carter's two-year term on the Board of Directors of Lincoln Bancorp and Lincoln Federal, he will be appointed to serve for at least a one-year term as a director emeritus of Lincoln Federal. The directors and director emeritus of Citizens Bancorp other than Mr. Carter will become advisory directors of Lincoln Federal upon the completion of the merger.

Accounting Treatment (Page 45)

         We expect the merger to be accounted for using the purchase method of accounting. This means that all of the assets and liabilities of Citizens Bancorp will be marked to fair market value. Any excess payment by Lincoln Bancorp over the fair market value of the net assets of Citizens Bancorp will be recorded as goodwill on the financial statements of Lincoln Bancorp.

Resales of Lincoln Bancorp Common Stock (Page 33)

         Shares of Lincoln Bancorp common stock which Citizens Bancorp shareholders receive in the merger will be freely transferable by the holders, except for those shares held by holders who may be "affiliates." Affiliates generally include directors, executive officers, and holders of 10% or more of Citizens Bancorp common stock. Citizens Bancorp has provided to Lincoln Bancorp the written agreement of each person who may be deemed its "affiliate" that such person will not dispose of his or her shares of Citizens Bancorp common stock and, to the extent applicable, Lincoln Bancorp common stock, except in compliance with the Securities Act of 1933.

Regulatory Approvals (Page 42)

         We must make filings with or obtain approvals from regulatory authorities to effect the merger of Citizens Bancorp into Lincoln Bancorp and of Citizens Savings Bank into Lincoln Federal. These include, without limitation, the approval of the Office of Thrift Supervision. In addition, Lincoln Bancorp must notify the Nasdaq Stock Market of the common stock issued to Citizens Bancorp shareholders and must file Articles of Merger with the Indiana Secretary of State.

         We cannot predict whether or when we will obtain all required regulatory approvals.

Comparative Per Share Data

         The tables below show the earnings, book value, and dividends per share for Lincoln Bancorp and Citizens Bancorp both on an historical and a pro forma basis. We derived the Lincoln Bancorp and Citizens Bancorp pro forma data as we describe under "Unaudited Pro Forma Condensed Combined Financial Information" on page 34. You should read the respective audited and unaudited historical consolidated financial statements and related notes of Lincoln Bancorp and Citizens Bancorp beginning at page 155 of this proxy statement/prospectus.

         We urge you to obtain current market quotations for Lincoln Bancorp common stock and Citizens Bancorp common stock. We expect that the market price of Lincoln Bancorp common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the market price of Lincoln Bancorp common stock is subject to fluctuation, the value of the shares of Lincoln Bancorp common stock that Citizens Bancorp shareholders will receive in the merger may increase or decrease prior to and after the merger.

                                        Three Months Ended       Year Ended
Lincoln Bancorp Historical                March 31, 2000      December 31, 1999
                                          --------------      -----------------

Earnings per share:
     Basic.............................      $    0.17          $      0.71
     Diluted...........................           0.17                 0.71
Book value per share...................          14.86                14.54
Dividends per share....................           0.08                 0.28

                                                                 Year Ended
Citizens Bancorp Historical                                     June 30, 1999
                                                              -----------------
Earnings per share:
     Basic.............................      $    0.24          $      0.87
     Diluted...........................           0.24                 0.87
Book value per share...................          17.24                16.62
Dividends per share....................           0.07                 0.23

                                        Three Months Ended       Year Ended
Lincoln Bancorp Unaudited Pro Forma       March 31, 2000      December 31, 1999
                                          --------------      -----------------
Earnings per share:
     Basic.............................    $      0.17         $       0.71
     Diluted...........................           0.17                 0.70
Book value per share...................          14.17                13.94
Dividends per share....................           0.08                 0.28

Citizens Bancorp Unaudited Pro Forma

Earnings per share:
     Basic.............................    $      0.16         $       0.67
     Diluted...........................           0.16                 0.66
Book value per share...................          13.28                13.07
Dividends per share....................           0.08                 0.26

Historical Market Prices and Dividend Information

         Lincoln Bancorp. Lincoln Bancorp common stock is listed on the Nasdaq National Market System under the symbol "LNCB." On the Voting Record Date, there were approximately ________ shareholders of Lincoln Bancorp common stock. The following table sets forth for the calendar quarter indicated the high and low bid prices per share of Lincoln Bancorp common stock as reported on the Nasdaq National Market System, and the dividends per share of Lincoln Bancorp common stock.

                                     Stock Price                     Dividends
Quarter Ended               High                      Low           Per Share
March 31, 1999           $ 11 7/16                  $10  3/16           $.06
June 30, 1999              12 1/2                     9  11/16           .06
September 30, 1999         13 5/8                    11  5/8             .08
December 31, 1999          12 1/4                     9  7/8             .08

March 31, 2000             10 11/16                   9  1/2             .08

         Citizens Bancorp. Citizens Bancorp common stock is listed for quotation on the OTC Electronic Bulletin Board under the symbol "CIBC.OB." On the Voting Record Date there were approximately _____ shareholders of Citizens Bancorp common stock. The following table sets forth for the calendar quarter indicated the high and low sales prices per share of Citizens Bancorp common stock as reported on the OTC Bulletin Board, and the dividends per share of Citizens Bancorp common stock.

Market Price of Citizens Bancorp Common Stock

                                 Stock Price                   Dividends
Quarter Ended           High                      Low         Per Share
September 30, 1997    $14 1/4                   $13  7/8      $ ---
December 31, 1997      15 1/2                    14  1/4            ---
March 31, 1998         16                        14  7/8           .05
June 30, 1998          16                        14                .05

September 30, 1998     14 3/4                    11  1/8           .05
December 31, 1998      13                        11  1/2           .06
March 31, 1999         12                        11                .06
June 30, 1999          12 5/8                    11  5/8           .06

September 30, 1999     15                        12                .07
December 31, 1999      13 7/8                    11  7/8           .07
March 31, 2000         17 1/8                    10  1/8           .07

Comparative Market Price Information

         The following table presents quotation information for Lincoln Bancorp common stock on the Nasdaq National Market System and trading information for Citizens Bancorp common stock on the OTC Bulletin Board on March 21, 2000 and August ____, 2000. March 21, 2000 was the last business day prior to our announcement of the signing of the Agreement and Plan of Reorganization. August ___, 2000 was the last practicable trading day for which information was available prior to the date of this document.

                     Lincoln Bancorp Common Stock  Citizens Bancorp Common Stock
                     ----------------------------  -----------------------------
                                        (dollars per share)
                       High     Low     Close       High        Low    Close
March 21, 2000       $10.00    $9.50    $9.75       $11.00    $11.00   $11.00
August ___, 2000     $         $        $           $         $        $



                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS DOCUMENT, INCLUDING THE MATTERS ADDRESSED IN "A WARNING ABOUT FORWARD-LOOKING INFORMATION," YOU SHOULD CONSIDER THE MATTERS DESCRIBED BELOW CAREFULLY IN DETERMINING WHETHER TO APPROVE THE AGREEMENT AND PLAN OF REORGANIZATION. WHERE "WE" AND "OUR" IS USED IN THIS SECTION, IT IS MEANT TO REFER TO BOTH CITIZENS BANCORP AND LINCOLN BANCORP BEFORE THE MERGER AND TO LINCOLN BANCORP FOLLOWING ITS PROPOSED ACQUISITION OF CITIZENS BANCORP.

         The Merger Consideration is Fixed Despite Potential Changes in Relative Stock Prices. This means Citizens Bancorp shareholders will not know the value of the Lincoln Bancorp common stock they are receiving in the merger until the date we consummate the merger. For each outstanding share of Citizens Bancorp common stock that you own, you will receive .9375 shares of Lincoln Bancorp common stock and $9.375 in cash. We urge you to obtain current market quotations for Lincoln Bancorp common stock and Citizens Bancorp common stock because the value of what you receive may be more or less than the value as of the date of this proxy statement/prospectus.

         There are Uncertainties in Integrating our Business Operations and Realizing Enhanced Earnings. If we are unable to integrate our businesses successfully, this could hurt our business. The merger involves the integration of companies that have previously operated independently. Successful integration of Citizens Bancorp's consolidated operations will depend primarily on Lincoln Bancorp's ability to consolidate operations, systems, and procedures and to eliminate redundancies and costs. No assurance can be given that Lincoln Bancorp and Citizens Bancorp will be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses, or possible inconsistencies in standards, controls, procedures, and policies.

         The Agreement and Plan of Reorganization Requires that Citizens Bancorp and Lincoln Bancorp Shall have Received Prior to Closing Tax Opinions from Their Respective Legal Counsel. The Agreement and Plan of Reorganization establishes as a condition to the closing of the proposed merger a requirement that Citizens Bancorp and Lincoln Bancorp shall each have received the opinions of its tax counsel to the effect the proposed merger constitutes a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code. For those firms to render such a tax opinion at the effective date of the merger, the value of the Lincoln Bancorp common stock received by the shareholders of Citizens Bancorp in the merger must constitute not less than 45% of the aggregate value of the formerly outstanding shares of Citizens Bancorp common stock. As a result, if the market price of the Lincoln Bancorp common stock relative to the market price of Citizens common stock declines as of the effective time of the merger so that the market price of Lincoln Bancorp common stock as of the effective time of the merger constitutes less than 45% of the value of Citizens Bancorp, this provision of the Agreement and Plan of Reorganization will not be satisfied and, as a result, neither Citizens Bancorp nor Lincoln Bancorp will be obligated to consummate the merger.

         The Agreement and Plan of Reorganization Requires that Citizens Bancorp Shall have Received Prior to Closing an Updated Fairness Opinion from its Financial Advisor. The Agreement and Plan of Reorganization also requires as a condition to closing that Citizens Bancorp receive from its financial advisor, Trident Securities, an updated opinion, dated as of the effective time of the merger, that the consideration to be received by Citizens Bancorp shareholders in the merger is fair from a financial point of view. Because the market conditions that will exist at the effective time of the merger cannot be predicted, no assurance can be given that Trident Securities will be able to issue such an update to its fairness opinion. If Citizens does not receive the updated fairness opinion from Trident Securities, this provision of the Agreement and Plan of Reorganization will not be satisfied and, as a result, Citizens Bancorp will not be obligated to consummate the merger with Lincoln Bancorp.

         An Economic Slowdown in Central Indiana Could Hurt Our Business. We focus our business in central Indiana in Hendricks, Montgomery, Clinton and Morgan Counties. An economic slowdown in this area could have the following consequences, any of which could hurt our business:

         o        Loan delinquencies may increase;

         o        Problem assets and foreclosures may increase;

         o Demand for the products and services of Lincoln Federal may decline;

         o Collateral for loans made by Lincoln Federal or Citizens Savings Bank, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with existing loans of Lincoln Federal.

                   A WARNING ABOUT FORWARD-LOOKING INFORMATION

         Lincoln Bancorp and Citizens Bancorp have each made forward-looking statements in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each company's management, and on information currently available to such management. Forward-looking statements include the information concerning possible or assumed future results of operations of Lincoln Bancorp and/or Citizens Bancorp set forth under "Questions and Answers About the Merger," "Summary," "The Merger" and "Unaudited Pro Forma Condensed Combined Financial Statements," and statements preceded by, followed by, or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

         In particular, we have made statements in this document regarding expected cost savings from the merger, the anticipated effect of the merger and Lincoln Bancorp's anticipated performance in future periods. With respect to estimated cost savings, Lincoln Bancorp has made assumptions regarding, among other things, the extent of operational overlap between Lincoln Bancorp and Citizens Bancorp, the amount of general and administrative expense consolidation, costs relating to converting Citizens Savings Bank's operations and outside data processing to Lincoln Bancorp's systems, the amount of severance expenses, and the costs related to the merger. The realization of cost savings is subject to the risk that the foregoing assumptions are not accurate.

         Moreover, any statements in this document regarding the anticipated effect of the merger and Lincoln Bancorp's anticipated performance in future periods are subject to risks relating to, among other things, the following:

         o Lincoln Bancorp may not realize expected cost savings from the merger within the expected time frame;

         o Lincoln Bancorp's revenues following the merger may be lower than expected, or deposit attrition, operating costs, or customer loss and business disruption following the merger may be greater than expected;

         o competitive pressures among depository and other financial institutions may increase significantly;

         o Lincoln Bancorp may experience greater than expected costs or difficulties relating to the integration of the businesses of Lincoln Bancorp and Citizens Bancorp;

         o        changes in the interest rate environment may reduce profits;

         o there may be less than favorable general economic or business conditions, either nationally or in central Indiana, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; and

         o competitors of Lincoln Bancorp and Citizens Bancorp may have greater financial resources and develop products that enable such competitors to compete more successfully than Lincoln Bancorp and Citizens Bancorp.

         Management of Lincoln Bancorp and Citizens Bancorp believe these forward-looking statements are reasonable; however, you should not place undue reliance on such forward-looking statements, which are based on current expectations.

         Forward-looking statements are not guarantees of performance. They involve risks, uncertainties, and assumptions. The future results and shareholder values of Lincoln Bancorp following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Lincoln
Bancorp's and Citizens Bancorp's ability to control or predict. For those statements, Lincoln Bancorp and Citizens Bancorp claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                      THE CITIZENS BANCORP SPECIAL MEETING

General

         We are furnishing this document to shareholders of Citizens Bancorp in connection with the solicitation of proxies by the Citizens Bancorp Board of Directors for use at the special meeting of Citizens Bancorp shareholders, including any meeting adjournments or postponements, to be held on September ____, 2000.

         The purpose of the special meeting is for you to consider and vote upon the Agreement and Plan of Reorganization, dated as of March 21, 2000, providing for the merger of Citizens Bancorp with and into Lincoln Bancorp, and of Citizens Savings Bank with and into Lincoln Federal. The Agreement and Plan of Reorganization is attached to this document as Annex A and is incorporated in this document by this reference. For a description of the Agreement and Plan of Reorganization, see "Agreement and Plan of Reorganization."

         The Agreement and Plan of Reorganization provides that Citizens Bancorp will merge with and into Lincoln Bancorp. In the merger, shareholders of Citizens Bancorp will receive .9375 shares of common stock of Lincoln Bancorp and $9.375 in cash for each share of Citizens Bancorp common stock that they own. Citizens Bancorp shareholders will also receive cash in the amount of $18.75 multiplied by any fraction of a share of Lincoln Bancorp common stock that would otherwise be issued to them in connection with the merger.

         Time and Place. Citizens Bancorp will hold its special meeting on September ____, 2000 at ______ a.m., Frankfort time, at the Frankfort Community Public Library, 208 West Clinton Street, Frankfort, Indiana.

         Record Date; Voting Power. If you were a Citizens Bancorp shareholder at the close of business on August ____, 2000, you may vote at the meeting. As of August ____, 2000, there were 959,401 issued and outstanding shares of Citizens Bancorp common stock held by approximately _____ shareholders. These shareholders have one vote per share on any matter that may properly come before the special meeting. Brokers who hold shares of Citizens Bancorp common stock as nominees will not have discretionary authority to vote these shares without instructions from the beneficial owners. Any shares of Citizens Bancorp common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to such broker are referred to as "broker non-votes."

         Vote Required. The presence in person or by proxy of the holders of a majority of the shares of Citizens Bancorp common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting. Citizens Bancorp will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the meeting. The approval of the proposal to approve the Agreement and Plan of Reorganization requires the affirmative vote of a majority of the shares of Citizens Bancorp common stock outstanding on the Voting Record Date. The proposal to adjourn or postpone the Citizens Bancorp special meeting for the purpose of allowing additional time for the solicitation of proxies from Citizens Bancorp shareholders to approve the Agreement and Plan of Reorganization requires the affirmative vote of a majority of the shares of Citizens Bancorp common stock present in person or by proxy at the meeting. Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the proposals to approve the Agreement and Plan of Reorganization and to adjourn or postpone the meeting for the purpose of allowing additional time for the solicitation of proxies.

         On the Voting Record Date, the executive officers and directors of Citizens Bancorp, including their affiliates, had voting power with respect to an aggregate of 189,759 shares of Citizens Bancorp common stock or approximately 19.8% of the shares of Citizens Bancorp common stock then outstanding. The Agreement and Plan of Reorganization obligates the directors of Citizens Bancorp, in their individual capacities, to vote all of their shares in favor of the merger.

         Recommendation of the Citizens Bancorp Board of Directors. The Citizens Bancorp Board of Directors has unanimously approved and adopted the Agreement and Plan of Reorganization. The Citizens Bancorp Board of Directors believes that the merger is fair to and in the best interests of Citizens Bancorp and the Citizens Bancorp shareholders, and unanimously recommends that you vote "FOR" approval of the Agreement and Plan of Reorganization and the transactions contemplated thereby. In addition, the Citizens Bancorp Board of Directors unanimously recommends that you vote "FOR" the proposal to adjourn or postpone the meeting to allow extra time to solicit proxies requires the affirmative vote of a majority of the shares of Citizens Bancorp present at the meeting in person or by proxy.

         Solicitation and Revocation of Proxies. We have enclosed a form of proxy with this document. Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Proxies that are properly signed and dated but which do not have voting instructions will be voted by the proxy holders FOR the merger and FOR the proposal to adjourn or postpone the meeting for the purpose of allowing additional time for the solicitation of proxies. Properly signed and dated proxies will also confer on the proxy holder the power to vote in the discretion of the proxy holder as to any other matter which may properly come before the special meeting, which the proxy holder was not aware of a reasonable time before the meeting, and in the discretion of the proxy holder as to any matter incident to the conduct of the meeting.

         CITIZENS BANCORP ASKS YOU TO VOTE BY COMPLETING, DATING AND SIGNING THE ACCOMPANYING PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. YOU SHOULD NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARDS.

         If you are a Citizens Bancorp shareholder who delivers a properly executed proxy, you may revoke your proxy at any time before its exercise. You may revoke your proxy by

         o filing with the Secretary of Citizens Bancorp prior to the special meeting, at Citizens Bancorp's principal executive offices, either a written revocation of your proxy or a duly executed proxy bearing a later date or

         o attending the special meeting and voting in person. Presence at the special meeting will not revoke your proxy unless you vote in person. If your shares are held in the name of your broker, bank, or other nominee, and you wish to vote in person, you must bring an account statement and authorization from your nominee so that you may vote your shares.

         Citizens Bancorp is soliciting proxies for use at its special meeting. Citizens Bancorp will bear the cost of solicitation of proxies from its own shareholders. Citizens Bancorp and Lincoln Bancorp will share equally the cost of printing and mailing this document. In addition to solicitation by mail,
Citizens Bancorp directors, officers, and employees may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. Citizens Bancorp will also make arrangements with brokerage firms, fiduciaries, and other custodians who hold shares of record to forward solicitation materials to the beneficial owner of these shares. Citizens Bancorp will reimburse these brokerage firms, fiduciaries, and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

         Other Matters. Citizens Bancorp is unaware of any matter to be presented at the special meeting other than the proposals to approve the Agreement and Plan of Reorganization and if necessary, to adjourn or postpone the meeting for the purpose of soliciting additional proxies. If other matters are properly presented at the special meeting, the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the special meeting for any purpose other than to allow time for the solicitation of additional proxies. Proxies that have been designated to vote against approval of the Agreement and Plan of Reorganization will not be voted in favor of any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the Agreement and Plan of Reorganization unless the shareholder so indicates on the proxy.

                                   THE MERGER

         THE DETAILED TERMS OF THE MERGER ARE CONTAINED IN THE AGREEMENT AND PLAN OF REORGANIZATION ATTACHED AS ANNEX A TO THIS DOCUMENT. THE FOLLOWING DISCUSSION AND THE DISCUSSION UNDER "THE AGREEMENT AND PLAN OF REORGANIZATION" DESCRIBE THE MORE IMPORTANT ASPECTS OF THE MERGER AND ALL OF THE MATERIAL TERMS OF THE AGREEMENT AND PLAN Of Reorganization. THESE DESCRIPTIONS ARE QUALIFIED BY REFERENCE TO THE AGREEMENT AND PLAN OF REORGANIZATION, WHICH WE ENCOURAGE YOU TO READ CAREFULLY.

Structure of the Merger

         General. The Agreement and Plan of Reorganization provides that, after approval by the Citizens Bancorp shareholders and the satisfaction or waiver of the other conditions to the merger, Citizens Bancorp will merge with and into Lincoln Bancorp. Immediately after the merger, Citizens Savings Bank will merge with and into Lincoln Federal. The Articles of Incorporation and Bylaws of Lincoln Bancorp, as in effect immediately prior to the merger, will be the Articles of Incorporation and Bylaws of Lincoln Bancorp after the merger. The directors and officers of Lincoln Bancorp immediately prior to the merger will be the directors and officers of Lincoln Bancorp after the merger until they resign or until their respective successors are duly elected and qualified. In addition, Mr. Fred W. Carter, President and Chief Executive Officer of Citizens Bancorp and Citizens Savings Bank, will join the Board of Directors of Lincoln Bancorp and Lincoln Federal immediately following the merger. The directors and director emeritus of Citizens other than Mr. Carter will become advisory directors of Lincoln Federal.

         Timing of Closing. The closing of the merger will occur after all regulatory approvals have been obtained, or such other day mutually agreed to by Lincoln Bancorp and Citizens Bancorp after the satisfaction or waiver of all conditions and after all regulatory approvals have been obtained. The merger will become effective when Articles of Merger are filed with the Secretary of State of Indiana or such later date and time as may be specified in the Articles of Merger. The parties anticipate that the merger will be completed during the third quarter of 2000.

         Conversion of Shares. At the completion of the merger, each issued and outstanding share of Citizens Bancorp common stock will convert into the right to receive .9375 shares of Lincoln Bancorp common stock and $9.375 in cash. Lincoln Bancorp will also pay cash in lieu of issuing fractional shares of Lincoln Bancorp common stock in an amount equal to such fraction multiplied by $18.75. Assuming that no options to acquire shares of Citizens Bancorp common stock are exercised before the merger, Lincoln Bancorp will issue approximately 885,074 shares of Lincoln Bancorp common stock and will pay approximately $8.3 million in cash to the shareholders of Citizens Bancorp in the merger. Following the merger, the current shareholders of Citizens Bancorp will own approximately 13.5% of Lincoln Bancorp.

         If Lincoln Bancorp changes the number of outstanding shares of Lincoln Bancorp common stock before the merger through any stock split or other combination, or if Lincoln Bancorp declares a stock dividend, then Lincoln Bancorp will adjust the conversion ratio appropriately.

         Citizens Bancorp and Lincoln Bancorp shareholders should obtain current market quotations for Lincoln Bancorp common stock and Citizens Bancorp common stock. We expect that the market price of Lincoln Bancorp common stock will fluctuate between the date of this document and the date of the merger and thereafter. Because the number of shares of Lincoln Bancorp common stock Citizens Bancorp shareholders will receive in the merger is fixed and the market price of Lincoln Bancorp common stock may fluctuate, the value of the shares of Lincoln Bancorp common stock that Citizens Bancorp shareholders receive in the merger may increase or decrease prior to and after the merger.

         Treatment of Stock Options. The Agreement and Plan of Reorganization provides that each option to acquire shares of Citizens Bancorp common stock that has vested as of the effective time of the merger shall be converted into the right to receive from Citizens Bancorp, at the effective time, an amount in cash equal to the excess of $18.75 over the per share exercise price for the share of Citizens Bancorp common stock subject to the stock option. The Agreement and Plan of Reorganization further provides that each option to acquire shares of Citizens Bancorp common stock that has not vested as of the effective time of the merger shall be converted into an option to acquire a specified number of shares of Lincoln Bancorp common stock. The number of shares, and the purchase price therefor, will be determined pursuant to a formula set forth in the Agreement and Plan of Reorganization which is based upon the exchange ratio (.9375 shares of Lincoln Bancorp common stock for each share of Citizens Bancorp common stock), the cash consideration to be received in exchange for each share of Citizens Bancorp common stock ($9.375), and the market value of the shares of Lincoln Bancorp common stock to be issued in the merger on the effective date of the merger.

         Conditions to Closing of Merger. The Agreement and Plan of Reorganization establishes as a condition to the closing of the merger of Citizens Bancorp with Lincoln Bancorp, among other items, a requirement that Citizens Bancorp shall have received the opinion of its counsel stating (i) that the proposed merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (ii) that shareholders of Citizens Bancorp will not recognize gain or loss in the merger to the extent they receive shares of Lincoln Bancorp common stock as consideration in exchange for their shares of Citizens Bancorp common stock. In addition, the Agreement and Plan of Reorganization requires as a condition to closing that Citizens Bancorp receive from its financial advisor, Trident Securities, an updated opinion, dated as of the effective time of the merger, that the consideration to be received by Citizens Bancorp shareholders in the merger is fair from a financial point of view.

Lincoln Bancorp's Reasons for the Merger

         In adopting the Agreement and Plan of Reorganization, the Lincoln Bancorp Board of Directors considered a number of factors concerning the benefits of the merger. Without assigning any relative or specific weights to the factors, the Lincoln Bancorp Board considered the following material factors:

         (a) Lincoln Bancorp's respect for the ability and integrity of the Citizens Bancorp Board of Directors, management, and staff, and Lincoln Bancorp's belief that expanding its presence in Frankfort, Indiana offers important long range strategic benefits to Lincoln Bancorp;

         (b) a review of (i) the business, operations, earnings, and financial condition including the capital levels and asset quality, of Citizens Bancorp on an historical, prospective, and pro forma basis in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the Frankfort, Indiana market, including the resulting increase in Lincoln Bancorp's market share in the community following the merger, as well as existing competition, the history of the market area with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of Lincoln Bancorp's due diligence review of Citizens Bancorp; and

         (c) a variety of factors affecting and relating to the overall strategic focus of Lincoln Bancorp, including Lincoln Bancorp's desire to expand its presence in Frankfort, Indiana and its desire to pursue the mortgage lending and other business lines pursued by Citizens Bancorp.

THE BOARD OF DIRECTORS OF LINCOLN BANCORP HAS UNANIMOUSLY APPROVED THE AGREEMENT AND PLAN OF REORGANIZATION AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Citizens Bancorp's Reasons for the Merger

         Citizens Bancorp's board of directors believes that the merger is in the best interest of Citizens Bancorp shareholders. Citizens Bancorp's board of directors considered a number of factors in deciding to approve and recommend the terms of the merger to Citizens Bancorp shareholders, including:

         o the financial condition, results of operations, and future prospects of Citizens Bancorp;

         o the value of the consideration to be received by Citizens Bancorp shareholders relative to the book value and earnings per share of Citizens Bancorp common stock;

         o the competitive and regulatory environment for financial institutions generally;

         o the fact that many Citizens Bancorp shareholders will be able to exchange their Citizens Bancorp common stock, in part, for shares of common stock of a larger and more diversified entity, the stock of which is more widely held and more actively traded;

         o        the likelihood of receiving requisite regulatory approvals;

         o the prospects for growth and expanded products and services, and other anticipated positive impacts on the employees, customers and communities served by Citizens Bancorp;

         o the opinion delivered by Trident Securities, that the merger consideration is fair, from a financial standpoint, to the shareholders of Citizens Bancorp;

         o the potential for appreciation in the value of Lincoln Bancorp common stock; and

         o the nature and compatibility of Lincoln Bancorp's management and business philosophy with Citizens Bancorp.

         The foregoing discussion of the information and factors considered by Citizens Bancorps board of directors is not intended to be exhaustive. Citizens Bancorps board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

         THE BOARD OF DIRECTORS OF CITIZENS BANCORP HAS UNANIMOUSLY APPROVED THE AGREEMENT AND PLAN OF REORGANIZATION AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Background of the Merger

         Because of various changes to the banking laws, as well as other factors, acquisition activity among financial institutions located in Indiana and in other states during the last several years has increased. This acquisition activity has resulted in regional and large financial institutions entering Indiana and other markets in the midwestern United States. In addition, developments and deregulation in the financial services industry generally have led to increases in competition for bank services. Further, recent increases in bank regulatory burdens have resulted in increased costs to most financial institutions. These increased costs and competitive factors have created an environment in which it is increasingly difficult for community banks such as Citizens Bancorp's subsidiary, Citizens Savings Bank, to compete effectively with other larger financial institutions and financial services providers.

         In light of the competitive and regulatory factors described above and other financial, legal and market considerations, the Board of Directors of Citizens Bancorp discussed from time to time whether to remain independent or whether to pursue an affiliation with another financial institution. In addition, Citizens Bancorp had been approached from time to time by other financial institutions, including Lincoln Bancorp, concerning possible affiliations.

         In July, September and November 1999, Trident Securities met with the Board of Directors of Citizens Bancorp to discuss the state of the trading and merger markets and to discuss the strategic alternatives available to Citizens Bancorp to improve shareholder value. Based on their discussions with Trident Securities, the Board of Directors determined that there were certain factors that might limit the ability of Citizens Bancorp to continue to create shareholder value. These factors included:

         o shrinking profit margins in the traditional mortgage and deposit gathering banking business;

         o        the need to broaden  Citizen  Savings  Bank's  product line in
                  order  to  diversify   revenues  and  reduce   dependence   on
                  residential real estate lending;

         o the likelihood of lower earnings during the implementation and start-up periods of broadening Citizen Savings Bank's product line;

         o        the uncertainty of successfully diversifying revenues;

         o        the need to address management succession issues;

         o the need for a more significant commitment of resources to technology; and

         o the highly competitive and rapidly changing financial services industry.

         Faced with these factors, Citizen's Board of Directors retained Trident Securities in January 2000 to formally explore its strategic options, including the possibility of entering into a merger agreement with a strategic partner.

         The Chief Executive Officers of Citizens Bancorp and Lincoln Bancorp have known each other for many years. Even prior to each company's mutual to stock conversions, the two executives had informally discussed the benefits of a potential merger between the two companies. Upon deciding that Citizens Bancorp should explore the possibility of merging with another company, the Board of Directors felt that Citizens Bancorp should contact Lincoln Bancorp regarding their interest in a potential merger. The decision to approach Lincoln Bancorp was supported by Trident's analysis that showed Lincoln Bancorp had the ability to fairly compensate Citizens Bancorp's shareholders and that they would likely have a strong interest based on the previous informal discussions and their Clinton County market presence.

         Citizens Bancorp's Board of Directors instructed Trident Securities to contact Lincoln Bancorp regarding their interest in a potential merger. In January 2000, Trident Securities obtained a confidentiality agreement from Lincoln Bancorp and provided them with certain public and non-public information to evaluate. On January 28, 2000, Lincoln Bancorp submitted an indication of interest to Trident Securities that stated their willingness to acquire the outstanding shares of Citizens Bancorp for an approximately equal mix of cash and Lincoln Bancorp common stock. On February 8, 2000, Trident Securities reviewed the indication of interest with Citizens Bancorp's Board of Directors. The Board of Directors instructed Trident Securities to seek certain modifications to the terms proposed by Lincoln Bancorp in the indication of interest. Upon obtaining revised terms acceptable to Citizens Bancorp's directors, both sides began negotiating a definitive merger agreement.

         In March 2000, Trident Securities performed a due diligence examination of Lincoln Bancorp.

         At a special meeting of the Board of Directors held on March 14, 2000, the Board reviewed with legal counsel and Trident Securities a draft form of the Agreement and Plan of Reorganization and established a target date of March 21, 2000 for completing the negotiations with Lincoln Bancorp in connection with the merger.

         On March 21, 2000, the Board of Directors met again to review the proposed final version of the Agreement and Plan of Reorganization and to discuss with legal counsel and Trident Securities the issues arising in connection with the proposed merger with Lincoln Bancorp. Trident Securities presented its analysis and delivered its opinion that the merger consideration to be paid by Lincoln Bancorp is fair to the Citizens Bancorp shareholders from a financial point of view. Following general discussion of the proposed merger, the Board unanimously concluded that it was in the best interests of Citizens Bancorp and its shareholders to merge with Lincoln Bancorp, and approved the execution of the Agreement and Plan of Reorganization.

Effects of the Merger

         The Boards of Directors of Lincoln Bancorp and Citizens Bancorp believe that, over the long-term, the merger will be beneficial to Lincoln Bancorp shareholders, including the current shareholders of Citizens Bancorp who will become Lincoln Bancorp shareholders if the merger is completed. The Lincoln Bancorp Board of Directors believes that one of the potential benefits of the merger is the cost savings that may be realized by combining the two companies, which savings are expected to enhance Lincoln Bancorp's earnings.

         Lincoln Bancorp currently expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after the merger, which will enable Lincoln Bancorp to achieve economies of scale in these areas. Promptly following the completion of the merger, which is expected to occur during the third quarter of 2000, Lincoln Bancorp plans to begin the process of eliminating redundant functions, and identifying and eliminating duplicative expenses.

         Because Lincoln Bancorp believes that this process will take the remainder of 2000 to complete, it has not attempted to quantify what cost savings might be achieved during 2000. The amount of any cost savings Lincoln Bancorp may realize in 2000 will depend upon how quickly and efficiently Lincoln Bancorp is able to implement the processes outlined above during the year.

         Lincoln Bancorp believes that it will achieve cost savings based on the assumption that it will be able to:

         o    reduce external data processing costs;

         o    achieve economies of scale in advertising and marketing budgets;

         o    reduce legal and accounting fees; and

         o    achieve  other  savings   through   reduction  or  elimination  of
              miscellaneous  items  such  as  insurance  premiums,   travel  and
              automobile expense, and investor relations expenses.

         Lincoln has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

Opinion of Financial Advisor to Citizens Bancorp

         Citizens Bancorp retained Trident Securities to act as its financial advisor in connection with a possible merger and related matters. As part of its engagement, Trident Securities agreed, if requested by Citizens Bancorp, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Citizens Bancorp common stock, of the merger consideration as set forth in the Agreement and Plan of Reorganization. Trident Securities is a nationally recognized specialist for the financial services industry, in general, and for thrifts in particular. Trident Securities is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Citizens Bancorp selected Trident Securities as its financial advisor based upon Trident Securities' qualifications, expertise and reputation in such capacity.

         Trident Securities delivered a written opinion dated March 21, 2000 that the merger consideration was fair to Citizens Bancorp shareholders, from a financial point of view, as of the date of such opinion. Trident Securities updated its March 21, 2000 opinion as of the date of this proxy statement/prospectus. No limitations were imposed by Citizens Bancorp on Trident Securities with respect to the investigations made or the procedures followed in rendering its opinion.

         The full text of Trident Securities' written opinion to the Citizens Bancorp Board, dated as of the date of this proxy statement/prospectus, which sets forth the assumptions made, matters considered and extent of review by Trident Securities, is attached as Annex B and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this proxy statement/prospectus. The following summary of Trident Securities' opinion is qualified in its entirety by reference to the full text of the opinion. Trident Securities' opinion is addressed to the Citizens Bancorp Board and does not constitute a recommendation to any shareholder of Citizens Bancorp as to how such shareholder should vote at the Citizens Bancorp special meeting described in this document.

         Trident Securities, in connection with rendering its opinion:

         o reviewed Citizens Bancorp's Annual Report to Shareholders and Annual Report on Form 10-K for each of the two years in the period ended June 30, 1999, including the audited financial statements contained therein; and Citizens Bancorp's Quarterly Report on Form 10-Q for the three month periods ended September 30, 1999 and December 31, 1999;

         o reviewed Lincoln Bancorp's Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1998 including the audited financial statements contained therein, and Lincoln Bancorp's Quarterly Report on Form 10-Q for the three month periods ended March 31, 1999, June 30, 1999 and September 30, 1999;

         o reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Citizens Bancorp and Lincoln Bancorp provided to Trident Securities or publicly available;

         o participated in meetings and telephone conferences with members of senior management of Citizens Bancorp and Lincoln Bancorp concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters Trident Securities believed relevant to its inquiry;

         o reviewed certain stock market information for Citizens Bancorp common stock and Lincoln Bancorp common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

         o compared the results of operations and financial condition of Citizens Bancorp and Lincoln Bancorp with that of certain companies which Trident Securities deemed to be relevant for purposes of its opinion;

         o reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which Trident Securities deemed to be relevant for purposes of its opinion;

         o reviewed the Agreement and Plan of Reorganization dated March 21, 2000 and its schedules and exhibits and certain related documents; and

         o performed such other reviews and analyses as Trident Securities deemed appropriate.

         The oral and written opinions provided by Trident Securities to Citizens Bancorp were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

         In connection with its review and arriving at its opinion, Trident Securities relied upon the accuracy and completeness of the financial information and other pertinent information provided by Citizens Bancorp and Lincoln Bancorp to Trident Securities for purposes of rendering its opinion. Trident Securities did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Citizens Bancorp and Lincoln Bancorp with the input of their respective managements, as well as projections of cost savings and operating synergies, Trident Securities assumed that this information reflects the best available estimates and judgments of Citizens Bancorp and Lincoln Bancorp as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which Trident Securities could formulate its opinion. Neither Citizens Bancorp nor Lincoln Bancorp publicly discloses such internal management projections of the type utilized by Trident Securities in connection with Trident Securities' role as financial advisor to Citizens Bancorp. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Citizens Bancorp and Lincoln Bancorp. Accordingly, actual results could vary significantly from those set forth in the respective projections.

         Trident Securities does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Citizens Bancorp and Lincoln Bancorp are adequate to cover such losses. In addition, Trident Securities does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Citizens Bancorp or Lincoln Bancorp, nor was Trident Securities provided with such appraisals. Furthermore, Trident Securities assumes that the merger will be consummated in accordance with the terms set forth in the Agreement and Plan of Reorganization, without any waiver of any material terms or conditions by Citizens Bancorp, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Moreover, in each analysis that involves per share data for Citizens Bancorp, Trident Securities adjusted the data to reflect full dilution, i.e., the effect of the exercise of all outstanding stock options. In particular, Trident Securities assumes that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

         In connection with rendering its opinion to Citizens Bancorp's Board, Trident Securities performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by Trident Securities. Moreover, Trident Securities believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Trident Securities also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Trident Securities drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Trident Securities' analyses are not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by Trident Securities were assigned a greater significance by Trident Securities than any other in deriving its opinion.

         Contribution Analysis: Trident Securities compared the contribution of Citizens Bancorp to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that Citizens Bancorp shareholders would hold approximately 12.4% of the pro forma shares of Lincoln Bancorp. Citizens Bancorp's approximate contributions are listed below by category:

                        Citizens Bancorp Contribution (1)
         Assets                                                  12.2%
         Loans                                                   19.1%
         Deposits                                                14.9%
         Equity                                                   8.5%
         Tangible equity                                          5.1%
         Last twelve months reported earnings (2)                11.6%
         Pro Forma Ownership                                     12.4%
         -------------------                                     -----

         (1) Based on financial condition of both companies as of December 31, 1999.

         (2) Includes estimated cost savings of Citizens' 1999 non-interest expense base attributable to the merger.

         Comparable Transaction Analysis: Trident Securities reviewed and compared financial performance and pricing information for groups of comparable pending and completed thrift merger transactions (through March 3, 2000) it deemed pertinent to an analysis of the merger. The pricing ratios for the merger were compared to the average and median ratios of (i) price to last twelve months earnings, (ii) price to tangible book value, (iii) price to capital-adjusted tangible book value, (iv) tangible book value premium to core deposits (v) price to ending assets for each of the following comparable transaction groups:

         o all recent thrift acquisitions in the United States announced within the preceding 12 months ("All Recent Median");

         o all thrift acquisitions in the United States announced within the preceding 90 days ("Last 90 Days Median");

         o all pending thrift acquisitions in the United States that have been announced but have yet to close ("All Pending Median");

         o all Midwest thrift acquisitions announced within the preceding 12 months ("Midwest Recent Median");

         o all Indiana thrift acquisitions announced within the preceding 12 months ("Indiana Recent Median");

         o all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with assets of $25-$100 Million ("Assets $25mm-$100mm Median");

         o all thrift acquisitions in the United States announced within the preceding 12 months with a total deal size of $10-$30 Million ("Deal Size $10mm-$30mm Median");

         o all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with returns on average assets of 120bp-160bp ("ROAA 120bp-160bp Median");

         o all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with returns on average equity of 4%-7% ("ROAE 4%-7% Median");

         o all thrift acquisitions in the United States announced within the preceding 12 months involving acquired thrifts with tangible capital of 15%-30% ("Tangible Capital 15%-30% Median");

         o Guideline thrift acquisitions announced since April 1999 involving acquired thrifts with capital levels, and returns on average equity similar to Citizens Bancorp ("Guideline Median").

         The following table represents a summary analysis of the comparable transactions analyzed by Trident Securities based on the announced transaction values:

                                                                      Price/Capital
                                                        Price/          Adjusted                           Core
                                                       Tangible          Tangible         Price/          Deposit
                                         Number       Book Value     Book Value (2)    Earnings (3)     Premium (4)
                                         --------------------------------------------------------------------------
All Recent Median                          74           157.7%           189.0%            23.8x         10.8%
Last 90 Days Median                        19           153.8%           175.8%            29.9x         11.1%
All Pending Median                         36           161.4%           192.6%            26.6x         11.1%
Midwest Recent Median                      29           158.6%           187.3%            24.8x          9.9%
Indiana Recent Median                       2           147.5%           166.1%            27.7x          8.8%
Assets $25mm-$100mm Median                 25           144.2%           174.1%            25.6x          7.1%
Deal Size $10mm-$30mm Median               23           178.5%           192.6%            21.4x          9.5%
ROAA 120bp-160bp Median                     4           114.3%           165.9%            21.5x          6.4%
ROAE 4%-7% Median                          24           137.9%           189.0%            25.3x          9.6%
Tangible Capital 15%-30% Median            13           123.2%           175.8%            23.4x          7.1%
Guideline Median                            8           119.0%           163.2%            23.5x          6.1%
Citizens Bancorp (1)                                    118.2%           179.7%            22.2x         10.4%


Footnotes on following page

(1) Citizens Bancorp pricing data based on per share consideration of $18.52 and financial condition as of December 31, 1999

(2) Price and capital adjusted to eliminate the impact of excess capital (assumes 7% capital is adequate)

(3)      Last 12 months earnings per share

(4)      Tangible book value premium as a percentage of core deposits

         The pricing multiples shown in the table above are generally higher than the corresponding multiples for Citizens Bancorp represented by the merger consideration. However, there are two important distinctions between the merger and the other transactions. First, the trading market for bank and thrift equities has declined considerably in recent months. Lower trading prices for banks and thrifts generally result in lower multiples for thrift mergers and acquisitions, but a change in market conditions may take several months to become apparent from transactions data. Therefore, the data shown in the table above may not accurately reflect current thrift merger pricing. Secondly, the most relevant and comparable group is the guideline median. The eight transactions that compose this group were all announced in 1999. Since that time, equity markets have declined considerably, but Citizens Bancorp's pricing multiples are very similar. Based on these factors, Trident Securities placed appropriate consideration on the comparable transaction analysis in arriving at its opinion.

         Accretion/Dilution Analysis: On the basis of financial projections developed with the assistance of management, and estimates of on-going cost savings accruing to the pro forma company, as well as estimated one-time costs related to the transaction, Trident Securities compared pro forma equivalent earnings, cash dividends, book value and tangible book value to the stand-alone projections for Citizens Bancorp and Lincoln Bancorp. No assumptions were made regarding revenue enhancements and capital management following the completion of the transaction.

         The accretion/dilution analysis demonstrated, among other things, the merger would result in:

         o 4.4% accretion to earnings for Lincoln Bancorp shareholders in the first year of combined operations;

         o 10.7% higher cash dividends for Citizens Bancorp shareholders, assuming the Lincoln Bancorp Board maintained its current dividend policy;

         o        no change in cash dividends for Lincoln Bancorp  shareholders;
                  and

         o 2.5% dilution to book value and 5.6% dilution to tangible book value for Lincoln Bancorp shareholders.

         Discounted Cash Flow Analysis: Trident Securities prepared a discounted cash flow analysis with regard to Citizens Bancorp's estimated acquisition value through March 2004. This analysis utilized a discount rate of 15%; assumed annual asset growth rate of 10%; assumed return on average assets of 1.50%; and assumed an earnings multiple of 26.8x. The analyses resulted in a range of present values of between $16.61 and $18.71 for acquisition values. This analysis was based on estimates by Trident Securities in determining the earnings multiples used in projecting Citizens Bancorp's acquisition value and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Trident Securities noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend pay-out rates and discount rates.

         Due  Diligence  Examination  of  Lincoln  Bancorp:  Trident  Securities
reviewed its on-site due diligence examination of Lincoln Bancorp. Trident Securities examined Lincoln Bancorp's historical balance sheets and income statements, along with recent operating results and a variety of financial ratios through December 31, 1999. Trident Securities discussed Lincoln Bancorp's business strategy, strengths and weaknesses, profitability, growth, net interest margin, non-interest income, operating expenses, intangible assets, borrowed funds, market area, capital, asset quality and reserve coverage, concentrations of credit and loan portfolio composition, interest-rate risk, year 2000 preparations, subsidiary activities, culture, use of technology, stock pricing, recent bank analysts' reports, and other issues.

         Comparable Company Analysis: Trident Securities reviewed and compared stock market data and selected financial information for Lincoln Bancorp with corresponding information for actively-traded thrifts possessing similar financial and performance characteristics as Lincoln Bancorp. The comparison thrifts ("Comparable Groups") were grouped according to the parameters listed below:


     Comparable Groups                                                  Companies in Group
     -----------------                                                  ------------------
     Median for All U.S. Thrifts                                              322
     Median for Midwest Thrifts                                               116
     Median for Indiana Thrifts                                                27
     Median for Thrifts with Assets - $300-$600 Million                        74
     Median for Thrifts with Market Capitalization - $50-$75 Million           38
     Median for Thrifts with Return on Average Assets - 80bp-100bp             60
     Median for Thrifts with Return on Average Equity - 3%-6%                  91
     Median for Thrifts with Tangible Capital Median - 15%-30%                 62
     Median for Guideline Companies*                                           13

     * Consists of actively-traded companies of similar asset size, tangible capital levels, and return on equity.


         The table below represents a summary analysis of all of the comparable groups based on market prices as of March 15, 2000 and the latest publicly available financial data as of or for the twelve months ended December 31, 1999:


                                                             Mean            Median         Lincoln Bancorp
                                                             ----            ------         ---------------

     Price to last twelve months reported earnings           12.0x            11.5x             13.7x
     Price to last twelve months adjusted earnings (1)       12.5x            11.8x             13.1x
     Price to last twelve months core earnings (2)           11.7x            12.4x             11.1x
     Price to book value                                     79.3%            78.0%             67.0%
     Price to tangible book value                            80.8%            82.7%             67.0%
     Dividend yield                                           3.5%             3.5%              3.3%
     Return on average assets                                 0.86%            0.86%             1.09%
     Return on average equity                                 6.3%             6.6%              4.3%
     Equity / Assets                                         12.3%            10.8%             22.3%
     Assets                                                $334.6m          $354.6m           $410.8m


(1) Adjusted earnings are defined as pre-tax earnings, minus non-recurring gains, plus non-recurring losses, taxed at a 35% rate

(2) Core earnings are defined as pre-tax earnings, minus non-recurring gains, plus non-recurring losses, plus loan loss provisions, taxed at a 35% rate

         The analysis reveals that Lincoln Bancorp trades at a slight premium to thrifts included in comparable groups based on price to earnings for the last twelve months but at a slight discount based on price to book value and price to tangible book value. In consideration of Lincoln Bancorp's profitability, capital level and asset size, Lincoln Bancorp's stock price is not significantly different from the comparable groups.

         Based on the aforementioned analyses and Trident Securities' experience with numerous mergers involving thrift institutions, it is Trident Securities' opinion that the merger consideration to be received by Citizens Bancorp shareholders in the merger is fair from a financial point of view.

         No company used as a comparison in the above analyses is identical to Citizens Bancorp, Lincoln Bancorp or the combined entity and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Citizens Bancorp, Lincoln Bancorp and the combined entity are being compared.

         In connection with the delivery of its opinion dated as of the date of this proxy statement/prospectus, Trident Securities performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. Trident Securities did not perform any analyses in addition to those described above in updating the opinion.

         For its financial advisory services provided to Citizens Bancorp, Trident Securities has been paid fees of $50,000 to date and will be paid an additional fee that will amount to 2% of the aggregate consideration received by Citizens Bancorp stockholders (less the $50,000 previously paid) at the time of closing of the merger. In addition, Citizens Bancorp has agreed to reimburse Trident Securities for all reasonable out-of-pocket expenses, incurred by it on Citizens Bancorp's behalf, and to indemnify Trident Securities against certain liabilities, including any which may arise under the federal securities laws.

         Trident Securities/McDonald Investments is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Citizens Bancorp and/or Lincoln Bancorp. As a market maker, Trident Securities may also have purchased and sold the securities of Citizens Bancorp and/or Lincoln Bancorp for Trident Securities' own account and for the accounts of its customers. Additionally, Trident Securities served as Citizens Bancorp's sales agent in Citizens Savings Bank's mutual-to-stock conversion in 1997, and received total fees and commissions of $119,754 for that transaction.

                    THE AGREEMENT AND PLAN OF REORGANIZATION

Conditions to the Merger

         The obligation of Lincoln Bancorp and Citizens Bancorp to consummate the merger is subject to the satisfaction or waiver on or before the completion of the merger of many conditions, including the following:

         o no statute, rule, regulation, judgment, decree, injunction or order of any governmental authority will be in effect which prohibits the consummation of the transactions described in the Agreement and Plan of Reorganization;

         o the Agreement and Plan of Reorganization must receive the approval of the shareholders of Citizens Bancorp and the applicable governmental authorities. The Boards of Directors of Lincoln Bancorp and Citizens Bancorp have already unanimously approved the Agreement and Plan of Reorganization;

         o no stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

         o the Nasdaq National Market System shall have been notified of the shares of Lincoln Bancorp common stock issuable to Citizens Bancorp shareholders in connection with the merger;

         o Citizens Bancorp shall have received an opinion from Barnes & Thornburg that, as of the closing date of the merger, the merger constitutes a "reorganization" for purposes of Section 368 of the Code, as amended, and that no gain or loss will be recognized by Citizens Bancorp shareholders to the extent they receive shares of Lincoln Bancorp common stock as consideration for shares of Citizens Bancorp common stock;

         o Lincoln Bancorp shall have received an opinion from Bose McKinney & Evans LLP that the merger constitutes a "reorganization" for purposes of section 368 of the Code, as amended;

         o        all  material  consents  or  approvals  of persons  other than government authorities that are required for the execution, delivery and performance of the Agreement and Plan of Reorganization shall have been obtained;

         o all consents, approvals or notices of or to governmental authorities that are required for the performance of the transactions contemplated in the Agreement and Plan of Reorganization shall have been obtained; and

         o all permits and other authorizations under federal and state securities laws necessary to consummate the transactions contemplated in the Agreement and Plan of Reorganization and to issue the shares of Lincoln Bancorp common stock to be issued as consideration in the merger transaction shall have been obtained.

         The obligation of Lincoln Bancorp to consummate the merger is also subject to fulfillment of other conditions, including the following:

         o The representations and warranties of Citizens Bancorp set forth in the Agreement and Plan of Reorganization shall be true and correct in all material respects as of the effective time of the merger;

         o Citizens Bancorp shall have performed in all material respects all obligations required by the Agreement and Plan of Reorganization to be performed by it at or prior to the effective time of the merger;

         o Lincoln Bancorp shall have received a letter from Olive LLP, independent public accountants to Citizens Bancorp, regarding the financial statements and other matters related to the business of Citizens Bancorp; and

         o Lincoln Bancorp shall have received from Fred W. Carter an acknowledgment and binding commitment that the obligations assumed by Lincoln Federal in respect of Mr. Carter's employment agreement with Citizens Savings Bank are limited to those set forth in the Agreement and Plan of Reorganization.

         The obligations of Citizens Bancorp to consummate the merger are also subject to the fulfillment of other conditions, including the following:

         o The representations and warranties of Lincoln Bancorp set forth in the Agreement and Plan of Reorganization shall be true and correct as of the effective time of the merger;

         o Lincoln Bancorp shall have performed in all material respects all obligations required to be performed by it under the Agreement and Plan of Reorganization at or prior to the effective time of the merger.

         o Lincoln Federal shall have entered into a mutually acceptable Consulting Agreement with Fred W. Carter.

         o Citizens shall have received a letter from Olive LLP, independent public accountants to Lincoln Bancorp regarding the financial statements and other matters relating to the business of Lincoln Bancorp; and

         o Citizens shall have received an updated opinion of Trident Securities, dated as of the effective date of the merger, that the consideration to be received in the merger by the shareholders of Citizens Bancorp is fair from a financial point of view.

         Additionally, the completion of the merger is subject to the delivery of documents and the receipt of officers' certificates and other documents.

         If these and other  conditions  are not  satisfied  or waived,  Lincoln
Bancorp  or  Citizens   Bancorp  may   terminate   the  Agreement  and  Plan  of
Reorganization.

Expenses

         Each party has agreed to pay its own expenses in connection with the merger transaction. The parties will share the expense of printing and mailing this proxy statement/prospectus and paying the applicable registration fee with the Securities and Exchange Commission. If, prior to the effective time of the merger, the Citizens Bancorp Board of Directors fails to recommend the approval of the Agreement and Plan of Reorganization to the shareholders of Citizens Bancorp or, in good faith and after consulting with legal counsel and Trident Securities, accepts what it considers to be a superior proposal to acquire Citizens Bancorp from a third party, Citizens Bancorp shall pay a termination fee of $500,000 to Lincoln Bancorp. Further, if the Agreement and Plan of Reorganization is terminated under certain circumstances by Citizens Bancorp and, within 12 months of the date of such termination, a change in control of Citizens Bancorp is consummated, Citizens Bancorp will be required to pay to Lincoln Bancorp a termination fee of $500,000.

Treatment of Options to Acquire Shares of Citizens Bancorp Common Stock

         The Agreement and Plan of Reorganization provides that each option to acquire shares of Citizens Bancorp common stock that has vested as of the effective time of the merger shall be converted into the right to receive from Citizens Bancorp, at the effective time, an amount in cash equal to the excess of $18.75 over the per share exercise price for the share of Citizens Bancorp common stock subject to the stock option. The Agreement and Plan of Reorganization further provides that each option to acquire shares of Citizens Bancorp common stock that has not vested as of the effective time of the merger shall be converted into an option to acquire a specified number of shares of Lincoln Bancorp common stock at a specified exercise price per share. The number of shares, and the purchase price therefor, will be determined pursuant to a formula set forth in the Agreement and Plan of Reorganization which is based upon the exchange ratio (.9375 shares of Lincoln Bancorp common stock for each share of Citizens Bancorp common stock), the cash consideration to be received in exchange for each share of Citizens Bancorp common stock ($9.375) and the market value of the shares of Lincoln Bancorp common stock to be issued in the merger on the effective date of the merger. The Agreement and Plan of Reorganization further provides that service by a person as a director of Lincoln Bancorp, or as an advisory director, member or member emeritus of the Lincoln Federal Board of Directors shall permit the person performing such services to continue to hold options under the Citizens Bancorp Stock Option Plan (the "Citizens Option Plan") to be assumed by Lincoln Bancorp at the closing.

Treatment of Recognition And Retention Plan

         The Agreement and Plan of Reorganization provides that, at the effective time of the merger, Lincoln Federal will assume the Citizens Savings Bank Recognition and Retention Plan and Trust (the "Citizens RRP"). Prior to the effective time of the merger, Citizens Savings Bank will take the necessary steps to cause the 9,522 shares of Citizens Bancorp common stock held in the reserve account of the Citizens RRP to be returned to Citizens Savings Bank and canceled, and shall make the appropriate amendments to the Citizens RRP to reflect the transactions set forth in the Agreement and Plan of Reorganization. Shares of Lincoln Bancorp common stock received by the Citizens RRP in the merger shall be retained and held subject to the same award requirements to which the Citizens Bancorp common stock held by the Citizens RRP prior to the merger was subject. In addition, the cash received by the Citizens RRP in the merger as consideration for the shares of Citizens Bancorp common stock that it holds will be used to purchase shares of Lincoln Bancorp common stock on the open market which will be held by the Citizens RRP subject to the same award requirements to which the Citizens Bancorp common stock was held prior to the merger. For purposes of the Citizens RRP, service by a person as a director, advisory director or director emeritus of Lincoln Federal shall constitute qualified service for purposes of holding awards under the Citizens RRP.

Treatment of Employee Stock Ownership Plan

         Upon the effective time of the merger, the Citizens Bancorp Employee Stock Ownership Plan (the "Citizens ESOP") will be terminated, and all shares of Citizens Bancorp common stock held by the Citizens ESOP will be converted into rights to receive .9375 shares of Lincoln Bancorp common stock and $9.375 in cash. The cash portion of the merger consideration attributable to the unallocated shares held by the Citizens ESOP will be applied against the outstanding indebtedness of the Citizens ESOP, and any remaining balance owed will be repaid with the proceeds of the sale of unallocated shares of Lincoln Bancorp common stock by the trustee of the Citizens ESOP upon completion of the merger. Any assets remaining in the suspense fund under the Citizens ESOP shall be allocated to the respective participants' accounts, and the net assets of the Citizens ESOP shall be distributed to the participants and their beneficiaries, subject to the receipt of a favorable tax ruling on the termination of the Citizens ESOP from the Internal Revenue Service.

Treatment of Defined Benefit Pension Plan

         Citizens Savings Bank and Lincoln Federal each maintain qualified defined benefit pension programs through participation in the Financial Institutions Retirement Fund ("FIRF"). The Agreement and Plan of Reorganization provides that, at the effective time of the merger, Lincoln Federal shall assume the FIRF Plan of Citizens Savings Bank (the "Citizens FIRF") and shall merge the Citizens FIRF Plan into its own. The service of employees of Citizens Savings Bank prior to the effective time of the merger, as determined under the Citizens FIRF Plan, shall be recognized for eligibility, vesting and benefit accrual purposes under the resulting FIRF Plans maintained by Lincoln Federal following the merger; provided that these accrued benefits of Citizens Savings Bank employees prior to the effective time of the merger shall be based on the benefit formula in the Citizens FIRF prior to such effective time. The Agreement and Plan of Reorganization does not preclude Lincoln Bancorp from terminating the Lincoln Federal FIRF after the effective time of the merger.

Treatment of Executive Supplemental Retirement Income Agreements and Director Deferred Compensation Agreement

         From and after the effective time of the merger, Lincoln Federal will assume the rights and obligations of Citizens Savings Bank under its executive supplemental retirement income agreements with Fred W. Carter, Stephen D. Davis and Cindy S. Chambers, and its director deferred compensation agreement with Fred W. Carter. Before the closing of the merger, Citizens Savings Bank may amend such agreements to provide that the agreements cannot be amended following the effective time of the merger without the consent of the affected employee or director (or their successors or beneficiaries), and to provide that, in the event of a change in control of Lincoln Bancorp, an actuarially equivalent lump sum payment of the entire accrued benefit payable pursuant to such agreements shall be immediately paid. It is expected that such amendments shall be made prior to and effective as of the effective time of the merger.

Employee Matters

         The Agreement and Plan of Reorganization provides that Lincoln intends to retain the employees of Citizens Savings Bank (other than Fred W. Carter) for at least six months following the effective date in positions comparable to those they held with Citizens Bancorp or Citizens Savings Bank prior to the merger. For a description of Mr. Carter's responsibilities following the effective time of the merger, see "Interests of Certain Directors and Executive Officers of Citizens Bancorp in the Merger-Appointment of Fred W. Carter to Lincoln Bancorp Board of Directors," and "-- Consulting Agreement." The current employees of Citizens Savings Bank who become employees of Lincoln Bancorp or Lincoln Federal following the merger will be provided with benefits under Lincoln Bancorp's benefit plans that are no less favorable in the aggregate than the benefits provided to similarly-situated employees by Lincoln Bancorp or Lincoln Federal. In addition, the Agreement and Plan of Reorganization requires Lincoln Bancorp, to the extent necessary, to amend each of its employee benefit plans in which former Citizens Savings Bank employees are to participate so that such plans will take into account for eligibility, vesting and benefit accrual purposes, to the same extent as under a comparable plan of Citizens Savings Bank, the service of such persons with Citizens Savings Bank and to exempt such persons from any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Lincoln Bancorp or its subsidiaries in which they are eligible to participate. The Agreement and Plan of Reorganization further provides that employees of Citizens Savings Bank who become employees of Lincoln Federal following the merger will retain credit for unused sick leave and vacation time accrued during their service with Citizens Savings Bank, and will become eligible to participate in the Lincoln Federal 401(k) plan on the first plan entry date following their satisfaction of the eligibility requirements of such plan. Former Citizens Savings Bank employees who participated in the Citizens ESOP will become eligible to participate in the Lincoln Bancorp Employee Stock Ownership Plan on January 1, 2002.

         The Agreement and Plan of Reorganization further provides that, with the exception of Fred W. Carter, those employees of Citizens Bancorp at the effective time of the merger who are not employed by Lincoln Bancorp after the effective time of the merger or who resign within six months thereafter are terminated or resign after being notified that, as a condition of employment, the employee must work at a location more than 30 miles from the employee's former location of employment, or such employee's salary will be materially decreased, shall be entitled to severance pay equal to one week of pay, at the employee's rate of pay at the effective date, for each full year of continuous service with Citizens Bancorp or its subsidiaries, not in excess of 26 years of service. To be eligible for such severance payment, an employee will be required to execute a release agreement provided by Lincoln Bancorp.

Termination

         The Agreement and Plan of Reorganization may be terminated at any time prior to the completion of the merger:

         o By mutual consent of Lincoln Bancorp and Citizens Bancorp in writing;

         o By Lincoln Bancorp or Citizens Bancorp if there has been a material breach by the other of any of the covenants or agreements or any of the representations or warranties set forth in the Agreement and Plan of Reorganization, which breach is not cured within thirty (30) days following written notice given by the non-breaching party to the party committing the breach.

         o By Lincoln Bancorp or Citizens Bancorp, if the completion of the merger has not occurred on or before December 31, 2000 (provided that the right to terminate the Agreement and Plan of Reorganization is not available to any party whose failure or whose affiliate's failure to perform any covenant or obligation under the Agreement and Plan of Reorganization has been the cause of or resulted in the failure of the merger to occur on or before such date);

         o By Lincoln Bancorp if, prior to the receipt of approval of the Citizens Bancorp shareholders of the Agreement and Plan of Reorganization and the merger, the Citizens Bancorp Board of Directors, in a manner adverse to the interests of Lincoln Bancorp, withdraws or modifies its recommendation that the shareholders of Citizens Bancorp provide such approval, in which event Citizens Bancorp will be obligated to pay Lincoln Bancorp a termination fee of $500,000.

         o By Citizens Bancorp if, without otherwise breaching the Agreement and Plan of Reorganization, its Board of Directors accepts what it considers in good faith, after consulting with legal counsel and Trident Securities, to be a superior offer from a third party, provided that, in such event, Citizens Bancorp must pay to Lincoln Bancorp a termination fee of $500,000.

Conduct of Business Prior to Completion of the Merger

         The Agreement and Plan of Reorganization provides that Citizens Bancorp will not, from the date of the execution of the Agreement until the effective time of the merger, take or cause Citizens Savings Bank to take, any of the following actions without the prior written consent of Lincoln Bancorp:

         o Conduct its business other than in the ordinary and usual course, or fail to use reasonable efforts to preserve intact its business organizations, assets and existing business relationships;

         o Issue, sell or otherwise increase the number of its outstanding shares of common stock except pursuant to the exercise of outstanding options or similar stock-based employee rights, or as otherwise contemplated in the Agreement and Plan of Reorganization;

         o Repurchase, reclassify or declare a stock split with respect to its common stock;

         o Make or declare any dividend, other than regular quarterly cash dividends on its common stock in an amount not to exceed $0.07 per share paid in a manner consistent with past practice, and dividends payable solely to Citizens Bancorp from Citizens Savings Bank and its subsidiary service corporation;

         o Enter into any new employment or consulting agreement, or amend any such existing agreement, with any of its directors, officers, employees or affiliates, or increase the salary paid to such persons other than in a manner consistent with past practice or as otherwise provided in the Agreement and Plan of Reorganization;

         o Amend, modify or terminate any benefit plan or stock-based compensation plan, or increase any outstanding grants or accelerate the vesting or exercisability of any rights granted under such plans, except as otherwise provided in the Agreement and Plan of Reorganization;

         o Sell, transfer, or otherwise dispose of or discontinue any material portion of its assets, business or properties, or acquire assets or deposits that would materially affect its operations;

         o Amend its articles of incorporation or by-laws or those of its subsidiaries;

         o Implement or adopt any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles and upon the concurrence of its independent financial auditors;

         o Enter into, terminate, or make a material modification to any of its existing material contracts, except in the ordinary course of business consistent with past practice;

         o        Settle any material claim, action or proceeding;

         o Implement or adopt any change to its interest rate risk management and hedging policies or fail to follow its existing policies in this area;

         o Incur any indebtedness for borrowed money other than in the ordinary course of business and consistent with past practice, or guaranty the indebtedness of a material amount of any other person, or release any material indebtedness of any other person;

         o Make any loan or advance other than in the ordinary course of business consistent with its lending policies, or make any non-mortgage loan in excess of $250,000;

         o Take any action reasonably likely to prevent or impede the merger of Citizen Bancorp into Lincoln Bancorp from qualifying as a reorganization within the meaning of Section 368 of the Code or enter into any agreement which would otherwise result in a breach of Citizens Bancorp's representations and warranties set forth in the Agreement and Plan of Reorganization;

Amendment and Waiver of the Agreement and Plan of Reorganization

         Subject to applicable law, any provision of the Agreement and Plan of Reorganization may be amended or waived by Lincoln Bancorp or Citizens Bancorp prior to closing if the parties mutually agree to the amendment. In addition, either Lincoln Bancorp or Citizens Bancorp may waive the other party's performance of covenants or conditions to the Plan of Reorganization.

Resales of Lincoln Bancorp Common Stock by Citizens Bancorp Shareholders

         The shares of Lincoln Bancorp common stock to be issued to Citizens Bancorp shareholders in the merger will be registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Citizens Bancorp as of the date of the Citizens Bancorp special meeting. For one year after the effective time of the merger, if Lincoln Bancorp remains current in its reporting obligations under the
Securities Exchange Act of 1934 (or two years if Lincoln Bancorp is not current), affiliates of Citizens Bancorp may only sell their shares of Lincoln Bancorp

         o in accordance with the provisions of Rule 145(d) under the Securities Act of 1933;

         o pursuant to an effective registration statement under the Securities Act; or

         o        in  transactions   otherwise   exempt  from  the  registration
                  requirements of the Securities Act.

         In addition, Citizens Bancorp shareholders who become "affiliates" of Lincoln Bancorp following the merger will be subject to same resale restrictions as affiliates of Lincoln Bancorp. Generally, persons who are not executive officers, directors, or greater than ten percent shareholders of Citizens Bancorp at the effective time of the merger will not be considered affiliates in the absence of other factors indicating a control relationship. Citizens Bancorp has delivered to Lincoln Bancorp an agreement by each person who may be deemed an affiliate of Citizens Bancorp that such person will not dispose of any Lincoln Bancorp common stock in violation of the Securities Act.

                          UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

         The following Unaudited Pro Forma Combined Condensed Balance Sheet as of March 31, 2000 combines the historical consolidated balance sheets of Lincoln Bancorp and Citizens Bancorp as if the merger had been effective on March 31, 2000. The Unaudited Pro Forma Combined Statements of Income for the period ended March 31, 2000 and 1999, and for the fiscal year ended December 31, 1999 presents the combined results of operations of Lincoln Bancorp and Citizens Bancorp as if the merger had been effective at the beginning of the period. Dollars are in thousands except for per share data.

         The Unaudited Pro Forma Combined Condensed Financial Information and accompanying notes reflect the application of the purchase method of accounting for the merger. Under this method of accounting, the recorded assets and liabilities of Citizens Bancorp are marked to their fair values through an allocation of the purchase price. Any excess of purchase price remaining after the allocation of the purchase price to assets and liabilities is recorded as goodwill and amortized over a period of time. The pro forma combined figures are simply arithmetical combinations of Lincoln Bancorp's and Citizens Bancorp's separate financial results in order to assist you in analyzing the future prospects of Lincoln Bancorp. The pro forma combined figures illustrate the possible scope of the change in Lincoln Bancorp's historical figures caused by the merger. You should not assume that Lincoln Bancorp and Citizens Bancorp would have achieved the pro forma combined results if the merger had actually occurred during the periods presented.

         The combined company expects to achieve merger benefits in the form of operating cost savings. The pro forma earnings, which do not reflect any potential savings that are expected to result from the consolidation of the operations of Lincoln Bancorp and Citizens Bancorp, are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings. See "A Warning About Forward-Looking Information" and "Risk Factors - There are Uncertainties in Integrating our Business Operations and Realizing Enhanced Earnings."

         For purposes of preparing these financial statements, we used the audited consolidated financial statements contained in the Lincoln Bancorp Annual Report to Shareholders for the year ended December 31, 1999 which were filed with the Securities and Exchange Commission for the year ended December 31, 1999 on Form 10-K. We also used the unaudited consolidated financial statements of Lincoln Bancorp filed with the Securities and Exchange Commission for the quarter ended March 31, 2000 on Form 10-Q. In addition, we used the unaudited consolidated financial statements of Citizens Bancorp for the year ended December 31, 1999. The December 31, 1999 financial statements were derived from the audited consolidated financial statements which Citizens Bancorp previously filed with the Securities and Exchange Commission for the year ended June 30, 1999 on Form 10-K, and the unaudited consolidated financial statements of Citizens Bancorp previously filed with the Securities and Exchange Commission for the quarter ended December 31, 1999, which included financial statements for the six month periods ended December 31, 1999 and 1998. Also, we used the unaudited consolidated financial statements of Citizens Bancorp previously filed with the Securities and Exchange Commission for the quarter ended March 31, 2000 on Form 10-Q to prepare the financial statements as of and for the period ended March 31, 2000.

         Lincoln Bancorp's and Citizens Bancorp's consolidated financial statements are prepared in conformity with generally accepted accounting principles. In the opinion of Lincoln Bancorp and Citizens Bancorp, the unaudited pro forma condensed combined financial statements include all adjustments necessary to present fairly the results of the periods presented.

                                 Lincoln Bancorp
                               Unaudited Pro Forma
                             Combined Balance Sheet
                                 March 31, 2000

                                                       Lincoln       Citizens         ProForma          Pro Forma
                                                       Bancorp        Bancorp        Adjustments        Combined
                                                       -------        -------        -----------        --------
Assets
   Cash and due from banks                         $      892        $    607                         $    1,499
   Short-term interest-bearing deposits                13,058             867         $(8,905) (a)         5,020
                                                     --------         -------         -------           --------
       Cash and cash equivalents                       13,950           1,474          (8,905)             6,519
   Interest bearing deposits                                            1,486                              1,486
   Investment securities
      Available for sale                              142,587             391                            142,978
      Held to maturity                                    500                                                500
                                                     --------         -------         -------           --------
       Total investment securities                    143,087             391                            143,478
   Loans, net of allowance for loan losses            240,239          55,969            (732) (d)       295,476
   Premises and equipment                               3,643             560             186  (e)         4,389
   Federal Home Loan Bank of

       Indianapolis stock, at cost                      5,447             625                              6,072
   Intangible assets                                                                    2,895  (b)(h)      2,895
   Other assets                                        11,516           2,979             100  (f)        14,595
                                                     --------         -------         -------           --------
           Total assets                              $417,882         $63,484         $(6,456)          $474,910
                                                     ========         =======         =======           ========

Liabilities

   Deposits                                          $219,350         $36,323         $  (287) (d)      $255,386
   Securities sold under
       repurchase agreements                            4,600                                              4,600
   Federal Home Loan Bank
       of Indianapolis advances                       100,938          11,000            (584) (d)       111,354
   Note payable                                         1,226                                              1,226
   Other liabilities                                    4,518             740           1,239  (c)         6,497
                                                     --------         -------         -------           --------
           Total liabilities                          330,632          48,063             368            379,063
                                                     --------         -------         -------           --------
Equity Received From Contributions
to the ESOP                                                               343            (343) (a)             0

Shareholders' Equity
   Preferred stock, without par value
   Common stock, without par value                     57,498           8,230             708  (a)        66,436
   Retained earnings                                   43,840           7,309          (7,309) (a)        43,840
   Accumulated other comprehensive loss                (5,721)            (21)             21  (a)        (5,721)
   Unearned recognition and
       retention plan shares                           (3,252)           (440)             99  (g)        (3,593)
   Unearned ESOP shares                                (5,115)                                            (5,115)
                                                     --------         -------         -------           --------
           Total shareholders' equity                  87,250          15,078          (6,481)            95,847
                                                     --------         -------         -------           --------
           Total liabilities and
              shareholders' equity                   $417,882         $63,484         $(6,456)          $474,910
                                                     ========         =======         =======           ========

--------------
Footnotes on Page 39

                                 Lincoln Bancorp
                               Unaudited Pro Forma
                     Combined Condensed Statement of Income

                                                                For the Three Month Period Ended
                                                                         March 31, 2000

                                                       Lincoln       Citizens         ProForma          Pro Forma
                                                       Bancorp        Bancorp        Adjustments        Combined
                                                       -------        -------        -----------        --------

Interest Income

   Loans, including fees                            $   4,568        $  1,134       $      41  (i)    $    5,743
   Investment securities                                2,533              16                              2,549
   Deposits with financial institutions                   129              34                                163
   Dividends                                              108                                                108
                                                   ----------        --------        --------         ----------
           Total interest income                        7,338           1,184              41              8,563
                                                   ----------        --------        --------         ----------
Interest Expense

   Deposits                                             2,447             368              36  (k)         2,851
   Short term borrowings                                   62                                                 62
   Federal Home Loan Bank advances                      1,463             163              18  (l)         1,644
                                                   ----------        --------        --------         ----------
           Total interest expense                       3,972             531              54              4,557
                                                   ----------        --------        --------         ----------
Net Interest Income                                     3,366             653             (13)             4,006
   Provision (adjustment) for loan losses                 (22)             15                                 (7)
                                                   ----------        --------        --------         ----------
Net Interest Income After
   Provision (Adjustment) for Loan Losses               3,388             638             (13)             4,013
                                                   ----------        --------        --------         ----------
Other Income
   Equity in losses of limited partnerships              (103)                                              (103)
   Other income                                           212              51                                263
                                                   ----------        --------        --------         ----------
           Total other income                             109              51               0                160
                                                   ----------        --------        --------         ----------
Other Expenses
   Salaries and employee benefits                       1,167             182               3  (o)         1,352
   Premises and equipment                                 237              44               1  (j)           282
   Data processing fees                                   205              35                                240
   Amortization of intangibles                                                             55  (m)(n)         55
   Other expenses                                         529              89                                618
                                                   ----------        --------        --------         ----------
           Total other expenses                         2,138             350              59              2,547
                                                   ----------        --------        --------         ----------
Income Before Income Tax                                1,359             339             (72)             1,626
   Income tax expense                                     429             122              (7) (p)           544
                                                   ----------        --------        --------         ----------
Net Income                                         $      930        $    217        $    (65)        $    1,082
                                                   ==========        ========        ========         ==========

Basic Earnings per Share                           $     0.17        $   0.24                         $     0.17
Diluted Earnings per Share                         $     0.17        $   0.24                         $     0.17

Weighted Average Shares Outstanding
   Basic                                            5,329,771         899,441                          6,185,292
   Diluted                                          5,329,771         899,441                          6,203,630

---------------
Footnotes on Page 39

                                 Lincoln Bancorp
                               Unaudited Pro Forma
                     Combined Condensed Statement of Income

                                                                For the Three Month Period Ended
                                                                         March 31, 1999

                                                       Lincoln       Citizens         ProForma          Pro Forma
                                                       Bancorp        Bancorp        Adjustments        Combined
                                                       -------        -------        -----------        --------
Interest Income
   Loans, including fees                               $3,986          $1,056             $41  (i)        $5,083
   Investment securities                                2,273              10                              2,283
   Deposits with financial institutions                   107              34                                141
   Dividends                                              108                                                108
                                                       ------            ----            ----             ------
           Total interest income                        6,474           1,100              41              7,615
                                                       ------            ----            ----             ------
Interest Expense
   Deposits                                             2,461             381              36  (k)         2,878
   Short term borrowings                                   11                                                 11
   Federal Home Loan Bank advances                        656              91              18  (l)           765
                                                       ------            ----            ----             ------
           Total interest expense                       3,128             472              54              3,654
                                                       ------            ----            ----             ------
Net Interest Income                                     3,346             628             (13)             3,961
   Provision for loan losses                               31              15                                 46
                                                       ------            ----            ----             ------
Net Interest Income After
   Provision for Loan Losses                            3,315             613             (13)             3,915
                                                       ------            ----            ----             ------
Other Income

   Net realized losses on sales of
       available for sale securities                       (4)                                                (4)
   Equity in losses of limited partnerships               (82)                                               (82)
   Other income                                           235              47                                282
                                                       ------            ----            ----             ------
           Total other income                             149              47               0                196
                                                       ------            ----            ----             ------
Other Expenses

   Salaries and employee benefits                         803             157               3  (o)           963
   Premises and equipment                                 217              41               1  (j)           259
   Data processing fees                                   164              33                                197
   Amortization of intangibles                                                             55  (m)(n)         55
   Other expenses                                         336              70                                406
                                                       ------            ----            ----             ------
           Total other expenses                         1,520             301              59              1,880
                                                       ------            ----            ----             ------
Income Before Income Tax                                1,944             359             (72)             2,231
   Income tax expense                                     700             132              (7) (p)           825
                                                       ------            ----            ----             ------
Net Income                                             $1,244            $227            $(65)            $1,406
                                                       ======            ====            ====             ======

Basic Earnings per Share                                $0.19           $0.24                              $0.19
Diluted Earnings per Share                              $0.19           $0.24                              $0.19

Weighted Average Shares Outstanding
   Basic                                            6,453,437         949,507                          7,308,958
   Diluted                                          6,453,437         949,507                          7,326,712

-------------------
Footnotes on Page 39

                                 Lincoln Bancorp
                               Unaudited Pro Forma
                     Combined Condensed Statement of Income

                                                                For the Twelve Month Period Ended
                                                                        December 31, 1999

                                                       Lincoln       Citizens         ProForma          Pro Forma
                                                       Bancorp        Bancorp        Adjustments        Combined
                                                       -------        -------        -----------        --------

Interest Income
   Loans, including fees                              $16,866          $4,325            $163  (i)       $21,354
   Investment securities                               10,177              21                             10,198
   Deposits with financial institutions                   263             115                                378
   Dividends                                              436              29                                465
                                                       ------            ----           -----             ------
           Total interest income                       27,742           4,490             163             32,395
                                                       ------            ----           -----             ------
Interest Expense
   Deposits                                             9,579           1,524             144  (k)        11,247
   Short term borrowings                                  190                                                190
   Federal Home Loan Bank advances                      4,178             442              73  (l)         4,693
                                                       ------            ----           -----             ------
           Total interest expense                      13,947           1,966             217             16,130
                                                       ------            ----           -----             ------
Net Interest Income                                    13,795           2,524             (54)            16,265
   Provision for loan losses                              384              60                                444
                                                       ------            ----           -----             ------
Net Interest Income After
   Provision for Loan Losses                           13,411           2,464             (54)            15,821
                                                       ------            ----           -----             ------
Other Income
   Net realized losses on sales of
       available for sale securities                       (4)                                                (4)
   Equity in losses of limited partnerships              (323)                                              (323)
   Other income                                           941             209                              1,150
                                                       ------            ----           -----             ------
           Total other income                             614             209               0                823
                                                       ------            ----           -----             ------
Other Expenses
   Salaries and employee benefits                       3,859             693              10  (o)         4,562
   Premises and equipment                                 898             165               4  (j)         1,067
   Data processing fees                                   736             136                                872
   Amortization of intangibles                                                            220  (m)(n)        220
   Other expenses                                       1,838             317                              2,155
                                                       ------            ----           -----             ------
           Total other expenses                         7,331           1,311             234              8,876
                                                       ------            ----           -----             ------
Income Before Income Tax                                6,694           1,362            (288)             7,768
   Income tax expenses                                  2,346             518             (27) (p)         2,837
                                                       ------            ----           -----             ------
Net Income                                             $4,348            $844           $(261)            $4,931
                                                       ======            ====           =====             ======

Basic Earnings per Share                                $0.71           $0.92                              $0.71
Diluted Earnings per Share                              $0.71           $0.92                              $0.70

Weighted Average Shares Outstanding
   Basic                                            6,115,522         918,923                          6,979,790
   Diluted                                          6,115,522         918,923                          7,003,954

-----------------
Footnotes on Page 39


Pro Forma Financial Footnotes

(a) To reflect the issuance of 890,512 shares of Lincoln Bancorp common stock to holders of Citizens Bancorp stock, cash paid to holders of Citizens Bancorp stock and elimination of capital accounts of Citizens Bancorp.

(b) To record the excess cost of acquisition over the estimated market value of the net assets acquired (goodwill). The purchase price allocation is summarized as follows:

Purchase price paid as:
     Common stock                                                                                        $ 8,667
     Cash to holders of Citizens Bancorp common stock                                                      8,905
     Fair value of Citizens Bancorp options acquired                                                         271
     Acquisition expenses                                                                                    150
                                                                                                         -------
                                                                                                          17,993

Allocated to:
Historical book value of Citizens' assets and liabilities                       $ 15,421
     Adjustments:
         Transaction fee due to Trident                                             (352)
         Professional fees                                                          (160)
         Cash payment for stock options vested not exercised                        (115)
         Pre-tax costs of severing data processing contract and
              personnel severance package                                           (462)
         Tax benefit on above adjustments (excluding non-deductible
              fee due to Trident and professional fees)                              229
                                                                                --------
     Adjusted book value of Citizens'assets and liabilities                                  $ 14,561

Adjustments to step-up assets and liabilities to fair value:

     Loans                                                                                       (732)
     Premises and equipment                                                                       186
     Deposits                                                                        287
     Federal Home Loan Bank advances                                                              584
     Deferred taxes                                                                              (129)
     Unearned RRP compensation                                                                    341
     Core deposit intangible                                                                      996
                                                                                             --------
              Total allocation                                                                            16,094
                                                                                                          ------
Excess of purchase price over allocation to identifiable assets
     and liabilities (goodwill)                                                                          $ 1,899
                                                                                                         =======


(c) To adjust for the pre-tax costs of severing data processing contract and a personnel severance package, payments made for stock options vested not exercised, professional fees, acquisition expenses and the transaction fee due to Trident.

(d) To adjust interest-earning assets and interest-bearing liabilities of Citizens Bancorp to approximate market value.

(e) To adjust premises and equipment of Citizens Bancorp to the estimated market value.

(f) To record the net deferred tax asset as a result of the adjustments to Citizens historical book value and the purchase accounting adjustments using Lincoln Bancorp's statutory rate of 39.61%.

(g) To adjust unearned RRP compensation as result of the cancellation of shares of Citizens Bancorp common stock held in the reserve account of the Citizens RRP Plan and to adjust for the difference between the historical basis of the unearned RRP compensation and the total value of the consideration received for the non-vested RRP shares.

(h)      To record the core deposit intangible.

(i) To record amortization of the fair value adjustment of loans using a method that approximates the effective interest method over eight years.

(j) To increase depreciation expense for step-up of Citizens Bancorp's premises and equipment to estimated fair value.

(k) To record amortization of the fair value adjustment of deposits using the straight line method over two years.

(1) To record amortization of the fair value adjustment of Federal Home Loan Bank advances using the straight line method over eight years.

(m) To record amortization of the core deposit intangible using the 125% declining balance method over 10 years.

(n) To record amortization of goodwill using the straight line method over 20 years.

(o)      To record additional unearned RRP compensation amortization.

(p)      To record the impact of taxes at 39.61% rate.

              INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS
                        OF CITIZENS BANCORP IN THE MERGER

         When considering the recommendations of the Citizens Bancorp Board of Directors, you should be aware that some of the employees of Citizens Bancorp and Citizens Savings Bank and members of the Citizens Bancorp Board of Directors and management have interests that are different from, or in conflict with, your interests. The Board of Directors was aware of these interests when it approved the merger and the Agreement and Plan of Reorganization. Except as described below, to the knowledge of Citizens Bancorp, the executive officers and directors of Citizens Bancorp do not have any material interest in the merger apart from their interests as shareholders.

Appointment of Fred W. Carter to Lincoln Bancorp Board of Directors.

         The Agreement and Plan of Reorganization provides that Fred W. Carter (or in the event he is not able to serve, another director of Citizens, selected in the sole discretion of the Citizens Bancorp Board of Directors), shall be appointed to the Board of Directors of Lincoln Bancorp and Lincoln Federal for a two-year term ending in 2002. Following his service as a director of Lincoln Bancorp and Lincoln Federal, Mr. Carter shall be appointed as a director emeritus of the Board of Directors of Lincoln Federal to serve for at least one additional year in such position. Under the current policies of Lincoln Federal, Mr. Carter will receive annual director's fees of $884 plus $416 for each regular meeting attended and $208 for each committee meeting attended. Upon Mr. Carter's appointment as a director emeritus he will receive annual fees of $1,000.

Change in Control Provisions of Existing Employment Contract Between Citizens Savings Bank and Fred W. Carter.

         Fred W. Carter and Citizens Savings Bank entered into an employment contract (the "Employment Agreement") dated September 18, 1997 which provides, in part, that in the event of the termination of Mr. Carter's employment with Citizens Savings Bank following a Change in Control (as defined), he shall be entitled to receive his annual base compensation at the rates in effect at the time of termination for three additional 12-month periods. In addition, the Employment Agreement provides that, during such periods, Citizens Savings Bank will maintain in full force and effect for the continued benefit of Mr. Carter, each employee welfare plan and each employee pension plan in which Mr. Carter was entitled to participate immediately prior to the date of his termination. The Employment Agreement further provides, however, that Citizens Savings Bank would not be liable for payments to Mr. Carter in excess of the limitations set forth at section 280(g) of the Code. As of March 21, 2000, Mr. Carter's base compensation was $155,000 per year. Thus, this provision of his Employment Agreement entitles Mr. Carter to receive from Citizens Savings Bank upon the termination of his employment in connection with the proposed merger an amount equal to three times his base compensation, or $465,000, plus the continuation of certain welfare plan and pension plan benefits, subject to limitations set forth in section 280(g) of the Code. The Agreement and Plan of Reorganization authorizes Citizens Savings Bank to increase Mr. Carter's salary to the extent necessary so that his salary for the portion of the year 2000 prior to the effective date will be $155,000. It is currently expected that Mr. Carter's salary will be increased in this manner before the effective date of the merger in order to increase the level of benefits he will receive under the Citizens FIRF Plan.

         The Agreement and Plan of Reorganization provides that, in lieu of receiving the amounts that would otherwise be payable under the Employment Agreement, Mr. Carter (or his estate in the event of his death prior to the effective time of the merger) shall receive in connection with the merger a cash sum equal to $412,000 minus any amount by which his base compensation during calendar year 2000 from Citizens Bancorp or Citizens Savings Bank that he receives prior to the effective time of the merger exceeds the amount that would have been paid to him during such period had his compensation been paid ratably at an annual rate of $155,000. This amount is the amount Mr. Carter may receive under his employment contract without exceeding the limits in section 280(g) of the Code. Of this amount, $150,000 will be paid to Mr. Carter on January 2, 2001, and the balance will be paid to him at the effective time of the merger; provided, however, that all of such amount will be paid to Mr. Carter at the effective time of the merger if an independent accounting firm determines that this is necessary in order for such amount to be accrued as an expense of Citizens Bancorp for the accounting period which includes the effective date of the merger. The amounts payable to Mr. Carter pursuant to these provisions of the Agreement and Plan of Reorganization shall be paid whether or not Mr. Carter is required to terminate his employment with Citizens Savings Bank prior to the effective date for any reason, including, without limitation, his disability.

Consulting Agreement

         The Agreement and Plan of Reorganization provides that Lincoln Federal will offer to enter into a consulting agreement with Mr. Carter following the effective time of the merger. The proposed consulting agreement provides, for a period of 24 months following the effective time of the merger, Mr. Carter shall provide consulting services to Lincoln Bancorp and its subsidiaries with regard to matters in which he was involved while employed by Citizens Bancorp and its subsidiaries. These services may include advice regarding the management or disposition of the investments held by Citizens Bancorp and its subsidiaries as of the effective time of the merger and advice regarding the maintenance and strengthening of relationships with persons and entities which are customers of Citizens Bancorp as of the effective time of the merger. In addition, these services may but need not include active oversight of the remaining phases of the real estate development project of Citizens Loan and Service Corporation ("CLSC"), a wholly-owned subsidiary of Citizens Savings Bank, which project is not expected to be completed until well after the effective time of the merger. Mr. Carter's services under the consulting agreement will be rendered as an independent contractor, and not as an employee of Lincoln Bancorp or any of its subsidiaries, and will be provided under the general direction of Lincoln Bancorp's President and Chief Executive Officer. As compensation for the consulting services to be provided, Lincoln will pay Mr. Carter consulting fees in the amount of approximately $2,200 per month. The consulting agreement will provide that Mr. Carter will be required to work not more than 500 hours per year on matters relating to Lincoln Federal.

                    EXCHANGE OF CITIZENS BANCORP COMMON STOCK
                        FOR LINCOLN BANCORP COMMON STOCK

         Promptly after the completion of the merger, Lincoln Bancorp will instruct The Fifth Third Bank, the transfer agent for Lincoln Bancorp common stock, to send to each holder of Citizens Bancorp common stock transmittal materials for use in exchanging all of their certificates representing shares of Citizens Bancorp common stock for a certificate or certificates representing shares of Lincoln Bancorp common stock, and a check for the cash portion of the merger consideration and for any fractional share interest held by the shareholder. The transmittal materials will contain information and instructions with respect to the surrender of certificates of shares of Citizens Bancorp common stock in exchange for certificates representing shares of Lincoln Bancorp common stock.

         YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

         Following the completion of the merger and upon the delivery by a shareholder of the certificates representing shares of Citizens Bancorp common stock that he or she holds, or a satisfactory indemnity if any of the certificates are lost, stolen, or destroyed, together with a properly completed letter of transmittal, The Fifth Third Bank will mail to the shareholder a certificate or certificates for the number of shares of Lincoln Bancorp common stock to which the holder is entitled, together with all undelivered dividends or distributions, less the amount of any withholding taxes that may be required for the shares. The Fifth Third Bank will also deliver to each shareholder of Citizens Bancorp who tenders his or her shares in connection with the merger a check in the amount of the cash portion of the merger consideration payable to the shareholder plus, where applicable, any cash to be paid in lieu of fractional shares of Lincoln Bancorp common stock. Lincoln Bancorp will not pay interest on any cash payable to shareholders of Citizens Bancorp in connection with the merger.

         Declaration of dividends by Lincoln Bancorp after the completion of the merger will include dividends on all Lincoln Bancorp common stock issued in the merger, but no dividend or other distribution payable to the holders of record of Lincoln Bancorp common stock at or as of any time after the completion of the merger will be paid to holders of Citizens Bancorp common stock until they physically surrender all certificates as described above. After the completion of the merger, the stock transfer books of Citizens Bancorp will close and there will be no transfers on the transfer books of Citizens Bancorp.

                       REGULATORY APPROVALS FOR THE MERGER

Office of Thrift Supervision.

         The mergers of Citizens Bancorp with and into Lincoln Bancorp, and of Citizens Savings Bank with and into Lincoln Federal, are subject to prior approval by the Office of Thrift Supervision under Section 10(e) of the Home Owners' Loan Act and under the Change in Bank Control Act. These statutes require the Office of Thrift Supervision, when considering a transaction such as a merger of two savings and loan holding companies or two savings associations to take into consideration the financial and managerial resources and the future prospects of the companies and associations involved, the insurance risk to the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable, and the effect of the transaction on the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Office of Thrift Supervision will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions. In considering the managerial resources, the Office of Thrift Supervision will consider the competence, experience, and integrity of the officers, directors, and principal shareholders of the companies and associations.

         The Home Owners' Loan Act prohibits the Office of Thrift Supervision from approving a merger if the merger:

         o would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States; or

         o would substantially lessen competition or tend to create a monopoly in any section of the country, or would result in any other manner in a restraint of trade, unless the Office of Thrift Supervision finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

         In addition, under the Community Reinvestment Act of 1977, the Office of Thrift Supervision must take into account the record of performance of Lincoln Federal and Citizens Savings Bank in meeting the credit needs of the communities served by such associations, including low- and moderate-income neighborhoods.

         Lincoln Bancorp and Citizens Bancorp filed an application for approval of the proposed merger with the Office of Thrift Supervision on June ___, 2000. The merger may not be completed until the 30th day, or, with the consent of the relevant agencies, the 15th day, following the date of the Office of Thrift Supervision approval, during which period the United States Department of Justice may comment adversely on the merger or challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of any approval unless a court specifically orders otherwise.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         As a condition to closing the merger, Citizens Bancorp must obtain the opinion of Barnes & Thornburg that, for federal income tax purposes, the merger constitutes a reorganization within the meaning of Section 368 of the Code and will not result in gain or loss for federal income tax purposes to Citizens Bancorp. In addition, the opinion must state that the issuance of Lincoln Bancorp's common stock in the merger will not result in the recognition of gain or loss by the holders of Citizens Bancorp common stock to the extent they receive shares of Lincoln Bancorp common stock in the merger in exchange for shares of Citizens Bancorp common stock.

         In addition, Lincoln Bancorp must obtain the opinion of Bose McKinney & Evans LLP to the effect that the merger constitutes a reorganization within the meaning of Section 368 of the Code.

         Pursuant to the Merger Agreement, Citizens Bancorp and Lincoln Bancorp may exercise their right to terminate the merger if Barnes & Thornburg and Bose McKinney & Evans LLP are unable to render their tax opinions at closing. If the market price of the Lincoln Bancorp common stock as of the effective time declines relative to the market price of Citizens Bancorp common stock to the extent that the value of the Lincoln Bancorp common stock received by the Citizens Bancorp shareholders in the merger is less than 45% of the value of formerly outstanding shares of Citizens Bancorp common stock, then Citizens Bancorp and Lincoln Bancorp will not be obligated to consummate the merger pursuant to the Agreeement and Plan of Reorganization because Barnes & Thornburg and Bose McKinney & Evans LLP would be unable to render their favorable tax opinions on the merger.

         Barnes & Thornburg has rendered its tax opinion, based on certain assumptions, as of the date the registration statement relating to this proxy statement/prospectus was filed. That opinion was based on current market prices of Citizens Bancorp and Lincoln Bancorp common stock and also assumed that no shareholders of Citizens Bancorp dissent in the merger. Subject to the qualifications set forth above, the opinion of Barnes & Thornburg provides:

         o Assuming the value of the Lincoln Bancorp common stock is no less than 45% of the aggregate value of the formerly outstanding Citizens Bancorp common stock as of the effective time, the merger will constitute a tax-free reorganization for Federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code, meaning that neither Citizens Bancorp nor Lincoln Bancorp will recognize any gain or loss with respect to the merger.

         o The shareholders of Citizens Bancorp will not recognize any gain or loss on the transfer of their Citizens Bancorp common stock to the extent they receive shares of Lincoln Bancorp common stock as consideration.

         o A Citizens Bancorp shareholder who receives a combination of cash and shares of Lincoln Bancorp common stock in exchange for Citizens Bancorp common shares in the merger will not recognize loss but will recognize gain, if any, on the shares so exchanged to the extent of any cash received. Any such recognized gain will be treated as capital gain unless, in the case of the particular shareholder, the receipt of the cash is deemed to have the effect of a dividend, in which case such gain will be treated as ordinary dividend income to the extent of such shareholder's ratable share of Citizens Bancorp's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the exchange, the shareholder's holding period for such shares is greater than one year.

         o The stock redemption provisions of Section 302 of the Code apply in determining whether cash received by a Citizens Bancorp shareholder pursuant to the merger has the effect of a dividend under Section 356(a)(2) of the Code (the "Hypothetical Redemption Analysis"). Under the Hypothetical Redemption Analysis, a Citizens Bancorp shareholder will be treated as if the portion of the common shares exchanged for cash in the merger instead had been exchanged for shares of Lincoln Bancorp common stock (the "Hypothetical Shares"), followed immediately by a redemption of the Hypothetical Shares by Lincoln Bancorp for cash. Under the principles of
                  Section 302, a Citizens Bancorp shareholder will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to such shareholder. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Code will apply in comparing a shareholder's ownership interest in Lincoln Bancorp both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption. Whether the hypothetical redemption by Lincoln Bancorp of the Hypothetical Shares for cash is "not essentially equivalent to a dividend" with respect to a Citizens Bancorp shareholder will depend upon such shareholder's particular circumstances. However, the hypothetical redemption must, in any event, result in a
                  "meaningful reduction" in such shareholder's percentage ownership of Lincoln Bancorp stock. In determining whether the hypothetical redemption by Lincoln Bancorp results in a meaningful reduction in the shareholder's percentage ownership of Lincoln Bancorp stock and therefore does not have the effect of a distribution of a dividend, a Citizens Bancorp shareholder should compare his or her interest in Lincoln Bancorp (including interests owned actually, hypothetically and constructively) immediately after the merger (but before the hypothetical redemption) to his or her interest after the hypothetical redemption. The Internal Revenue Service has indicated, in Revenue Ruling 76-385, that a shareholder in a publicly held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder's actual and constructive ownership before and after the hypothetical redemption. In Revenue Ruling 76-385, the Internal Revenue Service found a reduction from .0001118% to .0001081% to be a meaningful reduction. The hypothetical redemption transaction would be "substantially disproportionate" and, therefore, would not have the effect of a distribution of a dividend with respect to a Citizens Bancorp shareholder who owns less than 50% of the voting power of the outstanding Lincoln Bancorp common stock if the percentage of Lincoln Bancorp common stock actually and constructively owned by such shareholder immediately after the hypothetical redemption is less than 80% of the percentage of Lincoln Bancorp common stock actually, hypothetically and constructively owned by such shareholder immediately before the hypothetical redemption.

         o The aggregate adjusted tax basis of the shares of Lincoln Bancorp common stock received in such exchange will be equal to the aggregate tax basis of the shares surrendered therefor, decreased by the cash received and increased by the amount of gain (including any amount which is characterized as a dividend) recognized, if any. The holding period of Lincoln Bancorp common stock will include the holding period of the common shares surrendered therefor.

         o Cash received in lieu of a fractional share of Lincoln Bancorp common stock will be treated as received in redemption of such fractional interest and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the share of common stock allocable to such fractional interest. Such gain or loss will be long-term capital gain or loss if, as of the date of exchange, the holding period for such share is greater than one year.

         o If you dissent to the merger and receive solely cash in exchange for your Citizens Bancorp shares, the cash will be treated as a distribution in redemption of your Citizens Bancorp shares, subject to the provisions and limitations of
                  Section 302 of the Code. Unless the redemption is treated as a dividend under Section 302(d) of the Code, you will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the Citizens Bancorp shares redeemed. This gain or loss will be capital gain or loss if the Citizens Bancorp shares are held by you as a capital asset at the time of the merger. If, on the other hand, the redemption is treated as a dividend under Section 302(d) of the Code, the full amount of cash you receive will be treated as ordinary income.

         o        Payments   of  cash   to  a   Citizens   Bancorp   shareholder
                  surrendering shares of common stock will be subject to information reporting and "backup" withholding at a rate of 31% of the cash payment to the shareholder, unless the shareholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

         o The receipt in the merger by a holder of vested options to acquire shares of Citizens Bancorp common stock of an amount in cash equal to the excess of $18.75 over the per share exercise price for each share of common stock subject to such vested stock options will result in the recognition of taxable income by the person in the amount of cash received as consideration for the termination of such vested stock options.

         o The receipt by a holder of a non-vested option to acquire shares of Citizens Bancorp common stock of a comparable option to acquire shares of Lincoln Bancorp common stock will not result in the recognition of a gain or loss by such person.

         This discussion is for general information only. The opinions of Barnes & Thornburg and Bose McKinney & Evans LLP will be based on current law at the effective time of the merger, and will assume that the merger is consummated as described in the Agreement and Plan of Reorganization. Neither this discussion nor the opinions of Barnes & Thornburg and Bose McKinney & Evans LLP are binding on the Internal Revenue Service and no ruling from the Internal Revenue Service has been sought or will be sought with respect to the tax consequences of the merger.

         The foregoing discussion is limited to the material federal income tax consequences of the proposed merger and does not discuss state, local, or foreign tax consequences, or all of the tax consequences that might be relevant to an individual shareholder of Citizens Bancorp. Each shareholder is urged to consult with his or her own tax advisor concerning the specific tax consequences of the merger to the shareholder, including the applicability and effect of foreign, state, local, or other tax laws and of any future changes in the Code, or regulation issued thereunder, or under any tax rulings or court decisions or other laws concerning taxes.

                       ACCOUNTING TREATMENT OF THE MERGER

         The merger is expected to be treated as a purchase of assets for accounting and financial reporting purposes. Accordingly, in connection with the merger, the assets and liabilities of Citizens Bancorp will be marked to their fair market value prior to being added to the corresponding balance sheet categories of Lincoln Bancorp, subject to any adjustments required to conform the accounting policies and financial statement classifications of the two companies. Any amount remaining after allocating the purchase price to the Citizens Bancorp's assets and liabilities will be classified as goodwill and will be amortized over future periods. In future financial statements, the results of operations of Lincoln Bancorp will include the results of both Citizens Bancorp and Lincoln Bancorp only for the periods beginning after the effective date of the merger. Lincoln Bancorp must treat certain expenses incurred to effect the merger as current charges against income rather than as adjustments to its balance sheet.

         The unaudited pro forma condensed combined financial information contained in this document has been prepared using the purchase method of accounting to account for the merger. See "Unaudited Pro Forma Condensed Combined Financial Statements" and the footnotes thereto beginning on page 34.

                       RIGHTS OF DISSENTING SHAREHOLDERS

         Pursuant to Chapter 44 of the Indiana Business Corporation Law (the "IBCL"), Citizens Bancorp shareholders have dissenters' rights with respect to the merger of Citizens Bancorp with Lincoln Bancorp. Chapter 44 of the IBCL authorizes a Citizens Bancorp shareholder to demand payment in cash for the fair value of his or her shares of Citizens Bancorp common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in the value unless a court determines that such exclusion would be inequitable. To claim this right a Citizens Bancorp shareholder who desires to exercise his or her rights as a dissenting shareholder: (a) must, before the vote is taken at the special meeting of Citizens Bancorp shareholders, deliver to Citizens Bancorp written notice of his or her intent to demand payment for his or her shares if the merger is effectuated, and (b) must not vote in favor of the merger in person or by proxy at the Citizens Bancorp Special Meeting.

         If the merger is approved by the Citizens Bancorp shareholders, Citizens Bancorp will send a notice of dissenters' rights to those Citizens Bancorp shareholders satisfying the above conditions within ten days after the shareholder approval. The notice will state the procedures the dissenting Citizens Bancorp shareholders thereafter must follow to exercise his or her dissenters' rights in accordance with Chapter 44 of the IBCL.

         A CITIZENS BANCORP SHAREHOLDER WHO DOES NOT DELIVER WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT AND EITHER VOTES AGAINST THE MERGER OR REFRAINS FROM VOTING WILL BE CONSIDERED NOT TO BE ENTITLED TO RIGHTS UNDER CHAPTER 44 OF THE IBCL.

         Citizens Bancorp shareholders who execute and return the enclosed proxy but do not specify a choice on the merger proposals will be deemed to have voted in favor of the merger of Citizens Bancorp with Lincoln Bancorp and, accordingly to have waived their dissenters' rights, unless they revoke the proxy prior to its being voted.

         Upon consummation of the merger, Citizens Bancorp will pay each dissenting Citizens Bancorp shareholder who has complied with all requirements of Chapter 44 of the IBCL and of the notice, Citizens Bancorp's estimate of the fair value of the shares as of the time immediately prior to the merger, EXCLUDING ANY APPRECIATION IN VALUE IN ANTICIPATION OF THE MERGER. The determination of the estimate of "fair value" will be based on the value of such shares of Citizens Bancorp Common Stock on March 20, 2000, the day immediately prior to the announcement of the merger.

         Dissenters can object to the fair value by stating their estimate of the fair value and demanding payment of the additional amount claimed as fair value within 30 days after Citizens Bancorp makes or offers payments for the dissenters' shares. Citizens Bancorp can elect to agree to the dissenters' fair value demand or can commence an action in the Circuit or Superior Court of Clinton County, Indiana, within 60 days after receiving the demand for payment for a judicial determination of the fair value. The Court can appoint appraisers to determine the fair value. The costs of the proceeding, including compensation and expenses of the appraisers, counsel for the parties, and experts, will be assessed against all parties to the action in such amounts as the Court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the Court finds the fair value of the dissenters' shares, plus interest, exceeds the amount paid by Citizens Bancorp.

         See the full text of Chapter 44 set forth in Appendix C to this Prospectus/Proxy Statement.

         TO PERFECT RIGHTS OF DISSENT, A CITIZENS BANCORP SHAREHOLDER MUST NOT VOTE IN FAVOR OF THE MERGER AND MUST DELIVER A WRITTEN DEMAND FOR PAYMENT IN ACCORDANCE WITH THE REQUIREMENTS OF CHAPTER 44 OF THE IBCL. THIS SUMMARY OF THE DISSENTERS' RIGHTS OF CITIZENS BANCORP SHAREHOLDERS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS ATTACHED TO THIS PROSPECTUS AS APPENDIX C. ANY INDIVIDUAL CONSIDERING EXERCISING RIGHTS OF DISSENT SHOULD CAREFULLY READ AND CONSIDER THE INFORMATION DISCLOSED IN APPENDIX C AND CONSULT WITH AN INDEPENDENT INVESTMENT ADVISOR BEFORE EXERCISING RIGHTS OF DISSENT.

                         NASDAQ NATIONAL MARKET LISTING

         Lincoln Bancorp will file a notification with the Nasdaq National Market System regarding the issuance of Lincoln Bancorp common stock in the merger. This notification must be made to the Nasdaq National Market System for the merger to proceed.

                        DIRECTORS AND EXECUTIVE OFFICERS

         Lincoln Bancorp. Upon completion of the merger, Lincoln Bancorp and Lincoln Federal will retain their respective directors and executive officers. In addition, Fred W. Carter (or in the event he is not able to serve, another director of Citizens Bancorp) will be added to the Board of Directors of Lincoln Bancorp and Lincoln Federal. Furthermore, each director or director emeritus of Citizens Bancorp other than Mr. Carter will be appointed to serve as an advisory director of Lincoln Federal, and shall be re-appointed to serve in such capacity through March 31, 2003. As advisory directors of Lincoln Federal, these individuals will meet semiannually and will provide advice on how to facilitate a smooth transition of Citizens Bancorp's business into Lincoln Bancorp following the merger, and will receive, as compensation for their service, annual fees of $1,000 each. Prior to the effective time of the merger, Lincoln Bancorp's Board of Directors consists of eight members. The By-Laws of Lincoln Bancorp provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually. Directors must have their primary domicile in Clinton, Hendricks or Montgomery Counties, Indiana, must have had a loan or deposit relationship with the Lincoln Federal for a continuous period of nine months prior to their nomination to the Board (or in the case of directors in office on September 10, 1998, prior to that date), and non-employee directors must have served as a member of a civic or community organization based in Clinton, Hendricks or Montgomery Counties, Indiana for at least a continuous period of 12 months during the five years prior to their nomination to the Board. The By-laws of Lincoln Bancorp authorize the Board of Directors to waive these requirements in connection with the appointment of a representative to the Board in connection with the acquisition of another financial institution. Pursuant to this authority the Board of Directors of Lincoln Bancorp will waive these requirements to permit Fred W. Carter to serve on the Board following the effective time of the merger.

         The following table sets forth certain information regarding the current members of the Board of Directors of Lincoln Bancorp, including the number and percent of shares of Common Stock beneficially owned by such persons as of the Voting Record Date. Unless otherwise indicated, each director has sole investment and/or voting power with respect to the shares shown as beneficially owned by him. No director of Lincoln Bancorp is related to any other director or executive officer of the Lincoln Bancorp by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which such director was selected to serve on the Board of Directors. The table also sets forth the number of shares of Lincoln Bancorp common stock beneficially owned by John M. Baer, Lincoln Bancorp's Secretary, Treasurer, and Chief Financial Officer, and by Fred W. Carter, who will become a director of Lincoln Bancorp upon the effective time of the merger. The chart also sets forth the number of shares owned by all directors and executive officers of Lincoln Bancorp following the merger as a group (including Mr.
Carter). The chart also discloses the effects of the issuance of shares of Lincoln Bancorp common stock in the merger on the percentage of the shares of Lincoln Bancorp common stock held by the following persons.

                                                                                                Shares of
                                                                  Common                         Common        Percentage of
                      Expiration    Director of   Director         Stock                       Stock Owned      Class Upon
                           of         Lincoln    of Lincoln    Beneficially                  as of Effective     Effective
                        Term as       Bancorp      Federal      Owned as of     Percentage       Date of           Time
       Name            Director        Since        Since     August __, 2000   of Class(1)    Merger (2)      of Merger (2)
--------------------  ---------       ------        -------   ---------------   -----------    -------------   -------------
Lester N. Bergum, Jr.    2003           1998        1996         35,769 (3)         .63%         35,769  (3)      .54%
Dennis W. Dawes          2003           1999        1999          1,000 (4)         .02%          1,000  (4)      .02%
W. Thomas Harmon         2001           1998        1982         65,769 (5)        1.16%         65,769  (5)     1.00%
Jerry R. Holifield       2001           1998        1992         35,901 (5)         .63%         35,901  (5)      .55%
David E. Mansfield       2002           1998        1997         25,769 (5)         .45%         25,769  (5)      .39%
John C. Milholland       2001           1998        1988         62,731 (5)        1.10%         62,731  (5)      .96%
T. Tim Unger             2002           1998        1996        147,418 (6)        2.58%        147,418  (6)     2.23%
John L. Wyatt            2002           1998        1992         45,769 (7)         .81%         45,769  (7)      .70%
Fred W. Carter                                                      ---              ---         35,851  (8)      .55%
Executive Officer
John M. Baer
  Secretary, Treasurer
  and Chief Financial
  Officer                                                        85,442 (9)          1.50%       85,442  (9)     1.30%
All directors and
executive officers
as a group (11 persons)                                         505,568 (10)         8.79%      541,419 (10)     8.16%


(1) Based upon information furnished by the respective directors. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the directors residing in their homes. Percentages are based upon 5,677,493 shares of Lincoln Bancorp common stock outstanding as of August ___, 2000.

(2) Assumes the issuance in the merger of 885,074 shares of Lincoln Bancorp common stock to the existing shareholders of Citizens Bancorp, and that none of such shares are acquired by current directors or executive officers of Lincoln Bancorp. Excludes shares of Lincoln Bancorp common stock which will be held pursuant to nonvested options by the directors and director emeritus of Citizens Bancorp upon the consummation of the merger, which options are not exercisable within 60 days of the Voting Record Date and which, pursuant to the Agreement and Plan of Reorganization, shall be granted to such persons as consideration for the conversion of the nonvested options to acquire shares of Citizens Bancorp common stock they hold prior to the effective time of the merger pursuant to the Citizens Option Plan.

(3) Includes 7,610 shares held jointly by Mr. Bergum and his spouse and 8,411 shares held under the Lincoln Federal Recognition and Retention Plan and Trust (the "Lincoln RRP"), and 5,256 shares subject to options granted under the Lincoln Bancorp Stock Option Plan (the "Lincoln Option Plan"). Does not include options for 21,028 shares granted to Mr. Bergum under the Lincoln Option Plan which are not exercisable within 60 days of the Voting Record Date.

(4) Does not include options for 15,000 shares granted to Mr. Dawes under the Lincoln Option Plan which are not exercisable within 60 days of the Voting Record Date.

(5) Includes 8,411 shares held under the Lincoln RRP and 5,256 shares subject to options under the Lincoln Option Plan. Does not include options for 21,028 shares granted under the Lincoln Option Plan which are not exercisable within 60 days of the Voting Record Date.

(6) Includes 44,860 shares held under the Lincoln RRP, 35,046 shares subject to options under the Lincoln Option Plan, and 3,798 shares allocated as of December 31, 1999 under the Lincoln Bancorp Employee Stock Ownership Plan and Trust (the "Lincoln ESOP"). Does not include options for 140,185 shares granted under the Lincoln Option Plan which are not exercisable within 60 days of the Voting Record Date.

(7) Includes 16,791 shares held jointly by Mr. Wyatt with his spouse, 8,411 shares held under the Lincoln RRP and 5,256 shares subject to options granted under the Lincoln Option Plan. Does not include options for 21,028 shares granted under the Lincoln Option Plan which are not exercisable within 60 days of the Voting Record Date.

(8) Assumes that the 38,241 shares of Citizens Bancorp common stock held by Mr. Carter (including shares allocated to his account under the Citizens ESOP and shares held under the Citizens RRP), are converted into 35,851 shares of Lincoln Bancorp common stock upon the effective time of the merger, that Mr. Carter's vested stock options are cashed out in the merger and his nonvested stock options to acquire shares of Citizens Bancorp common stock are converted into nonvested options to acquire shares of Lincoln Bancorp common stock, and that such options are not exercisable within 60 days of the Voting Record Date, as provided in the Agreement and Plan of Reorganization.

(9) Includes 10,891 shares held jointly by Mr. Baer and his spouse, 28,037 shares allocated to his account under the Lincoln RRP, 8,000 shares subject to options granted under the Lincoln Option Plan and 2,605 shares allocated to Mr. Baer's account as of December 31, 1999 under the Lincoln ESOP. Does not include 52,092 shares granted under the Lincoln Option Plan which are not exercisable within 60 days of the Voting Record Date.

(10) Includes 123,363 shares held under the Lincoln RRP, 74,582 shares subject to options granted under the Lincoln Option Plan, and 6,403 shares allocated as of December 31, 1999 under the Lincoln ESOP. Does not include options for 333,425 shares granted under the Lincoln Option Plan which are not exercisable within 60 days of the Voting Record Date.

         Presented below is certain information concerning the current directors of Lincoln Bancorp:

         Lester N. Bergum, Jr. (age 51) is an attorney and partner with the firm of Robison, Robison, Bergum & Johnson in Frankfort, Indiana, where he has practiced since 1974. He has also served since 1989 as president of Title Insurance Services, Inc., a title agency located in Frankfort, Indiana.

         Dennis W. Dawes (age 54) has served as President and Treasurer of Hendricks Community Hospital and President of Hendricks Community Hospital Foundation in Danville, Indiana for over five years.

         W. Thomas Harmon (age 60) has served as the co-owner, Vice President, Treasurer and Secretary of Crawfordsville Town & Country Homecenter, Inc. in Crawfordsville, Indiana, since 1978. Mr. Harmon is also a co-owner and officer of RGW, Inc., in Crawfordsville, a company that develops real estate subdivisions and manages apartment rental properties, a position he has held since 1965.

         Jerry Holifield (age 59) became Chairman of the Board of the Bank in December, 1999 and has been the School Superintendent of the Plainfield Community School Corporation since 1991.

         David E. Mansfield (age 58) is an Administrative Supervisor for Marathon Oil Company where he has worked since 1973.

         John C. Milholland (age 64) has been Principal of Frankfort Senior High School in Frankfort, Indiana since 1989.

         T. Tim Unger (age 59) has been President, Chief Executive Officer and Chairman of the Board of Lincoln Bancorp since 1998, and President and Chief Executive Officer of Lincoln Federal since January, 1996. Theretofore, Mr. Unger served as President and Chief Executive Officer of Summit Bank of Clinton County from 1989 through 1995.

         John L. Wyatt (age 63) is a District Agent for Northwestern Mutual Life Insurance Company where he has been employed since 1960.

         Lincoln Federal also has a director emeritus program pursuant to which its former directors may continue to serve as advisors to the Board of Directors upon their retirement or resignation from the Board of Directors. Currently, Wayne E. Kessler and Edward E. Whalen serve as directors emeritus of Lincoln Federal.

         Following the effective time of the merger, Fred W. Carter will serve a s a director of Lincoln Bancorp and Lincoln Federal. Presented below is certain information concerning Mr. Carter.

         Fred W. Carter (age 68) served as Chairman, Chief Executive Officer and President of Citizens Bancorp since 1997 and as President and Chief Executive Officer of Citizens Savings Bank since 1966.

         Citizens Bancorp. The following table sets forth certain information regarding the directors of the Citizens Bancorp, including the number and percent of shares of Citizens Bancorp common stock beneficially owned by such persons as of the Voting Record Date. Unless otherwise indicated, each director has sole investment and/or voting power with respect to the shares shown as beneficially owned by him. No director is related to any other director or executive officer of the Citizens Bancorp by blood, marriage, or adoption, except that Fred W. Carter is the father of the Cindy S. Chambers, the Secretary of Citizens Bancorp, and there are no arrangements or understandings between any director and any other person pursuant to which such director was selected to serve on the Board of Directors. The table also sets forth the number of shares of Citizens Bancorp common stock beneficially owned by all directors and executive officers of the Citizens Bancorp as a group.

                                                 Director of      Common                     Lincoln Bancorp
                                   Director of     Citizens        Stock                         Common
                     Expiration of   Citizens      Savings     Beneficially                    Stock Owned
                        Term as       Bancorp       Bank        Owned as of     Percentage      Following       Percentage
       Name            Director        Since        Since      August, 2000     of Class(1)    Merger (2)        of Class
-----------------    ----------        -----     -----------   ------------    -----------   ----------------   ---------
Robert F. Ayres          2002         1997         1979           9,232 (3)         .96%           6,671         .10%
Fred W. Carter           2000         1997       1960-1966       48,821 (4)        5.03%          35,851         .55%
                                               1971-Present

Perry W. Lewis           2001         1997         1975          26,232 (3)        2.73%          22,609         .34%
John J. Miller           2001         1997         1995          42,732 (5)        4.44%          38,077         .58%

Billy J. Wray            2002         1997         1992          24,232 (3)        2.52%          23,234 (7)     .35%
All directors and
executive officers
as a group (8 persons)                                          218,325 (6)       22.10%         180,899 (8)    2.76%


(1) Based upon information furnished by the respective directors. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the directors residing in their homes. Percentages are based upon 959,401 shares of Citizens Bancorp common stock outstanding as of August ____, 2000.

(2) Assumes the issuance in the merger of 885,074 shares of Lincoln Bancorp common stock to the existing shareholders of Citizens Bancorp. Excludes shares of Lincoln Bancorp common stock which will be held pursuant to nonvested options by the directors and director emeritus of Citizens Bancorp upon the consummation of the merger, which options are not exercisable within 60 days of the Voting Record Date and which, pursuant to the Agreement and Plan of Reorganization, shall be granted to such persons as consideration for the conversion of the nonvested options to acquire shares of Citizens Bancorp common stock they hold prior to the effective time of the merger pursuant to the Citizens Option Plan.

(3) Includes stock options for 2,116 shares granted under the Citizens Option Plan and 1,270 shares held under the Citizens RRP. Does not include stock options for 3,174 shares granted to the director under the Citizens Option Plan, which are not exercisable within 60 days of the Voting Record Date.

(4) Includes 15,116 shares owned jointly by Mr. Carter and his spouse, 6,348 shares held under the Citizens RRP, 10,580 shares subject to stock options granted under the Citizens Option Plan and 4,661 shares allocated to Mr. Carter's account as of June 30, 1999 under the Citizens ESOP. Does not include 15,870 shares subject to a stock option granted under the Citizens Option Plan which is not exercisable within 60 days of the Voting Record Date.

(5) Includes 10,000 shares owned by a company deemed to be controlled by Mr. Miller, 1,500 shares held by a profit sharing plan of which Mr. Miller is a beneficiary, 1,270 shares held under the Citizens RRP, and 2,116 shares subject to stock options granted under the Citizens Option Plan. Does not include stock options for 3,174 shares granted to the director under the Citizens Option Plan which are not exercisable within 60 days of the Voting Record Date.

(6) Includes 17,143 shares held under the Citizens RRP, 28,566 shares subject to stock options granted under the Citizens Option Plan, and 9,420 whole shares allocated to employees' accounts as of June 30, 1999 under the Citizens ESOP. Excludes 42,849 shares subject to stock options granted under the Citizens Option Plan which are not exercisable within 60 days of the Voting Record Date.

(7) Includes 2,500 shares of Lincoln Bancorp common stock owned by Mr. Wray prior to the effective time of the merger.

(8) Includes 3,000 shares of Lincoln Bancorp common stock owned in the aggregate by all directors and executive officers of Citizens Bancorp prior to the effective time of the merger.

                        PRINCIPAL HOLDERS OF COMMON STOCK

         Lincoln Bancorp. The following table sets forth certain information regarding the beneficial ownership of the Lincoln Bancorp common stock as of August ___, 2000, by each person who is known by Lincoln Bancorp to own beneficially 5% or more of the Lincoln Bancorp common stock. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

                                                          Number of            Percent of            Percent of
                                                          Shares of               Class              Class as of
   Name and Address                                      Common Stock             As of            Effective Time
of Beneficial Owner(1)                               Beneficially Owned     August ___, 2000        of Merger (3)
----------------------                               ------------------     -----------------       -------------
   Home Federal Savings Bank, as Trustee
   501 Washington Street
   Columbus, Indiana 47201                                  560,740 (2)           9.9%                    8.5%

(1) The information in this chart is based on a Schedule 13G Report filed by the above-listed person with the Securities and Exchange Commission containing information concerning shares held by it. It does not reflect any changes in those shareholdings which may have occurred since the date of such filing.

(2) These shares are held by the Trustee of the Lincoln ESOP. The Employees participating in that Plan are entitled to instruct the Trustee how to vote shares held in their accounts under the Plan. Unallocated shares held in a suspense account under the Plan are required under the Plan terms to be voted by the Trustee in the same proportion as allocated shares are voted.

(3) Assumes that 885,074 shares of Lincoln Bancorp common stock are issued in the merger and that the shareholder listed above does not acquire any of such shares.

         Citizens Bancorp. The following table sets forth certain information regarding the beneficial ownership of the Citizens Bancorp common stock as of August ___, 2000, by each person who is known by Citizens Bancorp to own beneficially 5% or more of the Citizens Bancorp common stock. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

                                                                                       Number of
                                                                                       Shares of         Percent
                                               Number of                                Lincoln         of Class
                                               Shares of         Percent of              Bancorp          as of
                                             Common Stock            Class           Common Stock       Effective
   Name and Address                          Beneficially           As of           owned following      Time of
of Beneficial Owner(1)                           Owned         August __, 2000        Merger (4)         Merger
----------------------                          ------         ----------------       -------------------------
The Farmers Bank, as Trustee
9 East Clinton Street
Frankfort, Indiana 46041                        84,640 (2)           8.8%                79,350          1.21%
Sandler O'Neill Asset Management LLC
SOAM Holdings, LLC
Malta Partners, L.P.
Malta Partners II, L.P.
Malta Hedge Fund, L.P.
Malta Hedge Fund II, L.P.
Terry Maltese
712 Fifth Avenue
22nd Floor
New York, New York, 10015                       95,000 (3)           9.9%                89,062          1.36%

(1) The information in this chart is based on a Schedule 13G Report filed by the above-listed person with the Securities and Exchange Commission containing information concerning shares held by it. It does not reflect any changes in those shareholdings which may have occurred since the date of such filing.

(2)      These  shares  are  held  by the  Trustee  of the  Citizens  ESOP.  The
         Employees participating in that Plan are entitled to instruct the Trustee how to vote shares held in their accounts under the Plan. Unallocated shares held in a suspense account under the Plan are required under the Plan terms to be voted by the Trustee in the same proportion as allocated shares are voted.

(3) Malta Partners, L.P. and Malta Partners II, L.P., each a Delaware limited partnership, and Malta Hedge Fund, L.P. and Malta Hedge Fund II, L.P., each a Delaware limited partnership, beneficially own these shares. These entities are private partnerships engaged in investment in securities for their own accounts. SOAM Holdings, LLC, a Delaware limited liability company ("Holdings"), is the general partner of each of these entities. Sandler O'Neill Asset Management LLC, a New York limited liability company ("SOAM"), provides administrative and management services to these entities. Terry Maltese is president and managing member of Holdings and SOAM. Each of the listed parties shares investment and dispositive power with respect to these shares.

(4) Assumes the issuance of 885,074 shares of Lincoln Bancorp common stock in the merger and the receipt by the shareholder of .9375 shares of Lincoln Bancorp common stock for each share of Citizens Bancorp common stock held by the shareholder as of the effective time of the merger.

                       MANAGEMENT REMUNERATION AND RELATED
                         TRANSACTIONS OF LINCOLN BANCORP

Remuneration of Named Executive Officers

         During the fiscal year ended December 31, 1999, no cash compensation was paid directly by Lincoln Bancorp to any of its executive officers. Each of such officers was compensated by Lincoln Federal. The following tables set forth information as to annual, long term and other compensation for services in all capacities to the President and Chief Executive Officer of Lincoln Bancorp for the last three fiscal years and the Chief Financial Officer, Secretary and Treasurer of Lincoln Bancorp for the last two fiscal years (the "Named Executive Officers"). There were no other executive officers of Lincoln Bancorp who earned over $100,000 in salary and bonuses during the fiscal year ended December 31, 1999.

                           Summary Compensation Table

                                                              Annual Compensation
                                                                               Long Term Compensation
                                                 Annual Compensation                   Awards
                                                                     Other                                   All
                                                                    Annual     Restricted   Securities      Other
Name and                    Fiscal                                  Compen-       Stock     Underlying     Compen-
Principal Position           Year    Salary ($)(1)    Bonus ($)  sation($)(2)   Awards($)   Options(#)  sation($)(3)
--------------------------------------------------------------------------------------------------------------------
T. Tim Unger, President      1999      $165,000      $25,000          ---       $700,925 (4)  175,231      $3,451
  and Chief Executive Officer1998      $135,000      $30,000          ---            ---        ---        $3,555
                             1997      $125,000      $10,000          ---            ---        ---        $3,330
John M. Baer, Chief          1999      $105,000      $10,500          ---       $438,075 (4)   60,092      $3,618
   Financial Officer,        1998      $ 95,000      $15,000          ---            ---        ---        $  990
    Secretary and Treasurer

(1) Mr. Unger does not receive any directors fees. Includes amounts deferred pursuant to Section 401(k) of the Code under Lincoln Federal's 401(k) Plan.

(2) The Named Executive Officers received certain perquisites, but the incremental cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of their salary and bonus.

(3) All Other Compensation includes Lincoln Federal Saving Bank's matching contributions under its 401(k) Plan.

(4) The value of the restricted stock awards was determined by multiplying the fair market values of the Lincoln Bancorp common stock on the date the shares were awarded by the number of shares awarded. These shares vest over a five year period commencing July 6, 1999. As of December 31, 1999, the number and aggregate value of restricted stock holdings by Mr. Unger were 56,074 and $587,025, respectively, and by Mr. Baer were 35,046 and $366,888, respectively. Awards paid on the restricted shares are payable to the grantee as the shares are vested and are not included in the table.

Stock Options

         The following table sets forth information related to options granted during fiscal year 1999 to the Named Executive Officers.

                                     Option Grants - Last Fiscal Year
                                             Individual Grants


                                                                                         Potential Realizable
                                                                                           Value at Assumed
                                       % of Total                                           Annual Rates of Stock
                                     Options Granted     Exercise or                       Price Appreciation
                  Options            to Employees       Base Price        Expiration       for Option Term
     Name        Granted(#)          In Fiscal Year     ($/Share)(3)        Date          5% ($)       10% ($)
--------------------------------------------------------------------------------------------------------------
T. Tim Unger      175,231 (1)             47.25%           $12.50         7/5/2009      $3,567,910    $5,681,301
John M. Baer       60,092 (2)             16.21%           $12.50         7/5/2009      $1,223,544    $1,948,289


(1) These are options to acquire shares of Lincoln Bancorp common stock. They are exercisable at the rate of 20% per year over a 5-year period commencing July 6, 1999. Subject to earlier vesting under certain circumstances.

(2) These are options to acquire shares of Lincoln Bancorp common stock. These options are exercisable as to 8,000 shares on July 6, 2000, as to 8,000 shares on July 6, 2001, as to 8,000 shares the first days of years 2002 - 2006, and as to 4,092 shares on January 1, 2007, subject to earlier vesting under certain circumstances.

(3) The option exercise price may be paid in cash or with the approval of the Stock Compensation Committee beginning on December 30, 2001, in shares of Lincoln Bancorp common stock or a combination thereof. The option exercise price equaled the market value of a share of Lincoln Bancorp common stock on the date of grant.

         The following table includes the number of shares covered by exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 1999. Also reported are the values for "in-the-money" options (options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock.

        Outstanding Stock Option Grants and Value Realized as of 12/31/99

                          Number of                     Value of Unexercised
                    Securities Underlying                   In-the-Money
                      Unexercised Options                    Options at
                     at Fiscal Year End (#)            Fiscal Year End ($) (1)
Name             Exercisable    Unexercisable       Exercisable    Unexercisable
--------------------------------------------------------------------------------
T. Tim Unger        ---           175,231             ---             ---
John M. Baer        ---            60,092             ---             ---

(1) Since the average between the high asked and low bid prices for the shares on December 31, 1999, was $10.46875 per share, and this price is below the $12.50 per share exercise price of the options, none of these options were "in-the-money" on December 31, 1999.

         No stock options were exercised during fiscal 1999 by the Named Executive Officers.

Employment Contract

         Lincoln Federal entered into a three-year employment contract with Mr. Unger. The contract with Mr. Unger extends annually for an additional one-year term to maintain its three-year term if Lincoln Federal's Board of Directors determines to so extend it, unless notice not to extend is properly given by either party to the contract. Mr. Unger receives a salary under the contract equal to his current salary with Lincoln Federal, subject to increases approved by the Board of Directors. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to Lincoln Federal's employees. Mr. Unger may terminate his employment upon 60 days' written notice to Lincoln Federal. Lincoln Federal may discharge Mr. Unger for cause (as defined in the contract) at any time or in certain specified events. If Lincoln Federal terminates Mr. Unger's employment for other than cause or if Mr. Unger terminates his own employment for cause (as defined in the contract), Mr. Unger will receive his base compensation under the contract for an additional three years if the termination follows a change of control in Lincoln Bancorp, and for the balance of the contract if the termination does not follow a change in control. In addition, during such period, Mr. Unger will continue to participate in Lincoln Federal's group insurance plans and retirement plans, or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, Mr. Unger will have the right to cause Lincoln Federal to purchase any stock options he holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. If the payments provided for in the contract, together with any other payments made to Mr. Unger by Lincoln Federal, are deemed to be payments in violation of the "golden parachute" rules of the Code, such payments will be reduced to the largest amount which would not cause Lincoln Federal to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation which would be paid under the contract to Mr. Unger if the contract were terminated after a change of control of Lincoln Bancorp, without cause by Lincoln Federal, or for cause by Mr. Unger, would be $525,000. For purposes of this employment contract, a change of control of Lincoln Bancorp is generally an acquisition of control, as defined in regulations issued under the Change in Bank Control Act and the Savings and Loan Holding Company Act. The employment contract protects Lincoln Federal's confidential business information and protects Lincoln Federal from competition by Mr. Unger should he voluntarily terminate his employment without cause or be terminated by Lincoln Federal for cause.

Compensation of Directors

         Lincoln Federal pays its non-employee directors a monthly retainer of $884 plus $416 for each regular meeting attended and $208 for each committee meeting attended, with a maximum of $1,600 in annual committee fees. Lincoln Federal's directors emeritus receive a $1,000 annual retainer. Directors also typically receive a year-end bonus depending on Lincoln Federal's performance during the year. Total fees paid to Lincoln Federal's directors and directors emeritus for the year ended December 31, 1999 were approximately $154,100. Directors of Lincoln Bancorp are not currently paid directors' fees. Lincoln Bancorp may, if it believes it is necessary to attract qualified directors or is otherwise beneficial to Lincoln Bancorp, adopt a policy of paying directors' fees.

         Lincoln Federal's directors and directors emeritus may, pursuant to a deferred compensation agreement, defer payment of some or all of their directors fees, bonuses or other compensation into a retirement account. Under this agreement, deferred directors fees are to be distributed either in a lump-sum payment or in equal annual or monthly installments over any period of from five to ten years. The lump sum or first installment is payable to the director, at the director's discretion, on the first day of the calendar year immediately following the year in which he ceases to be a director, or in the year in which the director attains that age specified by the retirement income test of the Social Security Act. Any additional installments will be paid on the first day of each succeeding year thereafter. At present, the following directors participate in the deferred compensation plan: Lester N. Bergum, Jr., W. Thomas Harmon, Jerry Holifield, John C. Milholland and John L. Wyatt.

         Lincoln Federal has also adopted a Deferred Director Supplemental Retirement Plan (the "Supplemental Plan") which provides for the continuation of directors fees to a director upon the later of a director's attainment of age 70 or the date on which he ceases to be a director. A director's interest in the Supplemental Plan will vest gradually over a five-year period commencing upon the director's completion of five years of service on our board. Upon completing nine years of service, the director's interest in the Supplemental Plan will be fully vested. The interests of directors who, as of December 1, 1997, had served at least one year on the Board vested immediately upon the adoption of the Supplemental Plan. The benefits payable to a director under the Supplemental Plan are calculated by multiplying the director's vested percentage times the rate of directors fees paid to the director immediately prior to his attainment of age 70 or, if earlier, the date his status as a director terminated. In the event that a director's death occurs prior to the commencement of payments under the Supplemental Plan, the director's designated beneficiary shall receive a monthly payment calculated by multiplying the director's vested percentage times the rate of directors fees in effect immediately prior to the director's death or, if earlier, the date on which his status as a director terminated. Payments under the Supplemental Plan will continue for 120 months.

Pension Plan

         Lincoln Federal participates, and its full-time employees are included, in the FIRF. Separate actuarial valuations are not made for Lincoln Federal or for the other employer participants in the FIRF. Lincoln Federal's employees are eligible to participate in the plan once they have attained the age of 21 and completed one year of service for Lincoln Federal and provided that the employee is expected to complete a minimum of 1,000 hours of service in the 12 consecutive months following his enrollment date. An employee's pension benefits are 100% vested after five years of service.

         The FIRF Plan of Lincoln Federal (the "Lincoln FIRF") provides for monthly or lump sum retirement benefits determined as a percentage of the employee's average salary (for the employee's highest five consecutive years of salary) times his years of service. Salary includes base annual salary as of each January 1, exclusive of overtime, bonuses, fees and other special payments. Early retirement, disability, and death benefits are also payable under the Lincoln FIRF, depending upon the participant's age and years of service. Lincoln Federal recorded no expense for the Lincoln FIRF during the fiscal year ended December 31, 1999, as the Plan was fully funded that year.

         The estimated base annual retirement benefits presented on a straight-line basis payable at normal retirement age (65) under the Pension Plan to persons in specified salary and years of service classifications are as follows (benefits noted in the table are not subject to any offset).



Highest 5-Year                         Years of Service
    Average
 Compensation     15        20       25       30         35        40      45
-------------   ----------------------------------------------------------------
$  80,000       18,000    24,000   30,000   36,000    42,000    48,000    54,000
  100,000       22,500    30,000   37,500   45,000    52,500    60,000    67,500
  120,000       27,000    36,000   45,000   54,000    63,000    72,000    81,000
  140,000       31,500    42,000   52,500   63,000    73,500    84,000    94,500
  160,000       36,000    48,000   60,000   72,000    84,000    96,000   108,000
  180,000       40,500    54,000   67,500   81,000    94,500   108,000   121,500
  200,000       45,000    60,000   75,000   90,000   105,000   120,000   135,000

         Benefits are currently subject to maximum Code limitations of $135,000 per year. The years of service credited to Mr. Unger under the Lincoln FIRF as of December 31, 1999 were four, and to Mr. Baer under the Lincoln FIRF as of December 31, 1999 were three.

Transactions With Certain Related Persons

         Lincoln Federal follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. Current law authorizes Lincoln Federal to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of its employees. At present, Lincoln Federal offers loans to its executive officers, directors, principal shareholders and employees with an interest rate that is .5% lower than the rate generally available to the public, but otherwise are offered with substantially the same terms as those prevailing for comparable transactions. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of Lincoln Federal's Board of Directors. Loans to directors, executive officers and their associates totaled approximately $1.261 million, or 1.4% of equity capital at December 31, 1999.

         The law firm Robison Robison Bergum & Johnson, based in Frankfort, Indiana, of which Lester N. Bergum, Jr., a director of Lincoln Bancorp is a partner, serves as counsel to Lincoln Federal in connection with loan delinquencies, title searches, and related matters in Frankfort, Clinton County, Indiana. Lincoln Federal expects to continue using the services of the law firm for such matters in the current fiscal year.

Joint Report of the Compensation Committee and the Stock Compensation Committee

         The Compensation Committee of the Lincoln Bancorp Board of Directors was comprised during fiscal 1999 of Messrs. Harmon, Holifield, Mansfield and Milholland. The Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All decisions by the Compensation Committee relating to salaries of Lincoln Bancorp's executive officers are approved by the full Board of Directors. In fiscal 1999, there were no modifications to Compensation Committee actions and recommendations made by the full Board of Directors. In approving the salaries of executive officers, the Committee has access to and reviews compensation data for comparable financial institutions in the Midwest. Moreover, from time to time the Compensation Committee reviews information provided to it by independent compensation consultants in making its decisions.

         The objectives of the Compensation Committee and the Stock Compensation Committee with respect to executive compensation are the following:

         (1) provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to Lincoln Bancorp's long-term success;

         (2) reward executive officers based upon their ability to achieve short-term and long-term strategic goals and objectives and to enhance shareholder value; and

         (3) align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of Lincoln Bancorp's shares increases.

         At present, Lincoln Bancorp's executive compensation program is comprised of base salary and annual incentive bonuses. The Lincoln Option Plan and the Lincoln RRP provide long-term incentive bonuses in the form of stock options and awards of Lincoln Bancorp common stock. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions, particularly in the Midwest, and individual performance. The annual incentive bonuses are tied to Lincoln Bancorp's performance in the areas of growth, profit, quality, and productivity as they relate to earnings per share and return on equity for the current fiscal year, and it is expected that stock options will have a direct relation to the long-term enhancement of shareholder value. In years in which the performance goals of Lincoln Bancorp are met or exceeded, executive compensation tends to be higher than in years in which performance is below expectations.

         Base Salary. Base salary levels of Lincoln Bancorp's executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest. In determining base salaries, the Compensation Committee also takes into account individual experience and performance.

         Mr. Unger was Lincoln Bancorp's Chief Executive Officer throughout fiscal 1999. Mr. Unger received a base salary of $135,000 in 1998 and $165,000 in 1999.

         Annual Incentive Bonuses. Under Lincoln Bancorp's Annual Incentive Plan, all employees of Lincoln Bancorp receive a cash bonus for any fiscal year in which Lincoln Bancorp achieves certain goals, as established by the Board of Directors, in the areas of growth, profit, quality and productivity as they relate to earnings per share and return on equity. Individual bonuses are equal to a percentage of the employee's base salary, which percentage varies with the extent to which Lincoln Bancorp exceeds these goals for the fiscal year.

         Lincoln Bancorp believes that this program provides an excellent link between the value created for shareholders and the incentives paid to executives, since executives receive no bonuses unless the above-mentioned goals are achieved and since the level of those bonuses will increase with greater achievement of those goals.

         Mr. Unger's bonus for fiscal 1999 was $25,000 compared to $30,000 for fiscal 1998.

         Stock Options. The Lincoln Option Plan is intended to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and enable executives to acquire a significant ownership position in Lincoln Bancorp's common stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Compensation Committee has determined and will determine the number of option grants to make to executive officers based on the practices of comparable financial institutions as well as the executive's level of responsibility and contributions to Lincoln Bancorp.

         Lincoln RRP. The Lincoln RRP is intended to provide directors and officers with an ownership interest in Lincoln Bancorp in a manner designed to encourage them to continue their service with Lincoln Bancorp. Last fiscal year, Lincoln Federal contributed funds to the Lincoln RRP to enable the Lincoln RRP to acquire 280,370 shares of Common Stock. Of these shares, 233,724 were awarded to the Lincoln Bancorp's directors and officers, and vest gradually over a five-year period at a rate of 20% of the shares awarded at the end of each 12-month period of service by the director or officer with Lincoln Bancorp. This gradual vesting of a director's or officer's interest in the shares awarded under the Lincoln RRP is intended to create a long-term incentive for the director or officer to continue his service with Lincoln Bancorp.

         Finally, the Committee notes that Section 162(m) of the Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table on page 53 for fiscal 1999 exceeded the threshold for deductibility under section 162(m).

         The Compensation Committee and the Stock Compensation Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of Lincoln Bancorp's shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 1999 for executives and for the chief executive officer adequately reflect Lincoln Bancorp's compensation goals and policies.

      Compensation Committee Members      Stock Compensation Committee Members
      ------------------------------      ------------------------------------
          W. Thomas Harmon                         W. Thomas Harmon
          Jerry R. Holifield                       Jerry R. Holifield
          David E. Mansfield                       David E. Mansfield
          John C. Milholland                       John C. Milholland

Performance Graph

     The following graph shows the performance of the Holding Company's Common Stock since January 1, 1999, in comparison to the NASDAQ Combined Bank Index, KBW Bank Index and the SNL Thrift Index.

                            Relative Return* Analysis
                            1999 - 2000 Year-to-Date

                                [graph omitted]

   DATE       LNCB      BKX     Nasdaq Combined Bank Index     SNL Thrift Index
   ----       ----      ---     --------------------------     ----------------
   1/1/99     100%     100%                 100%                       100%
   1/8/99     105%     108%                 101%                       103%
  1/15/99     103%     101%                  99%                       101%
  1/22/99     102%      98%                  96%                       100%
  1/29/99     102%     101%                  98%                       101%
   2/5/99      98%      96%                  95%                        98%
  2/12/99      96%      97%                  95%                        98%
  2/19/99      98%     100%                  96%                        98%
  2/26/99      95%     102%                  96%                        99%
   3/5/99      96%     107%                  99%                       102%
  3/12/99      97%     110%                  99%                       105%
  3/19/99      98%     108%                  99%                       102%
  3/26/99      97%     105%                  96%                       100%
   4/2/99      96%     105%                  95%                        99%
   4/9/99      91%     113%                  96%                       100%
  4/16/99      91%     113%                  99%                       102%
  4/23/99      92%     115%                 100%                       104%
  4/30/99      99%     114%                 102%                       105%
   5/7/99     102%     112%                 102%                       104%
  5/14/99     105%     111%                 101%                       104%
  5/21/99     110%     109%                 101%                       102%
  5/28/99     109%     105%                 100%                       100%
   6/4/99     107%     104%                 100%                       100%
  6/11/99     108%     103%                  98%                        98%
  6/18/99     107%     109%                 100%                        98%
  6/25/99     113%     106%                  99%                        97%
   7/2/99     114%     113%                 102%                        99%
   7/9/99     114%     113%                 102%                        98%
  7/16/99     118%     112%                 102%                        98%
  7/23/99     120%     107%                 101%                        98%
  7/30/99     117%     103%                  99%                        96%
   8/6/99     117%      98%                  96%                        92%
  8/13/99     117%     103%                  97%                        94%
  8/20/99     116%     105%                  97%                        94%
  8/27/99     114%     102%                  97%                        93%
   9/3/99     112%     101%                  95%                        91%
  9/10/99     111%      97%                  94%                        90%
  9/17/99     112%      94%                  92%                        89%
  9/24/99     108%      93%                  90%                        85%
  10/1/99     110%      93%                  91%                        86%
  10/8/99     107%      98%                  95%                        89%
 10/15/99      97%      88%                  90%                        84%
 10/22/99     102%     100%                  93%                        88%
 10/29/99     103%     110%                  98%                        94%
  11/5/99     107%     110%                 100%                        95%
 11/12/99     108%     110%                  99%                        92%
 11/19/99     105%     108%                  99%                        90%
 11/26/99     108%     104%                  96%                        87%
  12/3/99     104%     105%                  97%                        87%
 12/10/99     105%      99%                  92%                        81%
 12/17/99      92%      93%                  90%                        79%
 12/24/99      97%      96%                  92%                        80%
 12/31/99      93%      93%                  87%                        80%
   1/7/00      92%      96%                  87%                        77%
  1/14/00      93%      90%                  84%                        73%
  1/21/00      94%      91%                  84%                        74%
  1/28/00      96%      91%                  85%                        75%
   2/4/00      97%      88%                  83%                        71%
  2/11/00      95%      83%                  80%                        71%

*  $100 invested on 1/1/99 in Stock or Index
   Including Reinvestment of Dividends
   Fiscal Year Ending December 31

                       MANAGEMENT REMUNERATION AND RELATED
                        TRANSACTIONS OF CITIZENS BANCORP

     Remuneration of Named Executive Officer

     During the fiscal year ended June 30, 1999, no cash compensation was paid directly by the Citizens Bancorp to any of its executive officers. Each of such officers was compensated by Citizens Savings Bank.

     The following tables set forth information as to annual, long term and other compensation for services in all capacities to the President and Chief Executive Officer of the Citizens Bancorp for each of the last three fiscal years (the "Named Executive Officer"). There were no other executive officers of the Citizens Bancorp who earned over $100,000 in salary and bonuses during the fiscal year ended June 30, 1999.

                                             Summary Compensation Table
                                                                               Long Term Compensation
                                                 Annual Compensation                   Awards
                                                                 Other Annual  Restricted   Securities
Name and                    Fiscal                                  Compen-       Stock     Underlying   All Other
Principal Position           Year     Salary (1)($)   Bonus ($)    sation(3)    Awards($)   Options(#) Compensation
-------------------------------------------------------------------------------------------------------------------
Fred Carter, President and   1999       $109,100     $53,083 (2)      --           ---         ---         $120 (5)
   Chief Executive Officer   1998        103,500      56,729 (2)      --       105,800(4)   26,450          120 (5)
                             1997         91,000      39,600 (2)      --           ---         ---          120 (5)

(1) Includes fees received for service on Citizens Savings Bank's Board of Directors.

(2) Mr. Carter received a bonus equal to 10% of the profits of Citizens Savings Bank (after deducting certain specified expenses) in excess of $626,000, $676,000, and $726,000, respectively, for the fiscal years ended June 30, 1997, 1998 and 1999, respectively.

(3) Mr. Carter received certain perquisites, but the incremental cost of providing such perquisites did not exceed the lesser of $50,000 or 10% of his salary and bonus.

(4) The value of the restricted stock awards was determined by multiplying the fair market value of the Citizens Bancorp common stock on the date the shares were awarded by the number of shares awarded. These shares vest over a five year period, commencing March 24, 1998. As of June 30, 1999, the number and aggregate value of restricted stock holdings of Mr. Carter were 8,464 and $107,387, respectively. Dividends paid on the restricted shares are payable to the grantee as the shares are vested and are not included in the table.

(5) This column includes amounts paid by Citizens Savings Bank for insurance premiums with respect to a $10,000 term life insurance policy for the benefit of Mr. Carter.

         The following table includes the number of shares covered by exercisable and unexercisable stock options held by the Named Executive Officer as of June 30, 1999. Also reported are the values for "in-the-money" options (options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock.

     Outstanding Stock Option Grants and Value Realized as of June 30, 1999

                            Number of                 Value of Unexercised
                      Securities Underlying               In-the-Money
                        Unexercised Options                Options at
                       at Fiscal Year End (#)        Fiscal Year End ($) (1)
Name               Exercisable   Unexercisable     Exercisable   Unexercisable
-----------------------------------------------------------------------------
Fred W. Carter      5,290           21,160             ---            ---

(1) Since the average between the high asked and low bid prices for the shares on June 30, 1999, was $12.6875 per share, and this price is below the $15.25 per share exercise price of the options, none of Mr. Carter's options were "in-the-money" on June 30, 1999.

     No stock options were granted to or exercised by the Named Executive Officer during fiscal 1999.

Transactions With Certain Related Persons

         Citizens Savings Bank has followed a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence and other loans. These loans are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features.

      Loans to  advisory  directors,  directors,  executive  officers  and their associates totaled approximately $3,094,000, or approximately 21.1% of consolidated shareholders' equity at June 30, 1999. This amount includes two loans to directors Billy J. Wray and John J. Miller, neither of whom were directors or employees of Citizens Savings Bank when the loans were originated. The first loan, in the original principal amount of approximately $1.5 million, was originated in October, 1991 to both Mr. Wray and Mr. Miller and is secured by the 48-unit Clinton Estates apartment complex located in Frankfort. In October, 1997, the loan was refinanced by Citizens Savings Bank to change it from a 3-year adjustable mortgage loan to a 7-year adjustable mortgage loan, with a term of 15 years and an amortization of 20 years. The interest rate on the loan adjusts based on the 7-year Treasury Constant Maturities index plus a 200 basis point margin. At June 30, 1999, this loan was current with a balance of approximately $1,227,000. The second loan, dated February, 1994, was a construction line of credit in the original amount of $620,000 to Mr. Miller, secured by condominiums, other real estate located in Tipton, Indiana, and securities. At June 30, 1999, this loan was also current with a balance of approximately $321,600. Citizens Savings Bank is not obligated to advance additional funds pursuant to this line of credit. In the opinion of Citizens Savings Bank's management, these loans are adequately collateralized.

      Current law authorizes Citizens Savings Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to its employees. At present, Citizens Savings Bank's loans to executive officers, directors, principal shareholders and employees are made on the same terms generally available to the public. Citizens Savings Bank may in the future, however, adopt a program under which it may waive loan application fees and closing costs with respect to loans made to such persons. Loans made to a director or executive officer in excess of the greater of $25,000 or 5% of Citizens Savings Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. Citizens Savings Bank's policy regarding loans to directors and all employees meets the requirements of current law.

                             SELECTED FINANCIAL DATA

         We are providing the following information to aid you in your analysis of the financial aspects of the merger. The following tables show financial results actually achieved by each of Lincoln Bancorp and Citizens Bancorp (the "historical" figures).

         Lincoln Bancorp's annual historical figures are derived from financial statements audited by Olive LLP, independent auditors of Lincoln Bancorp. Citizens Bancorp's annual historical figures for fiscal year 1999 are derived from financial statements audited by Olive LLP, and for fiscal years 1998, 1997, 1996 and 1995 from financial statements audited by Ernst & Young LLP. The annual historical information presented below should be read together with the consolidated audited financial statements and related notes of Lincoln Bancorp and of Citizens Bancorp attached to this document. To find this information, see "Where You Can Find More Information" (page 153).

         We expect to incur restructuring and merger-related expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits such as reduced operating expenses and the opportunity to earn additional revenue. However, none of these anticipated expenses or benefits has been factored into the pro forma combined income statement information. For that reason, the pro forma combined information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results.

         The following sets forth historical consolidated financial data for Lincoln Bancorp. Since Lincoln Bancorp began operating as a savings and loan holding company on December 30, 1998, historical information for periods prior to that date is derived from the financial statements of Lincoln Federal.

             Lincoln Bancorp Historical Consolidated Financial Data

                                                   March 31,                             December 31,
                                              -------------------    ---------------------------------------------------
                                               2000         1999       1999       1998       1997       1996       1995
                                               ----         ----       ----       ----       ----       ----       ----
                                                                         (In thousands)

Summary of Financial Condition Data:
Total assets..............................   $417,882    $404,751    $410,828   $366,448   $321,391   $345,552   $319,777
Cash and interest bearing deposits
   in other banks (1).....................     13,950       8,726      10,819     22,907     18,958     10,394      8,882
Investment securities available for sale..    142,587     166,690     145,875    129,276     29,399        118        116
Investment securities held to maturity....        500         750         500      1,250      9,635     15,185     11,600
Mortgage loans held for sale..............        ---         ---         ---        ---        ---     24,200     15,534
Loans.....................................    242,053     212,558     234,761    197,433    249,996    282,813    270,933
Allowance for loan losses.................     (1,814)     (1,542)     (1,761)    (1,512)    (1,361)    (1,241)    (1,121)
Net loans.................................    240,239     211,016     233,000    195,921    248,635    281,572    269,812
Investment in limited partnerships........      1,961       2,304       2,064      2,387      2,706      3,187      3,583
Deposits..................................    219,350     206,483     204,982    212,010    203,852    210,823    196,117
Borrowings................................    106,763      87,577     110,252     35,466     72,827     94,412     85,604
Shareholders' equity......................     87,250     106,517      91,743    106,108     41,978     37,919     34,930

                                             For the Three-Month                      For the Year Ended
                                            Period Ended, March 31,                       December 31,
                                            -----------------------    ---------------------------------------------------
                                                2000        1999        1999      1998       1997       1996       1995
                                               ------      ------      ------   --------    -------   --------   --------
                                                                         (In thousands)

Summary of Operating Data:
Total interest income.....................     $7,339      $6,474     $27,742 $   22,999  $  25,297  $  24,453  $  22,065
Total interest expense....................      3,973       3,128      13,947     13,827     15,652     15,119     14,486
                                               ------      ------      ------   --------    -------   --------   --------
   Net interest income....................      3,366       3,346      13,795      9,172      9,645      9,334      7,579
Provision (adjustment) for loan losses....        (22)         31         384        173        298        120        100
                                               ------      ------      ------   --------    -------   --------   --------
   Net interest income after provision
     (adjustment) for loan losses ........      3,388       3,315      13,411      8,999      9,347      9,214      7,479
                                               ------      ------      ------   --------    -------   --------   --------
Other income (losses):
   Net realized-and unrealized-gains (losses)
     on loans held for sale...............        ---           3          11        (61)       299       (160)     1,463
   Net realized- and unrealized-gains (losses) on
     securities available for sale........        ---          (4)         (4)       113        118        ---        ---
   Equity in losses of limited partnerships      (103)        (83)       (323)      (514)      (681)      (596)    (1,595)
   Other..................................        212         233         930        833        674        503        473
                                               ------      ------      ------   --------    -------   --------   --------
     Total other income (loss)............        109         149         614        371        410       (253)       341
                                               ------      ------      ------   --------    -------   --------   --------
Other expenses:
   Salaries and employee benefits.........      1,167         803       3,859      2,724      2,247      1,719      1,529
   Net occupancy expenses.................         99          73         357        249        272        236        272
   Equipment expenses.....................        138         144         541        626        526        361        176
   Deposit insurance expense..............         12          48         150        188        194      1,725        438
   Data processing expense................        205         164         736        658        581        313        228
   Professional fees......................         95          33         209        201        238         69         48
   Director and committee fees............         48          38         224        319        227        110        102
   Mortgage servicing rights amortization.         43         (17)        124        280         67         12          9
   Charitable contributions...............          3           5          22      2,023         32         18         37
   Other..................................        328         229       1,109        842        701        540        405
                                               ------      ------      ------   --------    -------   --------   --------
     Total  other expenses................      2,138       1,520       7,331      8,110      5,085      5,103      3,244
                                               ------      ------      ------   --------    -------   --------   --------
   Income before income taxes
     and extraordinary item...............      1,359       1,944       6,694      1,260      4,672      3,858      4,576
   Income taxes (benefit).................        429         700       2,346         (7)     1,159        870      1,193
                                               ------      ------      ------   --------    -------   --------   --------
Income before extraordinary item..........        930       1,244       4,348      1,267      3,513      2,988      3,383
Extraordinary item-early extinguishment
   of debt, net of income taxes of $99....        ---         ---         ---       (150)       ---        ---        ---
                                               ------      ------      ------   --------    -------   --------   --------
     Net income...........................       $930      $1,244      $4,348   $  1,117    $ 3,513   $  2,988   $  3,383
                                               ======      ======      ======   ========    =======   ========   ========

                                          At and For the Three-Month                      At and For
                                            Period Ended, March 31,               the Year Ended December 31,
                                            -----------------------    ---------------------------------------------------
                                                2000        1999        1999      1998       1997       1996       1995
                                               ------      ------      ------   --------    -------   --------   --------
                                                                         (In thousands)

Supplemental Data:
Basic earnings per share..................       $.17        $.19        $.71        ---         ---       ---        ---
Diluted earnings per share................        .17         .19         .71        ---         ---       ---        ---
Dividends per share.......................        .08         .06         .28        ---         ---       ---        ---
Dividend payout ratio.....................      47.06%      31.58%      39.44%       ---         ---       ---        ---
Return on assets (2)(3)...................        .90        1.34        1.09        .35%       1.02%      .90%      1.09%
Return on equity (2)(4)...................       4.18        4.68        4.29       2.58        8.71      8.08       9.92
Average equity to average assets..........      21.57       28.64       25.45      13.59       11.67     11.15      11.02
Equity to assets (5)......................      20.88       26.32       22.33      28.96       13.06     10.97      10.92
Interest rate spread during period (2) (6)       2.15        2.38        2.32       2.24        2.41      2.36       1.99
Net yield on interest-earning assets (2)(7)      3.30        3.75        3.57       3.02        2.92      2.91       2.55
Efficiency ratio (8)......................      63.52       45.43       50.88      84.98       50.57     56.19      40.96
Other expenses to average assets (2)(9)...       2.07        1.64        1.84       2.55        1.47      1.54       1.05
Average interest-earning assets to average
   interest-bearing liabilities...........     129.49      139.15      134.83     117.02      110.88    111.80     111.31
Non-performing assets to total assets (5).        .20         .30         .28        .38        1.14       .73        .75
Allowance for loan losses to total
   loans outstanding (5) (10).............        .75         .73         .75        .77         .54       .40        .39
Allowance for loan losses to
   non-performing loans (5)...............     243.80      126.78      159.37     117.03       37.56     50.80      46.81
Net charge-offs (recoveries) to average total
   loans outstanding .....................      (.03)         ---         .06        .01         .06       ---        .01
Number of full service offices (5)........          6           4           6          4           4         4          4

(1)  Includes certificates of deposit in other financial institutions.
(2) Information for the three months ended March 31, 2000 and March 31, 1999 has been annualized. Interim results are not necessarily indicative of the results of operations for the entire year.
(3)  Net income divided by average total assets.
(4)  Net income divided by average total equity.
(5)  At end of period.
(6) Interest rate spread is calculated by substracting combined average interest cost from combined average interest rate earned for the period indicated.
(7)  Net interest income divided by average interest-earning assets.
(8) Other expenses (excluding income tax expense) divided by the sum of net interest income and noninterest income. Excluding the effect of the $2.0 million contribution to the charitable foundation, the efficiency ratio would have been 64.03% for the year ended December 31, 1998. Excluding the effect of the one-time SAIF assessment, the efficiency ratio would have been 42.28% for the year ended December 31, 1996.
(9)  Other expenses divided by average total assets.
(10) Total loans include loans held for sale.

         The following sets forth historical consolidated financial data for Citizens Bancorp. Since Citizens Bancorp did not begin operations as a savings and loan holding company until September 18, 1997, information for periods prior to that date is derived from the financial statements of Citizens Savings Bank.

             Citizens Bancorp Historical Consolidated Financial Data

                                                   March 31,                               June 30,
                                              -------------------      -------------------------------------------------
                                               2000         1999       1999       1998       1997       1996       1995
                                               ----         ----       ----       ----       ----       ----       ----
                                                                         (In thousands)

Summary of Selected Consolidated
Financial Condition Data:
Total assets..............................    $63,484     $58,311     $59,470    $53,442    $46,353    $44,235    $39,727
Loans receivable, net (1).................     55,969      51,268      53,104     46,936     38,435     34,391     29,275
Cash on hand and in other institutions (2)      2,960       2,896       2,082      2,533      4,125      3,308      4,310
Investment securities available for sale..        391         400         388        315        161      3,003      2,832
Cash surrender value of life
   insurance contract.....................      1,194       1,151       1,162      1,119      1,076      1,035        991
FHLB advances.............................     11,000       6,000       7,000      3,500      4,000      3,000      1,500
Deposits..................................     36,323      36,645      36,976     34,067     36,355     35,600     33,175
Total shareholders' equity................     15,078      15,292      14,640     15,046      5,691      5,320      4,841

                                              For the Nine-Month                      For  the Year Ended
                                            Period Ended, March 31,                         June 30,
                                            ------------------------   --------------------------------------------------
                                                2000         1999       1999       1998       1997       1996       1995
                                               ------      ------     -------     ------    -------    -------    -------
                                                                         (In thousands)

Consolidated Operating Data:
Total interest income.....................     $3,459      $3,324   $   4,439   $  4,052     $3,509     $3,186     $2,742
Total interest expense....................      1,548       1,442       1,919      1,738      1,814      1,653      1,370
                                               ------      ------   ---------   --------    -------    -------    -------
   Net interest income....................      1,911       1,882       2,520      2,314      1,695      1,533      1,372
Provision for loan losses.................         45          50          65         72         83         80         32
                                               ------      ------   ---------   --------    -------    -------    -------
   Net interest income after
     provision for loan losses............      1,866       1,832       2,455      2,242      1,612      1,453      1,340
                                               ------      ------   ---------   --------    -------    -------    -------
Other income:
   Fees and service charges...............        101         102         136        142        138        152        151
   Loss on sale of investments............        ---         ---         ---        ---        (60)       ---        ---
   Gain on sale of real estate............         10          13          16        180         17         33          2
   Other..................................         50          43          58         62         64         61         68
                                               ------      ------   ---------   --------    -------    -------    -------
     Total other income...................        161         158         210        384        159        246        221
                                               ------      ------   ---------   --------    -------    -------    -------
Other expense:
   Salaries and employee benefits.........        539         490         669        558        479        412        402
   Net occupancy expenses.................         49          52          71         67         65         65         68
   Equipment expenses.....................         72          66          94         82         81         81         63
   Data processing fees...................        100         103         141        122        108        101        105
   Deposit insurance expense..............         14          18          23         23        259         77         75
   Legal and professional fees............         49          65          74         96         32         32         28
   Other expenses.........................        200         181         240        224        193        199        183
                                               ------      ------   ---------   --------    -------    -------    -------
     Total other expense..................      1,023         975       1,312      1,172      1,217        967        924
                                               ------      ------   ---------   --------    -------    -------    -------
Income before income taxes................      1,004       1,015       1,353      1,454        554        732        637
     Income taxes.........................        395         407         521        580        183        253        231
                                               ------      ------   ---------   --------    -------    -------    -------
Net income................................     $  609      $  608   $     832   $    874    $   371    $   479    $   406
                                               ======      ======   =========   ========    =======    =======    =======


                                           At and For the Nine-Month                      At and For
                                            Period Ended, March 31,                 the Year Ended June 30,
                                            ------------------------   --------------------------------------------------
                                                2000         1999       1999       1998       1997       1996       1995
                                               ------      ------     -------     ------    -------    -------    -------
                                                                         (In thousands)
Supplemental Data:
Basic earnings per share..................       $.68        $.63        $.87        ---         ---       ---        ---
Diluted earnings per share................        .68         .63         .87        ---         ---       ---        ---
Dividends per share.......................        .21         .17         .23    $   .10         ---       ---        ---
Dividend payout ratio.....................      30.88%      26.98%      26.44%       ---         ---       ---        ---
Interest rate spread during period (2)....       3.52        3.52        3.58       3.77%       3.75%     3.75%      3.69%
Net yield on interest-earning
   assets (2)(4)..........................       4.43        4.57        4.60       4.78        4.02      3.99       3.92
Return on assets (2)(5)...................       1.31        1.40        1.43       1.69         .82      1.15       1.07
Return on equity (2)(6)...................       5.46        5.31        5.53       6.67        6.81      9.52       8.89
Average equity to average assets..........      24.10       26.41       25.80      25.38       11.98     12.08      12.04
Equity to assets (7)......................      23.75       26.22       24.62      28.15       12.28     11.91      12.06
Average interest-earning assets to average
   interest-bearing liabilities...........     125.49      129.64      129.16     127.93      106.31    105.61     105.84
Non-performing assets to
   total assets (7).......................        .82         .92         .33        .32         .74       .50        .35
Allowance for loan losses to total loans
   outstanding (7)........................        .61         .59         .61        .57         .55       .40        .16
Allowance for loan losses to
   non-performing loans (7)...............      65.01       56.77      165.36     158.53       61.57     62.51      33.19
Net (charge-offs) recoveries to average
   total loans outstanding ...............      (.06)       (.02)        (.02)      (.03)      (.03)       .04      (.12)
Other expenses to
   average assets (2)(8)..................       2.21        2.25        2.25       2.27        2.67      2.32       2.44
Number of full service offices (7)........          1           1           1          1           1         1          1


(1) Net of allowance for loan losses and deferred fees.
(2) Information for the nine months ended March 31, 2000 and March 31, 1999 has been annualized. Interim results are not necessarily indicative of the results of operations for the entire year.
(3) Includes certificates of deposit in other financial institutions.
(4) Net interest income divided by average interest-earning assets.
(5) Net income divided by average total assets.
(6) Net income divided by average total equity.
(7) At end of period.
(8) Other expenses divided by average total assets.


              Selected Unaudited Pro Forma Combined Financial Data
                 (Dollars in thousands except per share amounts)


                                                                         At and For the          At and For the
                                                                       Three Months Ended          Year Ended
                                                                         March 31, 2000         December 31, 1999
                                                                         --------------         -----------------
Summary of Financial Condition Data:
Total assets                                                                $474,910                 $467,736
Cash and interest bearing deposits in other banks (1)                          8,005                    5,613
Investment securities available for sale                                     142,978                  146,266
Investment securities held to maturity                                           500                      500
Mortgage loans held for sale
Net loans                                                                    295,476                  287,304
Deposits                                                                     255,386                  240,480
Borrowings                                                                   117,180                  121,168
Shareholders' equity                                                          95,847                  100,340
(1) Includes certificates of deposit in other financial institutions

Summary of Operating Data:

Total interest income                                                         $8,563                  $32,395
Total interest expense                                                         4,557                   16,130
                                                                              ------                   ------
Net interest income                                                            4,006                   16,265
Provision (adjustment) for loan losses                                            (7)                     444
                                                                              ------                   ------
Net interest income after provision (adjustment) for losses on loans           4,013                   15,821
Other income                                                                     160                      823
Other expenses                                                                 2,547                    8,876
                                                                              ------                   ------
Income before income tax                                                       1,626                    7,768
Income taxes                                                                      54                    2,837
                                                                              ------                   ------
Net income                                                                    $1,082                   $4,931
                                                                              ======                   ======
Supplemental Data:
Basic earnings per share                                                        $.17                     $.71
Diluted earnings per share                                                       .17                      .70
Dividends per share                                                              .08                      .28



           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATION OF LINCOLN BANCORP

General

         Lincoln Bancorp was incorporated for the purpose of owning all of the outstanding shares of Lincoln Federal. The following discussion and analysis of Lincoln Bancorp's financial condition as of December 31, 1999 and Lincoln Federal's results of operations should be read in conjunction with and with reference to the consolidated financial statements and the notes thereto included herein.

         In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Lincoln Bancorp's operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and Lincoln Bancorp's general market area. The forward-looking statements contained herein include, but are not limited to, those with respect to the following matters:

         1.       Management's   determination   of  the  amount  of  loan  loss
                  allowance;

         2.       The effect of changes in interest rates;

         3.       Changes in deposit insurance premiums; and

         4. Proposed legislation that would eliminate the federal thrift charter and the separate federal regulation of thrifts.

Average Balances and Interest Rates and Yields

      The following tables present the years ended December 31, 1999, 1998 and 1997, the average daily balances, of each category of Lincoln Bancorp's interest-earning assets and interest-bearing liabilities, and the interest earned or paid on such amounts.


                                                                           Year Ended December 31,
                                         -------------------------------------------------------------------------------------------
                                                    1999                            1998                          1997
                                         -----------------------------  -----------------------------  -----------------------------
                                         Average              Average   Average               Average  Average              Average
                                         Balance Interest(6)Yield/Cost  Balance  Interest(6)Yield/Cost Balance Interest(6)Yield/Cost
                                         ------- ---------- ----------  -------  ---------- ---------- ------- ---------- ----------
                                                                            (Dollars in thousands)
Assets:
Interest-earning assets:
   Interest-bearing deposits............ $6,614     $263      3.98%    $29,949    $1,544      5.16%    $11,853  $   653     5.51%
   Mortgage-backed securities
     available for sale (1)............. 89,385    5,903      6.60      41,011     2,962      7.22      13,089    1,086     8.30
   Other investment securities
     available for sale (1)............. 64,526    4,234      6.56      11,940       785      6.57          66        5     7.58
   Other investment securities
     held to maturity ..................    649       40      6.16       4,176       248      5.94      12,758      768     6.02
   Loans receivable (2) (5) (6).........219,312   16,866      7.69     211,260    17,024      8.06     286,912   22,369     7.80
   Stock in FHLB of Indianapolis........  5,447      436      8.00       5,447       436      8.00       5,199      416     8.00
                                       --------   ------               -------    ------               -------   ------
     Total interest-earning assets......385,933   27,742      7.19     303,783    22,999      7.57     329,877   25,297     7.67
                                                  ------                          ------                         ------
Non-interest earning assets,
   net of allowance for loan losses
   and unrealized gain/loss
   on securities available for sale..... 12,107                         14,587                          15,694
                                       --------                       --------                        --------
     Total assets......................$398,040                       $318,370                        $345,571
                                       ========                       ========                        ========
Liabilities and equity capital:
Interest-bearing liabilities:
   Interest-bearing demand deposits..... $9,296      137      1.47      $7,905       150      1.90  $    7,438      154     2.07
   Savings deposits..................... 17,940      499      2.78      20,691       625      3.02      25,159      781     3.10
   Money market savings deposits........ 39,614    1,759      4.44      29,883     1,440      4.82      21,278    1,044     4.91
   Certificates of deposit..............136,840    7,184      5.25     151,344     8,757      5.79     151,507    8,425     5.56
   FHLB advances and securities sold
     under repurchase agreements........ 82,554    4,368      5.29      49,773     2,855      5.74      92,121    5,248     5.70
                                       --------   ------               -------    ------               -------   ------
     Total interest-bearing
        liabilities.....................286,244   13,947      4.87     259,596    13,827      5.33     297,503   15,652     5.26
                                                  ------                          ------                         ------
Other liabilities....................... 10,495                         15,497                           7,729
                                       --------                       --------                        --------
       Total liabilities................296,739                        275,093                         305,232
Shareholders' equity....................101,301                         43,277                          40,339
                                       --------                       --------                        --------
         Total liabilities and
           equity capital..............$398,040                       $318,370                        $345,571
                                       ========                       ========                        ========
Net interest-earning assets............ $99,689                       $ 44,187                        $ 32,374
Net interest income.....................         $13,795                         $ 9,172                        $ 9,645
                                                 =======                         =======                        =======
Interest rate spread (3)................                      2.32%                           2.24%                         2.41%
                                                              ====                            ====                          ====
Net yield on weighted average
   interest-earning assets (4)..........                      3.57%                           3.02%                         2.92%
                                                              ====                            ====                          ====
Average interest-earning
   assets to average
   interest-bearing liabilities........  134.83%                        117.02%                         110.88%
                                       ========                       ========                        ========



(1) Mortgage-backed securities available for sale and other investment securities available for sale are at amortized cost prior to SFAS No. 115 adjustments.

(2)      Total loans, including loans held for sale, less loans in process.

(3) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.

(4) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

(5)      The balances include nonaccrual loans.

(6) Interest income on loans receivable includes loan fee income of $394,000, $511,000 and $554,000 for the years ended December 31, 1999,
         1998 and 1997.

Interest Rate Spread

      Lincoln Bancorp's results of operations have been determined primarily by net interest income and, to a lesser extent, fee income, miscellaneous income and general and administrative expenses. Net interest income is determined by the interest rate spread between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities and by the relative amounts of interest-earning assets and interest-bearing liabilities.

      The following table sets forth the weighted average effective interest rate that Lincoln Bancorp earned on its loan and investment portfolios, the weighted average effective cost of its deposits and advances, its interest rate spread and the net yield on weighted average interest-earning assets for the periods shown. Average balances are based on average daily balances.


                                                                           Year Ended December 31,
                                                                  1999              1998             1997
                                                                  ---------------------------------------
Weighted average interest rate earned on:
   Interest-earning deposits..............................         3.98%            5.16%             5.51%
   Mortgage-backed securities available for sale..........         6.60             7.22              8.30
   Other investment securities available for sale.........         6.56             6.57              7.58
   Other investment securities held to maturity...........         6.16             5.94              6.02
   Loans..................................................         7.69             8.06              7.80
   FHLB stock.............................................         8.00             8.00              8.00
     Total interest-earning assets........................         7.19             7.57              7.67
Weighted average interest rate cost of:
   Interest-bearing demand deposits.......................         1.47             1.90              2.07
   Savings deposits.......................................         2.78             3.02              3.10
   Money market savings deposits..........................         4.44             4.82              4.91
   Certificates of deposit................................         5.25             5.79              5.56
   FHLB advances and securities sold under
     repurchase agreements................................         5.29             5.74              5.70
     Total interest-bearing liabilities...................         4.87             5.33              5.26
Interest rate spread (1)..................................         2.32             2.24              2.41
Net yield on weighted average
   interest-earning assets (2)............................         3.57             3.02              2.92


(1) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities.

(2) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

     The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Lincoln Bancorp's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.

                                                                     Increase (Decrease) in Net Interest Income
                                                                     ------------------------------------------
                                                                                                        Total
                                                                      Due to           Due to             Net
                                                                       Rate            Volume           Change
                                                                       ----            ------           ------
                                                                                   (In thousands)

Year ended December 31, 1999 compared
to year ended December 31, 1998
   Interest-earning assets:
     Interest-earning deposits....................................    $(291)            $(990)         $(1,281)
     Mortgage-backed securities available for sale................     (274)            3,215            2,941
     Other investment securities available for sale...............       (2)            3,451            3,449
     Other investment securities held to maturity.................        9              (217)            (208)
     Loans receivable.............................................     (793)              635             (158)
     FHLB stock...................................................      ---               ---              ---
                                                                  ---------       -----------      -----------
       Total......................................................   (1,351)            6,094            4,743
                                                                  ---------       -----------      -----------
   Interest-bearing liabilities:
     Interest-bearing demand deposits.............................      (37)               24              (13)
     Savings deposits.............................................      (47)              (79)            (126)
     Money market savings deposits................................     (120)              439              319
     Certificates of deposit......................................     (773)             (800)          (1,573)
     FHLB advances and securities sold under repurchase agreements     (237)            1,750            1,513
                                                                  ---------       -----------      -----------
       Total......................................................   (1,214)            1,334              120
                                                                  ---------       -----------      -----------
   Net change in net interest income..............................    $(137)           $4,760           $4,623
                                                                  =========       ===========      ===========
Year ended December 31, 1998 compared
to year ended December 31, 1997
   Interest-earning assets:
     Interest-earning deposits....................................$     (45)        $     936       $      891
     Mortgage-backed securities available for sale................     (158)            2,034            1,876
     Other investment securities available for sale...............       (1)              781              780
     Other investment securities held to maturity.................      (10)             (510)            (520)
     Loans receivable.............................................      729            (6,074)          (5,345)
     FHLB stock...................................................      ---                20               20
                                                                  ---------       -----------      -----------
       Total......................................................      515            (2,813)          (2,298)
                                                                  ---------       -----------      -----------
   Interest-bearing liabilities:
     Interest-bearing demand deposits.............................      (13)                9               (4)
     Savings deposits.............................................      (21)             (135)            (156)
     Money market savings deposits................................      (19)              415              396
     Certificates of deposit......................................      341                (9)             332
     FHLB advances................................................       36            (2,429)          (2,393)
                                                                  ---------       -----------      -----------
       Total......................................................      324            (2,149)          (1,825)
                                                                  ---------       -----------      -----------
   Net change in net interest income..............................$     191         $    (664)      $     (473)
                                                                  =========       ===========      ===========
Year ended December 31, 1997 compared
to year ended December 31, 1996
   Interest-earning assets:
     Interest-earning deposits....................................$     (42)        $     439       $      397
     Mortgage-backed securities available for sale................      ---             1,086            1,086
     Other investment securities available for sale...............      ---                (4)              (4)
     Other investment securities held to maturity.................       (9)             (156)            (165)
     Loans receivable.............................................      197              (730)            (533)
     FHLB stock...................................................        9                54               63
                                                                  ---------       -----------      -----------
       Total......................................................      155               689              844
                                                                  ---------       -----------      -----------
   Interest-bearing liabilities:
     Interest-bearing demand deposits.............................       (2)                5                3
     Savings deposits.............................................      (85)             (226)            (311)
     Money market savings deposits................................       25               699              724
     Certificates of deposit......................................     (200)              (50)            (250)
     FHLB advances................................................      112               255              367
                                                                  ---------       -----------      -----------
       Total......................................................     (150)              683              533
                                                                  ---------       -----------      -----------
   Net change in net interest income..............................$     305       $         6      $       311
                                                                  =========       ===========      ===========

Financial Condition at December 31, 1999 Compared to Financial Condition at December 31, 1998

         Total assets increased $44.4 million, or 12.1% at December 31, 1999, compared to December 31, 1998. The increase was primarily in investment securities available for sale and net loans. Investment securities available for sale increased $16.6 million, or 12.8%, while net loans increased $37.1 million, or 18.9%. These increases in investment securities available for sale and net loans were offset by a decrease in cash and cash equivalents. Cash and cash equivalents decreased by $12.1 million, or 52.8%. These balance sheet changes were a result of a leverage strategy to increase interest income and improve Lincoln Bancorp's return on average equity.

         Loans and Allowance for Loan Losses. The increase in net loans from $195.9 million at December 31, 1998 to $233.0 million at December 31, 1999 was due in part to the funding of one- to four-family residential mortgage loans that were in process at December 31, 1998 and the purchase of approximately $4.0 million of one- to four-family residential mortgage loans from another financial institution during the first quarter of 1999. Loan growth continued throughout 1999 in nearly all loan categories. The allowance for loan losses as a percentage of total loans decreased slightly to .75% from .77%. The allowance for loan losses as a percentage of non-performing loans was 159.4% and 117.0% at December 31, 1999 and December 31, 1998, respectively. Non-performing loans were $1.1 million and $1.3 million at each date, respectively. Included in non-performing loans at December 31, 1999 were impaired loans of approximately $300,000. Impaired loans at December 31, 1999 consisted of two loans to one borrower collateralized by residential acquisition and development real estate.

         Deposits. Deposits decreased $7.0 million, or 3.3%, at December 31, 1999, compared to December 31, 1998. Certificates of deposit decreased approximately $15.0 million, or 10.0%, while other deposits increased approximately $8.0 million, or 12.0%. The increase in other deposits was primarily due to an increase in money market accounts of approximately $9.0 million, or 27.0%.

         Borrowed Funds. FHLB advances increased $70.7 million at December 31, 1999 compared to December 31, 1998. During 1999, Lincoln Bancorp sold securities under repurchase agreements of $4.6 million which was outstanding at December 31, 1999. The additional borrowed funds were primarily used to fund loan growth.

         Shareholders' Equity. Shareholders' equity decreased $14.4 million from $106.1 million at December 31, 1998 to $91.7 million at December 31, 1999. The decrease was due to unrealized losses of $5.4 million on investment securities available for sale, a contribution of $3.7 million to fund the Recognition and Retention Plan ("RRP"), stock repurchases of $8.7 million, cash dividends of $1.7 million and additional stock conversion costs of $16,000. Net income for the year of $4.3 million, Employee Stock Ownership Plan ("ESOP") shares earned of $448,000 and unearned compensation amortization of $292,000 offset these decreases.

Financial Condition at December 31, 1998 Compared to Financial Condition at December 31, 1997

         Total assets increased $45.1 million, or 14.0%, at December 31, 1998, compared to December 31, 1997. The primary increases were in investment securities available for sale and held to maturity which increased $91.5 million and cash and interest-bearing deposits in other banks which increased $3.9 million. These increases were primarily due to net proceeds from the conversion and the loan securitization and sales. Net proceeds of Lincoln Bancorp's stock issuance, after costs and excluding the shares issued to the ESOP, were $61.3 million. These increases were in part offset by a $52.7 million decrease in net loans. The decrease was primarily due to the securitization of approximately $39.9 million of one- to four- family residential loans and the subsequent sale of approximately $21.1 million of these mortgage-backed securities. In addition, $19.6 million of portfolio loans were transferred to loans held for sale during 1998 and $17.2 million were subsequently sold.

         Loans, Loans Held for Sale and Allowance for Loan Losses. The decrease in net loans including loans held for sale of $52.7 million, or 21.2%, from December 31, 1997 to December 31, 1998 was due primarily to the securitization of $39.9 million of loans in the second quarter of 1998 and the sale of $17.2 million of loans in the third quarter of 1998. The loans securitized were one- to four- family residential loans. The strategy behind the securitization and sale of mortgage-backed securities was to change the mix of assets on the balance sheet to reduce interest rate risk and to improve liquidity. Lincoln Federal has no plans to securitize or sell additional portfolio loans and will continue to service all loans sold and securitized. The allowance for loan losses as a percentage of total loans increased to .77% from .54%. The allowance for loan losses as a percentage of non-performing loans was 117.0% and 37.6% at December 31, 1998 and December 31, 1997, respectively. Non-performing loans were $1.3 million and $3.6 million at each date, respectively. The decline in non-performing loans was a result of a combination of factors including improved collection efforts on one- to four- family residential and consumer loans, payoffs of non-performing loans totaling $1.1 million and receipt of additional collateral on loans totaling $218,000 allowing these loans to be removed from non-accrual status. Included in non-performing loans at December 31, 1998 were impaired loans of approximately $300,000. Impaired loans at December 31, 1998 consisted of two loans to one borrower collateralized by residential acquisition and development real estate.

         Deposits. Deposits increased $8.2 million, or 4.0%, at December 31, 1998, compared to December 31, 1997. Certificates of deposit increased $1.5 million, or 1.0%, while other deposits increased $6.7 million, or 11.6%. The increase in deposits was primarily due to an increase in money market accounts of $6.9 million, or 26.7%.

         Borrowed Funds. FHLB advances decreased $36.9 million, or 52.6%, at December 31, 1998 compared to December 31, 1997. Proceeds from the sales of mortgage-backed securities available for sale and loans were used to repay a portion of FHLB advances.

         Shareholders' Equity. Shareholders' equity increased $64.1 million from $42.0 million at December 31, 1997 to $106.1 million at December 31, 1998. The increase was due to net proceeds of Lincoln Bancorp's stock issuance after costs and excluding the shares issued to the ESOP, of $61.3 million, stock contributed to the charitable foundation of $2.0 million and net income for 1998 of $1.1 million. These increases were offset by a decrease in the unrealized gains on securities available for sale of $258,000.

Comparison of Operating Results For Years Ended December 31, 1999 and 1998

         General. Net income for the year ended December 31, 1999 increased $3.2 million to $4.3 million compared to $1.1 million for the year ended December 31, 1998. The increase in net income was primarily a result of an increase in net interest income and a decrease in other expenses offset by an increase in tax expense. The largest single reason for the increase was the $2.0 million
contribution  to  the  Lincoln   Federal   Charitable   Foundation,   Inc.  (the
"Foundation") made in 1998 in connection with the stock conversion. Return on average assets for the years ended December 31, 1999 and 1998 was 1.09% and
 .35%, respectively. Return on average equity was 4.29% for the year ended December 31, 1999 and 2.58% for the year ended December 31, 1998.

         Interest  Income.  Total  interest  income was $27.7  million  for 1999 compared to $23.0 million for 1998. The increase in interest income was due primarily to an increase in average interest-earning assets. Average interest-earning assets increased $82.2 million, or 27.0%, primarily due to a increase in average securities available for sale of $101.0 million and average loans of $8.1 million offset by a decrease in interest-bearing deposits of $23.3 million. The average yield on interest-earning assets was 7.19% and 7.57% for the years ended December 31, 1999 and 1998, respectively.

         Interest Expense. Interest expense increased $120,000 during the year ended December 31, 1999 as compared to 1998. While average interest-bearing liabilities increased $26.6 million, or 10.3%, the average cost of interest bearing liabilities decreased from 5.33% for the 1998 period to 4.87% for the 1999 period.

         Net Interest Income. Net interest income increased $4.7 million, or 51.1%, during the year ended December 31, 1999 as compared to 1998. Net interest income increased $4.8 million due to an increase in volume of net interest earning assets and liabilities and decreased $137,000 as a result of the average rate of the net interest earning assets and liabilities. The interest rate spread was 2.32% and 2.24% for 1999 and 1998, respectively. The net yield on interest-earning assets was 3.57% and 3.02% for the 1999 and 1998 periods, respectively. The increase in net yield on interest-earning assets was greater than the increase in the interest rate spread because average interest-earning assets as a percentage of interest-bearing liabilities increased from 117.0% for 1998 to 134.8% for 1999.

         Provision for Loan Losses. The provision for loan losses for the year ended December 31, 1999 was $384,000 as compared to $173,000 for 1998. During the year ended December 31, 1999, net charge-offs were $135,000 as compared to net charge-offs of $22,000 for 1998. The 1999 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and peer comparisons. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary  based on changes  in  economic  and real  estate  market  conditions,
further  information   obtained  regarding  problem  loans,   identification  of
additional problem loans and other factors, both within and outside of management's control.

         Net realized and unrealized gain (loss) on loans held for sale. Net realized and unrealized gains on loans held for sale of $11,000 were recorded during the year ended December 31, 1999 as compared to net realized and unrealized losses of $61,000 recorded during 1998.

         Net realized and unrealized gains on securities available for sale. Proceeds from sales of securities available for sale during the years ended
December 31, 1999 and 1998 amounted to $10.3 million and $21.1 million, respectively. Net losses of $4,000 and net gains of $113,000 were realized on those sales during the years ended December 31, 1999 and 1998, respectively.

         Equity in losses of limited partnerships. Equity in losses of limited partnerships decreased $191,000, or 37.2%, from $514,000 for the year ended December 31, 1998 to $323,000 for 1999 due to the operating results of the limited partnership investments.

         Other Income. Other income increased $97,000, or 11.6%, from $833,000 for the year ended December 31, 1998 to $930,000 for 1999. This increase was due to increases in a variety of other income categories and was not attributable to any one item.

         Salaries and Employee Benefits. Salaries and employee benefits were $3.9 million for the year ended December 31, 1999 compared to $2.7 million for 1998, an increase of approximately 42.0%. This increase resulted primarily from compensation expense incurred by Lincoln Federal in connection with the ESOP and the RRP. Also, Lincoln Federal's compensation expense increased as a result of additional staffing for the two branches opened in 1999. There were 89 full-time equivalent employees at December 31, 1999 compared to 76 at December 31, 1998.

         Net Occupancy and Equipment Expenses. Combined occupancy expenses and equipment expenses increased $23,000, or 2.6%, from $875,000 in 1998 to $898,000 in 1999 due primarily to the addition of two new branches opened during 1999.

         Deposit Insurance Expense. Deposit insurance expense decreased $38,000, or 20.2%, from $188,000 in 1998 to $150,000 in 1999.

         Data Processing Expense. Data processing expense increased $78,000, or 11.9%, from the year ended December 31, 1998 to the same period in 1999.

         Professional Fees. Professional fees increased $8,000, or 4.0%, from the year ended December 31, 1998 to the same period in 1999.

         Director and Committee fees. Director and committee fees decreased $95,000, or 29.8%, from the year ended December 31, 1998 to 1999. This decrease was due primarily to additional meetings held during 1998 in connection with the stock conversion.

         Mortgage Servicing Rights Amortization. Mortgage servicing rights amortization decreased $156,000 from $280,000 for the year ended December 31, 1998 to $124,000 for the same period in 1999. The decrease from 1998 to 1999 relates to a reduction in prepayment speeds.

         Charitable Contributions. Charitable contributions decreased $2.0 million from the year ended December 31, 1998 to 1999 due to the $2.0 million contribution to the Foundation made in 1998 in connection with the stock conversion.

         Other Expenses. Other expenses, consisting primarily of expenses related to advertising, loan expenses, supplies, and postage increased $267,000, or 31.7%, from 1998 to 1999. The increase resulted from increases in a variety of expense categories and was not attributable to any one item.

         Income Tax Expense. Income tax expense increased $2.4 million from the year ended December 31, 1998 to 1999. These variations in income tax expense are directly related to taxable income and the low income housing income tax credits earned during those years. The effective tax rate was 35.1% and (.5)% for 1999 and 1998, respectively.

Comparison of Operating Results For Years Ended December 31, 1998 and 1997

         General. Net income for the year ended December 31, 1998 decreased $2.4 million to $1.1 million compared to $3.5 million for the year ended December 31, 1997. The decline in net income was primarily a result of a reduction in net interest income, an increase in other expenses, an extraordinary item related to the prepayment of FHLB advances offset by a reduction in the provision for loan losses and tax expense. The largest single reason for the decrease was the $2.0 million contribution to the Lincoln Federal Charitable Foundation, Inc. (the "Foundation") made in connection with the stock conversion. Return on average assets for the years ended December 31, 1998 and 1997 was .35% and 1.02%, respectively. Return on average equity was 2.58% for the year ended December 31, 1998 and 8.71% for the year ended December 31, 1997.

         Interest  Income.  Total  interest  income was $23.0  million  for 1998 compared to $25.3  million  for 1997.  The  decrease in interest  income was due primarily to a decrease in average interest-earning assets. Average interest-earning assets decreased $26.1 million, or 7.9%, primarily due to a decrease in average loans of $75.7 million offset by an increase in average mortgage-backed securities and other investment securities available for sale and held to maturity of $31.2 million. The average yield on interest-earning assets was 7.57% and 7.67% for the years ended December 31, 1998 and 1997, respectively.

         Interest Expense. Interest expense decreased $1.8 million, or 11.7%, during the year ended December 31, 1998 as compared to 1997. The decrease in interest expense was primarily the result of a decrease in average interest-bearing liabilities of $37.9 million, or 12.7%. The decline in average interest-bearing liabilities was primarily attributable to the repayment of FHLB advances. The average balances of FHLB advances decreased $42.3 million. The average cost of interest-bearing liabilities increased from 5.26% for the 1997 period to 5.33% for the 1998 period resulting primarily from a 23 basis points increase in the cost of certificates of deposit offset by decreases in the remaining deposit applications.

         Net Interest Income. Net interest income decreased $473,000, or 4.9%, during the year ended December 31, 1998 as compared to 1997. Net interest income declined $664,000 due to a decrease in volume of net interest earning assets and liabilities and increased $191,000 as a result of an improvement in net yield on interest earning assets. The interest rate spread was 2.24% and 2.41% for 1998 and 1997, respectively. The net yield on interest-earning assets was 3.02% and 2.92% for the 1998 and 1997 periods, respectively. Although the interest rate spread decreased during 1998, the yield on interest-earning assets improved because average interest-earning assets as a percentage of interest-bearing liabilities increased from 110.9% for 1997 to 117.0% for 1998.

         Provision for Loan Losses. The provision for loan losses for the year ended December 31, 1998 was $173,000 as compared to $298,000 for 1997. During the year ended December 31, 1998, net charge-offs were $22,000 as compared to net charge-offs of $178,000 for 1997. The 1998 provision and the allowance for loan losses were considered adequate based on size, condition and components of the loan portfolio, past history of loan losses and peer comparisons. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary  based on changes  in  economic  and real  estate  market  conditions,
further  information   obtained  regarding  problem  loans,   identification  of
additional problem loans and other factors, both within and outside of management's control.

         Net realized and unrealized gain (loss) on loans held for sale. Net realized and unrealized losses on loans held for sale of $61,000 were recorded during the year ended December 31, 1998 as compared to net realized and unrealized gains of $299,000 recorded during 1997. The primary reason for the change was due to the recovery during 1997 of an unrealized loss of $266,000 recorded during 1996.

         Net realized and unrealized gains on securities available for sale. Proceeds from sales of securities available for sale during the years ended
December 31, 1998 and 1997 amounted to $21.1 million and $54.5 million, respectively. Net gains of $113,000 and $118,000 were realized on those sales during the years ended December 31, 1998 and 1997, respectively.

         Equity in losses of limited partnerships. Equity in losses of limited partnerships decreased $167,000, or 24.5%, from $681,000 for the year ended December 31, 1997 to $514,000 for 1998 due to the operating results of the limited partnership investments.

         Other Income. Other income increased $159,000, or 23.6%, from $674,000 for the year ended December 31, 1997 to $833,000 for 1998. This increase was due to increases in a variety of other income categories and was not attributable to any one item.

         Salaries and Employee Benefits. Salaries and employee benefits were $2.7 million for the year ended December 31, 1998 compared to $2.2 million for 1997, an increase of approximately 22.0%. These increases were primarily a result of additional personnel. Lincoln Federal had 76 full time equivalent employees at December 31, 1998 compared to 72 full time equivalent employees at December 31, 1997. Lincoln Federal increased its number of employees and added personnel with the specialized skills to more effectively service existing customers and to position itself for future customer and product growth.

         Net Occupancy and Equipment Expenses. Occupancy expenses decreased $23,000, or 8.5%, and equipment expenses increased $100,000, or 19.0%, from the year ended December 31, 1997 compared to 1998. The increases in equipment expenses were primarily attributable to increased deprecation and amortization on computers, software and other equipment and fees associated with computer equipment maintenance.

         Deposit Insurance Expense. Deposit insurance expense decreased $6,000, or 3.1%, from $194,000 in 1997 to $188,000 in 1998.

         Data Processing Expense. Data processing expense increased $77,000, or 13.3%, from the year ended December 31, 1997 to the same period in 1998. This increase was primarily due to additional costs associated with Year 2000 compliance and testing.

         Professional Fees. Professional fees decreased $37,000, or 15.5%, from the year ended December 31, 1997 to the same period in 1998. This decrease was due to a variety of decreased expenses and was not attributable to any one item.

         Director and Committee fees. Director and committee fees increased $92,000, or 40.5%, from the year ended December 31, 1997 to 1998. This increase was due to the addition of one director in 1998, an increase in the fee paid per meeting and additional meetings held during 1998 in connection with the stock conversion.

         Mortgage Servicing Rights Amortization. Mortgage servicing rights amortization increased $213,000 from $67,000 for the year ended December 31, 1997 to $280,000 for the same period in 1998 due to increased servicing activity and the adoption of Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting for Mortgage Serving Rights", and SFAS No. 125, "Accounting for Transfers of Financial Assets, Servicing Rights and Extinguishment of Liabilities". Average mortgage loans serviced for others were approximately $91.6 million for the 1998 period as compared to $60.9 million for the 1997 period.

         Charitable  Contributions.   Charitable  contributions  increased  $2.0
million from the year ended December 31, 1997 to 1998 due to the $2.0 million contribution to the Foundation made in connection with the stock conversion.

         Other Expenses. Other expenses, consisting primarily of expenses related to advertising, loan expenses, supplies, and postage increased $141,000, or 20.1%, from 1997 to 1998. The increase resulted from increases in a variety of expense categories and was not attributable to any one item.

         Income Tax Expense. Income tax expense decreased $1.2 million, or 100.6%, from the year ended December 31, 1997 to 1998. These variations in income tax expense are directly related to taxable income and the low income housing income tax credits earned during those years. The effective tax rate was (.5)% and 24.8% for 1998 and 1997, respectively. The effective rate declined in 1998 as compared to 1997 because the low-income housing income tax credits remained relatively constant while the level of income declined. The effective tax rate is expected to increase in future periods.

         Extraordinary Item - Early Extinguishment of Debt, Net of Income Taxes. Prepayment penalties of $249,000 on FHLB advances were recorded during the year ended December 31, 1998. Due to the securitization of loans and loans held for sale and the subsequent sales of a portion of these mortgage-backed securities, funds were available to prepay a portion of FHLB advances.

Liquidity and Capital Resources

         Lincoln Federal's primary sources of funds are deposits, borrowings and the proceeds from principal and interest payments on loans and mortgage-backed securities and the sales of loans and mortgage-backed securities available for sale. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition.

         Lincoln Federal's primary investing activity is the origination of loans. During the years ended December 31, 1999, 1998 and 1997, cash used to originate loans exceeded repayments and other changes by $30.5 million, $6.9 million and $20.0 million, respectively. The growth in loans in 1999 was primarily funded by cash flow generated from monthly repayments of mortgage-backed securities, and in 1998 was funded by growth in deposits, while proceeds from the sale of mortgage-backed securities available for sale funded Lincoln Federal's 1997 loan growth.

         During the years ended December 31, 1999, 1998 and 1997, Lincoln Federal purchased mortgage-backed securities and other securities available for sale and held to maturity in the amounts of $64.8 million, $81.5 million and $7.8 million, respectively. These purchases were funded primarily with borrowings. During the years ended December 31, 1999, 1998 and 1997, Lincoln Federal received proceeds from maturities of mortgage-backed securities and other securities available for sale and held to maturity of $20.2 million, $18.4 million and $6.8 million, respectively. During the years ended December 31,
1999, 1998 and 1997, Lincoln Federal received proceeds for the sale of mortgage-backed and other securities available for sale of $10.3 million, $21.1 million and $54.5 million which funds were used to fund its loan growth. During 1997 and 1998, the funds were also used to reduce the level of FHLB advances.

         Lincoln Federal had outstanding loan commitments and unused lines of credit of $23.4 million and standby letters of credit outstanding of $86,000 at December 31, 1999. Management anticipates that Lincoln Federal will have sufficient funds from loan repayments, loan sales, and from its ability to borrow additional funds from the FHLB of Indianapolis to meet current commitments. Certificates of deposit scheduled to mature in one year or less at December 31, 1999 totaled $74.9 million. Management believes that a significant portion of such deposits will remain with Lincoln Federal based upon historical deposit flow data and Lincoln Federal's competitive pricing in its market area.

         Liquidity management is both a daily and long-term function of Lincoln Federal's management strategy. In the event that Lincoln Federal should require funds beyond its ability to generate them internally, additional funds are available through the use of FHLB advances. Lincoln Federal had outstanding FHLB advances in the amount of $103.9 million at December 31, 1999. As an additional funding source, Lincoln Federal has also sold securities under repurchase agreements. Lincoln Federal had outstanding securities sold under repurchase agreements in the amount of $4.6 million at December 31, 1999.

         Federal law requires that savings associations maintain an average daily balance of liquid assets in a minimum amount not less than 4% or more than 10% of their withdrawable accounts plus short-term borrowings. Liquid assets include cash, certain time deposits, certain bankers' acceptances, specified U.S. government, state or federal agency obligations, certain corporate debt securities, commercial paper, certain mutual funds, certain mortgage-related securities, and certain first-lien residential mortgage loans. The OTS regulation that implements this statutory liquidity requirement requires a savings association to hold liquid assets in a minimum amount of 4% of the association's net withdrawable accounts and short-term borrowings. A savings association may calculate its compliance with this requirement based upon its average daily balance of liquid assets during each quarter. The OTS may impose monetary penalties on savings associations that fail to meet these liquidity requirements. As of December 31, 1999, Lincoln Federal had liquid assets of $89.3 million, and a regulatory liquidity ratio of 45.7%.

      Pursuant to OTS capital regulations in effect at December 31, 1999, savings associations were required to maintain a 1.5% tangible capital requirement, a 4% leverage ratio (or core capital) requirement, and a total risk-based capital to risk-weighted assets ratio of 8%. At December 31, 1999, Lincoln Federal's capital levels exceeded all applicable regulatory capital requirements in effect as of that date. The following table provides the minimum regulatory capital requirements and Lincoln Federal's capital ratios as of December 31, 1999:

                                                  At December 31, 1999
                            -----------------------------------------------------------------------------------
                                   OTS Requirement                       Lincoln Federal's Capital Level
                             % of                                    % of                              Amount
Capital Standard            Assets            Amount               Assets(1)         Amount           of Excess
----------------            ------            ------               ---------         ------           ---------
                                                   (Dollars in thousands)
Tangible capital              1.5%             $6,289                 18.5%           $77,569          $71,280
Core capital (2)              4.0              16,771                 18.5             77,569           60,798
Risk-based capital            8.0              17,931                 35.4             79,330           61,399


(1) Tangible and core capital levels are shown as a percentage of adjusted total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(2) The OTS has adopted a core capital requirement for savings associations comparable to that required by the OCC for national banks. The regulation requires core capital of at least 3% of total adjusted assets for savings associations that receive the highest supervisory rating for safety and soundness, and 4% to 5% for all other savings associations. Lincoln Federal is in compliance with this requirement.

Current Accounting Issues

         The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement requires companies to record derivatives on the balance sheet at their fair value. SFAS No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

         o For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

         o For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

         o For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income (outside earnings) as part of the cumulative translation adjustment. The accounting for a fair value hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction.

         o For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

         The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established at the inception of the hedge.

         SFAS No. 133 amends SFAS No. 52 and  supercedes  SFAS Nos. 80, 105, and
119. SFAS No. 107 is amended to include the disclosure provisions about the concentrations of credit risk from SFAS No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of SFAS No. 133.

         SFAS No. 133 was to be effective for all fiscal years beginning after June 15, 1999. The implementation date has been deferred and SFAS No. 133 will now be effective for all fiscal quarters beginning after June 15, 2000. Early application is encouraged; however, this Statement may not be applied retroactively to financial statements of prior periods.

Impact of Inflation

         The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Lincoln Bancorp's primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on Lincoln Bancorp's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of Lincoln Bancorp's assets and liabilities are critical to the maintenance of acceptable performance levels.

         The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that Lincoln Federal has made. Lincoln Federal is unable to determine the extent, if any, to which properties securing its loans have appreciated in dollar value due to inflation.

Quarterly Results of Operations

         The following table sets forth certain quarterly results for the quarter ended March 31, 2000 and years ended December 31, 1999 and 1998.

                                                    Provision
                              Net     For Loan        Basic       Diluted
    Quarter     Interest   Interest    Interest      Losses         Net       Earnings     Earnings    Dividends
     Ended       Income     Expense     Income    (Adjustments)   Income      Per Share    Per Share   Per Share
     -----       ------     -------     ------    -------------   ------      ---------    ---------   ---------
2000:
March             $7,339     $3,973       $3,366      $(22)         $930         $.17        $.17         $.08
1999:
March             $6,474     $3,128       $3,346       $31        $1,244         $.19        $.19         $.06
June               6,980      3,488        3,492       200         1,013          .16         .16          .06
September          7,072      3,570        3,502        59         1,145          .19         .19          .08
December           7,216      3,761        3,455        94           946          .17         .17          .08
                 -------    -------      -------      ----        ------         ----        ----         ----
                 $27,742    $13,947      $13,795      $384        $4,348         $.71        $.71         $.28
                 =======    =======      =======      ====        ======         ====        ====         ====
1998:
March           $  5,788    $ 3,448       $2,340     $  45        $  731
June               5,625      3,407        2,218       365            86
September          5,564      3,384        2,180        41           681
December           6,022      3,588        2,434      (278)         (381)
                 -------    -------       ------      ----        ------
                 $22,999    $13,827       $9,172      $173        $1,117
                 =======    =======       ======      ====        ======


Earnings per share information for the periods before Lincoln Federal's conversion to a stock savings bank on Decmeber 31, 1998 is not meaningful.

Quantitative and Qualitative Disclosures about Market Risks

An important component of Lincoln Federal's asset/liability management policy includes examining the interest rate sensitivity of its assets and liabilities and monitoring the expected effects of interest rate changes on the net portfolio value of its assets. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If Lincoln Federal's assets mature or reprice more quickly or to a greater extent than its liabilities, net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if Lincoln Federal's assets mature or reprice more slowly or to a lesser extent than its liabilities, net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Lincoln Federal's policy has been to mitigate the interest rate risk inherent in the historical business of savings associations, the origination of long-term loans funded by short-term deposits, by pursuing certain strategies designed to decrease the vulnerability of Lincoln Federal's earnings to material and prolonged changes in interest rates.

         ALCO Committee. Lincoln Federal's board of directors has delegated responsibility for the day-to-day management of interest rate risk to the Asset/Liability ("ALCO") Committee, which consists of its President, T. Tim Unger, Chief Financial Officer John M. Baer, Vice President-Secondary Marketing Maxwell O. Magee, Retail Sales Manager Rebecca Morgan, Residential Lending Manager Steve Schilling, and Marketing Director Angela Coleman. The ALCO Committee meets weekly to manage and review Lincoln Federal's assets and liabilities. The ALCO Committee establishes daily interest rates for deposits and approves the interest rates on one- to four-family residential loans, which are based upon current rates established by the Federal Home Loan Mortgage Corporation ("FHLMC"). The ALCO Committee also approves interest rates for other types of loans based upon the national prime rate and local market rates.

         Loan Portfolio Restructuring. Lincoln Federal's principal strategy to reduce exposure to fluctuating market interest rates is to manage the interest-rate sensitivity of its interest-earning assets and interest-bearing liabilities. In early 1997, Lincoln Federal's new management concluded that its asset portfolio exposed Lincoln Federal to significant risks in the event of a material and prolonged increase or decrease in interest rates. To address this problem, in 1997 Lincoln Federal securitized and sold certain one- to four-family residential loans in its portfolio in order to reduce its exposure to interest rate risk. Lincoln Federal presented to FHLMC pools of one- to four-family residential mortgage loans with either fixed interest rates or variable interest rates pegged to the 11th District Cost of Funds Index ("COFI"). COFI loans increase Lincoln Federal's exposure to interest rate risk because the COFI index does not follow, and usually lags behind, the U.S. Treasury yield curve, which is the index Lincoln Federal uses to establish the interest rates for its deposits. In addition, many of the COFI loans did not adjust quickly enough to changes in market interest rates as the result of annual rate adjustment limitations in the loan agreements.

         Many of the loans Lincoln Federal securitized did not include all of the documentation required by FHLMC. Lincoln Federal was able to securitize these loans by representing to FHLMC that, other than the loans with the missing documentation specifically identified in the FHLMC Master Commitment, the loans that Lincoln Federal securitized did not otherwise vary from FHLMC's standard underwriting and mortgage eligibility requirements.

         After grouping these loans into pools with similar loans that it originated, Lincoln Federal assigned the notes and mortgages to FHLMC in consideration for several mortgage-backed securities representing the different loan pools. In August, 1997, Lincoln Federal securitized approximately $76.2 million of one- to four-family residential mortgage loans in this manner, consisting of $26.9 million in COFI loans and $49.3 million in fixed-rate loans. Lincoln Federal immediately sold on the secondary market all of the mortgage-backed securities representing the COFI loans and $27.4 million of the securities backed by lower-yielding fixed-rate loans for a gain of $118,000. Lincoln Federal retained in its investment portfolios mortgage-backed securities representing $21.9 million of higher-yielding fixed-rate loans.

         In April, 1998, Lincoln Federal securitized an additional $39.9 million of its one- to four-family residential mortgage loans, consisting of $14.2 million of COFI loans and $25.7 million of fixed-rate loans for a gain of $105,000. Lincoln Federal sold on the secondary market the mortgage-backed security representing the COFI loans and $6.9 million of lower-yielding fixed-rate loans. Lincoln Federal retained in its investment portfolio mortgage-backed securities representing $18.8 million of higher-yielding fixed-rate loans.

         Lincoln Federal continues to service all of the loans that it originated that have been securitized by FHLMC in consideration of a fee of .25% and .375% of the outstanding loan balance for fixed-rated and variable-rate loans, respectively. Investors who purchased the mortgage-backed securities are repaid from the regular principal and interest payments made by the borrowers on the underlying loans, which "pass through" to the investors. FHLMC acts as a guarantor with respect to these regular payments to the investors in consideration of a fee that varies up to .375% of the outstanding balance on loans in the different loan pools.

         Although the loans that Lincoln Federal securitized were sold without recourse, Lincoln Federal agreed to indemnify FHLMC pursuant to the Master Commitment in the event that FHLMC makes a payment to an investor pursuant to its guarantee on certain loans noted in the Master Commitment as lacking the documentation required by FHLMC's underwriting standards. Lincoln Federal's indemnification to FHLMC pursuant to this provision is limited, however, solely to losses that arise as a result of the documentation exception or discrepancy noted in the Master Commitment. FHLMC may also require Lincoln Federal to repurchase a loan upon a borrower's default if the due diligence information contained in the loan data report that Lincoln Federal provided to FHLMC was not accurate, true or complete, if Lincoln Federal fails to provide additional information or documentation to FHLMC upon request, or if Lincoln Federal breaches any representation or warranty in the Master Commitment. Lincoln Federal has not experienced any significant losses on these loans in the past and does not anticipate any significant losses as a result of this indemnification.

         In June, 1998, Lincoln Federal sold an additional $17.2 million of its adjustable-rate COFI loans in a whole-loan sale to a private investor that closed in July, 1998. Lincoln Federal recognized a loss of $218,000 from this transaction. The securitization of certain of Lincoln Federal's loans and the whole loan sale reduced the heavy concentration of fixed-rate and adjustable-rate COFI mortgages in its portfolio while converting those assets to more liquid and marketable mortgage-backed securities. In the aggregate, Lincoln Federal has sold $75.4 million of the securities generated from the securitization and has retained securities with a face value of $40.7 million in its available-for-sale securities portfolio. Lincoln Federal used the proceeds from these sales of mortgage-backed securities to repay outstanding FHLB advances from a balance of $106.9 million at June 30, 1997 to $45.7 million at June 30, 1998. Lincoln Federal also used some of the proceeds from these sales to purchase interest rate-sensitive securities. Lincoln Federal also restructured its remaining FHLB debt by prepaying advances with higher interest rates and extending the repayment terms of other debt, thereby reducing Lincoln Federal's exposure to interest rate risk and reducing its cost of funds.

         Because of the lack of customer demand for adjustable rate loans in its market area during 1999, Lincoln Federal primarily originates fixed-rate real estate loans, which accounted for approximately 77.3% of its loan portfolio at December 31, 1999. Lincoln Federal continues to offer and attempts to increase its volume of adjustable rate loans when market interest rates make these type loans more attractive to customers.

         During the first quarter of 1999, Lincoln Federal initiated a leverage strategy that involved buying approximately $53 million of marketable securities and loans funded by an increase in securities sold under repurchase agreements and Federal Home Loan Bank advances. The purpose of this strategy was to utilize the high equity position of Lincoln Federal to support additional earning assets in order to increase operating income. Investments were made in collateralized mortgage obligations, mortgage backed securities, agency notes and corporate notes as well as a package of variable rate whole mortgage loans. The leverage positions from these transactions are monitored regularly and no other leverage transactions were done during the remainder of the year.

         Loan growth continued through 1999 in all categories. Most of this growth was funded by cash flow generated from monthly payments of mortgage backed securities and collateralized mortgage obligations purchased with funds generated from the conversion to a stock institution at the end of 1998 and from the leverage transaction discussed above.

         Lincoln Federal manages the relationship between interest rates and the effect on Lincoln Federal's net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Lincoln Federal manages assets and liabilities within the context of the marketplace and applicable regulatory limitations and within limits established by Lincoln Federal's Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.

         The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of savings associations. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Savings associations with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Associations which do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. Because Lincoln Federal's assets exceed $300 million, it is required to file Schedule CMR. Under the regulation, associations which must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk based capital requirement if their interest rate exposure is greater than "normal." The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) the institution's "normal" level of exposure which is 2% of the present value of its assets.

         It is estimated that at December 31, 1999, NPV would decrease 28% and 42% in the event of 200 and 300 basis point increases in market interest rates, respectively, compared to 17% and 27% for the same increases at December 31, 1998. Lincoln Federal's NPV at December 31, 1999 would increase 18% and 21% in the event of 200 and 300 basis point decreases in market rates, respectively. A year earlier, 200 and 300 basis point decreases in market rates would have increased NPV 6% and 10%, respectively.

      Presented below, as of December 31, 1999, is an analysis performed by the OTS of Lincoln Federal's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points and in accordance with the proposed regulations. At December 31, 1999, 2% of the present value of Lincoln Federal's assets was approximately $8.2 million. Because the interest rate risk of a 200 basis point increase in market rates (which was greater than the interest rate risk of a 200 basis point decrease) was $21.2 million at December 31, 1999, Lincoln Federal would have been required to deduct $6.5 million from its capital if the OTS' NPV methodology had been in effect. Lincoln Federal's exposure to interest rate risk results primarily from the concentration of fixed rate mortgage loans in its portfolio.

      Change          Net Portfolio Value               NPV as % of PV of Assets
     In Rates    $ Amount     $ Change      % Change    NPV Ratio     Change
--------------------------------------------------------------------------------
                              (Dollars in thousands)

     +300  bp*    $43,966     $(31,847)        (42)%     11.85%       (661)bp
     +200  bp      54,354      (21,458)        (28)      14.16        (431)bp
     +100  bp      65,284      (10,528)        (14)      16.43        (204)bp
       0   bp      75,812                                18.46
     -100  bp      84,772        8,960          12       20.07         161bp
     -200  bp      89,722       13,910          18       20.86         239bp
     -300  bp      91,506       15,694          21       21.04         257bp

*  Basis points.


         In contrast, the following chart presents the calculation of Lincoln Federal's exposure to interest rate risk as of December 31, 1998, as determined by the OTS.

      Change          Net Portfolio Value               NPV as % of PV of Assets
     In Rates    $ Amount     $ Change      % Change      NPV Ratio     Change
------------------------------------------------------------------------------
                              (Dollars in thousands)

     +300  bp*    $61,270     $(22,722)        (27)%       17.65%       (483)bp
     +200  bp      69,565      (14,427)        (17)        19.51        (297)bp
     +100  bp      77,499       (6,494)         (8)        21.19        (130)bp
       0   bp      83,993                                  22.48
     +100  bp      87,115        3,123           4         23.03          55 bp
     -200  bp      89,343        5,350           6         23.38          90 bp
     -300  bp      92,108        8,116          10         23.83         135 bp

*  Basis points.

      As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented above. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

Financial Condition and Results of Operations at March 31, 2000

         Total assets increased $7.1 million, or 1.7% at March 31, 2000, compared to December 31, 1999. The increase was primarily due to loan growth of $7.2 million. Net loans increased by 3.1% to $240.2 million due to an increase in customer demand. Commercial loans including commercial real estate, construction lot development and lines of credit increased $3.5 million from December 31, 1999 to March 31, 2000. Loan growth was funded by an increase in deposits.

         Deposits increased $14.4 million to $219.4 million during the first quarter of 2000. The majority of this growth was in public fund certificates of deposit, which increased by $13.8 million.

         Total borrowed funds decreased by $3.5 million, or 3.3%, from December 31, 1999 to March 31, 2000. The decrease in total borrowed funds resulted from a decrease in FHLB advances of $3.0 million and a decrease in the note payable to a limited partnership of $489,000.

         Shareholders' equity decreased $4.5 million from $91.7 million at December 31, 1999 to $87.2 million at March 31, 2000. The decrease was primarily due to stock repurchases of $4.6 million, cash dividends of $373,000, and unrealized losses on securities available for sale of $656,000. These decreases were offset by net income for three months ended March 31, 2000 of $930,000, Lincoln ESOP shares earned of $105,000 and unearned compensation amortization of $146,000.

Comparison  of  Operating  Results for the Three Months Ended March 31, 2000 and
1999

         Net income decreased $314,000, or 25.2%, from $1.2 million for the three months ended March 31, 1999 to $930,000 for the three months ended March 31, 2000. The decrease was primarily due to an increase in other expenses, which were $2.1 million for the three months ended March 31, 2000 compared to $1.5 million for the comparable three months of 1999. Additional costs associated with a new branch, key management additions, and costs of the management recognition and retention plan that were not in existence during the first quarter of 1999 contributed to the increase in other expenses.

         Interest income increased $865,000, or 13.4%, from $6.5 million for the three months ended March 31, 1999 to $7.3 million for the same period in 2000. Interest expense increased $845,000, or 27.0%, from $3.1 million for the three months ended March 31, 1999 to $4.0 million for the same period in 2000. As a result, net interest income for the three months ended March 31, 2000 increased $20,000 or 0.6%, compared to the same period in 1999. The net interest margin was 3.30% for the three-month period ended March 31, 2000 compared to 3.75% for the same period in 1999. The average yield on earning assets declined 5 basis points in 2000 and the average cost of interest-bearing liabilities increased 18 basis points from the first quarter of 1999 to the first quarter of 2000. This reduced the spread from 2.38% to 2.15%, or 23 basis points.

         The Company's provision for loan losses for the three months ended March 31, 2000 was a net credit of $22,000 compared to expense of $31,000 for the same period in 1999, as a result of a large recovery during the first quarter of 2000.

          Other income decreased $40,000, or 26.9%, for the three months ended March 31, 2000 compared to the same period in 1999 primarily due to a decrease in service fee income on loans sold of $21,000 and increased limited partnership losses of $20,000 due to the operating results of the limited partnerships.

         Other expenses increased $618,000, or 40.7%, for the first quarter of 2000 compared to the same period in 1999. Additional costs associated with a new branch, key management additions, and costs of the management recognition and retention plan that were not in existence during the first quarter of 1999 contributed to the increase in other expenses.

         Income tax expense decreased $271,000 for the three months ended March 31, 2000 compared to the same period in 1999. The decrease was directly related to the decrease in taxable income for the period.

Asset Quality

         Lincoln Federal currently classifies loans as special mention, substandard, doubtful and loss to assist management in addressing collection risks and pursuant to regulatory requirements, which are not necessarily consistent with generally accepted accounting principles. Special mention loans represent credits that have potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects or Lincoln Federal's credit position at some future date. Substandard loans represent credits characterized by the distinct possibility that some loss will be sustained if deficiencies are not corrected. Doubtful loans possess the characteristics of substandard loans, but collection or liquidation in full is doubtful based upon existing facts, conditions and values. A loan classified as a loss is considered uncollectible. Lincoln Federal had $3.5 million of loans classified as special mention as of March 31, 2000 and no loans classified as special mention as of December 31, 1999. The increase in loans classified as special mention was attributable to four commercial loan relationships. In addition, Lincoln Federal had $744,000 and $1.1 million of loans classified as substandard at March 31, 2000 and December 31, 1999, respectively. The decrease in loans classified as substandard was primarily attributable to a principal reduction in the lone substandard commercial relationship and a decrease in mortgage loans past due greater than ninety days and on non-accrual status. Lincoln Federal reviews all loans on an individual basis when the loan reaches ninety days past due to determine whether non-accrual status is necessary. At March 31, 2000 and December 31, 1999, no loans were classified as doubtful or loss. At March 31, 2000, and December 31, 1999, respectively, non-accrual loans were $744,000 and $1.1 million. The allowance for loan losses was $1.8 million or approximately .7% of net loans at March 31, 2000 and December 31, 1999.

Liquidity and Capital Resources

         The standard measure of liquidity for savings associations is the ratio of cash and eligible investments to a certain percentage of net withdrawable savings accounts and borrowings due within one year. The minimum required ratio is currently set by the Office of Thrift Supervision regulation at 4%. As of March 31, 2000, Lincoln Federal had liquid assets of $91.7 million and a liquidity ratio of 36.7%.

Quantitative and Qualitative Disclosures About Market Risk

         Presented below, as of March 31, 2000 and 1999, is an analysis performed by the OTS of Lincoln Federal's interest rate risk as measured by changes in Lincoln Federal's net portfolio value ("NPV") for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points.

                                      March 31, 2000
           ---------------------------------------------------------------------
Changes       Net Portfolio Value                     NPV as % of PV of Assets
In Rates    $ Amount          $ Change      %Change        NPV Ratio      Change
--------    --------          --------      -------        ---------      ------
  +300 bp      44,661           -32,040        -42%         11.81%       -658 bp
  +200 bp      59,786           -21,915        -29%         14.03%       -436 bp
  +100 bp      65,925           -10,776        -14%         16.32%       -207 bp
     0 bp      76,701                                       18.39%
  -100 bp      86,023             9,322         12%         20.05%       +166 bp
  -200 bp      91,424            14,723         19%         20.92%       +253 bp
  -300 bp      93,338            16,637         22%         21.13%       +274 bp

                                     March 31, 1999
           ---------------------------------------------------------------------
Changes       Net Portfolio Value                     NPV as % of PV of Assets
In Rates    $ Amount          $ Change      %Change       NPV Ratio     Change
--------    --------          --------      -------       ---------     ------
  +300 bp      53,590          -33,117        -38%         14.45%        -657 bp
  +200 bp      64,978          -21,730        -25%         16.88%        -414 bp
  +100 bp      76,289          -10,419        -12%         19.12%        -191 bp
     0 bp      86,707                                      21.02%
  -100 bp      95,401            8,694         10%         22.48%        +146 bp
  -200 bp     102,729           16,022         18%         23.62%        +260 bp
  -300 bp     111,367           24,660         28%         24.91%        +389 bp

         The analysis at March 31, 2000 indicates that there have been no material changes in market interest rates or in Lincoln Federal's interest rate sensitive instruments which would cause a material change in the market risk exposures which affect the quantitative and qualitative risk disclosures as presented in Item 7A of the Company's Annual Report on Form 10-K for the period ended December 31, 1999.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS OF CITIZENS BANCORP

General

         Citizens Bancorp was incorporated for the purpose of owning all of the outstanding shares of Citizens Savings Bank. The following discussion and analysis of Citizens Bancorp's financial condition as of June 30, 1999 and results of operations for periods prior to that date should be read in conjunction with and with reference to the consolidated financial statements and the notes thereto included herein.

         In addition to the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Citizens Bancorp's operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein but also include changes in the economy and interest rates in the nation and Citizens Bancorp's general market area. The forward-looking statements contained herein include, but are not limited to, those with respect to the following matters:

         1.       Management's   determination   of  the  amount  of  loan  loss
                  allowance;

         2.       The effect of changes in interest rates;

         3.       Changes in deposit insurance premiums; and

         4. Proposed legislation that would eliminate the federal thrift charter and the separate federal regulation of thrifts.

Average Balances and Interest Rates and Yields

         The following tables present the fiscal years ended June 30, 1999, 1998 and 1997, the average monthly balances of each category of Citizens Bancorp's interest-earning assets and interest-bearing liabilities, and the interest earned or paid on such amounts.

                      AVERAGE BALANCE SHEET/YIELD ANALYSIS

                                                                           Year Ended June 30,
                                     -----------------------------------------------------------------------------------------------
                                               1999                                1998                          1997
                                     -------------------------------  -------------------------------  -----------------------------
                                      Average              Average    Average               Average    Average              Average
                                      Balance   Interest  Yield/Cost  Balance    Interest  Yield/Cost  Balance  Interest  Yield/Cost
                                     --------   --------  ----------  --------   --------  ----------  -------  --------  ----------
                                                                           (Dollars in thousands)
Assets:
Interest-earning assets:
   Interest-bearing deposits........$   3,286      $168     5.12%    $  4,557       $292     6.40%    $  3,446    $   179     5.21%
   FHLB stock.......................      367        29     8.03          336         27     8.07          332         26     7.84%
   Investment securities
     available for sale (1).........      340        13     3.94          232         10     4.23        1,527         94     6.14%
   Loans receivable (2).............   50,746     4,229     8.33       43,318      3,723     8.60       36,843      3,210     8.71%
                                       ------     -----                ------      -----                ------      -----
       Total interest-earning
         assets.....................   54,739     4,439     8.11       48,443      4,052     8.36       42,148      3,509     8.33%
                                                  -----                            -----                            -----
Noninterest-earning assets..........    3,583                           3,165                            3,343
                                     --------                         -------                         --------
       Total assets................. $ 58,322                         $51,608                         $ 45,491
                                     ========                         =======                         ========

Liabilities and
    shareholders' equity:
Interest-bearing liabilities:
   Deposits......................... $ 36,573     1,589     4.35      $36,137      1,652     4.57     $ 36,436      1,641     4.50%
   FHLB advances....................    5,808       330     5.68        1,731         86     4.96        3,212        173     5.41%
       Total interest-bearing
                                     --------     -----               -------      -----              --------      -----
         liabilities................   42,381     1,919     4.53       37,868      1,738     4.59       39,648      1,814     4.58%
                                                  -----                            -----                            -----
Noninterest-bearing liabilities.....      702                             588                              395
                                     --------                         -------                        ---------
       Total liabilities............   43,083                          38,456                           40,043
Equity received from contributions
   to the ESOP......................      191                              52
Shareholders' equity................   15,048                          13,100                            5,448
                                     --------                         -------                        ---------
       Total liabilities and
         shareholders' equity....... $ 58,322                         $51,608                         $ 45,491
                                     ========                         =======                        =========
Net interest-earning assets......... $ 12,358                         $10,575                        $   2,500
                                     ========                         =======                        =========
Net interest income.................              $2,520                          $2,314                           $1,695
                                                  ======                          ======                           ======
Interest rate spread (3)............                        3.58%                            3.77%                            3.75%
                                                            ====                             ====                             ====
Net yield on weighted average
   interest-earning assets (4)......                        4.60%                            4.78%                            4.02%
                                                            ====                             ====                             ====
Average interest-earning assets
   to average interest-
   bearing liabilities..............   129.16%                         127.93%                          106.31%
                                       ======                          ======                           ======


(1) Includes securities available for sale at amortized cost prior to SFAS No. 115 adjustments.

(2) Total loans less loans in process. Average balances include non-accrual loans.

(3) Interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.

(4) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.


Interest Rate Spread

         Citizens Bancorp's results of operations have been determined primarily by net interest income and, to a lesser extent, fee income, miscellaneous income and general and administrative expenses. Net interest income is determined by the interest rate spread between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities, and by the relative amounts of interest-earning assets and interest-bearing liabilities.

      The following table sets forth the weighted average effective interest rate that Citizens Bancorp earned on its loan and investment portfolios, the weighted average effective cost of its deposits and advances, the interest rate spread, and net yield on weighted average interest-earning assets for the periods and as of the dates shown. Average balances are based on average monthly balances. Management believes that the use of month-end average balances instead of daily average balances has not caused any material difference in the information presented.

                                                    Year Ended June 30,
                                                    -------------------
                                               1999       1998       1997
                                               ----       ----       ----
Weighted average interest rate earned on:
   Interest-bearing deposits................   5.12%      6.40%      5.21%
   FHLB stock...............................   8.03       8.07       7.84
   Investment securities....................   3.94       4.23       6.14
   Loans receivable.........................   8.33       8.60       8.71
     Total interest-earning assets..........   8.11       8.36       8.33
Weighted average interest rate cost of:
   Deposits.................................   4.35       4.57       4.50
   FHLB advances............................   5.68       4.96       5.41
     Total interest-bearing liabilities.....   4.53       4.59       4.58
Interest rate spread (1)....................   3.58       3.77       3.75
Net yield on weighted average
   interest-earning assets (2)..............   4.60       4.78       4.02

(1) Interest rate spread is calculated by subtracting combined weighted average interest rate cost from combined weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities.

(2) The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated.

         The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Citizens Bancorp's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.

                                                 Increase (Decrease) in Net Interest Income
                                                 ------------------------------------------
                                                                                     Total
                                                Due to            Due to              Net
                                                 Rate             Volume            Change
                                                 ----             ------            ------
                                                              (In thousands)

Year ended June 30, 1999 compared
to year ended June 30, 1998
   Interest-earning assets:
     Interest-bearing deposits...........      $   (52)          $  (72)            $(124)
     FHLB stock..........................           (1)               3                 2
     Investment securities...............           (1)               4                 3
     Loans receivable....................         (119)             625               506
                                                -------            ----              ----
       Total.............................         (173)             560               387
                                                -------            ----              ----
   Interest-bearing liabilities:
     Deposits............................          (83)              19               (64)
     FHLB advances.......................           14              230               244
                                                -------            ----              ----
       Total.............................          (69)             249               180
                                                -------            ----              ----
   Net change in net interest income.....        $(104)           $ 311            $  207
                                                =======            ====              ====
Year ended June 30, 1998 compared
to year ended June 30, 1997
   Interest-earning assets:
     Interest-bearing deposits...........      $    46           $   66              $112
     FHLB stock..........................            1              ---                 1
     Investment securities...............          (22)             (62)              (84)
     Loans receivable....................          (41)             555               514
                                                -------            ----              ----
       Total.............................          (16)             559               543
                                                -------            ----              ----
   Interest-bearing liabilities:
     Deposits............................           25              (13)               12
     FHLB advances.......................          (13)             (75)              (88)
                                                -------            ----              ----
       Total.............................           12              (88)              (76)
                                                -------            ----              ----
   Net change in net interest income.....      $   (28)          $  647            $  619
                                                =======            ====              ====
Year ended June 30, 1997 compared
to year ended June 30, 1996
   Interest-earning assets:
     Interest-bearing deposits...........        $ (21)          $   19            $   (2)
     FHLB stock..........................           (1)             ---                (1)
     Investment securities...............           10              (90)              (80)
     Loans receivable....................          (19)             425               406
                                                -------            ----              ----
       Total.............................          (31)             354               323
                                                -------            ----              ----
   Interest-bearing liabilities:
     Deposits............................           10               92               102
     FHLB advances.......................          (11)              70                59
                                                -------            ----              ----
       Total.............................           (1)             162               161
                                                -------            ----              ----
   Net change in net interest income.....      $   (30)            $192              $162
                                                =======            ====              ====


Financial Condition at June 30, 1999 Compared to Financial Condition at June 30, 1998

         Total consolidated assets of Citizens Bancorp increased $6.1 million, or 11.3%, to $59.5 million at June 30, 1999, from $53.4 million at June 30, 1998. Cash increased $138,000 to $444,000 at June 30, 1999, from $306,000 at
June 30, 1998, while interest-bearing deposits, consisting primarily of overnight deposits at the Federal Home Loan Bank ("FHLB") of Indianapolis and certificates of deposit at other FDIC insured financial institutions, decreased to $1.6 million at June 30, 1999, from $2.2 million at June 30, 1998. Net loans receivable increased $6.2 million, or 13.1%, to $53.1 million at June 30, 1999. The increase in loans was funded by an increase in deposits and borrowings during the year.

         Deposits increased $2.9 million primarily as a result of an increase in the amount of public funds on deposit. Borrowings at the FHLB of Indianapolis increased $3.5 million to $7.0 million as of June 30, 1999, from $3.5 million at June 30, 1998.

         Shareholders' equity decreased $406,000 during the year ended June 30, 1999. This was primarily a result of the profit of $832,000 for the year, which increased shareholders' equity, less the cost of Citizens Bancorp's repurchase of $1.1 million of its common stock at various times and market prices during the year. Shareholders' equity also decreased $215,000 as a result of the declaration of dividends on Citizens Bancorp's common stock during the year.

Financial Condition at June 30, 1998 Compared to Financial Condition at June 30, 1997

         Total consolidated assets of Citizens Bancorp increased by $7.0 million, or 15.3%, to $53.4 million at June 30, 1998 from $46.4 million at June 30, 1997. Net loans receivable increased $8.5 million, or 22.1%, to $46.9 million at June 30, 1998. The increase in loans was funded primarily with the net proceeds from the sale of Citizens Bancorp's common stock on September 18, 1997. Cash decreased by $555,000, while interest-bearing deposits decreased by $1.0 million during the year.

         Deposits decreased by $2.3 million primarily as a result of a decrease in the amount of public funds on deposit. Borrowings at the Federal Home Loan Bank decreased by $500,000 as a result of net repayments during the period.

         Shareholders' equity increased $9.4 million primarily as a result of stock issued by Citizens Bancorp in the conversion, less the conversion expenses and the ESOP shares, plus the net profit for the year. Shareholders' equity decreased by $667,000 as a result of Citizens' purchase of shares of Citizens Bancorp's common stock for the Recognition and Retention Plan. Shareholders' equity also decreased by $97,000 as a result of the declaration of dividends on Citizens Bancorp's common stock during the year.

Comparison of Operating Results For Fiscal Years Ended June 30, 1999 and 1998

         Net Income. Net income decreased $42,000, or 4.8%, to $832,000 in 1999 from $874,000 in 1998. The decrease primarily resulted from the sale of a tract of real estate for a profit of $172,000 ($103,000 net of tax) included in 1998. There was an increase of $207,000 in net interest income in 1999, offset by an increase in other expenses of $140,000 during the year.

         Net Interest Income. Net interest income increased $207,000, or 8.9%, to $2.5 million in 1999 from $2.3 million in 1998. The increase resulted primarily from an increase in earnings assets during 1999.

         Provision for Loan Losses. The provision for loan losses was $65,000 for 1999, compared to $72,000 for 1998. Citizens had charge-offs of $12,000 and recoveries of $5,000 in 1999, compared to charge-offs of $17,000 and recoveries of $2,000 in 1998. At June 30, 1999, the allowance for loan losses was $326,000, or 0.61% of total loans, compared to $269,000, or 0.57% of total loans at June 30, 1998.

         Other income. Total non-interest income decreased $175,000, or 45.5%, to $210,000 in 1999 from $385,000 in 1998. The decrease resulted primarily from a decrease in the gain on the sale of real estate of $164,000 in 1999. Fees and service charges decreased by $6,000 in 1999 and miscellaneous income decreased by $4,000.

         Other Expenses. Total non-interest expense increased $140,000, or 12.0%, to $1.3 million in 1999 from $1.2 million in 1998. The increase was primarily due to an increase in salaries and benefits of $111,000 in 1999 due to compensation expense related to the ESOP and the RRP. Office occupancy, equipment and data processing expenses increased $34,000 in 1999, due primarily to increased expenses related to the Year 2000 computer issue. Legal and professional fees decreased $22,000 in 1999 due to fees incurred in 1998 related to the special meeting of shareholders held in March of 1998. Miscellaneous other expenses increased $16,000 in 1999.

         Income Tax Expense. Income tax expense decreased $59,000, or 10.3%, to $521,000 in 1999 from $580,000 in 1998. This primarily resulted from a decrease in net income before income taxes in 1999 as a result of the gain on the sale of real estate that increased non-interest income in 1998.

Comparison of Operating Results For Fiscal Years Ended June 30, 1998 and 1997

         Net Income.  Net income increased  $503,000,  or 135.6%, to $874,000 in
1998 from $371,000 in 1997. The increase primarily resulted from Citizens' recognition of the one-time, non-recurring SAIF special assessment of $211,000 ($127,000 net of tax) and the sale of an investment at a loss of approximately $60,000 during 1997, as well as the sale of a tract of real estate for a profit of $172,000 ($103,000 net of tax) during 1998. There was also an increase of $619,000 in net interest income for 1998, offset by an increase in other expenses, excluding the SAIF assessment, of $167,000. Excluding the gain on the sale of real estate, the SAIF assessment and the loss on the sale of the investment, net income would have increased $236,000, or 44.2%, to $770,000 for the year ended June 30, 1998 from $534,000 in 1997.

         Net Interest Income. Net interest income increased $619,000, or 36.5%, to $2.3 million in 1998 from $1.7 million in 1997. The increase resulted primarily from an increase in earning assets and a decrease in costing liabilities in 1998 due to the sale of Citizens Bancorp's common stock.

          Provisions for Loan Losses. Provisions for loan losses for 1998 and 1997 were $72,000 and $83,000, respectively. Citizens had charge-offs of $12,000 and recoveries of $2,000 in 1997. Citizens had charge-offs of $17,000 and recoveries of $2,000 in 1998 and its allowance for loan loss as of June 30, 1998 was $269,000.

         Other Income. Other income increased approximately $226,000, or 142.1%, in 1998 as compared to 1997. This increase resulted from an increase in the gain on the sale of real estate of $163,000 in 1998 and the $60,000 loss on the sale of an investment in 1997, plus an increase of $4,000 in 1998 in fees and service charges and miscellaneous income.

         Other Expense. Other expenses decreased $44,000, or 3.7%, in 1998. The decrease was primarily due to a $236,000 decrease in SAIF insurance premiums offset by a $79,000 increase in salaries and benefits due to compensation expense related to the ESOP and the RRP. Office occupancy, equipment and data processing expenses increased by $17,000 during 1998 and other expenses increased by $31,000. Legal and professional expenses increased by $64,000 due to the increased reporting requirements of public companies.

         Income Tax Expense. Income tax expense increased $397,000, or 216.6%, to $580,000 in 1998 from $183,000 in 1997. This primarily resulted from the gain on the sale of real estate, which increased non-interest income in 1998, and from the FDIC special assessment, which decreased non-interest income in 1997, as well as the increase in net interest income for 1998.

Liquidity and Capital Resources

      Citizens Savings Bank's primary sources of funds are deposits, borrowings and the proceeds from principal and interest payments on loans. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

      Citizens Savings Bank's primary investing activity is the origination of loans. During the years ended June 30, 1999, 1998 and 1997, it originated total loans in the amounts of $29.7 million, $25.8 million and $17.5 million, respectively. Citizens Savings Bank purchased loans totaling $61,000 in the fiscal year ended June 30, 1999. Loan principal repayments totaled $23.6 million, $19.7 million and $13.3 million during the respective periods.

      During the years ended June 30, 1999, 1998 and 1997, Citizens Savings Bank purchased securities in the amounts of $109,000, $148,000 and $65,000, respectively. Citizens Savings Bank did not sell any securities during 1999 or 1998. During the year ended June 30, 1997, however, Citizens Savings Bank sold approximately $2.9 million of securities for a loss of approximately $60,000.

      Citizens Savings Bank had outstanding loan commitments of $607,000 and unused lines of credit of approximately $2.96 million at June 30, 1999. The unused lines primarily represent available borrowings under existing home equity lines of credit. Citizens Savings Bank anticipates that it will have sufficient funds from loan repayments and from its ability to borrow additional funds from the FHLB of Indianapolis to meet its current commitments. Certificates of deposit scheduled to mature in one year or less at June 30, 1999 totaled $11.5 million. Management believes that a significant portion of such deposits will remain with Citizens Savings Bank based upon historical deposit flow data and Citizens Savings Bank's competitive pricing in its market area.

      Liquidity management is both a daily and long-term function of Citizens Savings Bank's management strategy. In the event that Citizens Savings Bank should require funds beyond its ability to generate them internally, additional funds are available through the use of FHLB advances. Citizens Savings Bank had outstanding FHLB advances in the amount of $7.0 million at June 30, 1999.

      The following is a summary of Citizens Savings Bank's cash flows, which are of three major types. Cash flows from operating activities consist primarily of net income generated by cash. Investing activities generate cash flows through the origination and principal collection on loans as well as purchases and sales of securities. Investing activities will generally result in negative cash flows when Citizens Savings Bank experiences loan growth. Cash flows from financing activities include savings deposits, withdrawals and maturities and changes in borrowings. The following table summarizes cash flows for each year in the three-year period ended June 30, 1999.

                                                      Year Ended June 30,
                                                1999         1998         1997
                                             --------       ------         ----
                                                         (In thousands)

Operating activities.........................$    866     $  1,522     $    266
                                             --------       ------         ----
Investing activities:
   Net change in interest-bearing deposits...     297          693         (695)
   Purchases of  investment securities.......    (109)        (148)         (65)
   Sales of investment securities............     ---          ---        2,932
   Net change in loans.......................  (6,232)      (8,655)      (4,223)
   Loans sold................................     ---          ---           91
   Purchases of equipment....................     (55)         (30)         (16)
   Change in land held for development.......      52           31           77
   Purchases of FHLB stock...................     (67)         (20)         ---
                                             --------       ------         ----
Total from investing activities..............  (6,114)      (8,129)      (1,899)
                                             --------       ------         ----
Financing activities:
   Increase/(decrease) in NOW,
     MMDA and passbook deposits..............       3         (258)         305
   Increase/(decrease) in certificates
     of deposit..............................   2,905       (2,030)         450
   Advances from FHLB........................   7,000        3,500       14,500
   Payments to FHLB..........................  (3,500)      (4,000)     (13,500)
   Dividends paid on common stock............    (210)         (53)         ---
   Repurchase of common stock................  (1,104)         ---          ---
   Sale of common stock, net of costs........     ---        9,216          ---
   Purchase of RRP shares....................     ---         (667)         ---
                                             --------       ------         ----
Total from financing activities..............   5,094        5,708        1,755
                                             --------       ------         ----
Net increase/(decrease) in cash
   and cash equivalents......................$   (154)      $ (899)        $122
                                             ========       ======         ====

         Federal law requires that savings associations maintain a minimum average daily balance of liquid assets in an amount not less than 4% or more than 10% of their withdrawable accounts plus short-term borrowings. Liquid assets include cash, certain time deposits, certain bankers' acceptances,
specified  U.S.  government,  state  or  federal  agency  obligations,   certain
corporate debt securities, commercial paper, certain mutual funds, certain mortgage-related securities, and certain first-lien residential mortgage loans. The OTS regulation that implements this statutory liquidity requirement provides that a savings association must hold liquid assets in an amount not less than 4% of the association's net withdrawable accounts and short-term borrowings. The OTS no longer requires savings associations to maintain short-term liquid assets constituting at least 1% of their average daily balance of net withdrawable deposit accounts and current borrowings. In determining their compliance with this liquidity requirement,savings associations may calculate their liquidity requirement based upon their average daily balance of liquid assets during each quarter rather than during each month. The OTS may impose monetary penalties on savings associations that fail to meet these liquidity requirements. As of June 30, 1999, Citizens Savings Bank had liquid assets of $3.0 million, and a regulatory liquidity ratio of 7.5%.

         Pursuant to OTS capital regulations, savings associations must currently meet a 1.5% tangible capital requirement, a 3% leverage ratio (or core capital) requirement, and a total risk-based capital to risk-weighted assets ratio of 8%. At June 30, 1999, Citizens Savings Bank's tangible capital ratio was 17.8%, its core capital ratio was 17.8%, and its total risk-based capital to risk-weighted assets ratio was 29.0%. Therefore, at June 30, 1999, Citizens Savings Bank's capital levels exceeded all applicable regulatory capital requirements currently in effect.

         The   following   table   provides  the  minimum   regulatory   capital
requirements and Citizens Savings Bank's capital ratios as of June 30, 1999:


                                             At June 30, 1999
                             OTS Requirement                          Citizens' Capital Level
                          % of                                % of                       Amount
Capital Standard         Assets        Amount               Assets(1)     Amount        of Excess
----------------         ------        ------               ---------     ------        ---------
                                           (Dollars in thousands)

Tangible capital........   1.5%        $  876                17.8%         $10,388        $9,512
Core capital (2)........   3.0          1,751                17.8           10,388         8,637
Risk-based capital......   8.0          2,957                29.0           10,714         7,757


(1) Tangible and core capital levels are shown as a percentage of total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(2) The OTS has adopted a core capital requirement for savings associations comparable to that adopted by the OCC for national banks. The regulation requires core capital of at least 3% of total adjusted assets for savings associations that received the highest supervisory rating for safety and soundness, and 4% to 5% for all other savings associations. Citizens is in compliance with these capital requirements.

     As of June 30, 1999, management is not aware of any current recommendations by regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material adverse effect on Citizens Savings Bank's liquidity, capital resources or results of operations.

Current Accounting Issues

     Accounting for Derivative Instruments and Hedging Activities. Statement of Financial Accounting Standards ("SFAS") No. 133 requires companies to record derivatives on the balance sheet at their fair value. SFAS No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

         o For a derivative designated as hedging the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

         o For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

         o For a derivative designated as hedging the foreign currency exposure of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income (outside earnings) as part of the cumulative translation adjustment. The accounting for a fair value hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge described above applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction.

         o For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

         The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established at the inception of the hedge.

         SFAS No. 133 amends SFAS No. 52 and  supercedes  SFAS Nos. 80, 105, and
119. SFAS No. 107 is amended to include the disclosure provisions about the concentrations of credit risk from SFAS No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of SFAS No. 133.

         SFAS No. 133 was to be effective for all fiscal years beginning after June 15, 1999. The implementation date was deferred, and SFAS No. 133 will now be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

Impact of Inflation

         The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Citizens Savings Bank's primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on Citizens Savings Bank's performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of Citizens Savings Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

         The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that Citizens Savings Bank has made. Management is unable to determine the extent, if any, to which properties securing Citizens Savings Bank's loans have appreciated in dollar value due to inflation.

Asset/Liability Management

         An important component of Citizens Savings Bank's asset/liability management policy includes examining the interest rate sensitivity of its assets and liabilities and monitoring the expected effects of interest rate changes on its net portfolio value.

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If Citizens' assets mature or reprice more quickly or to a greater extent than its liabilities, Citizens Savings Bank's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if Citizens Savings Bank's assets mature or reprice more slowly or to a lesser extent than its liabilities, its net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Citizens Savings Bank's policy has been to mitigate the interest rate risk inherent in the historical business of savings associations, the origination of long-term loans funded by short-term deposits, by pursuing certain strategies designed to decrease the vulnerability of its earnings to material and prolonged changes in interest rates.

         Because of the lack of customer demand for adjustable rate loans in its market area, Citizens Savings Bank primarily originates fixed-rate real estate loans, which accounted for approximately 65% of its loan portfolio at June 30, 1999. To manage the interest rate risk of this type of loan portfolio, Citizens Savings Bank limits maturities of fixed-rate loans to no more than 20 years. In addition, Citizens Savings Bank continues to offer and attempts to increase its volume of adjustable rate loans when market interest rates make these loans more attractive to customers.

         Management believes it is critical to manage the relationship between interest rates and the effect on Citizens Savings Bank's net portfolio value ("NPV"). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Citizens Savings Bank manages assets and liabilities within the context of the marketplace and applicable regulatory limitations and within limits established by its Board of Directors on the amount of change in NPV which is acceptable given certain interest rate changes.

         Interest risk exposure is monitored monthly by an Asset/Liability Management Committee which considers various factors such as current local and national economic conditions and interest rate outlook as well as Citizens Savings Bank's loan and deposit demand, pricing and maturity structure. This Committee periodically updates Citizens Savings Bank's interest rate risk strategy which primarily involves modifying asset/liability terms and mix as considered appropriate. An increased emphasis on consumer loans, which generally have shorter terms to maturity than residential mortgage loans, in addition to an increase in the volume of adjustable-rate loans, including multi-family and non-residential mortgage loans and home equity lines of credit, have been the major strategies for asset management. Citizens Savings Bank has also attempted to lengthen the average maturity of its liabilities by offering special rates on longer term certificates of deposit. Long term advances from the FHLB of Indianapolis are also an available source of funds which could help Citizens Savings Bank with future liability management.

          The OTS issued a regulation, which uses a net market value methodology to measure the interest rate risk exposure of savings associations. Under this OTS regulation, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Savings associations with over $300 million in assets or less than a 12% risk-based capital ratio are required to file OTS Schedule CMR. Data from Schedule CMR is used by the OTS to calculate changes in NPV (and the related "normal" level of interest rate risk) based upon certain interest rate changes (discussed below). Associations which do not meet either of the filing requirements are not required to file OTS Schedule CMR, but may do so voluntarily. As Citizens Savings Bank does not meet either of these requirements, it is not required to file Schedule CMR, although it does so voluntarily. Under the regulation, associations which must file are required to take a deduction (the interest rate risk capital component) from their total capital available to calculate their risk based capital requirement if their interest rate exposure is greater than "normal." The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets.

         It is estimated that at June 30, 1999, NPV would decrease 9.0% in the event of a 200 basis point increase in market interest rates, compared to 9.8% for the same increase at June 30, 1998. Citizens Savings Bank's NPV at June 30, 1999 would increase 0.5% in the event of a 200 basis point decrease in market rates. A year earlier, a 200 basis point decrease in market rates would have increased NPV 3.1%.

         Presented below, as of June 30, 1999 and 1998, is an analysis performed by the OTS of Citizens Savings Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve up and down 200 basis points.

                                  June 30, 1999
                   Net Portfolio Value Summary Performance
                                                                   NPV as % of
                                                                  Present Value
  Change            Net Portfolio Value                             of Assets
 In Rates   $ Amount      $ Change         % Change   NPV Ratio     Change
--------------------------------------------------------------------------------
                  (Dollars in thousands)

+ 200 bp*    $11,973       $(1,183)       (8.99)%      20.53%       (115)  bp
    0 bp      13,156           ---           ---       21.68%        ---   bp
- 200 bp      13,215            59         0.45%       21.28%        (40)  bp

             Interest Rate Risk Measures: 200 Basis Point Rate Shock

       Pre-Shock NPV Ratio: NPV as % of PV of Assets.................   21.68%
       Exposure Measure: Post-Shock NPV Ratio........................   20.53%
       Sensitivity Measure: Change in NPV Ratio......................   115 bp
       Change in NPV as % of PV of Assets............................     5.3%


                                  June 30, 1998
                     Net Portfolio Value Summary Performance

                                                                    NPV as % of
                                                                   Present Value
      Change            Net Portfolio Value                          of Assets
     In Rates   $ Amount      $ Change      % Change    NPV Ratio     Change
--------------------------------------------------------------------------------
                  (Dollars in thousands)

    + 200 bp*    $10,725       $(1,158)    (9.79)%       20.03%       (151)  bp
        0 bp      11,883           ---         ---       21.54%        ---   bp
    - 200 bp      12,251           368      3.10%        21.86%         32   bp

             Interest Rate Risk Measures: 200 Basis Point Rate Shock

        Pre-Shock NPV Ratio: NPV as % of PV of Assets..............     21.54%
        Exposure Measure: Post-Shock NPV Ratio.....................     20.03%
        Sensitivity Measure: Change in NPV Ratio...................     151 bp
        Change in NPV as % of PV of Assets.........................       7.0%

* Basis points

Financial Condition and Results of Operations at March 31, 2000

         Total assets increased to $63.5 million at March 31, 2000, compared to $59.5 million at June 30, 1999. Cash increased $163,000 to $607,000 at March 31, 2000, from $444,000 at June 30, 1999, while interest bearing-deposits, consisting primarily of overnight deposits at the Federal Home Loan Bank ("FHLB") of Indianapolis and certificates of deposit at other FDIC insured financial institutions, increased to $2.4 million at March 31, 2000, from $1.6 million at June 30, 1999. Net loans receivable increased $2.9 million to $56.0 million at March 31, 2000, from $53.1 million at June 30, 1999. The increase in loans and interest-bearing deposits was funded by an increase in borrowings during the period. Borrowings at the Federal Home Loan Bank increased $4.0 million to $11.0 million as of March 31, 2000, from $7.0 million at June 30, 1999. This was offset by a decrease in deposits of $0.7 million to $36.3 million at March 31, 2000, from $37.0 million at June 30, 1999.

         Shareholders' equity increased $438,000 during the nine months ended March 31, 2000. This was primarily a result of the profit of $609,000 for the period, which increased shareholders' equity, less the cost of Citizens Bancorp's repurchase of $79,000 of its common stock (6,353 shares) at various times and market prices during the period. Citizens Bancorp declared a dividend of $.07 per share of common stock held as of March 31, 2000, payable on April 14, 2000. Shareholders' equity decreased by $62,000 as a result of the declaration of the dividend.

Comparison of operating results for the three-month periods ended March 31, 2000 and 1999.

         Citizens Bancorp had a decrease in net income of $10,000 to $217,000 for the three months ended March 31, 2000, compared to a net income of $227,000 for the three-month period ended March 31, 1999. The decrease was primarily due to an increase of $49,000 in non-interest expense during the three-month period ended March 31, 2000, offset by an increase of $25,000 in net interest income during the same period.

         Net interest income increased $25,000 to $653,000 for the quarter ended March 31, 2000, compared to $628,000 for the same period in 1999. The increase resulted primarily from an increase in earning assets during the 2000 period, offset by a decrease in net interest margin to 4.46% for the quarter ended March 31, 2000, from 4.52% for the same period in 1999.

         The provision for loan losses was $15,000 for the three-month periods ended March 31, 2000 and March 31, 1999. At March 31, 2000, the allowance for loan loss was 0.61% of total loans, which was unchanged from June 30, 1999.

         Total non-interest income increased $4,000 to $51,000 for the quarter ended March 31, 2000, compared to $47,000 during the same period in 1999. The increase is primarily the result of a $5,000 increase in other income during the quarter ended March 31, 2000 due to the receipt of a $5,000 Federal Income Tax refund related to the 1996 CLSC federal tax return.

          Total non-interest expense increased $49,000 to $350,000 for the quarter ended March 31, 2000, compared to $301,000 for the same quarter in 1999. The increase was primarily due to an increase of $25,000 in salaries and benefits to $182,000 for the three months ended March 31, 2000, compared to $157,000 for the same period in 1999. Legal and professional fees increased $5,000 to $12,000 for the three months ended March 31, 2000, compared to $7,000 for the same period in 1999. Office occupancy, equipment and data processing expenses increased by $5,000 during the period ended March 31, 2000, offset by a $4,000 decrease in deposit insurance premiums during the 2000 period. Other expenses increased $18,000 during the three months ended March 31, 2000, due primarily to an initial payment of $15,000 under an agreement with Trident Securities to deliver a fairness opinion and to negotiate and arrange the Merger Agreement and Plan of Reorganization between Citizens Bancorp and Lincoln Bancorp of Plainfield, IN.

         Income tax expense decreased by $10,000 to $122,000 for the three months ended March 31, 2000, compared to $132,000 for the three months ended March 31, 1999.

Comparison of operating results for the nine-month periods ended March 31, 2000 and 1999.

         Citizens Bancorp had an increase in net income of $1,000 to $609,000 for the nine months ended March 31, 2000, compared to a net income of $608,000 for the nine months ended March 31, 1999. The increase was primarily due to an increase of $29,000 in net interest income and a decrease in income tax expense of $12,000 during the nine months ended March 31, 2000, offset by an increase of $48,000 in non-interest expense during the same period.

         Net interest income increased $29,000 to $1,911,000 for the nine months ended March 31, 2000, compared to $1,882,000 for the same period in 1999. The increase resulted primarily from an increase in earning assets during the 2000 period, offset by a decrease in net interest margin to 4.43% for the nine months ended March 31, 2000, from 4.57% for the same period in 1999.

         The provision for loan losses was $45,000 for the nine months ended March 31, 2000, compared to $50,000 for the same period in 1999. At March 31, 2000, the allowance for loan loss was 0.61% of total loans, which was unchanged from June 30, 1999.

         Total non-interest income increased $3,000 to $161,000 for the nine months ended March 31, 2000, compared to $158,000 for the nine months ended March 31, 1999.

         Total non-interest expense increased $48,000 to $1,023,000 for the nine months ended March 31, 2000, compared to $975,000 for the same period in 1999. Salaries and benefits increased $49,000 during the 2000 period, due primarily to expenses related to the early vesting of the RRP shares of Advisory Director Ralph C. Hinshaw. This increase was offset by a decrease in legal and professional fees of $16,000 to $49,000 for the nine months ended March 31, 2000, compared to $65,000 for the same period in 1999. Office occupancy, equipment, data processing and deposit insurance expenses decreased $4,000 during the 2000 period. Other expenses increased $19,000 during the nine months ended March 31, 2000, due primarily to an initial payment of $15,000 under an agreement with Trident Securities to deliver a fairness opinion and to negotiate and arrange the Merger Agreement and Plan of Reorganization between Citizens Bancorp and Lincoln Bancorp.

         Income tax expense decreased by $12,000 to $395,000 for the nine months ended March 31, 2000, compared to $407,000 for the nine months ended March 31, 1999.

Asset Quality

         The allowance for loan losses was $340,000 at March 31, 2000, compared to $326,000 at June 30, 1999. Management considered the allowance for loan losses at March 31, 2000 to be adequate to cover estimated losses inherent in the loan portfolio at that date, taking into consideration probable losses that could be reasonably estimated. Such belief is based upon an analysis of loans currently outstanding, past loss experience, current economic conditions and other factors and estimates which are subject to change over time. The following table sets forth the changes affecting the allowance for loan losses for the nine months ended March 31, 2000.

Balance, July 1, 1999                         $326,249
Provision for loan losses                       45,000
Recoveries                                       2,033
Charge-offs                                    (32,799)
                                               -------
Balance, March 31, 200                        $340,483
                                              ========

Non-performing loans totaled $523,000 or .93% of total loans at March 31,2000, compared to $197,000 or .37% of total loans at June 30, 1999.

Liquidity and Capital Resources

         Citizens Bancorp's most liquid assets are cash and interest-bearing deposits. The levels of these assets are dependent on Citizens Bancorp's operating, financing, and investing activities. At March 31, 2000 and June 30, 1999, cash and interest-bearing deposits totaled $3.0 million and $2.1 million, respectively.

         Citizens Bancorp's primary sources of funds are deposits, borrowings and the proceeds from principal and interest payments on loans. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

         If Citizens Bancorp requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB of Indianapolis. Federal law limits an institution's borrowings from the FHLB to 20 times the amount paid for capital stock in the FHLB, subject to regulatory capital requirements. As a policy matter, however, the FHLB of Indianapolis typically limits the amount of borrowings from the FHLB to 50% of adjusted assets (total assets less borrowings). At March 31, 2000, borrowings from the FHLB totaled $11.0 million.

Quantitative and Qualitative Disclosures About Market Risk

         Presented below, as of March 31, 2000 and 1999, is an analysis performed by the OTS of Citizens Bancorp's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve up and down 200 basis points. The decline in the net portfolio value at March 31, 2000 compared to March 31, 1999 and June 30, 1999, is primarily attributable to a greater decline in the value of fixed-rate mortgages as a result of an increase in the amount of these mortgages and a rising rate environment.

                                 March 31, 2000
                     Net Portfolio Value Summary Performance
                                                                                                    NPV as % of
                                                                                                    Present Value
      Change                       Net Portfolio Value                                                of Assets
     In Rates              $ Amount      $ Change                     % Change       NPV Ratio        Change
------------------------------------------------------------------------------------------------------------
                                                 (Dollars in thousands)
    + 200 bp*               $11,816       $(1,830)                  (13.41)%          19.37%          (199)  bp
        0 bp                 13,646           ---                       ---           21.36%           ---   bp
    - 200 bp                 14,339           693                     5.08%           21.79%            44   bp


             Interest Rate Risk Measures: 200 Basis Point Rate Shock

     Pre-Shock NPV Ratio: NPV as % of PV of Assets...............   21.36%
     Exposure Measure: Post-Shock NPV Ratio......................   19.37%
     Sensitivity Measure: Change in NPV Ratio....................   199 bp
     Change in NPV as % of PV of Assets..........................     9.3%

                                 March 31, 1999
                     Net Portfolio Value Summary Performance


                                                                                             NPV as % of
                                                                                            Present Value
      Change               Net Portfolio Value                                                of Assets
     In Rates      $ Amount      $ Change                     % Change       NPV Ratio        Change
----------------------------------------------------------------------------------------------------
                                         (Dollars in thousands)
    + 200 bp*       $11,523         $(831)                   (6.72)%          20.01%           (68)  bp
        0 bp         12,354           ---                        ---          20.69%           ---   bp
    - 200 bp         12,247          (107)                    (.87)%          20.06%           (64)  bp


             Interest Rate Risk Measures: 200 Basis Point Rate Shock

       Pre-Shock NPV Ratio: NPV as % of PV of Assets.............    20.69%
       Exposure Measure: Post-Shock NPV Ratio....................    20.01%
       Sensitivity Measure: Change in NPV Ratio..................     68 bp
       Change in NPV as % of PV of Assets........................      3.3%

* Basis points

                           BUSINESS OF LINCOLN BANCORP

General

         Lincoln Bancorp is an Indiana corporation organized in September, 1998 to become a savings and loan holding company upon its acquisition of all the issued and outstanding capital stock of Lincoln Federal in connection with Lincoln Federal's conversion from mutual to stock form. Lincoln Bancorp became Lincoln Federal's holding company on December 30, 1998. The principal asset of Lincoln Bancorp currently consists of 100% of the issued and outstanding shares of capital stock, $.01 par value per share, of Lincoln Federal. Lincoln Federal was originally organized in 1884 as Ladoga Federal Savings and Loan Association, located in Ladoga, Indiana. In 1979 Ladoga Federal merged with Plainfield First Federal Savings and Loan Association, a federal savings and loan association located in Plainfield, Indiana which was originally organized in 1896. Following the merger, the institution changed its name to Lincoln Federal Savings and Loan Association and, in 1984, adopted its current name, Lincoln Federal. Lincoln Federal currently conducts its business from six full-service offices located in Hendricks, Montgomery, Clinton and Morgan Counties, Indiana, with its main office located in Plainfield. Lincoln Federal opened its newest offices in Avon, Indiana in January, 1999 and Mooresville, Indiana in April, 1999, and has received regulatory approval to open a new branch in Greenwood, Indiana in September 2000. Lincoln Federal's principal business consists of attracting deposits from the general public and originating fixed-rate and adjustable-rate loans secured primarily by first mortgage liens on one- to four-family residential real estate. Lincoln Federal's deposit accounts are insured up to applicable limits by the SAIF of the FDIC.

         Lincoln Federal offers a number of financial services, including: (i) one- to four-family residential real estate loans; (ii) commercial real estate loans; (iii) real estate construction loans; (iv) land loans; (v) multi-family residential loans; (vi) consumer loans, including home equity loans and automobile loans; (vii) commercial loans; (viii) money market demand accounts ("MMDAs"); (ix) savings accounts; (x) checking accounts; (xi) NOW accounts; and
(xii) certificates of deposit.

Lending Activities

     Lincoln Federal has historically concentrated its lending activities on the origination of loans secured by first mortgage liens for the purchase, construction or refinancing of one- to four-family residential real property. One- to four-family residential mortgage loans continue to be the major focus of Lincoln Federal's loan origination activities, representing 72.2% of its total loan portfolio at December 31, 1999. Lincoln Federal also offers commercial real estate loans, real estate construction loans and consumer loans. To a limited extent, Lincoln Federal also offers multi-family loans, land loans and commercial loans. Commercial real estate loans totaled approximately 6.6% of Lincoln Federal's total loan portfolio, and real estate construction loans totaled approximately 7.5% of Lincoln Federal's total loans as of December 31, 1999. Consumer loans, which consist primarily of home equity and second mortgage loans, have increased significantly in the past two years from $20.6 million, or 8.1% of Lincoln Federal's loan portfolio at December 31, 1997, to $28.6 million, or 11.8% of its loan portfolio at December 31, 1999.

         Loan Portfolio Data. The following table sets forth the composition of Lincoln Federal's loan portfolio (including loans held for sale) by loan type and security type as of the dates indicated, including a reconciliation of gross loans receivable after consideration of the allowance for loan losses, deferred loan fees and loans in process.

                                                                            At December 31,

                                             1999               1998              1997                1996               1995
                                              Percent             Percent            Percent            Percent             Percent
                                    Amount   of Total   Amount   of Total   Amount  of Total  Amount   of Total  Amount    of Total
------------------------------------------------------------------------------------------------------------------------------------
                                                                         (Dollars in thousands)
TYPE OF LOAN
Real estate mortgage loans:
   One-to-four-family
     residential (1).............  $175,095   72.18%   $152,893   76.19%   $205,976  81.03%   $269,618   84.84%   $248,947    84.48%
   Multi-family...................    1,029     .42       1,022     .51       1,133    .45       1,111     .35%      1,012      .34
   Commercial real estate.........   16,073    6.63      14,548    7.25      14,914   5.87      14,830    4.66%     15,727     5.34
   Construction...................   18,127    7.47       7,411    3.69       9,912   3.90      13,159    4.14%      7,838     2.66
   Land...........................    3,609    1.49       2,664    1.33       1,455    .57       2,725     .86%      9,877     3.35
Commercial........................       91     .04         122     .06         242    .10         ---      ---        ---      ---
Consumer loans:
   Home equity and
     second mortgages.............   24,272   10.01      18,482    9.21      17,218   6.77      13,239    4.17       7,858     2.67
   Other..........................    4,282    1.76       3,532    1.76       3,340   1.31       3,124     .98       3,409     1.16
                                   --------  ------    --------  ------    -------- ------    --------  ------    --------   ------
     Gross loans receivable....... $242,578  100.00%   $200,674  100.00%   $254,190 100.00%   $317,806  100.00%   $294,668   100.00%
                                   ========  ======    ========  ======    ======== ======    ========  ======    ========   ======

TYPE OF SECURITY
   One-to-four-family
     residential real estate (1).. $209,379   86.31%   $177,837   88.62%   $232,966  91.65%   $290,956   91.55%   $264,142    89.64%
   Multi-family real estate.......    1,029     .43       1,022     .51       1,133    .45       1,111     .35       1,012      .34
   Commercial real estate.........   24,188    9.97      15,498    7.72      15,054   5.92      19,890    6.26      16,229     5.51
   Land...........................    3,609    1.49       2,664    1.33       1,455    .57       2,725     .86       9,877     3.35
   Deposits.......................      675     .28         962     .48       1,106    .44       1,155     .37         995      .34
   Auto...........................    3,006    1.24       2,127    1.06       2,041    .80       1,502     .47       1,690      .57
   Other security.................      491     .20         475     .24         426    .17         356     .11         611      .21
   Unsecured .....................      201     .08          89     .04           9     --         111     .03         113      .04
                                   --------  ------    --------  ------    -------- ------    --------  ------    --------   ------
     Gross loans receivable....... $242,578  100.00%   $200,674  100.00%   $254,190 100.00%   $317,806  100.00%   $294,668   100.00%
                                   ========  ======    ========  ======    ======== ======    ========  ======    ========   ======
Deduct:
Allowance for loan losses.........    1,761     .73       1,512     .75       1,361    .54       1,241     .39       1,121      .38
Deferred loan fees (1)............      822     .34         893     .45       1,690    .66       2,707     .85       2,854      .97
Loans in process..................    6,995    2.88       2,348    1.17       2,504    .99       8,086    2.55       5,347     1.81
                                   --------  ------    --------  ------    -------- ------    --------  ------    --------   ------
   Net loans receivable........... $233,000   96.05%   $195,921   97.63%   $248,635  97.81%   $305,772   96.21%   $285,346    96.84%
                                   ========  ======    ========  ======    ======== ======    ========  ======    ========   ======
Mortgage Loans:
   Adjustable-rate................$  68,452   28.74%    $56,014   28.43%    $95,106  37.95%   $117,062   37.20%   $112,193    38.52%
   Fixed-rate.....................  169,753   71.26     141,006   71.57     155,502  62.05     197,620   62.80     179,066    61.48
                                   --------  ------    --------  ------    -------- ------    --------  ------    --------   ------
     Total........................ $238,205  100.00%   $197,020  100.00%   $250,608 100.00%   $314,682  100.00%   $291,259   100.00%
                                   ========  ======    ========  ======    ======== ======    ========  ======    ========   ======


(1) Net loans held for sale included in the above categories amounted to $24,201,000 and $15,534,000 at December 31, 1996 and 1995. There were no loans held for sale at December 31, 1999, 1998 and 1997.

         The following table sets forth certain information at December 31, 1999, regarding the dollar amount of loans maturing in Lincoln Federal's loan portfolio based on the contractual terms to maturity. Demand loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. This schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses. Management expects prepayments will cause actual maturities to be shorter.


                                        Balance                         Due During Years Ended December 31,
                                    Outstanding at                                          2003        2005      2010       2015
                                     December 31,                                            to          to        to         and
                                         1999                 2000       2001     2002      2004        2009      2014     following
                                        --------           -------     ------    ------     -------   -------    -------   --------
                                                                                        (In thousands)
Real estate mortgage loans:
   One- to four-family
     residential loans................  $175,095       $        36    $   361   $   536  $    1,133   $16,312    $43,648   $113,069
Multi-family loans....................     1,029               ---        ---       111         333        49         47        489
   Commercial real estate loans.......    16,073             1,872        963     1,176       3,924     2,931      1,341      3,866
   Construction loans.................    18,127            15,975        ---     1,000       1,152       ---        ---        ---
   Land loans.........................     3,609             1,574         56       131       1,655        97         96        ---
   Commercial.........................        91                 5         10        37          39       ---        ---        ---
Consumer loans:
   Installment  loans.................     3,607               263        342       610       1,999       374         19        ---
   Loans secured by deposits..........       675               412        126        49          88       ---        ---        ---
   Home equity loans and
     and second mortgages.............    24,272             1,298         97       322       2,358    17,915      2,282        ---
                                        --------           -------     ------    ------     -------   -------    -------   --------
     Total consumer loans.............    28,554             1,973        565       981       4,445    18,289      2,301        ---
                                        --------           -------     ------    ------     -------   -------    -------   --------
         Total........................  $242,578           $21,435     $1,955    $3,972     $12,681   $37,678    $47,433   $117,424
                                        ========           =======     ======    ======     =======   =======    =======   ========

         The following table sets forth, as of December 31, 1999, the dollar amount of all loans due after one year that have fixed interest rates and floating or adjustable interest rates.

                                                              Due After December 31, 2000
                                            -------------------------------------------------------------
                                            Fixed Rates             Variable Rates                  Total
                                            -----------             --------------                  -----
                                                                    (In thousands)

Real estate mortgage loans:
   One- to four-family residential loans..    $138,723                  $36,336                   $175,059
   Multi-family loans.....................         461                      568                      1,029
   Commercial real estate loans...........       8,308                    5,893                     14,201
   Construction loans.....................       1,152                    1,000                      2,152
   Land loans.............................       2,035                      ---                      2,035
Commercial................................          86                      ---                         86
Installment loans.........................       3,344                      ---                      3,344
Loans secured by deposits.................         263                      ---                        263
Home equity loans and second mortgages....       8,097                   14,877                     22,974
                                              --------                  -------                   --------
   Total..................................    $162,469                  $58,674                   $221,143
                                              ========                  =======                   ========


      One- to Four-Family Residential Loans. Lincoln Federal's primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in its primary market area. Lincoln Federal generally does not originate one- to four-family residential mortgage loans if the ratio of the loan amount to the lesser of the current cost or appraised value of the property (the "Loan-to-Value Ratio") exceeds 95%. Lincoln Federal requires private mortgage insurance on loans with a Loan-to-Value Ratio in excess of 80%. The cost of such insurance is factored into the annual percentage rate on such loans.

         In the past, Lincoln Federal's underwriting criteria for one- to four-family residential loans focused heavily on the value of the collateral securing the loan and placed less emphasis on the borrower's debt servicing capacity and other credit factors. Lincoln Federal recently revised its lending policies to emphasize factors other than the value of the underlying collateral, such as the income, debt-to-income ratio, stability of earnings and past credit history of a potential borrower, in making credit decisions. These revised underwriting criteria are based upon Federal Home Loan Mortgage Corporation ("FHLMC") lending guidelines. Lincoln Federal originates fixed-rate loans which provide for the payment of principal and interest over a period of up to 30 years.

         Lincoln Federal also offers adjustable-rate mortgage ("ARM") loans pegged to the one-year U.S. Treasury securities yield adjusted to a constant maturity. Lincoln Federal no longer offers adjustable rate loans with interest rates pegged to the 11th District Cost of Funds Index ("COFI") because that index adjusts less rapidly to changes in interest rates compared to other indices. Lincoln Federal may offer discounted initial interest rates on ARM loans, but requires that the borrower qualify for the loan at the fully-indexed rate (the index rate plus the margin). A substantial portion of the ARM loans in Lincoln Federal's portfolio at December 31, 1999 provide for maximum rate adjustments per year and over the life of the loan of 2% and 6%, respectively. Lincoln Federal's residential ARMs are amortized for terms up to 30 years.

         In two separate transactions in August, 1997 and April, 1998, Lincoln Federal securitized approximately $41.1 million of the COFI loans in its portfolio and sold the resulting mortgage-backed securities on the secondary market. In June, 1998 Lincoln Federal sold in a direct, whole-loan sale to a private investor an additional $19.3 million of COFI loans. Following the closing of this whole-loan sale, the amount of COFI loans in Lincoln Federal's portfolio was reduced to $4.8 million. Lincoln Federal also pooled $75.0 million of fixed-rate one- to four-family residential loans into FHLMC mortgage-backed securities. Lincoln Federal sold on the secondary market $34.3 million of these securities which were backed by lower-yielding, fixed-rate loans. At December 31, 1999, Lincoln Federal continued to hold in its investment portfolio approximately $23.0 million of these securities that are backed by higher-yielding, fixed-rate mortgage loans that it originated.

         With the exception of the loans that were securitized during 1997 and 1998 and in the whole-loan sale in 1998, Lincoln Federal determines when it originates a one- to four-family residential loan whether it intends to hold the loan until maturity or sell it in the secondary market. Lincoln Federal generally sells on the secondary market all of the fixed-rate loans that it originates with terms of more than 20 years that are written to FHLMC standards, and retains in its loan portfolio any loans that it originates that are not written to FHLMC standards. Lincoln Federal retains the servicing rights on the loans that it sells.

         ARM loans decrease the risk associated with changes in interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower also increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the loan documents, and, therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At December 31, 1999, approximately 20.8% of Lincoln Federal's one- to four-family residential loans had adjustable rates of interest.

         All of the one- to four-family residential mortgage loans that Lincoln Federal originates include "due-on-sale" clauses, which give Lincoln Federal the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. However, Lincoln Federal occasionally permits assumptions of existing residential mortgage loans on a case-by-case basis.

         At December 31, 1999, approximately $175.1 million, or 72.2% of Lincoln Federal's portfolio of loans, consisted of one- to four-family residential loans. Approximately $727,000, or .4% of total residential loans, were included in non-performing assets as of that date.

         Commercial Real Estate and Multi-Family Loans. Lincoln Federal's commercial real estate loans are secured by churches, warehouses, office buildings, hotels and other commercial properties. Lincoln Federal generally originates commercial real estate loans as five-year balloon loans amortized over a 10- or 15-year period, with an adjustable interest rate indexed primarily to the prime rate. At December 31, 1999 Lincoln Federal had $4.6 million in outstanding balloon loans secured by commercial and multi-family real estate. Lincoln Federal generally requires a Loan-to-Value Ratio of at least 75% on commercial real estate loans, although it may make loans with a Loan-to-Value Ratio of up to 80% on loans secured by owner-occupied commercial real estate or by multi-family residential properties.

         Commercial real estate loans generally are larger than one- to four-family residential loans and involve a greater degree of risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Payments on these loans depend to a large degree on results of operations and management of the properties and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of the loans makes them more difficult for management to monitor and evaluate. In addition, balloon loans may involve a greater degree of risk to the extent the borrower is unable to obtain financing or cannot repay the loan when the loan matures and the balloon payment is due.

         At December 31, 1999 Lincoln Federal's largest commercial real estate borrower had loans outstanding in the aggregate amount of $2.4 million which were secured by motels located throughout Central Indiana. Also as of that date, Lincoln Federal's largest commercial real estate loan had an outstanding balance of $1.2 million and was secured by a church located in Plainfield, Indiana. At December 31, 1999, approximately $16.1 million, or 6.6% of Lincoln Federal's total loan portfolio, consisted of commercial real estate loans. On the same date, there were no commercial real estate loans included in non-performing assets.

         At December 31, 1999, approximately $1.0 million, or .4% of Lincoln Federal's total loan portfolio, consisted of mortgage loans secured by multi-family dwellings (those consisting of more than four units). Lincoln Federal writes multi-family loans on terms and conditions similar to its commercial real estate loans. The largest multi-family loan as of December 31, 1999 was $336,000 and was secured by an apartment building in Clayton, Indiana. On the same date, there were no multi-family loans included in non-performing assets.

         Multi-family loans, like commercial real estate loans, involve greater risk than do residential loans. Also, the loans-to-one-borrower limitation limits Lincoln Federal's ability to make loans to developers of apartment complexes and other multi-family units.

         Construction Loans. Lincoln Federal offers construction loans to developers for the acquisition and development of residential and nonresidential real estate and to builders of one- to four-family residential properties. A significant portion of these loans are made on a speculative basis (i.e., before the builder/developer obtains a commitment from a buyer). At December 31, 1999, approximately $18.1 million, or 7.5% of Lincoln Federal's total loan portfolio, consisted of construction loans. Of these loans, approximately $3.2 million were for the acquisition and development of residential housing developments, $6.8 million financed the construction of one- to four-family residential properties and $8.1 million financed the construction of commercial real estate. As of December 31, 1999, Lincoln Federal's largest construction loan relationship and largest construction loan had a balance of $2.1 million and was secured by a church located in Plainfield, Indiana. As of December 31, 1999, this loan was performing according to its terms. Also on that date, construction loans in the amount of $301,000 were included in non-performing assets.

         Construction loans on residential properties where the borrower has entered into a verifiable sales contract to a non-related party to purchase the completed home may be made with a maximum Loan-to-Value Ratio of the lesser of 90% of the price stipulated in the sales contract or 80% of the appraised value of the property. With respect to residential properties constructed on a speculative basis, Lincoln Federal generally requires a Loan-to-Value Ratio of 75% of the "as completed" appraised value of the property. Although speculative loans make up a significant percentage of Lincoln Federal's construction loan portfolio, Lincoln Federal generally will finance only one speculative construction project per builder. Residential construction loans are generally written with a fixed rate of interest and for an initial term of six months. Lincoln Federal generally offers construction loans on commercial land development projects with a maximum Loan-to-Value Ratio of 75% of the appraised value of the property or 80% of the property's cost plus 80% of the cost of verifiable improvements to the property. Construction loans on commercial real estate properties are generally written for a term not to exceed 30 months.

         While providing a comparable, and in some cases higher, yield than a conventional mortgage loan, construction loans involve a higher level of risk. For example, if a project is not completed and the borrower defaults, Lincoln Federal may have to hire another contractor to complete the project at a higher cost. Also, a project may be completed, but may not be salable, resulting in the borrower defaulting and requiring that Lincoln Federal take title to the project.

         Land Loans. At December 31, 1999, approximately $3.6 million, or 1.5% of Lincoln Federal's total loan portfolio, consisted of mortgage loans secured by undeveloped real estate. Lincoln Federal imposes a maximum Loan-to-Value Ratio of 65% of the appraised value of the land or 90% of the cost of the undeveloped land for pre-development land acquisition loans. Lincoln Federal writes these loans for a maximum term of 12 months. At December 31, 1999, Lincoln Federal's largest land loan totaled $468,000 and was secured by bare land located in Plainfield, Indiana.

         Land loans present greater risk than conventional loans since land development borrowers who are over budget may divert the loan funds to cover cost-overruns rather than direct them toward the purpose for which such loans were made. In addition, land loans are more difficult to monitor than conventional mortgage loans. As such, a defaulting borrower could cause Lincoln Federal to take title to partially improved land that is unmarketable without further capital investment.

         Consumer Loans. Lincoln Federal's consumer loans consist of variable- and fixed-rate home equity loans and lines of credit, automobile, recreational vehicle, boat and motorcycle loans and loans secured by deposits. Lincoln Federal does not make indirect consumer loans. Consumer loans tend to have shorter terms and higher yields than permanent residential mortgage loans. At December 31, 1999, Lincoln Federal's consumer loans aggregated approximately $28.6 million, or 11.8% of Lincoln Federal's total loan portfolio. Included in consumer loans at December 31, 1999 were $15.4 million of variable-rate home equity lines of credit. These variable-rate loans improve Lincoln Federal's exposure to interest rate risk.

         Lincoln Federal's home equity lines of credit and fixed-term loans are generally written for up to 95% of the available equity (the appraised value of the property less any first mortgage amount) if Lincoln Federal holds the first mortgage, and up to 90% of the available equity if Lincoln Federal does not hold the first mortgage. Lincoln Federal's home equity and second mortgage loans increased significantly from $13.2 million at December 31, 1996 to $24.3 million at December 31, 1999, primarily as the result of a marketing campaign directed at its existing customers. Lincoln Federal generally will write automobile loans for up to 100% of the acquisition price for a new automobile and up to the NADA retail value for a used automobile. New car loans are written for terms of up to 60 months and used car loans are written for terms up to 48 months, depending on the age of the car. Loans for recreational vehicles and boats are written for no more than 80% of the purchase price or "verified value," whichever is less, for a maximum term of 120 months and 84 months, respectively. Motorcycle loans are written for no more than 75% of the purchase price or "verified value" with a term not to exceed 48 months. All of Lincoln Federal's consumer loans have a fixed rate of interest except for home equity lines of credit, which are offered at a variable rate. At December 31, 1999, consumer loans in the amount of $77,000 were included in non-performing assets.

         Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or are secured by rapidly depreciable assets, such as automobiles. Further, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance. In addition, consumer loan collections depend on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

         Commercial Loans. Lincoln Federal offers commercial loans, which consist primarily of loans to businesses that are secured by assets other than real estate. As of December 31, 1999, commercial loans amounted to $91,000. Commercial loans tend to bear somewhat greater risk than residential mortgage loans, depending on the ability of the underlying enterprise to repay the loan. Although commercial loans have not historically comprised a large portion of Lincoln Federal's loan portfolio, Lincoln Federal intends to increase the amount of loans it makes to small businesses in the future in order to increase its rate of return and diversify its portfolio. As of December 31, 1999, none of Lincoln Federal's commercial loans were included in nonperforming assets.

         Origination, Purchase and Sale of Loans. Historically, Lincoln Federal has confined its loan origination activities primarily to Hendricks, Montgomery, Clinton and Morgan Counties. At December 31, 1999, Lincoln Federal did not have any mortgage loans secured by property located outside of Indiana. Lincoln Federal's loan originations are generated from referrals from existing customers, real estate brokers, and newspaper and periodical advertising. Loan applications are underwritten and processed at Lincoln Federal's main office in Plainfield.

         Lincoln Federal's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, Lincoln Federal studies the employment and credit history and information on the historical and projected income and expenses of its mortgagors.

      Lincoln Federal generally requires appraisals on all real property securing its first-mortgage loans and requires an attorney's opinion and a valid lien on the mortgaged real estate. Appraisals for all real property securing first-mortgage loans are performed by independent appraisers who are state-licensed. Lincoln Federal requires fire and extended coverage insurance in amounts at least equal to the principal amount of the loan and also requires flood insurance to protect the property securing its interest if the property is in a flood plain. Lincoln Federal also generally requires private mortgage insurance for all residential mortgage loans with Loan-to-Value Ratios of greater than 80%. Lincoln Federal generally requires escrow accounts for insurance premiums and taxes for residential mortgage loans that it originates.

      Lincoln Federal's underwriting standards for consumer loans are intended to protect against some of the risks inherent in making consumer loans. Borrower character, paying habits and financial strengths are important considerations.

      Lincoln Federal occasionally purchases whole loans or participation interests in loans originated by other financial institutions in order to diversify its portfolio, supplement local loan demand and to obtain more favorable yields. The participations that Lincoln Federal purchases normally represent a portion of residential or commercial real estate loans originated by other Indiana financial institutions, most of which are secured by property located in Indiana. As of December 31, 1999, Lincoln Federal had $5.8 million loan participations in its asset portfolio.

      The following table shows loan origination and repayment activity for Lincoln Federal during the periods indicated:

                                                               Year Ended December 31,
                                                     -------------------------------------------
                                                       1999             1998              1997
                                                     --------          --------         --------
                                                                   (In thousands)
Gross loans receivable at
   beginning of period.............................  $200,674          $254,190         $317,806
                                                     --------          --------         --------
Loans Originated:
     Real estate mortgage loans:

       One-to-four family loans (1)................    58,215            59,556           44,472
       Multi-family loans..........................       282               ---               68
       Commercial real estate loans................     4,746             5,271            6,608
       Construction loans..........................    13,469             7,584           10,411
       Land loans..................................     3,435             2,042            3,053
     Commercial loans..............................        43                10              242
     Consumer loans................................    17,484            14,924           12,432
                                                     --------          --------         --------
         Total originations........................    97,674            89,387           77,286
                                                     --------          --------         --------
Purchases (sales) of participation loans, net......     6,157           (67,369)         (78,887)
Reductions:
     Repayments and other deductions...............    61,709            75,169           61,904
     Transfers from loans to real estate owned.....       218               365              111
                                                     --------          --------         --------
       Total reductions............................    61,927            75,534           62,015
                                                     --------          --------         --------
         Total gross loans receivable at
           end of period...........................  $242,578          $200,674         $254,190
                                                     ========          ========         ========


(1)  Includes certain home equity loans.

      Lincoln Federal's total loan originations during the year ended December 31, 1999 totaled $97.7 million, compared to $89.4 million during the year ended December 31, 1998 and $77.3 million for the year ended December 31, 1997.

      Origination and Other Fees. Lincoln Federal realizes income from late charges, checking account service charges, loan servicing fees and fees for other miscellaneous services. Late charges are generally assessed if a loan payment is not received within a specified number of days after it is due. The grace period depends on the individual loan documents. Lincoln Federal also receives a loan servicing fee of 1/4% on fixed-rate loans and 3/8% on ARM loans that it services for others.

Non-Performing and Problem Assets

      After a mortgage loan becomes 10 days past due, Lincoln Federal delivers a delinquency notice to the borrower. When loans are 30 to 60 days in default, Lincoln Federal sends additional delinquency notices and makes personal contact by telephone with the borrower to establish acceptable repayment schedules. When loans become 60 days in default, Lincoln Federal again contacts the borrower, this time in person, to establish acceptable repayment schedules. When a mortgage loan is 90 days delinquent, Lincoln Federal will have either entered into a workout plan with the borrower or referred the matter to its attorney for collection. Management is authorized to commence foreclosure proceedings for any loan upon making a determination that it is prudent to do so.

      Lincoln Federal reviews mortgage loans on a regular basis and places one- to four-family residential loans on a non-accrual status when they become 120 days delinquent. Other loans are placed on a non-accrual status when they become 90 days delinquent. Generally, when loans are placed on a non-accrual status, unpaid accrued interest is written off.

      Non-performing Assets. At December 31, 1999, $1,147,000, or .3% of Lincoln Federal's total assets, were non-performing (non-performing loans and non-accruing loans) compared to $1,395,000, or .4%, of its total assets at
December  31,  1998.  At December  31, 1999,  residential  loans  accounted  for
$727,000  of  Lincoln  Federal's   non-performing  assets,   construction  loans
accounted for $301,000 of its non-performing assets, and consumer loans accounted for $77,000 of non-performing assets. Lincoln Federal had real estate owned ("REO") properties in the amount of $42,000 as of December 31, 1999.

      The table below sets forth the amounts and categories of Lincoln Federal's non-performing assets (non-performing loans, foreclosed real estate and troubled debt restructurings) for the last three years. It is Lincoln Federal's policy that earned but uncollected interest on all loans be reviewed monthly to determine if any portion thereof should be classified as uncollectible for any loan past due in excess of 90 days. Lincoln Federal deems any delinquent loan that is 90 days or more past due to be a non-performing asset.

                                                                             At December 31,
                                              --------------------------------------------------------------------------
                                               1999             1998              1997             1996             1995
                                              ------           ------            -------           ------          ------
                                                                             (Dollars in thousands)

Non-performing assets:
   Non-performing loans.....................  $1,105           $1,292            $ 3,257          $ 2,397          $1,797
   Troubled debt restructurings.............     ---              ---                367               46             598
                                              ------           ------            -------           ------          ------
     Total non-performing loans.............  $1,105            1,292              3,624            2,443           2,395
   Foreclosed real estate...................      42              103                 45               75             ---
                                              ------           ------            -------           ------          ------
     Total non-performing assets............  $1,147           $1,395            $ 3,669           $2,518          $2,395
                                              ======           ======            =======           ======          ======

Non-performing loans to total loans.........     .47%             .65%              1.45%             .80%            .83%

Non-performing assets to total assets.......     .28%             .38%              1.14%             .73%            .75%


      Interest income of $45,000 for the year ended December 31, 1999, was recognized on the non-performing loans summarized above. Interest income of $83,000 for the year ended December 31, 1999, respectively, would have been recognized under the original loan terms of these loans.

      At December 31, 1999, Lincoln Federal held loans delinquent from 30 to 89 days totalling $4.1 million. As of that date, Lincoln Federal was not aware of any other loans in which borrowers were experiencing financial difficulties and was not aware of any assets that would need to be disclosed as non-performing assets.

         Delinquent Loans. The following table sets forth certain information at December 31, 1999, 1998, and 1997, relating to delinquencies in Lincoln Federal's portfolio. Delinquent loans that are 90 days or more past due are considered non-performing assets.



                               At December 31, 1999                 At December 31, 1998              At December 31, 1997
                      --------------------------------------  ----------------------------------  ----------------------------------
                           30-89 Days      90 Days or More       30-89 Days      90 Days or More     30-89 Days     90 Days or More
                      ------------------- ----------------- ------------------  ----------------  ----------------  ----------------
                                Principal         Principal           Principal        Principal          Principal        Principal
                       Number   Balance    Number  Balance   Number    Balance  Number   Balance  Number  Balance  Number    Balance
                      of Loans  of Loans  of Loansof Loans  of Loans  of Loans of Loans of Loans of Loans of Loans of Loans of Loans
                      --------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)

Residential
   mortgage loans.....    88     $3,912       16     $722      99     $4,254       18   $  775      140     $6,040     26   $1,228
Commercial
   real estate loans..   ---        ---      ---      ---       3        335        1      103        1        100      1      367
Multi-family
   mortgage loans.....   ---        ---      ---      ---                         ---      ---      ---        ---    ---      ---
Construction loans....     1        112        2      301                           2      300      ---        ---      3    1,214
Land loans............   ---        ---      ---      ---                         ---      ---      ---        ---    ---      ---
Consumer loans........    17         80        5       55      15        158        3      114       29        379     20      448
                         ---     ------       --   ------     ---     ------       --   ------      ---     ------     --   ------
   Total..............   106     $4,104       22   $1,078     117     $4,747       24   $1,292      170     $6,519     50   $3,257
                         ===     ======       ==   ======     ===     ======       ==   ======      ===     ======     ==   ======
Delinquent loans to
   total loans........                               2.21%                                3.06%                               3.91%
                                                     ====                                 ====                                ====

         Classified assets. Federal regulations and Lincoln Federal's Asset Classification Policy provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

         An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances.

         Lincoln Federal regularly reviews its loan portfolio to determine whether any loans require classification in accordance with applicable regulations. Lincoln Federal's classified assets are made up entirely of non-performing assets.

Allowance for Loan Losses

         The allowance for loan losses is maintained through the provision for loan losses, which is charged to earnings. The allowance for loan losses is determined in conjunction with Lincoln Federal's review and evaluation of current economic conditions (including those of its lending area), changes in the character and size of the loan portfolio, loan delinquencies (current status as well as past and anticipated trends) and adequacy of collateral securing loan delinquencies, historical and estimated net charge-offs, and other pertinent information derived from a review of the loan portfolio. In management's opinion, Lincoln Federal's allowance for loan losses is adequate to absorb probable losses inherent in the loan portfolio at December 31, 1999. However, there can be no assurance that regulators, when reviewing Lincoln Federal's loan portfolio in the future, will not require increases in its allowances for loan losses or that changes in economic conditions will not adversely affect its loan portfolio.

      Summary of Loan Loss Experience. The following table analyzes changes in the allowance during the past five fiscal years ended December 31, 1999.

                                                                             Year Ended December 31,
                                                -------------------------------------------------------------------------------
                                                  1999              1998             1997              1996             1995
                                                  ----              ----             ----              ----             ----
                                                                             (Dollars in thousands)

Balance at beginning of period...................$1,512            $1,361           $ 1,241         $  1,121            $1,047
                                                 ------            ------           -------         --------            ------
Charge-offs:
   One- to four-family
     residential mortgage loans..................  (79)               (31)              ---              ---               (15)
   Commercial real estate mortgage loans.........   ---               ---              (178)             ---               ---
   Construction loans............................   ---              (301)              ---              ---               (12)
   Consumer loans................................  (62)               (25)              ---              ---                (2)
                                                 ------            ------         ---------          -------            ------
     Total charge-offs........................... (141)              (357)             (178)             ---               (29)
                                                 ------            ------         ---------          -------            ------
Recoveries:
   One- to four-family
     residential mortgage loans..................   ---                15               ---              ---                 3
   Commercial real estate mortgage loans.........     4                 1               ---              ---               ---
   Construction loans............................   ---               301               ---              ---               ---
   Consumer loans................................     2                18               ---              ---               ---
                                                 ------            ------         ---------          -------            ------
     Total recoveries............................     6               335               ---              ---                 3
                                                 ------            ------         ---------          -------            ------
Net charge-offs..................................  (135)              (22)             (178)             ---               (26)
                                                 ------            ------         ---------          -------            ------
Provision for losses on loans....................   384               173               298              120               100
                                                 ------            ------         ---------          -------            ------
Balance end of period............................$1,761            $1,512         $   1,361          $ 1,241            $1,121
                                                 ======            ======         =========          =======            ======
Allowance for loan losses as a percent of
total loans outstanding..........................   .75%             0.77%             0.54%            0.40%             0.39%
Ratio of net charge-offs to average
loans outstanding................................   .06%              .01%              .06%             ---               .01%



         Allocation of Allowance for Loan Losses. The following table presents an analysis of the allocation of Lincoln Federal's allowance for loan losses at the dates indicated. The information for 1995 is not included because Lincoln Federal did not make the computation in 1995.


                                                                          At December 31,
                                --------------------------------------------------------------------------------------------------
                                         1999                      1998                    1997                    1996
                                ---------------------     ---------------------   --------------------       ---------------------
                                              Percent                  Percent                 Percent                     Percent
                                             of loans                 of loans                of loans                    of loans
                                              in each                  in each                 in each                     in each
                                             category                 category                category                    category
                                             to total                   total                 to total                    to total
                                  Amount       loans       Amount       loans      Amount       loans        Amount         loans
                                  -----------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)

Balance at end of
period applicable to:
   Real estate mortgage loans:
     One- to four-family
       residential.............    $718       72.18%        $600      76.19%        $401      81.03%          $206       84.84%
     Multi-family..............      10         .42           10        .51           11        .45            ---         .35
     Commercial................     241        6.63          218       7.25          221       5.87            468        4.66
     Construction loans........     230        7.47          113       3.69          249       3.90            367        4.14
     Land loans................      54        1.49           40       1.33           15        .57            ---         .86
   Commercial loans............       1         .04            2        .06           11        .10            ---         ---
   Consumer loans..............     436       11.77          349      10.97          268       8.08             98        5.15
   Unallocated.................      70         ---          180        ---          185        ---            102         ---
                                 ------      ------       ------     ------       ------     ------         ------      ------
   Total.......................  $1,761      100.00%      $1,512     100.00%      $1,361     100.00%        $1,241      100.00%
                                 ======      ======       ======     ======       ======     ======         ======      ======


Investments

     Investments. During the third quarter of 1997, Lincoln Federal adopted a revised investment policy that authorizes investments in U.S. Treasury securities, securities guaranteed by the Government National Mortgage Association ("GNMA"), securities issued by agencies of the U.S. Government, mortgage-backed securities issued by the FHLMC or the Federal National Mortgage Association ("FNMA") and in highly-rated mortgage-backed securities, collateralized mortgage obligations and investment-grade corporate debt securities. This revised policy permits Lincoln Federal's management to react quickly to market conditions. Most of the securities in its portfolio are considered available-for-sale. At December 31, 1999, Lincoln Federal's investment portfolio consisted of investments in mortgage-backed securities, corporate securities, federal agency securities, FHLB stock, an investment in Pedcor Investments - 1987 - I, L.P., an investment in Bloomington Housing Associates, L.P., and an investment in an insurance company. See "-Investments in Multi-Family, Low- and Moderate-Income Housing Projects" and "Service Corporation Subsidiary." At December 31, 1999, approximately $162.9 million, or 39.7%, of Lincoln Federal's total assets consisted of such investments. Lincoln Bancorp also had $8.2 million in interest-earning deposits with the FHLB-Indianapolis as of that date. As of that date, Lincoln Federal also had pledged to the FHLB-Indianapolis as collateral, investment securities with a carrying value of $119.0 million, including $81.6 million in mortgage-backed securities and $37.4 million in other securities.

         Investment Securities. The following table sets forth the amortized cost and the market value of Lincoln Federal's investment portfolio at the dates indicated.

                                                                             At December 31,
                                                    ----------------------------------------------------------------
                                                          1999                    1998                   1997
                                                          ----                    ----                   ----
                                                    Amortized   Market     Amortized    Market     Amortized   Market
                                                      Cost       Value       Cost        Value       Cost       Value
                                                      ----       -----       ----        -----       ----       -----

                                                                              (In thousands)

Investment securities available for sale:
   Federal agencies.............................    $45,992    $41,606    $  15,598  $  15,670    $    ---   $    ---
   Mortgage-backed securities...................     85,016     81,596       89,658     90,609      28,495     29,399
   Corporate debt obligations...................     23,256     22,673       23,544     22,997         ---        ---
   Federated liquid cash fund...................        ---        ---          ---        ---         ---        ---
   FHLMC stock..................................        ---        ---          ---        ---          --        ---
                                                    -------    -------      -------    -------      ------     ------
     Total investment securities
       available for sale.......................    154,264    145,875      128,800    129,276      28,495     29,399
   Investment securities held to maturity--
     Federal agency securities..................        500        498        1,250      1,264       9,635      9,615
                                                    -------    -------      -------    -------      ------     ------
   Total investment securities..................    154,764    146,373      130,050    130,540      38,130     39,014
   Investment in limited partnerships...........      2,064         (1)       2,387         (1)      2,706         (1)
   Investment in insurance company..............        650         (1)         650         (1)        ---        ---
   FHLB stock (2)...............................      5,447      5,447        5,447      5,447       5,447      5,447
                                                   --------                --------                -------
   Total investments............................   $162,925                $138,534                $46,283
                                                   ========                ========                =======


(1)  Market values are not available
(2) Market value is based on the price at which the stock may be resold to the FHLB of Indianapolis.

     The following table sets forth the amount of investment securities excluding mortgage-backed securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at December 31, 1999.

                                                                   Amount at December 31, 1999 which matures in
                                                -------------------------------------------------------------------------------
                                                        One Year                      Five to                     After
                                                      to Five Years                  Ten Years                   Ten Years
                                                      -------------                  ---------                   ---------
                                                 Amortized     Average          Amortized     Average     Amortized     Average
                                                   Cost         Yield             Cost         Yield        Cost         Yield
                                                   ----         -----             ----         -----        ----         -----
                                                                             (Dollars in thousands)
Federal agency securities - available for sale...$    ---        ---%           $25,650         6.38%      $20,342        6.81%
Corporate securities -- available for sale.......   8,003       7.45                ---          ---        15,253        7.02
Federal agency securities -- held to maturity....     500       6.11                ---          ---           ---         ---
                                                   ------       ----            -------         ----       -------        ----
                                                   $8,503       7.37%           $25,650         6.38%      $35,595        6.90%
                                                   ======       ====            =======         ====       =======        ====


         At December 31, 1999, Lincoln Federal had no corporate investments the aggregate book value of which exceeded 10% of its equity capital.

         Mortgage-backed   Securities.   The  following  table  sets  forth  the
composition  of  Lincoln  Federal's  mortgage-backed   securities  portfolio  at
December 31, 1999 and 1998.

                                             December 31, 1999                                    December 31, 1998
                                -------------------------------------------         --------------------------------------------
                                Amortized         Percent           Market          Amortized          Percent          Market
                                  Cost           of Total            Value            Cost            of Total           Value
                                  ----           --------            -----            ----            --------           -----
                                                                     (Dollars in thousands)
Federal Home Loan
     Mortgage Corporation        $23,003           27.1%            $22,802           $31,939            35.6%           $32,909
Federal National
     Mortgage Association          4,593            5.4               4,551             6,013             6.7              6,065
Government National
     Mortgage Association          9,417           11.1               8,872               ---               ---              ---
Collateralized mortgage
     obligations                  48,003           56.4              45,371            51,706            57.7             51,635
                                 -------          -----             -------           -------           -----            -------
Total mortgage-backed
     securities                  $85,016          100.0%            $81,596           $89,658           100.0%           $90,609
                                 =======          =====             =======           =======           =====            =======

         At December 31, 1999, mortgage-backed securities having an amortized cost of $2,404,000 mature in five to ten years and have a weighted average yield of 6.68% and mortgage-backed securities having an amortized cost of $82,612,000 mature after ten years and have a weighted average yield of 6.73%.

         All mortgage-backed securities outstanding at December 31, 1998 mature after ten years and have a weighted average yield of 6.74%.

         The following table sets forth the changes in Lincoln Federal's mortgage-backed securities portfolio for the years ended December 31, 1999, 1998 and 1997.

                                                            For the Year Ended December 31,
                                               --------------------------------------------------------
                                               1999                      1998                      1997
                                               ----                      ----                      ----
                                                                (Dollars in thousands)

Beginning balance                             $90,609                    $29,399                $      ---
Securitization of loans                           ---                     39,728                    76,455
Purchases                                      14,772                     52,406                     7,574
Monthly repayments                            (19,435)                    (9,999)                   (1,237)
Proceeds from sales                               ---                    (21,089)                  (54,415)
Net accretion                                     ---                          4                       ---
Gains on sales                                     20                        113                       118
Change in unrealized gain on
   securities available for sale               (4,370)                        47                       904
                                              -------                    -------                   -------
Ending balance                                $81,596                    $90,609                   $29,399
                                              =======                    =======                   =======

         Investments in Multi-Family, Low- and Moderate-Income Housing Projects. Lincoln Federal has an investment in Pedcor Investments - 1987 - I, L.P. ("Pedcor"), an Indiana limited partnership that was organized to construct, own and operate a 208-unit apartment complex in Indianapolis, Indiana (the "Pedcor Project"). The Pedcor Project, which is operated as a multi-family, low- and moderate-income housing project, has been completed and is performing as planned. At the inception of the Pedcor Project in August, 1988, Lincoln Federal committed to invest $2.7 million in Pedcor. In January, 1998, Lincoln Federal made its final payment pursuant to this commitment and is no longer obligated to contribute additional funds for the Pedcor Project.

         Lincoln Federal holds a separate investment in a multi-family, low- and moderate-income housing project through its wholly-owned subsidiary, LF Service Corp. ("LF"). LF has invested in Bloomington Housing Associates, L.P. ("BHA"), which is an Indiana limited partnership that was organized to construct, own and operate a 130-unit apartment complex in Bloomington, Indiana (the "BHA Project"). Development of the BHA Project has been completed and the project is performing as planned. LF committed to invest approximately $4.9 million in BHA at the inception of the Bloomington Project in August, 1992. Through December 31, 1999, LF had invested cash of approximately $3.2 million in BHA with four additional annual capital contributions remaining to be paid in January of each year through January, 2003, totaling $1.7 million.

         A low- and moderate-income housing project qualifies for certain federal income tax credits if (i) it is a residential rental property, (ii) the units are used on a nontransient basis, and (iii) 20% or more of the units in the project are occupied by tenants whose incomes are 50% or less of the area median gross income, adjusted for family size, or alternatively, at least 40% of the units in the project are occupied by tenants whose incomes are 60% or less of the area median gross income. Qualified low income housing projects generally must comply with these and other rules for fifteen years, beginning with the first year the project qualified for the tax credit, or some or all of the tax credit together with interest may be recaptured. The tax credit is subject to the limitations on the use of general business credit, but no basis reduction is required for any portion of the tax credit claimed. As of December 31, 1999, 92.0% of the units in the Pedcor Project and 73.9% of the units in the Bloomington Project were occupied and each project complied with the low income occupancy requirements described above.

         Lincoln Federal has received tax credits of $18,000 from the operation of the Pedcor Project and $355,000 from the operation of the Bloomington Project for the year ended December 31, 1999. The tax credits from the Pedcor Project were completed during 1999; however, the tax credits from the BHA project will be available through 2012. Although Lincoln Federal has reduced income tax expense by the full amount of the tax credit available each year, it has not been able to fully utilize available tax credits to reduce income taxes payable because it may not use tax credits that would reduce its regular corporate tax liability below its alternative minimum tax liability. Lincoln Federal may carry forward unused tax credits for a period of fifteen years and management believes that Lincoln Federal will be able to utilize available tax credits during the carry-forward period. Additionally, Pedcor and BHA have incurred operating losses in the early years of their operations primarily due to accelerated depreciation of assets. Lincoln Federal has accounted for its investment in Pedcor, and LF has accounted for Lincoln Federal's investment in BHA, on the equity method. Accordingly, Lincoln Federal and LF have each recorded their share of these losses as reductions to their investments in Pedcor and BHA, respectively. At December 31, 1999, Lincoln Federal had no remaining investment on the books for Pedcor, and LF's investment in BHA was $2.1 million.

         The following summarizes Lincoln Federal's equity in Pedcor's losses and tax credits and LF's equity in BHA's losses and tax credits recognized in Lincoln Federal's consolidated financial statements.


                                                     Year Ended December 31,
                                               -------------------------------
                                                 1999         1998        1997
                                                 ----         ----        ----
                                                         (In Thousands)
Investment in Pedcor........................      $---     $    ---     $    76
                                                  ====     ========     =======
Equity in losses, net
   of income tax effect.....................      $---        $(164)      $(167)
Tax credit..................................        18          242         300
                                                ------       ------     -------
Increase in after-tax net income from
   Pedcor investment........................       $18      $    78       $ 133
                                                  ====     ========     =======

                                                     Year Ended December 31,
                                               -------------------------------
                                                 1999         1998        1997
                                                ------       ------     -------
                                                         (In Thousands)
Investment in BHA...........................    $2,064       $2,387      $2,630
                                                ======       ======     =======
Equity in losses, net
   of income tax effect.....................    $ (195)      $ (147)    $  (244)
Tax credit..................................       355          355         355
Increase in after-tax net income from
                                                ------       ------     -------
   BHA investment...........................    $  160       $  208     $   111
                                                ======       ======     =======


Sources of Funds

      General. Deposits have traditionally been Lincoln Federal's primary source of funds for use in lending and investment activities. In addition to deposits, Lincoln Federal derives funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings, income on earning assets and borrowings. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Borrowings from the FHLB of Indianapolis have been used in the short-term to compensate for reductions in deposits or deposit inflows at less than projected levels.

      Deposits.  Lincoln  Federal  attracts  deposits  principally  from  within
Hendricks, Montgomery, Clinton and Morgan Counties through the offering of a broad selection of deposit instruments, including fixed-rate passbook accounts, NOW accounts, variable rate money market accounts, fixed-term certificates of deposit, individual retirement accounts and savings accounts. Lincoln Federal does not actively solicit or advertise for deposits outside of Hendricks, Montgomery, Clinton and Morgan Counties, and most of Lincoln Federal's depositors are residents of those counties. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds remain on deposit and the interest rate. Lincoln Federal does not accept brokered deposits. Although Lincoln Federal sometimes may bid for public deposits, it held only $1.4 million of such funds, or .7% of its total deposits, at December 31, 1999. Lincoln Federal periodically runs specials on certificates of deposit with specific maturities.

      Lincoln Federal establishes the interest rates paid, maturity terms, service fees and withdrawal penalties on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals, and applicable regulations. Lincoln Federal relies, in part, on customer service and long-standing relationships with customers to attract and retain its deposits. Lincoln Federal also closely prices its deposits to the rates offered by its competitors.

         Approximately 64.7% of Lincoln Federal's deposits consist of certificates of deposit, which generally have higher interest rates than other deposit products that it offers. Certificates of deposit have decreased 10.1% during the year ended December 31, 1999. Money market savings accounts represent 20.4% of Lincoln Federal's deposits and have grown 26.7% during the year ended December 31, 1999. Lincoln Federal offers special rates on certificates of deposit with maturities that fit its asset and liability strategies.

      The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts that Lincoln Federal offers has allowed it to compete effectively in obtaining funds and to respond with flexibility to changes in consumer demand. Lincoln Federal has become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. Lincoln Federal manages the pricing of its deposits in keeping with its asset/liability management and profitability objectives. Based on its experience, management believes that Lincoln Federal's savings accounts, NOW and Money Demand Accounts Market ("MMDAs") are relatively stable sources of deposits. However, the ability to attract and maintain certificates of deposit, and the rates Lincoln Federal pays on these deposits, have been and will continue to be significantly affected by market conditions.

      An analysis of Lincoln Federal's deposit accounts by type and maturity at December 31, 1999, is as follows:

                                                 Minimum        Balance at
                                                 Opening       December 31,          % of
Type of Account                                  Balance           1999            Deposits
-------------------------------------------------------------------------------------------
                                                                         (Unaudited)
                                                                   (Dollars in thousands)

Withdrawable:
   Savings accounts........................  $      25             $16,505            8.05%
   Money market............................      1,000              41,745           20.37
NOW accounts...............................        200              10,729            5.23
   Non-interest bearing demand accounts....        200               3,396            1.66
                                                                  --------          ------
Total withdrawable.........................                         72,375           35.31
                                                                  --------          ------
Certificates (original terms):
   3 months or less........................      1,000                 230             .11
   6 months................................      1,000               3,150            1.54
   12 months...............................      1,000              20,980           10.24
   18 months...............................      1,000              18,717            9.13
   24 months...............................      1,000              35,598           17.37
   30 months...............................      1,000              25,179           12.28
   36 months ..............................      1,000              18,312            8.93
   60 months...............................      1,000               9,007            4.39
Public fund certificates...................                          1,434             .70
                                                                  --------          ------
Total certificates.........................                        132,607           64.69
                                                                  --------          ------
Total deposits.............................                       $204,982          100.00%
                                                                  ========          ======


      The following table sets forth by various interest rate categories the composition of Lincoln Federal's time deposits at the dates indicated:

                                                At December 31,
                                ------------------------------------------------
                                     1999             1998               1997
                                   --------         --------           --------
                                                 (In thousands)
3.00 to 3.99%................  $        228      $       191      $         ---
4.00 to 4.99%................        54,803           24,274             15,926
5.00 to 5.99%................        62,883           81,030             81,199
6.00 to 6.99%................        14,693           41,966             48,872
                                   --------         --------           --------
   Total.....................      $132,607         $147,461           $145,997
                                   ========         ========           ========

     The following table represents, by various interest rate categories, the amounts of time deposits maturing during each of the three years following December 31, 1999. Matured certificates, which have not been renewed as of December 31, 1999, have been allocated based upon certain rollover assumptions.

                                  Amounts at December 31, 1999 Maturing In
                       ---------------------------------------------------------
                       One Year          Two              Three     Greater Than
                        or Less         Years             Years      Three Years
                        -------         -----             -----      -----------
                                           (In thousands)

3.00 to 3.99%......   $      228     $    ---      $        ---     $     ---
4.00 to 4.99%......       37,766       15,049             1,109           879
5.00 to 5.99%......       35,316       18,885             7,616         1,066
6.00 to 6.99%......        1,632        4,350             8,611           100
                         -------      -------           -------        ------
   Total...........      $74,942      $38,284           $17,336        $2,045
                         =======      =======           =======        ======

     The following table indicates the amount of Lincoln Federal's other certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 1999.

                                                          At December 31, 1999
                                                          --------------------
  Maturity Period                                            (In thousands)
  Three months or less..................................       $   2,474
  Greater than three months through six months..........           1,006
  Greater than six months through twelve months.........           3,969
  Over twelve months....................................           8,322
                                                                 -------
       Total............................................         $15,771
                                                                 =======

                                                                        DEPOSIT ACTIVITY
                                         Balance                Increase    Balance                Increase    Balance
                                           at                  (Decrease)     at                  (Decrease)     at
                                      December 31,     % of       from   December 31,     % of       from   December 31,   % of
                                          1999       Deposits     1998       1998       Deposits     1997       1997     Deposits
                                        --------      ------     ------     --------     ------     ------   --------      ------
                                                                     (Dollars in thousands)

Withdrawable:
   Savings accounts.................     $16,505        8.05%    (4,077)     $20,582       9.71%   $(1,385)   $21,967       10.78%
   Money market accounts............      41,745       20.37      8,803       32,942      15.54      6,940     26,002       12.75
   NOW accounts.....................      10,729        5.23      2,188        8,541       4.03        976      7,565        3.71
   Noninterest-bearing

     demand accounts................       3,396        1.66        912        2,484       1.17        163      2,321        1.14
                                        --------      ------     ------     --------     ------     ------   --------      ------
     Total withdrawable.............      72,375       35.31      7,826       64,549      30.45      6,694     57,855       28.38
                                        --------      ------     ------     --------     ------     ------   --------      ------
Certificates (original terms):
   91 days..........................         230         .11       (376)         606        .29        284        322        0.16
   6 months.........................       3,150        1.54       (625)       3,775       1.78       (787)     4,562        2.24
   12 months........................      20,980       10.24    (11,190)      32,170      15.17      2,457     29,713       14.58
   18 months........................      18,717        9.13      9,473        9,244       4.36     (8,642)    17,886        8.77
   24 months........................      35,598       17.37     14,027       21,571      10.18     20,298      1,273        0.62
   30 months........................      25,179       12.28    (32,984)      58,163      27.43     (7,527)    65,690       32.22
   36 months .......................      18,312        8.93      9,380        8,932       4.21     (2,318)    11,250        5.52
   60 months........................       9,007        4.39     (1,654)      10,661       5.03     (3,510)    14,171        6.95
Public fund certificates............       1,434         .70       (905)       2,339       1.10      1,209      1,130        0.56
                                        --------      ------     ------     --------     ------     ------   --------      ------
Total certificates..................     132,607       64.69    (14,854)     147,461      69.55      1,464    145,997       71.62
                                        --------      ------     ------     --------     ------     ------   --------      ------
Total deposits......................    $204,982      100.00%    (7,028)    $212,010     100.00%    $8,158   $203,852      100.00%
                                        ========      ======     ======     ========     ======     ======   ========      ======


      Total deposits at December 31, 1999 were approximately $205.0 million, compared to approximately $203.9 million at December 31, 1997. Lincoln Federal's deposit base depends somewhat upon the manufacturing sector of Hendricks, Montgomery, Clinton and Morgan Counties. Although the manufacturing sector in these counties is relatively diversified and does not significantly depend upon any industry, a loss of a material portion of the manufacturing workforce could adversely affect Lincoln Federal's ability to attract deposits due to the loss of personal income attributable to the lost manufacturing jobs and the attendant loss in service industry jobs.

      In the unlikely event of Lincoln Federal's liquidation, all claims of creditors (including those of deposit account holders, to the extent of their deposit balances) would be paid first followed by distribution of the liquidation account to certain deposit account holders, with any assets remaining thereafter distributed to Lincoln Bancorp as the sole shareholder of Lincoln Federal.

      Borrowings. Lincoln Federal focuses on generating high quality loans and then seeking the best source of funding from deposits, investments or borrowings. At December 31, 1999, Lincoln Federal had borrowings in the amount of $103.9 million from the FHLB of Indianapolis which bear fixed and variable interest rates and which are due at various dates through 2009. Lincoln Federal is required to maintain eligible loans and investment securities, including mortgage-backed securities, in its portfolio of at least 160% of outstanding advances as collateral for advances from the FHLB of Indianapolis. As an additional funding source, Lincoln Federal has also sold securities under repurchase agreements. Lincoln Federal had outstanding securities sold under repurchase agreement in the amount of $4.6 million at December 31, 1999. Lincoln Federal does not anticipate any difficulty in obtaining advances and other borrowings appropriate to meet its requirements in the future.

      The following table presents certain information relating to Lincoln Federal's borrowings at or for the years ended December 31, 1999, 1998 and 1997.

                                                                               At or for the Year
                                                                               Ended December 31,
                                                                1999                  1998               1997
                                                                ---------------------------------------------
                                                                             (Dollars in thousands)

Outstanding at end of period
     Securities sold under repurchase agreements............ $   4,600         $       ---           $      ---
     FHLB advances..........................................   103,938              33,263               70,136
Average balance outstanding for period
     Securities sold under repurchase agreements............     3,680                 ---                  ---
     FHLB advances..........................................    78,874              49,773               92,121
Maximum amount outstanding at any
     month-end during the period
     Securities sold under repurchase agreements............     4,600                 ---                  ---
     FHLB advances..........................................   104,188              35,136              106,932
Weighted average interest rate
     during the period
     Securities sold under repurchase agreements............      5.16%                ---%                 ---%
     FHLB advances..........................................      5.30                5.74                 5.70
Weighted average interest rate
     at end of period
     Securities sold under repurchase agreements............      5.09                 ---                  ---
     FHLB advances..........................................      4.94                5.50                 5.71
Note payable to Bloomington.................................    $1,714            $  2,203             $  2,691


Service Corporation Subsidiary

      OTS regulations permit federal savings associations to invest in the capital stock, obligations or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of the association's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, federal regulations permit associations to make specified types of loans to such subsidiaries (other than special purpose finance subsidiaries) in which the association owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the association's regulatory capital if the association's regulatory capital is in compliance with applicable regulations. A savings association that acquires a non-savings association subsidiary, or that elects to conduct a new activity within a subsidiary, must give the FDIC and the OTS at least 30 days advance written notice. The FDIC may, after consultation with the OTS, prohibit specified activities if it determines such activities pose a serious threat to the SAIF. Moreover, a savings association must deduct from capital, for purposes of meeting the core capital, tangible capital and risk-based capital requirements, its entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries).

         Lincoln Federal currently owns one subsidiary, LF, whose assets consist of an investment in Family Financial Life Insurance Company ("Family Financial") and in BHA. See "- Investments in Low- and Moderate-Income Housing Projects." LF received regulatory approval in February, 1998 to invest in Family Financial, an Indiana stock insurance company. In May, 1998, LF acquired a 16.7% interest in Family Financial for $650,000. The remaining interests are held in equal amounts by service corporations of five other financial institutions, four of which are located in Indiana and one in South Carolina. Fifty percent of the common stock of Family Financial is held by Consortium Partners, a Louisiana general partnership in which the six participating service corporations own equal interests. The service corporations directly own, in equal amounts, the remaining 50% of the common stock of Family Financial.

         Family Financial primarily engages in retail sales of mortgage and credit insurance products in connection with loans originated by Lincoln Federal's constituent shareholder financial institutions. Products offered by Family Financial include group and individual term mortgage life insurance, group mortgage disability insurance, group accidental death insurance, group credit life insurance, and group credit accident and disability insurance policies. Family Financial also markets a variety of tax-deferred annuity contracts which are wholly reinsured by other insurance companies. LF expects to receive (1) dividends paid on Family Financial shares owned directly by it, (2) a pro rata allocation of dividends received on shares held by Consortium
Partners, which are divided among the partners based on the actuarially determined value of Family Financial's various lines of insurance generated by customers of these partners, and (3) commissions on sales of insurance products made to customers. For the period ended December 31, 1999, Lincoln Federal received dividends of $37,000 from Family Financial.

Employees

      As of December 31, 1999, Lincoln Federal employed 84 persons on a full-time basis and five on a part-time basis. None of Lincoln Federal's employees are represented by a collective bargaining group and management considers employee relations to be good.

      Employee benefits for Lincoln Federal's full-time employees include, among other things, an employee stock ownership plan, a Pentegra Group (formerly known as Financial Institutions Retirement Fund) defined benefit pension plan, which is a noncontributory, multiple-employer comprehensive pension plan (the "Pension Plan"), and hospitalization/major medical insurance, long-term disability insurance, life insurance, and participation in the Lincoln Federal 401(k) Plan, which is administered by Pentegra Group.

      Lincoln Federal considers its employee benefits to be competitive with those offered by other financial institutions and major employers in its area. See "Executive Compensation and Related Transactions of Lincoln Federal."

Properties

         Lincoln Bancorp. The following table provides certain information with respect to Lincoln Federal's offices as of March 31, 2000:


                                                                                      Net Book
                                                                                      Value of
                                                                                      Property,      Approximate
    Description                         Owned or          Year           Total       Furniture &       Square
    and Address                          leased          Opened        Deposits       Fixtures         Footage
                                                                (Dollars in Thousands)
-----------------------------------------------------------------------------------------------------------------
1121 East Main Street                     Owned          1970          $84,931         $1,309            9,925
Plainfield, IN 46168
134 South Washington Street               Owned          1962           58,360            387            9,340
Crawfordsville, IN 47933
1900 East Wabash Street                   Owned          1974           34,017            287            2,670
Frankfort, IN 46041
975 East Main Street                      Owned          1981           29,361            285            2,890
Brownsburg, IN 46112
7648 East U.S. Highway 36                 Owned          1999            8,221          1,056            2,800
Avon, IN
590 S. State Road 67                     Leased          1999            4,460            319            1,500
Mooresville, IN 46158

         Lincoln Federal has also purchased land and a building located at 648 Treybourne Drive in Greenwood, Indiana where it has received regulatory approval to open a new branch in September, 2000.

         Lincoln Federal currently operates seven automatic teller machines ("ATMs"), with one ATM located at its main office and each of its branch offices and one remote ATM. Lincoln Federal's ATMs participate in the Cirrus(R) and MAC(R) networks.

         Lincoln Federal has also contracted for the data processing and reporting services of On-Line Financial Services, Inc. in Oak Brook, Illinois. The cost of these data processing services is approximately $46,000 per month.

         Lincoln Federal has also executed a Correspondent Services Agreement with the FHLB of Indianapolis under which it receives item processing and other services for a fee of approximately $6,700 per month.

Legal Proceedings

         Although Lincoln Bancorp and Lincoln Federal are involved, from time to time, in various legal proceedings in the normal course of business, there are no material legal proceedings to which they presently are a party or to which any of their properties are subject.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

         Lincoln Bancorp had no such changes or disagreements during the preceding two most recent fiscal years or during the interim period ended March 31, 2000.

                          BUSINESS OF CITIZENS BANCORP

General

         Citizens Bancorp was organized in June, 1997. On September 18, 1997, Citizens Bancorp acquired the common stock of Citizens Savings Bank upon the conversion of Citizens Savings Bank from a federal mutual savings bank to a federal stock savings bank.

         Citizens Savings Bank was organized as a state-chartered building and loan association in 1916 and currently conducts its business from one full-service office located in Frankfort, Indiana. Citizens Savings Bank' principal business consists of attracting deposits from the general public and originating fixed-rate and adjustable-rate loans secured primarily by first mortgage liens on one- to four-family residential real estate. Citizens Savings Bank' deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). Citizens Savings Bank offers a number of consumer and commercial financial services. These services include: (i) residential real estate loans;
(ii) multi-family loans; (iii) construction loans; (iv) nonresidential real estate loans; (v) home equity loans; (vi) single-pay loans; (vii) installment loans; (viii) automobile loans; (ix) NOW accounts; (x) money market demand accounts ("MMDAs"); (xi) passbook savings accounts; (xii) certificates of deposit; and (xiii) individual retirement accounts.

         Loan Portfolio Data. The following table sets forth the composition of Citizens Savings Bank' loan portfolio by loan type and security type as of the dates indicated, including a reconciliation of gross loans receivable after consideration of the allowance for loan losses and loans in process.

                                                                    At June 30,
                                        ---------------------------------------------------------------------
                                              1999                    1998                      1997
                                        ------------------     ---------------------      -------------------
                                                   Percent                   Percent                  Percent
                                        Amount    of Total     Amount       of Total      Amount     of Total
                                        ------    --------     ------       --------      ------     --------
                                                              (Dollars in thousands)
TYPE OF LOAN
Real estate mortgage loans:
   Residential......................    $41,663    78.45%     $35,928       76.54%       $29,888      77.77%
   Non-residential..................      1,631     3.07        1,770        3.77            824       2.14
   Multi-family.....................      1,711     3.22        1,887        4.02          1,551       4.04
Construction loans:.................      1,384     2.61          611        1.30          1,420       3.69
Consumer loans:
   Single pay.......................      3,538     6.66        2,815        6.00          1,854       4.82
   Installment .....................      2,329     4.39        2,219        4.73          1,696       4.41
   Share ...........................        ---      ---          ---         ---             15        .04
   Home equity......................      2,043     3.85        2,176        4.64          2,095       5.45
   Home improvement.................          3      .01            5         .01              8        .02
                                        -------   ------      -------      ------        -------     ------
       Gross loans receivable.......    $54,302   102.26%     $47,411      101.01%       $39,351     102.38%
                                        =======   ======      =======      ======        =======     ======
TYPE OF SECURITY

Residential real estate ............    $47,516    89.48%     $40,612       86.53%       $35,153      91.45%
Non-residential real estate.........      2,041     3.84        2,143        4.57          1,037       2.70
Multi-family real estate............      2,033     3.83        2,267        4.83          1,551       4.04
Deposits............................        149      .28          150         .32            193        .50
Auto   .............................      1,575     2.97        1,415        3.01          1,176       3.06
Other security......................        583     1.10          405         .86            111        .29
Unsecured ..........................        405      .76          419         .89            130        .34
                                        -------   ------      -------      ------        -------     ------
     Gross loans receivable.........     54,302   102.26       47,411      101.01         39,351     102.38
Deduct:
Deferred loan fees..................        126      .24          110         .23            101        .26
Allowance for loan losses...........        326      .61          269         .57            212        .55
Loans in process....................        746     1.41           96         .21            603       1.57
                                        -------   ------      -------      ------        -------     ------
   Net loans receivable.............    $53,104   100.00%     $46,936      100.00%       $38,435     100.00%
                                        =======   ======      =======      ======        =======     ======
Mortgage Loans:
   Adjustable-rate..................    $10,427    23.17%     $11,502       29.06%      $  9,595      29.74%
   Fixed-rate.......................     34,578    76.83       28,083       70.94         22,668      70.26
                                        -------   ------      -------      ------        -------     ------
     Total..........................    $45,005   100.00%     $39,585      100.00%       $32,263     100.00%
                                        =======   ======      =======      ======        =======     ======


         The following table sets forth certain information at June 30, 1999, regarding the dollar amount of loans maturing in Citizens Savings Bank's loan portfolio based on the contractual terms to maturity. Demand loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. This schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses. Management expects prepayments will cause actual maturities to be shorter.

                                        Balance                      Due During Years Ended June 30,
                                    Outstanding at                                      2003       2005      2010       2015
                                       June 30,                                          to         to        to         and
                                         1999            2000       2001       2002     2004       2009      2014     following
                                         ----            ----       ----       ----     ----       ----      ----     ---------
                                                                                   (In thousands)
Real estate mortgage loans:
   Residential loans..................  $41,663           $21        $24        $51      $343     $4,071    $18,304    $18,849
   Multi-family loans.................    1,711           ---        ---        ---       236         46      1,429        ---
   Non-residential loans..............    1,631             3         61        ---         9         75        470      1,013
Construction loans....................    1,384         1,384        ---        ---       ---        ---        ---        ---
Installment  loans....................    2,329            82        321        515     1,170        203         19         19
Single pay loans......................    3,538         3,537        ---        ---         1        ---        ---        ---
Home equity loans.....................    2,043           ---        ---        ---       ---        ---        ---      2,043
Home improvement loans................        3           ---          3        ---       ---        ---        ---        ---
                                        -------        ------       ----       ----    ------     ------    -------    -------
     Total............................  $54,302        $5,027       $409       $566    $1,759     $4,395    $20,222    $21,924
                                        =======        ======       ====       ====    ======     ======    =======    =======


      The following table sets forth, as of June 30, 1999, the dollar amount of all loans due after one year that have fixed interest rates and floating or adjustable interest rates.

                                                          Due After June 30, 2000
                                      -------------------------------------------------------------
                                      Fixed Rates             Variable Rates                  Total
                                      -----------             --------------                  -----
                                                              (In thousands)

Real estate mortgage loans:
   Residential loans..............       $34,522                 $  7,120                    $41,642
   Multi-family loans.............           ---                    1,711                      1,711
   Non-residential loans..........            35                    1,593                      1,628
Construction loans................           ---                      ---                        ---
Installment loans.................         2,247                      ---                      2,247
Single pay loans..................             1                      ---                          1
Share loans.......................           ---                      ---                        ---
Home equity loans.................           ---                    2,043                      2,043
Home improvement loans............             3                      ---                          3
                                         -------                  -------                    -------
   Total..........................       $36,808                  $12,467                    $49,275
                                         =======                  =======                    =======



      One- to Four-Family Residential Loans. Citizens Savings Bank's primary lending activity consists of originating one- to four-family residential mortgage loans secured by property located in its primary market area. Citizens Savings Bank generally originates one- to four-family residential mortgage loans in amounts up to 95% of the lesser of the appraised value or purchase price, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. The cost of such insurance is factored into the annual percentage rate on such loans. Citizens Savings Bank originates and retains fixed rate loans which provide for the payment of principal and interest over a 15- or 20-year period, or balloon loans having terms of up to 20 years with principal and interest payments calculated using a 30-year amortization period.

      Citizens Savings Bank also offers adjustable-rate mortgage ("ARM") loans. The interest rate on ARM loans is indexed to the one-year U.S. Treasury securities yield adjusted to a constant maturity. Citizens Savings Bank may offer discounted initial interest rates on ARM loans, but requires that the borrower qualify for the ARM loan at the fully-indexed rate (the index rate plus the margin). A substantial portion of the ARM loans in Citizens Savings Bank's portfolio at June 30, 1999 provide for maximum rate adjustments per year and over the life of the loan of 1% and 6%, respectively. Citizens Savings Bank's residential ARMs are amortized for terms up to 25 years.

      ARM loans decrease the risk associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the loan documents, and, therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At June 30, 1999, approximately 17% of Citizens Savings Bank's one- to four-family residential loans had adjustable rates of interest.

      All of the one- to four-family residential mortgage loans that Citizens Savings Bank originates include "due-on-sale" clauses, which give Citizens Savings Bank the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. However, Citizens Savings Bank occasionally permits assumptions of existing residential mortgage loans on a case-by-case basis.

      At June 30, 1999, approximately $41.7 million, or 78.5% of Citizens Savings Bank's portfolio of loans, consisted of one- to four-family residential loans. Approximately $98,000, or .24% of total residential loans, were included in non-performing assets as of that date. See "-- Non-Performing and Problem Assets."

      Multi-Family Loans. At June 30, 1999, approximately $1.7 million, or 3.2% of Citizens Savings Bank's total loan portfolio, consisted of mortgage loans secured by multi-family dwellings (those consisting of more than four units). Citizens Savings Bank's multi-family loans are generally written as one-year adjustable rate loans indexed to the one-year U.S. Treasury rate or to its internal loan rate which is established from time-to-time. Citizens Savings Bank writes multi-family loans with maximum Loan-to-Value ratios of 80%. Citizens Savings Bank's largest multi-family loan as of June 30, 1999 was $1.3 million and was secured by an apartment complex in Frankfort. On the same date, there were no multi-family loans included in non-performing assets.

      Multi-family loans, like nonresidential real estate loans, involve a greater risk than do residential loans. See "-- Nonresidential Real Estate Loans" below.

      Construction Loans. Citizens Savings Bank offers construction loans with respect to residential and nonresidential real estate and, in certain cases, to builders or developers constructing such properties on a speculative basis (i.e., before the builder/developer obtains a commitment from a buyer). At June 30, 1999, approximately $1.4 million, or 2.6% of Citizens Savings Bank's total loan portfolio, consisted of construction loans. The largest construction loan at June 30, 1999, totaling $250,000, was secured by a single-family residence near Frankfort. Citizens Savings Bank had no construction loans included in non-performing assets on that date.

      Construction loans are generally written as six-month, fixed-rate loans with interest calculated on the amount disbursed under the loan and payable monthly. Citizens Savings Bank generally requires an 80% Loan-to-Value Ratio for its construction loans. Inspections are made prior to any disbursement under a construction loan, and Citizens Savings Bank does not normally charge commitment fees for construction loans.

      While providing Citizens Savings Bank with a comparable, and in some cases higher, yield than a conventional mortgage loan, construction loans involve a higher level of risk. For example, if a project is not completed and the borrower defaults, Citizens Savings Bank may have to hire another contractor to complete the project at a higher cost. Also, a project may be completed, but may not be salable, resulting in the borrower defaulting and Citizens Savings Bank taking title to the project.

      Nonresidential Real Estate Loans. Citizens Savings Bank's nonresidential real estate loans are secured by churches, office buildings, and other commercial properties. Citizens Savings Bank generally originates non-residential real estate loans as one-year adjustable rate loans indexed to the one-year U.S. Treasury securities yield adjusted to a constant maturity, and which are written for maximum terms of 20 years with maximum Loan-to-Value ratios of 75%. At June 30, 1999, Citizens Savings Bank's largest nonresidential loan was $966,000 and was secured by an extended stay motel in Columbus, Indiana. At June 30, 1999, approximately $1.6 million, or 3.1% of Citizens Savings Bank's total loan portfolio, consisted of nonresidential real estate loans. On the same date, approximately $35,000 in nonresidential real estate loans were included in non-performing assets.

      Loans secured by nonresidential real estate generally are larger than one- to four-family residential loans and involve a greater degree of risk. Nonresidential real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Payments on these loans depend to a large degree on results of operations and management of the properties and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of the loans makes them more difficult for management to monitor and evaluate.

      Consumer Loans. Citizens Savings Bank's consumer loans, consisting primarily of home equity loans, personal installment loans and "single pay" loans aggregated approximately $7.9 million at June 30, 1999, or 14.9% of its total loan portfolio. Citizens Savings Bank consistently originates consumer loans to meet the needs of its customers and to assist in meeting its asset/liability management goals. All of Citizens Savings Bank's consumer loans, except loans secured by deposits and home equity loans, are fixed-rate loans with terms that vary from six months (for unsecured installment loans) to 60 months (for home improvement loans and loans secured by new automobiles). At June 30, 1999, 94.9% of Citizens Savings Bank's consumer loans were secured by collateral. Citizens Savings Bank's loans secured by deposits are made up to 90% of the original account balance and, at June 30, 1999, accrued at a rate of 8.0%. This rate may change but will always be at least 1% over the underlying passbook or certificate of deposit rate. Interest on loans secured by deposits is paid semi-annually.

      Citizens Savings Bank also offers home equity lines of credit and home improvement loans secured by real estate. The interest rate on a home equity line of credit is ordinarily tied to the prime rate with a margin of positive 2.0% and a maximum interest rate of 18%. Citizens Savings Bank does not always hold a first mortgage on its home equity lines of credit, although it does hold a first mortgage with respect to approximately 90% of such loans in its portfolio. Citizens Savings Bank ordinarily offers fixed-rate home improvement loans secured by real estate with a term not to exceed five years. Citizens Savings Bank restricts the amount that a customer may borrow under an equity line of credit to $100,000, subject to the general restriction applicable to all second mortgage loans that limits the amount it may loan to a borrower to an amount that, when added to any existing mortgage loans, does not exceed 80% of the appraised value of the collateral property.

      At June 30, 1999, Citizens Savings Bank had outstanding approximately $2.0 million of home equity loans, with unused lines of credit totaling approximately $2.96 million. Home equity loans in the amount of $38,000 were included in non-performing assets on that date.

      Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. Further, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance. In addition, consumer loan collections depend on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At June 30, 1999, consumer loans amounting to $64,000 were included in non-performing assets. See "-- Non-Performing and Problem Assets."

      Single-Pay Loans. Citizens Savings Bank offers single-pay loans, which are short-term loans secured by real estate, automobiles or other types of collateral that are payable with a single payment rather than by installment. Typically, single-pay loans secured by real estate are written with terms of one year or less, while single-pay loans secured by other types of collateral are written for terms of 90 days to six months. Of the approximately $3.5 million of single-pay loans in Citizens Savings Bank's portfolio as of June 30, 1999, approximately $1.8 million were secured by residential mortgages and $392,000 were secured by land. The remaining approximately $1.3 million of loans in this category were consumer loans, typically secured by automobiles or subordinate liens on real estate. At June 30, 1999, Citizens Savings Bank had no delinquent single-pay loans in its portfolio.

      Origination, Purchase and Sale of Loans. Citizens Savings Bank historically has originated its mortgage loans pursuant to its own underwriting standards which do not conform with the standard criteria of the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA") because Citizens Savings Bank does not require current property surveys in most cases. Citizens Savings Bank may begin originating fixed-rate residential mortgage loans for sale to the FHLMC on a servicing-retained basis in the future. In the event that Citizens Savings Bank originates loans for sale to the FHLMC in the secondary market, such loans will be originated in accordance with the guidelines established by the FHLMC and will be sold promptly after they are originated.

      Citizens Savings Bank confines its loan origination activities primarily to Clinton County. At June 30, 1999, Citizens Savings Bank had loans totaling approximately $487,000 in the aggregate secured by property located outside of Indiana. Citizens Savings Bank' loan originations are generated from referrals from existing customers, real estate brokers, and newspaper and periodical advertising. Loan applications are underwritten and processed at Citizens Savings Bank's office.

      Citizens Savings Bank's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, Citizens Savings Bank studies the employment and credit history and information on the historical and projected income and expenses of its mortgagors. All mortgage loans are approved by Citizens Savings Bank's Loan Committee. Consumer loans up to $15,000 may be approved by a Loan Officer. Consumer loans for more than $15,000 must be approved by the senior loan officer or the President.

      Citizens Savings Bank generally requires appraisals on all real property securing its loans and requires an attorney's opinion and a valid lien on the mortgaged real estate. Appraisals for all real property securing mortgage loans are performed by independent appraisers who are state-licensed. Citizens Savings Bank requires fire and extended coverage insurance in amounts at least equal to the principal amount of the loan and also requires flood insurance to protect the property securing its interest if the property is in a flood plain. Citizens Savings Bank also generally requires private mortgage insurance for all residential mortgage loans with Loan-to-Value Ratios of greater than 80%. Citizens Savings Bank requires escrow accounts for insurance premiums and taxes for loans that require private mortgage insurance.

      Citizens Savings Bank's underwriting standards for consumer loans are intended to protect against some of the risks inherent in making consumer loans. Borrower character, paying habits and financial strengths are important considerations.

         The following table shows Citizens Savings Bank's loan origination and repayment activity during the periods indicated:

                                                                               Year Ended June 30,
                                                             -----------------------------------------------------
                                                                1999                  1998                  1997
                                                             ---------             ---------              --------
                                                                                 (In thousands)

Loans Originated:
     Real estate mortgage loans:
       Residential loans..................................     $17,405               $14,353              $  9,253
       Nonresidential loans...............................          57                   122                   202
       Multi-family loans.................................         ---                 1,563                   102
     Construction loans...................................       2,199                 2,385                 2,503
     Installment loans....................................       1,716                 1,993                 1,434
     Single pay loans.....................................       7,183                 4,082                 2,818
     Share loans..........................................         ---                   ---                     5
     Home equity loans....................................       1,167                 1,265                 1,156
     Home improvement loans...............................         ---                   ---                   ---
                                                             ---------             ---------              --------
         Total originations...............................      29,727                25,763                17,473
     Loans purchased......................................          61                 2,494                   ---
Reductions:
     Principal loan repayments............................     (23,578)              (19,696)              (13,251)
     Loans sold...........................................         ---                   ---                   (91)
     Transfers from loans to real estate owned............         ---                   ---                   ---
                                                             ---------             ---------              --------
         Total reductions.................................     (23,578)              (19,696)              (13,342)
     Decrease in other items (1)..........................         (42)                  (60)                  (88)
                                                             ---------             ---------              --------
     Net increase (decrease) .............................   $   6,168             $   8,501              $  4,043
                                                             =========             =========              ========

(1) Other items consist of amortization of deferred loan origination costs and the provision for losses on loans.

      Citizens Savings Bank's residential loan originations during the year ended June 30, 1999 totaled $17.4 million, compared to $14.4 million and $9.3 million in the years ended June 30, 1998 and 1997, respectively.

      Origination and Other Fees. Citizens Savings Bank realizes income from late charges, checking account service charges, and fees for other miscellaneous services. Citizens Savings Bank currently charges origination fees on its mortgage loans of 1% of the loan amount, up to $100,000, and .5% of the amount of the loan that exceeds $100,000. Citizens Savings Bank also may charge points on a mortgage loan as consideration for a lower interest rate, although it does so infrequently. Late charges are generally assessed if payment is not received within a specified number of days after it is due. The grace period depends on the individual loan documents.

Non-Performing and Problem Assets

      After a mortgage loan becomes 15 days past due, Citizens Savings Bank delivers a delinquency notice to the borrower. When loans are 30 to 60 days in default, Citizens Savings Bank sends additional delinquency notices and makes personal contact by telephone with the borrower to establish acceptable repayment schedules. When loans become 60 days in default, Citizens Savings Bank again contacts the borrower, this time in person, to establish acceptable repayment schedules. When a mortgage loan is 90 days delinquent, Citizens Savings Bank will have either entered into a workout plan with the borrower or referred the matter to its attorney for collection. Management is authorized to commence foreclosure proceedings for any loan upon making a determination that it is prudent to do so.

      Citizens Savings Bank reviews mortgage loans on a regular basis and places such loans on a non-accrual status when they become 90 days delinquent. Generally, when loans are placed on a non-accrual status, unpaid accrued interest is written off, and further income is recognized only to the extent received.

      Non-performing Assets. At June 30, 1999, $197,000, or .33% of total assets, were non-performing (restructured and non-accruing loans) compared to $170,000, or .32% of total assets at June 30, 1998. At June 30, 1999, residential loans and consumer loans accounted for $98,000 and $2,000, respectively, of non-accruing loans. Citizens Savings Bank had no Real Estate Owned ("REO") properties as of June 30, 1999.

      The table below sets forth the amounts and categories of Citizens Savings Bank's non-performing assets (non-accruing loans, foreclosed real estate and troubled debt restructurings) for the last three years. It is Citizens Savings Bank's policy that all earned but uncollected interest on all loans be reviewed monthly to determine if any portion thereof should be classified as uncollectible for any loan past due in excess of 90 days. Delinquent loans that are 90 days or more past due are considered non-performing assets.

                                                                            At June 30,
                                                           -------------------------------------------------
                                                            1999                1998                    1997
                                                            ----                ----                    ----
                                                                     (Dollars in thousands)

Non-performing assets:
   Non-accruing loans..................................      $100                 $83                   $213
   Loans 90 days or more past due and accruing.........        62                  48                     90
   Troubled debt restructurings........................        35                  39                     41
                                                             ----                ----                   ----
     Total non-performing loans........................       197                 170                    344
   Foreclosed real estate..............................       ---                 ---                    ---
                                                             ----                ----                   ----
     Total non-performing assets.......................      $197                $170                   $344
                                                             ====                ====                   ====
Non-performing loans to total loans....................      0.37%               0.36%                  0.89%
Non-performing assets to total assets..................      0.33%               0.32%                  0.74%


      Interest on loans was $6,000, $4,000, and $8,000 less than would have been reported for the years ended June 30, 1999, 1998 and 1997, respectively, if the non-performing loans summarized above had been current in accordance with their original terms. Citizens Savings Bank received $3,000 in interest on non-performing loans during the year ended June 30, 1999.

      At June 30, 1999, Citizens Savings Bank held loans delinquent from 30 to 59 days totaling approximately $665,000. Other than these loans and the other delinquent loans disclosed elsewhere in this section, Citizens Savings Bank was not aware of any other loans, the borrowers of which were experiencing financial difficulties.

     Delinquent Loans. The following table sets forth certain information at June 30, 1999, 1998, and 1997, relating to delinquencies in Citizens' portfolio. Delinquent loans that are 90 days or more past due are considered non-performing assets.


                                       At June 30, 1999                                At June 30, 1998
                           ----------------------------------------------     ---------------------------------------------
                                60-89 Days             90 Days or More           60-89 Days            90 Days or More
                           ---------------------  -----------------------     --------------------  -----------------------
                                      Principal                Principal                Principal                Principal
                            Number    Balance of   Number      Balance of      Number   Balance of   Number     Balance of
                           of Loans     Loans     of Loans        Loans      of Loans     Loans     of Loans       Loans
                           --------   ----------  --------     ----------    --------   ----------  --------    -----------
                                                                 (Dollars in thousands)
Residential
   mortgage loans..........     8       $196           3           $98            8       $244         6            $84
Nonresidential
   mortgage loans..........   ---        ---         ---           ---          ---        ---       ---            ---
Installment loans..........     7         41           8            26            7         35         8             40
Single pay loans...........   ---        ---         ---           ---          ---        ---         1              2
Home equity loans..........   ---        ---           3            38            3         40         1              5
Home improvement loans.....   ---        ---         ---           ---          ---        ---       ---            ---
                             ----       ----        ----          ----         ----       ----      ----           ----
   Total...................    15       $237          14          $162           18       $319        16           $131
                            =====       ====        ====          ====         ====       ====      ====           ====
Delinquent loans to
   total loans.............                                        .75%                                             .96%
                                                                   ===                                              ===


                                         At June 30, 1997
                             ----------------------------------------------
                                  60-89 Days          90 Days or More
                             -------------------    -----------------------
                                      Principal                  Principal
                             Number   Balance of     Number      Balance of
                            of Loans    Loans       of Loans       Loans
                            --------    -----       --------       -----

Residential
   mortgage loans..........     1        $10             5         $130
Nonresidential
   mortgage loans..........     1         24           ---          ---
Installment loans..........     2         16             6           37
Single pay loans...........   ---        ---             1           84
Home equity loans..........   ---        ---             5           52
Home improvement loans.....   ---        ---           ---          ---
                             ----       ----          ----         ----
   Total...................     4        $50            17         $303
                            =====       ====          ====         ====
Delinquent loans to
   total loans.............                                         .92%
                                                                   ====



      Classified assets. Federal regulations and Citizens Savings Bank's Asset Classification Policy provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

      An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances.

      At June 30, 1999, the aggregate amount of Citizens Savings Bank's classified assets, and of its general and specific loss allowances were as follows:

                                                              At June 30, 1999
                                                              ----------------
                                                               (In thousands)

    Substandard assets..........................................      $129
    Doubtful assets.............................................       ---
    Loss assets.................................................       ---
                                                                      ----
        Total classified assets.................................      $129
                                                                      ====
    General loss allowances.....................................      $326
    Specific loss allowances....................................       ---
                                                                      ----
        Total allowances........................................      $326
                                                                      ====

      Citizens  Savings Bank  regularly  reviews its loan portfolio to determine
whether  any  loans  require   classification   in  accordance  with  applicable
regulations.

Allowance for Loan Losses

      The allowance for loan losses is maintained through the provision for loan losses, which is charged to earnings. The provision for loan losses is determined in conjunction with Citizens Savings Bank's review and evaluation of current economic conditions (including those of its lending area), changes in the character and size of the loan portfolio, loan delinquencies (current status as well as past and anticipated trends) and adequacy of collateral securing loan delinquencies, historical and estimated net charge-offs, and other pertinent information derived from a review of the loan portfolio. In the opinion of management, Citizens Savings Bank's allowance for loan losses is adequate to absorb probable losses inherent in the loan portfolio at June 30, 1999. However, there can be no assurance that regulators, when reviewing Citizens Savings Bank's loan portfolio in the future, will not require increases in its allowances for loan losses or that changes in economic conditions will not adversely affect its loan portfolio.

      Summary of Loan Loss Experience. The following table analyzes changes in the allowance during the past three fiscal years ended June 30, 1999.

                                                     Year Ended June 30,
                                              1999          1998           1997
                                              ----          ----           ----
                                                       (Dollars in thousands)

Balance at beginning of period..............   $269         $212           $138
Charge-offs:
   Residential mortgage loans...............    ---          ---            ---
   Nonresidential mortgage loans............    ---          ---            ---
   Multi-family loans.......................    ---          ---            ---
   Construction loans.......................    ---          ---            ---
   Installment loans........................    (12)         (12)           (11)
   Single pay loans.........................     (1)          (5)            ---
   Share loans..............................    ---          ---            ---
   Home equity loans........................    ---          ---            ---
   Home improvement loans...................    ---          ---            ---
                                               ----         ----           ----
     Total charge-offs......................    (13)         (17)           (11)
                                               ----         ----           ----
Recoveries:
   Residential mortgage.....................    ---          ---            ---
   Single pay...............................    ---          ---              2
   Installment..............................      5            2            ---
                                               ----         ----           ----
     Total recoveries.......................      5            2              2
                                               ----         ----           ----
Net (charge-offs) recoveries................     (8)         (15)            (9)
Provision for losses on loans...............     65           72             83
                                               ----         ----           ----
Balance at end of period....................   $326         $269           $212
                                               ====         ====           ====
Allowance for loan losses as a percent of
total loans outstanding.....................   0.61%        0.57%          0.55%
Ratio of net (charge-offs) recoveries
to average loans outstanding................   (.02)        (.03)          (.03)

      Allocation of Allowance for Loan Losses. The following table presents an analysis of the allocation of Citizens Savings Bank's allowance for loan losses at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict Citizens Savings Bank's use of the allowance to absorb losses in other categories.

                                                                            At June 30,
                                        -----------------------------------------------------------------------------------
                                                 1999                          1998                           1997
                                        ----------------------         ---------------------          ---------------------
                                                       Percent                       Percent                        Percent
                                                      of loans                      of loans                       of loans
                                                       in each                       in each                        in each
                                                      category                      category                       category
                                                      to total                      to total                       to total
                                         Amount         loans           Amount        loans            Amount        loans
                                         ------         -----           ------        -----            ------        -----
                                                                        (Dollars in thousands)
Balance at end of period applicable to:
   Real estate mortgage loans:
     Residential......................      $119      76.73%              $105      75.78%                $81       75.96%
     Nonresidential...................         5       3.00                  4       3.73                   3        2.09
     Multi-family.....................         5       3.15                  6       3.98                   4        3.94
   Construction loans.................        28       2.55                 14       1.29                  27        3.61
   Installment loans..................        86       4.29                 66       4.68                  53        4.31
   Share loans........................       ---        ---                ---        ---                 ---         .04
   Home equity loans..................        10       3.76                  9       4.59                   8        5.32
   Home improvement loans.............       ---        .01                ---        .01                 ---         .02
   Single pay loans...................        73       6.51                 65       5.94                  36        4.71
                                            ----     ------               ----     ------                ----      ------
   Total..............................      $326     100.00%              $269     100.00%               $212      100.00%
                                            ====     ======               ====     ======                ====      ======



Investments

     Investments. Citizens Bancorp's investment portfolio consists of equity securities and Federal Home Loan Bank ("FHLB") stock. At June 30, 1999, approximately $807,000, or 1.4%, of Citizens Bancorp's total assets consisted of such investments. Citizens Savings Bank also had $1.6 million in interest-earning deposits as of that date.

      The following table sets forth the amortized cost and the market value of Citizens Bancorp's investment portfolio at the dates indicated.

                                                                      At June 30,
                                      -----------------------------------------------------------------------
                                               1999                      1998                     1997
                                      --------------------     ---------------------      -------------------
                                      Amortized     Market     Amortized      Market      Amortized    Market
                                        Cost         Value       Cost          Value        Cost        Value
                                        ----         -----       ----          -----        ----        -----
                                                                    (In thousands)
Available for Sale:
   Equity securities................    $419          $388         $309         $315         $161         $161
FHLB stock..........................     419           419          352          352          332          332
                                        ----          ----         ----         ----         ----         ----
     Total investments..............    $838          $807         $661         $667         $493         $493
                                        ====          ====         ====         ====         ====         ====


Sources of Funds

      General. Deposits have traditionally been Citizens Savings Bank's primary source of funds for use in lending and investment activities. In addition to deposits, Citizens Savings Bank derives funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings, income on earning assets and borrowings. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. The deposits shown below include approximately $2.7 million in public funds deposited by various state, county and local governments which may fluctuate depending upon prevailing interest rates and the rates offered by Citizens Savings Bank's competitors. Borrowings from the FHLB of Indianapolis may be used in the short-term to compensate for reductions in deposits or deposit inflows at less than projected levels.

      Deposits. Citizens Savings Bank attracts deposits principally from within Clinton County, Indiana through the offering of a broad selection of deposit instruments, including fixed-rate passbook accounts, NOW accounts, variable rate money market accounts, fixed-term certificates of deposit, individual retirement accounts and savings accounts. Citizens Savings Bank does not actively solicit or advertise for deposits outside of Clinton County, and substantially all of its depositors are residents of that county. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds remain on deposit and the interest rate. Citizens Savings Bank does not pay broker fees for any deposits it receives.

      Citizens Savings Bank establishes the interest rates paid, maturity terms, service fees and withdrawal penalties on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals, and applicable regulations. Citizens Savings Bank relies, in part, on customer service and long-standing relationships with customers to attract and retain its deposits. Citizens Savings Bank also closely prices its deposits to the rates offered by its competitors.

      The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts that Citizens Savings Bank offers has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. Citizens Savings Bank has become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. Citizens Savings Bank manages the pricing of its deposits in keeping with its asset/liability management and profitability objectives. Based on its experience, management believes that Citizens Savings Bank's passbook, NOW and MMDAs are relatively stable sources of deposits. However, the ability to attract and maintain certificates of deposit, and the rates Citizens Savings Bank pays on these deposits, have been and will continue to be significantly affected by market conditions.

      An analysis of Citizens Savings Bank's deposit accounts by type, maturity, and rate at June 30, 1999, is as follows:

                                               Minimum        Balance at                               Weighted
                                               Opening         June 30,               % of              Average
Type of Account                                Balance           1999               Deposits             Rate
-------------------------------------------------------------------------------------------------------------
                                                                   (Dollars in thousands)
Withdrawable:
   Fixed rate, passbook accounts....        $      50            $6,473               17.51%             3.03%
   Variable rate, money market......            2,500             2,885                7.80              3.04
   NOW accounts.....................               50             4,610               12.47              1.47
                                                                -------              ------              ----
     Total withdrawable.............                             13,968               37.78              2.52
                                                                -------              ------              ----
Certificates (original terms):
   3 months or less.................            1,000             2,481                6.71              4.89
   6 months.........................            1,000             1,806                4.88              4.26
   12 months........................            1.000             1,602                4.33              4.32
   13 months........................            5,000               422                1.14              5.39
   18 months........................            1,000               461                1.25              4.72
   23 months........................            5,000             6,344               17.16              5.23
   30 months .......................            1,000               790                2.14              4.90
   36 months........................            1,000               889                2.40              5.02
   Other certificates...............            1,000             4,693               12.69              6.12
                                                                -------              ------              ----
Total certificates..................                             19,488               52.70              5.20
                                                                -------              ------              ----
IRA's:
   Variable rate, money market......               50               108                0.29              3.18
   6 months.........................            1,000                47                0.13              4.10
   12 months........................            1.000                97                0.26              4.29
   18 months........................            1,000                17                0.05              4.88
   23 months........................            1,000             2,331                6.30              5.28
   36 months........................            1,000               706                1.91              4.99
   Other certificates...............            1,000               214                0.58              5.72
                                                                -------              ------              ----
Total IRA's.........................                              3,520                9.52              5.12
                                                                -------              ------              ----
Total deposits......................                            $36,976              100.00%             4.18
                                                                =======              ======              ====


      The following table sets forth by various interest rate categories the composition of Citizens Savings Bank's time deposits at the dates indicated:

                                             At June 30,
                           ------------------------------------------------
                           1999                  1998                  1997
                          -------              -------               -------
                                            (In thousands)

4.00 to 4.99%.......      $10,037             $  2,483             $   3,593
5.00 to 5.99%.......        9,304               13,961                15,702
6.00 to 6.99%.......        3,449                3,440                 2,604
7.00 to 7.99%.......          105                  105                   120
8.00 to 8.99%.......            5                    5                     5
                          -------              -------               -------
     Total..........      $22,900              $19,994               $22,024
                          =======              =======               =======

     The average amount of, and average interest rate paid on, the following deposits categories which were in excess of ten percent of average total deposits are as follows:

                                                       Years ended June 30,
                          ------------------------------------------------------------------------------
                                 1999                         1998                        1997
                          Average      Average         Average      Average        Average      Average
                          Balance     Rate Paid        Balance     Rate Paid       Balance     Rate Paid
                          -------     ---------        -------     ---------       -------     ---------

Passbook accounts         $6,283         3.05%         $6,687        3.23%         $6,679         3.24%
NOW accounts               4,732         1.78           4,433        2.17           4,081         2.12
Money market accounts      3,070         3.12           3,217        3.30           3,303         3.30
Time deposit accounts     22,488         5.44          21,799        5.58          22,374         5.49


     The following table represents, by various interest rate categories, the amounts of time deposits maturing during each of the three years following June 30, 1999. Matured certificates, which have not been renewed as of June 30, 1999, have been allocated based upon certain rollover assumptions.

                                   Amounts at June 30, 1999
                        ----------------------------------------------------
                        One Year     Two             Three      Greater Than
                         or Less    Years            Years       Three Years
                        -------     ------           ------         ------
                                        (In thousands)

4.00 to 4.99%.....       $6,336     $3,041             $660        $   ---
5.00 to 5.99%.....        4,860      3,435              300            709
6.00 to 6.99%.....          288        840            1,933            388
7.00 to 7.99%.....            5        100              ---            ---
8.00 to 8.99%.....          ---        ---              ---              5
                        -------     ------           ------         ------
   Total..........      $11,489     $7,416           $2,893         $1,102
                        =======     ======           ======         ======

     The following table indicates the amount of Citizens Savings Bank's other certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 1999.

                                                               At June 30, 1999
                                                               ----------------
      Maturity Period                                           (In thousands)
      Three months or less.................................          $2,995
      Greater than three months through six months.........             354
      Greater than six months through twelve months........             100
      Over twelve months...................................           1,524
                                                                     ------
           Total...........................................          $4,973
                                                                     ======

         The following table sets forth the dollar amount of savings deposits in the various types of deposits that Citizens Savings Bank offers at the dates indicated, and the amount of increase or decrease in such deposits as compared to the previous period.

                                                                           DEPOSIT ACTIVITY

                                           Balance                     Increase        Balance                   Increase
                                             at                       (Decrease)         at                     (Decrease)
                                           June 30,          % of         from         June 30,        % of         from
                                            1999          Deposits       1998           1998        Deposits       1997
                                            -------        ------       ------         -------     ------        -------
                                                                       (Dollars in thousands)

Withdrawable:
   Fixed rate, passbook accounts........     $6,473         17.51%         $52          $6,421      18.85%         $(484)
   Variable rate, money market..........      2,885          7.80          (34)          2,919       8.57           (251)
   NOW accounts.........................      4,610         12.47           40           4,570      13.41            498
                                            -------        ------       ------         -------     ------        -------
     Total withdrawable.................     13,968         37.78           58          13,910      40.83           (237)
                                            -------        ------       ------         -------     ------        -------
Certificates (original terms):
   3 months.............................      2,481          6.71        1,783             698       2.05           (376)
   6 months.............................      1,806          4.88           72           1,734       5.09         (2,400)
   12 months............................      1,602          4.33        1,026             576       1.69           (390)
   13 months............................        422          1.14       (2,095)          2,517       7.39            147
   18 months............................        461          1.25           44             417       1.22           (170)
   23 months............................      6,344         17.16        1,922           4,422      12.98            268
   30 months ...........................        790          2.14          (86)            876       2.57           (270)
   36 months............................        889          2.40          (35)            924       2.71            (23)
   Other certificates...................      4,693         12.69          (18)          4,711      13.83          1,145
                                            -------        ------       ------         -------     ------        -------
Total certificates......................     19,488         52.70        2,613          16,875      49.53         (2,069)
                                            -------        ------       ------         -------     ------        -------
IRA's
   Variable rate, money market..........        108          0.29          (55)            163       0.48            (21)
   6 months.............................         47          0.13           17              30       0.09             (4)
   12 months............................         97          0.26          (24)            121       0.36            (30)
   18 months............................         17          0.05            1              16       0.05             (3)
   23 months............................      2,331          6.30          413           1,918       5.63            340
   36 months ...........................        706          1.91         (181)            887       2.60           (270)
   Other certificates...................        214          0.58           67             147       0.43              6
                                            -------        ------       ------         -------     ------        -------
   Total IRA's..........................      3,520          9.52          238           3,282       9.64             18
                                            -------        ------       ------         -------     ------        -------
Total deposits..........................    $36,976        100.00%      $2,909         $34,067     100.00%       $(2,288)
                                            =======        ======       ======         =======     ======        =======


         Total deposits at June 30, 1999 were approximately $37.0 million, compared to approximately $34.1 million at June 30, 1998. Citizens Savings Bank's deposit base depends somewhat upon the manufacturing sector of Clinton County's economy. Although Clinton County's manufacturing sector is relatively diversified and not significantly dependent upon any industry, a loss of a material portion of the manufacturing workforce could adversely affect Citizens Savings Bank's ability to attract deposits due to the loss of personal income attributable to the lost manufacturing jobs and the attendant loss in service industry jobs.

      In the unlikely event of Citizens Savings Bank's liquidation after the Conversion, all claims of creditors (including those of deposit account holders, to the extent of their deposit balances) would be paid first followed by distribution of the liquidation account to certain deposit account holders, with any assets remaining thereafter distributed to Citizens Bancorp as the sole shareholder of Citizens Savings Bank.

      Borrowings. Citizens Savings Bank's focuses on generating high quality loans and then seeking the best source of funding from deposits, investments or borrowings. At June 30, 1999, Citizens Savings Bank had borrowings in the amount of $7.0 million from the FHLB of Indianapolis which bear fixed and variable interest rates and are due at various dates through October, 2008. Citizens Savings Bank is required to maintain eligible loans in its portfolio of at least 170% of outstanding advances as collateral for advances from the FHLB of Indianapolis. Citizens Savings Bank does not anticipate any difficulty in obtaining advances appropriate to meet its requirements in the future.

      The following table presents certain information relating to Citizens Savings Bank's borrowings at or for the years ended June 30, 1999, 1998 and 1997.

                                                   At or for the Year
                                                      Ended June 30,
                                                ----------------------------
                                                1999       1998         1997
                                                ----       ----         ----
                                                    (Dollars in thousands)

FHLB Advances:
   Outstanding at end of period..............   $7,000      $3,500      $4,000
   Average balance outstanding for period....    5,808       1,731       3,212
   Maximum amount outstanding at any
     month-end during the period.............    7,000       3,500       5,000
   Weighted average interest rate
     during the period.......................     5.68%       4.96%       5.41%
   Weighted average interest rate
     at end of period........................     5.63        6.21        6.51

Selected Ratios

      The following table presents certain selected ratios for the years ended June 30, 1999, 1998 and 1997.

                                                 Year Ended June 30,
                                         --------------------------------
                                         1999         1998           1997
                                         ----         ----           ----
Return on assets.....................     1.43%        1.69%           .82%
Return on equity.....................     5.53         6.67           6.81
Dividend payout ratio................    26.44           ---            ---
Average equity to average assets.....    25.80        25.38          11.98

Service Corporation Subsidiaries

      OTS regulations permit federal savings associations to invest in the capital stock, obligations or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of the association's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, federal regulations permit associations to make specified types of loans to such subsidiaries (other than special purpose finance subsidiaries) in which the association owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the association's regulatory capital if the association's regulatory capital is in compliance with applicable regulations. A savings association that acquires a non-savings association subsidiary, or that elects to conduct a new activity within a subsidiary, must give the FDIC and the OTS at least 30 days advance written notice. The FDIC may, after consultation with the OTS, prohibit specified activities if it determines such activities pose a serious threat to the SAIF. Moreover, a savings association must deduct from capital, for purposes of meeting the core capital, tangible capital and risk-based capital requirements, its entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries).

      Citizens Savings Bank currently owns one subsidiary, Citizens Savings Bank Loan and Service Corporation ("CLSC"), which primarily engages in the purchase and development of tracts of undeveloped land. Because CLSC engages in activities that are not permissible for a national bank, OTS regulations prohibit Citizens Savings Bank from including its investment in CLSC in its calculation of regulatory capital. CLSC purchases undeveloped land, constructs improvements and infrastructure on the land, and then sells lots to builders, who construct homes for sale to home buyers. CLSC ordinarily receives payment when title is transferred.

      CLSC owns a 104-acre tract of contiguous land on which it is presently developing 59 acres. CLSC intends to complete the development of the remainder of the property in approximately ten years. The 59 acres that are presently being developed will include 64 building lots known as the Southridge Addition, and 89 building lots known as the Meadow Brook Addition. Both of these Additions have been annexed into the Town of Frankfort. Citizens Savings Bank purchased this land in 1989 intending to develop these housing additions. However, following enactment of the Financial Institutions Reform Recovery and Enforcement Act of 1989, the FDIC directed Citizens Savings Bank to transfer its interest in these developments to CLSC, which Citizens Savings Bank did, effective June 30, 1994. Phase I of the development includes 33 completed lots in the Southridge Addition, of which 23 lots have been sold and on which 23 houses have been completed, and 26 lots in the Meadow Brook Addition, of which 8 lots have been sold and on which 8 houses have been completed. The Southridge lots have been priced generally at $19,000 to $22,000 each, with completed homes selling generally for $90,000 to $120,000, and the Meadow Brook lots have been priced generally at $23,000 to $26,000 with completed homes expected to sell generally for $100,000 to $150,000. CLSC intends to develop the remaining 31 lots in the Southridge Addition beginning in 2000. Phase II and Phase III of the Meadow Brook development, consisting of approximately 63 lots, are still in the design stage. CLSC also intends to develop a 25-acre tract located in Frankfort, with homes generally selling for $175,000 to $300,000. This project is in the early stages of development.

      CLSC intends ultimately to develop the remaining 20-acre parcel of land, known as the Mann tract, that it presently owns. The development of this land, which is part of the 104-acre tract discussed above, likely will not be completed for approximately 10 years. The Mann tract is presently being leased for farming purposes. CLSC has no present intentions to acquire additional land for development purposes.

      CLSC incurred a loss of $300 for the year ended June 30, 1999. CLSC earned a profit of $164,000 for the year ended June 30, 1998 and $11,000 for the year ended June 30, 1997. At June 30, 1999, Citizens Savings Bank had an investment in CLSC of $633,000 and loans outstanding to CLSC of approximately $281,000 with an interest rate set at the prime rate. Citizens Bancorp's consolidated statements of income included elsewhere herein include the operations of CLSC. All intercompany balances and transactions have been eliminated in the consolidation.

Employees

      As of June 30, 1999, Citizens Savings Bank employed 13 persons on a full-time basis and 3 persons on a part-time basis. None of Citizens Savings Bank's employees is represented by a collective bargaining group and management considers its employee relations to be good.

      Citizens Savings Bank's employee benefits for full-time employees include, among other things, a Pentegra Group (formerly known as Financial Institutions Retirement Fund) defined benefit pension plan, a noncontributory, multiple-employer comprehensive pension plan (the "Pension Plan"), and hospitalization/major medical, long-term disability insurance and life insurance.

      Management considers its employee benefits to be competitive with those offered by other financial institutions and major employers in its area.

Properties

         The following table provides certain information with respect to the office of Citizens Savings Bank as of March 31, 2000:

                                                                     Net Book
                                                                     Value of
                                                                     Property,      Approximate
    Description        Owned or          Year           Total       Furniture &       Square
    and Address         leased          Opened        Deposits       Fixtures         Footage
    -----------         ------          ------        --------       --------         -------
                                               (Dollars in Thousands)
60 South Main Street     Owned          1977           $36,323          $560           13,924
Frankfort, IN 46041

         Citizens operates one automated teller machine ("ATM"), which is located in the vestibule of its office. Citizens' ATM participates in the Cirrus(R) and MagicLine(R) networks.

         Citizens has also contracted for the data processing and reporting services of BISYS, Inc. in Houston, Texas. The cost of these data processing services is approximately $11,500 per month.

         Citizens has contracted with the FHLB of Indianapolis for item processing for a fee of approximately $3,000 per month.

Legal Proceedings

         Although Citizens Bancorp and Citizens Savings Bank are involved, from time to time, in various legal proceedings in the normal course of business, there are no material legal proceedings to which they presently are a party or to which any of their properties are subject.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

         On March 22, 1999, Citizens Bancorp engaged the accounting firm of Olive LLP to examine its consolidated financial statements for the fiscal year ended June 30, 1999. Citizens Bancorp's Audit Committee, which is composed of its entire Board of Directors, recommended and approved the change in auditors on March 9, 1999. Ernst & Young LLP, which had acted as the independent public accountant for Citizens Bancorp since its formation in 1997 and audited its consolidated financial statements for the years ended June 30, 1998 and 1997, was notified of Citizens Bancorp's decision. When Ernst & Young LLP was informed by Citizens Bancorp that Citizens Bancorp was seeking proposals for auditing services for the year ended June 30, 1999, Ernst & Young LLP declined to stand for reappointment.

         The audit reports issued by Ernst & Young LLP with respect to Citizens Bancorp's consolidated financial statements for 1998 and 1997 did not contain an adverse opinion or disclaimer of opinion, and were not qualified as to uncertainty, audit scope or accounting principles. During 1997 and 1998 (and any subsequent interim period), there were no disagreements between Citizens Bancorp and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make a reference to the subject matter of the disagreement in connection with its audit report. Moreover, none of the events listed in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission occurred during 1997 or 1998 or any subsequent interim period. Prior to engaging Olive LLP to examine its consolidated financial statements, Citizens Bancorp did not consult with Olive LLP as to the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on Citizens Bancorp's financial statements. Pursuant to Item 304 of Regulation S-K, Citizens Bancorp provided to Ernst & Young LLP a copy of the Current Report on Form 8-K that it filed with the Securities and Exchange Commission disclosing this change in Citizens Bancorp's independent public accountants. Ernst & Young LLP executed a letter addressed to the Securities and Exchange Commission which was filed as part of the Form 8-K filed by Citizens Bancorp indicating that Ernst & Young LLP agreed with the statements made by Citizens Bancorp therein.

                                   COMPETITION

      Lincoln Federal originates most of its loans and accepts most of its deposits from residents of Hendricks, Montgomery, Clinton and Morgan Counties in Indiana, Citizens originates most of its loans to and accepts most of its deposits from residents of Clinton County, Indiana. Both Lincoln Federal and Citizens are subject to competition from various financial institutions, including state and national banks, state and federal savings associations, credit unions, and certain nonbanking consumer lenders that provide similar services in these counties, many of which have significantly larger resources than are available to Citizens or Lincoln Federal. Both Lincoln Federal and Citizens also compete with money market funds with respect to deposit accounts and with insurance companies with respect to individual retirement accounts.

      The primary factors influencing competition for deposits are interest rates, service and convenience of office locations. Lincoln Federal and Citizens compete for loan originations primarily through the efficiency and quality of the services that they provide borrowers and through interest rates and loan fees charged. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors that neither Lincoln Federal nor Citizens can readily predict.

                                    TAXATION

Federal Taxation

      Historically, savings associations, such as Lincoln Federal and Citizens Savings Bank, have been permitted to compute bad debt deductions using either the bank experience method or the percentage of taxable income method. However, for years beginning after December 31, 1995, no savings association may use the percentage of taxable income method of computing its allowable bad debt deduction for tax purposes. Instead, all savings associations are required to compute their allowable deduction using the experience method. As a result of the repeal of the percentage of taxable income method, reserves taken after 1987 using the percentage of taxable income method generally must be included in future taxable income over a six-year period, although a two-year delay may be permitted for associations meeting a residential mortgage loan origination test. Lincoln Federal does not have any reserves taken after 1987 that must be recaptured, while Citizens Savings Bank will recapture approximately $3,000 with each tax return filed through the June 30, 2002 federal tax return. In addition, the pre-1988 reserve, for which no deferred taxes have been recorded, need not be recaptured into income unless (i) the savings association no longer qualifies as a bank under the Code, or (ii) the savings association pays out excess dividends or distributions.

      Depending on the composition of its items of income and expense, a savings association may be subject to the alternative minimum tax. A savings association must pay an alternative minimum tax on the amount (if any) by which 20% of alternative minimum taxable income ("AMTI"), as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), the amount of the bad debt reserve deduction claimed in excess of the deduction based on the experience method and 75% of the excess of adjusted current earnings over AMTI (before this adjustment and before any alternative tax net operating loss). AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid can be credited against regular tax due in later years.

      For federal income tax purposes, both Lincoln Bancorp and Citizens Bancorp have been reporting their respective income and expenses on the accrual method of accounting. Neither Lincoln Bancorp's nor Citizens Bancorp's federal income tax returns have been audited in recent years.

State Taxation

      Lincoln Bancorp and Citizens Bancorp are subject to Indiana's Financial Institutions Tax ("FIT"), which is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of FIT, begins with taxable income as defined by Section 63 of the Code and, thus, incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications. A recent revision to the Indiana Code permits financial institutions incorporated in Indiana to apportion income in the same manner as financial institutions incorporated in other states. This revision to the statute was made retroactive to January 1, 1999. Lincoln Bancorp will benefit from this state tax law revision due to the asset mix of its balance sheet, and has extended its 1999 tax return in order to determine how this revision will affect its financial statements. Due to the asset mix of Citizen Bancorp's balance sheet, this tax law change will have little effect on its Indiana tax liability. Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.

      Neither Lincoln Bancorp's nor Citizens Bancorp's state income tax returns have been audited in recent years.

                                   REGULATION

General

         As federally chartered, SAIF-insured savings associations, both Lincoln Federal and Citizens Savings Bank are subject to extensive regulation by the OTS and the FDIC. For example, Lincoln Federal and Citizens Savings Bank must obtain OTS approval before they may engage in certain activities and must file reports with the OTS regarding their activities and financial condition. The OTS periodically examines Lincoln Federal's and Citizens Savings Bank's books and records and, in conjunction with the FDIC in certain situations, has examination and enforcement powers. This supervision and regulation are intended primarily for the protection of depositors and federal deposit insurance funds. A savings association must pay a semi-annual assessment to the OTS based upon a marginal assessment rate that decreases as the asset size of the savings association increases, and which includes a fixed-cost component that is assessed on all savings associations. The assessment rate that applies to a savings association depends upon the institution's size, condition, and the complexity of its operations. Lincoln Federal's semi-annual assessment is approximately $42,000, and Citizens Savings Bank's semi-annual assessment is approximately $10,000.

         Lincoln Federal and Citizens Savings Bank each are subject to federal and state regulation as to such matters as loans to officers, directors, or principal shareholders, required reserves, limitations as to the nature and amount of its loans and investments, regulatory approval of any merger or consolidation, issuances or retirements of Lincoln Federal's or Citizens Savings Bank's securities, and limitations upon other aspects of banking operations. In addition, Lincoln Federal's and Citizens Savings Bank's activities and operations are subject to a number of additional detailed, complex and sometimes overlapping federal and state laws and regulations. These include state usury and consumer credit laws, state laws relating to fiduciaries, the Federal Truth-In-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Community Reinvestment Act, anti-redlining legislation and antitrust laws.

Savings and Loan Holding Company Regulation

         Lincoln Bancorp and Citizens Bancorp are each regulated as a "non-diversified savings and loan holding company" within the meaning of the Home Owners' Loan Act, as amended (the "HOLA"), and subject to regulatory oversight of the Director of the OTS. As such, Lincoln Bancorp and Citizens Bancorp are each registered with the OTS and are thereby subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, Lincoln Federal and Citizens Savings Bank are subject to certain restrictions in their dealings with the their respective holding company parents and with other companies affiliated with the Lincoln Bancorp and Citizens Bancorp.

         In general, the HOLA prohibits a savings and loan holding company, without obtaining the prior approval of the Director of the OTS, from acquiring control of another savings association or savings and loan holding company or retaining more than 5% of the voting shares of a savings association or of another holding company which is not a subsidiary. The HOLA also restricts the ability of a director or officer of the Lincoln Bancorp or Citizens Bancorp, or any person who owns more than 25% of the common stock of Lincoln Bancorp or Citizens Bancorp, from acquiring control of another savings association or savings and loan holding company without obtaining the prior approval of the Director of the OTS.

         Both Lincoln Bancorp and Citizens Bancorp currently operate as unitary savings and loan holding companies. Prior to the enactment of the Gramm-Leach-Bliley Act (the "GLB Act") on November 12, 1999, there were no restrictions on the permissible business activities of a unitary savings and loan holding company. The GLB Act included a provision that prohibits any new unitary savings and loan holding company, defined as a company that acquires a thrift after May 4, 1999, from engaging in commercial activities. This provision also includes a grandfather clause, however, that permits a company that was a savings and loan holding company as of May 4, 1999, or had an application to become a savings and loan holding company on file with the OTS as of that date, to acquire and continue to control a thrift and to continue to engage in commercial activities. Because both Lincoln Bancorp and Citizens Bancorp qualify under this grandfather provision, the GLB Act did not affect either company's authority to engage in diversified business activities.

         Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the Qualified Thrift Lender ("QTL") test, then such unitary holding company would be deemed to be a bank holding company subject to all of the provisions of the Bank Holding Company Act of 1956 and other statutes applicable to bank holding companies, to the same extent as if the holding company were a bank holding company and its subsidiary savings association were a bank. See "-Qualified Thrift Lender." At December 31, 1999, both Lincoln Federal's and Citizens Savings Bank's asset composition exceeded that required to qualify the respective institutions as Qualified Thrift Lenders.

         If, subsequent to the effective time of the merger with Citizens Bancorp, Lincoln Bancorp were to acquire control of another savings association other than through a merger or other business combination with Lincoln Federal, Lincoln Bancorp would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL test, the activities of Lincoln Bancorp and any of Lincoln Federal's subsidiaries (other than Lincoln Federal or other subsidiary savings associations) would thereafter be subject to further restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than (i) furnishing or performing management services for a subsidiary savings association, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings association, (iv) holding or managing properties used or occupied by a subsidiary savings association, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by the FSLIC by regulation as of March 5, 1987, to be engaged in by multiple holding companies, or (vii) those activities authorized by the Federal Reserve Board (the "FRB") as permissible for bank holding companies, unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the Director of the OTS before a multiple holding company may engage in such activities.

         The Director of the OTS may also approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state, if the multiple savings and loan holding company involved controls a savings association which operated a home or branch office in the state of the association to be acquired as of March 5, 1987, or if the laws of the state in which the association to be acquired is located specifically permit associations to be acquired by state-chartered associations or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings associations). Also, the Director of the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings associations in more than one state in the case of certain emergency thrift acquisitions.

         Indiana law permits federal and state savings association holding companies with their home offices located outside of Indiana to acquire savings associations whose home offices are located in Indiana and savings association holding companies with their principal place of business in Indiana ("Indiana Savings Association Holding Companies") upon receipt of approval by the Indiana Department of Financial Institutions. Moreover, Indiana Savings Association Holding Companies may acquire savings associations with their home offices located outside of Indiana and savings association holding companies with their principal place of business located outside of Indiana upon receipt of approval by the Indiana Department of Financial Institutions.

         No subsidiary savings association of a savings and loan holding company may declare or pay a dividend on its permanent or nonwithdrawable stock unless it first gives the Director of the OTS 30 days advance notice of such declaration and payment. Any dividend declared during such period or without giving notice shall be invalid.

Federal Home Loan Bank System

         Lincoln Federal and Citizens Savings Bank are each members of the FHLB of Indianapolis, which is one of twelve regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. The FHLB is funded primarily from funds deposited by banks and savings associations and proceeds derived from the sale of consolidated obligations of the FHLB system. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. All FHLB advances must be fully secured by sufficient collateral as determined by the FHLB. The Federal Housing Finance Board ("FHFB"), an independent agency, controls the FHLB System, including the FHLB of Indianapolis.

         Prior to the enactment of the GLB Act, a federal savings association was required to become a member of the FHLB for the district in which the thrift is located. The GLB Act abolished this requirement, effective six months following the enactment of the statute. At that time, membership with the FHLB became voluntary. Any savings association that chooses to become (or remain) a member of the FHLB following the expiration of this six-month period must qualify for membership under the criteria that existed prior to the enactment of the GLB Act. Lincoln Federal currently intends to remain a member of the FHLB of Indianapolis.

         As a member of the FHLB, Lincoln Federal is required to purchase and maintain stock in the FHLB of Indianapolis in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts, or similar obligations at the beginning of each year. At December 31, 1999, Lincoln Federal's investment in stock of the FHLB of Indianapolis was $5.4 million, and at June 30, 1999, Citizens Savings Bank's investment in such stock was $419,000. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate-related collateral to 30% of a member's capital and limiting total advances to a member. Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB of Indianapolis and the purpose of the borrowing.

         The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. For the fiscal year ended December 31, 1999, dividends paid by the FHLB of Indianapolis to Lincoln Federal totaled approximately $436,000, for an annual rate of 8.0%. For the fiscal year ended June 30, 1999, dividends paid by the FHLB of Indianapolis to Citizens Savings Bank totaled approximately $29,000, for an annual rate of 8.0%.

Insurance of Deposits

         Deposit Insurance. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the BIF for commercial banks and state savings banks and the SAIF for savings associations, such as Lincoln Federal and Citizens Savings Banks, and for banks that have acquired deposits from savings associations. The FDIC is required to maintain designated levels of reserves in each fund. During 1996, the reserves of the SAIF were below the level required by law, primarily because a significant portion of the assessments paid into the SAIF had been used to pay the cost of prior thrift failures, while the reserves of the BIF met the level required by law. In 1996, however, legislation was enacted to recapitalize the SAIF and eliminate the premium disparity between the BIF and SAIF. See "- Assessments" below.

         Assessments. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and members of the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease these rates if the target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary depending on the risk the institution poses to its deposit insurance fund. An institution's risk level is determined based on its capital level and the FDIC's level of supervisory concern about the institution.

         In 1996, legislation was enacted that included provisions designed to recapitalize the SAIF and eliminate the significant premium disparity between the BIF and the SAIF. Under the new law, Lincoln Federal and Citizens Savings Bank each were charged a one-time special assessment equal to $.657 per $100 in assessable deposits at March 31, 1995. Lincoln Federal recognized this one-time assessment as a non-recurring operating expense of approximately $1.3 million ($785,000 after tax), and Citizens Savings Bank recognized the assessment as a non-recurring operating expenses of approximately $211,000 ($127,000 after tax), during the three-month period ending September 30, 1996. Both Lincoln Federal and Citizens Savings Bank paid this assessment during the fourth quarter of 1996. The assessment was fully deductible for both federal and state income tax purposes. Beginning January 1, 1997, Lincoln Federal's and Citizens Savings Bank's annual deposit insurance premium was reduced from .23% to .0644% of total assessable deposits. BIF institutions pay lower assessments than comparable SAIF institutions because BIF institutions pay only 20% of the rate paid by SAIF institutions on their deposits with respect to obligations issued by the federally-chartered corporation which provided some of the financing to resolve the thrift crisis in the 1980's ("FICO"). Although Congress has considered merging the SAIF and the BIF, until such a merger occurs, savings associations with SAIF deposits may not transfer deposits into the BIF system without paying various exit and entrance fees, and SAIF institutions will continue to pay higher FICO assessments. Such exit and entrance fees need not be paid if a SAIF institution converts to a bank charter or merges with a bank, as long as the resulting bank continues to pay applicable insurance assessments to the SAIF, and as long as certain other conditions are met.

Savings Association Regulatory Capital

         Currently, savings associations are subject to three separate minimum capital-to-assets requirements: (i) a leverage limit, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. The leverage limit requires that savings associations maintain "core capital" of at least 3% of total assets. Core capital is generally defined as common shareholders' equity (including retained income), noncumulative perpetual preferred stock and related surplus, certain minority equity interests in subsidiaries, qualifying supervisory goodwill, purchased mortgage servicing rights and purchased credit card relationships (subject to certain limits) less nonqualifying intangibles. The OTS recently amended this requirement to require a core capital level of 3% of total adjusted assets for savings associations that receive the highest rating for safety and soundness, and 4% to 5% for all other savings associations. This amendment became effective April 1, 1999. Under the tangible capital requirement, a savings association must maintain tangible capital (core capital less all intangible assets except purchased mortgage servicing rights which may be included after making the above-noted adjustment in an amount up to 100% of tangible capital) of at least 1.5% of total assets. Under the risk-based capital requirements, a minimum amount of capital must be maintained by a savings association to account for the relative risks inherent in the type and amount of assets held by the savings association. The risk-based capital requirement requires a savings association to maintain capital (defined generally for these purposes as core capital plus general valuation allowances and permanent or maturing capital instruments such as preferred stock and subordinated debt, less assets required to be deducted) equal to 8.0% of risk-weighted assets. Assets are ranked as to risk in one of four categories (0-100%). A credit risk-free asset, such as cash, requires no risk-based capital, while an asset with a significant credit risk, such as a non-accrual loan, requires a risk factor of 100%. Moreover, a savings association must deduct from capital, for purposes of meeting the core capital, tangible capital and risk-based capital requirements, its entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries). At March 31, 2000, both Lincoln Federal and Citizens Savings Bank were in compliance with all capital requirements imposed by law.

         The OTS has promulgated a rule which sets forth the methodology for calculating an interest rate risk component to be used by savings associations in calculating regulatory capital. The OTS has delayed the implementation of this rule, however. The rule requires savings associations with "above normal" interest rate risk (institutions whose portfolio equity would decline in value by more than 2% of assets in the event of a hypothetical 200-basis-point move in interest rates) to maintain additional capital for interest rate risk under the risk-based capital framework. Even though the OTS has delayed implementing this rule, both Lincoln Federal and Citizens Savings Bank nevertheless measure their interest rate risk in conformity with the OTS regulation. As of December 31, 1999, Lincoln Federal would have been required to deduct $6.5 million from its total capital available to calculate its risk-based capital requirement. At June 30, 1999, Citizens Savings Bank's interest rate risk was slightly outside the parameters set forth in this regulation. The OTS recently updated its standards regarding the management of interest rate risk to include summary guidelines to assist savings associations in determining their exposures to interest rate risk.

         If an association is not in compliance with the capital requirements, the OTS is required to prohibit asset growth and to impose a capital directive that may restrict, among other things, the payment of dividends and officers' compensation. In addition, the OTS and the FDIC generally are authorized to take enforcement actions against a savings association that fails to meet its capital requirements. These actions may include restricting the operating activities of the association, imposing a capital directive, cease and desist order, or civil money penalties, or imposing harsher measures such as appointing a receiver or conservator or forcing the association to merge into another institution.

Prompt Corrective Regulatory Action

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FedICIA") requires, among other things, that federal bank regulatory authorities take "prompt corrective action" with respect to institutions that do not meet minimum capital requirements. For these purposes, FedICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At December 31, 1999, Lincoln Federal was categorized as "well capitalized," as was Citizens Savings Bank at June 30, 1999. This categorization indicates that the respective institutions' total risk-based capital ratios exceeded 10%, their respective Tier I risk-based capital ratios exceeded 6%, their respective leverage ratios exceeded 5%, and they were not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure.

         The FDIC may order savings associations which have insufficient capital to take corrective actions. For example, a savings association which is categorized as "undercapitalized" would be subject to growth limitations and would be required to submit a capital restoration plan, and a holding company that controls such a savings association would be required to guarantee that the savings association complies with the restoration plan. "Significantly undercapitalized" savings associations would be subject to additional restrictions. Savings associations deemed by the FDIC to be "critically undercapitalized" would be subject to the appointment of a receiver or conservator.

Dividend Limitations

         The OTS adopted a regulation, which became effective on April 1, 1999, that revised the restrictions that apply to "capital distributions" by savings associations. The amended regulation defines a capital distribution as a distribution of cash or other property to a savings association's owners, made on account of their ownership. This definition includes a savings association's payment of cash dividends to shareholders, or any payment by a savings association to repurchase, redeem, retire, or otherwise acquire any of its shares or debt instruments that are included in total capital, and any extension of credit to finance an affiliate's acquisition of those shares or interests. The amended regulation does not apply to dividends consisting only of a savings association's shares or rights to purchase such shares.

         The amended regulation exempts certain savings associations from the requirement under the prior version of the regulation that all savings associations file either a notice or an application with the OTS before making any capital distribution. As revised, the regulation requires a savings association to file an application for approval of a proposed capital distribution with the OTS if the association is not eligible for expedited treatment under OTS's application processing rules, or the total amount of all capital distributions, including the proposed capital distribution, for the applicable calendar year would exceed an amount equal to the savings association's net income for that year to date plus the savings association's retained net income for the preceding two years (the "retained net income standard"). At December 31, 1999, Lincoln Federal's retained net income standard was approximately $6.1 million, and at June 30, 1999, Citizen Savings Bank's retained net income standard was approximately $2.0 million. A savings association must also file an application for approval of a proposed capital distribution if, following the proposed distribution, the association would not be at least adequately capitalized under the OTS prompt corrective action regulations, or if the proposed distribution would violate a prohibition contained in any applicable statute, regulation, or agreement between the association and the OTS or the FDIC.

         The amended regulation requires a savings association to file a notice of a proposed capital distribution in lieu of an application if the association or the proposed capital distribution do not meet the conditions described above, and: (1) the savings association will not be at least well capitalized (as defined under the OTS prompt corrective action regulations) following the capital distribution; (2) the capital distribution would reduce the amount of, or retire any part of the savings association's common or preferred stock, or retire any part of debt instruments such as notes or debentures included in the association's capital under the OTS capital regulation; or (3) the savings association is a subsidiary of a savings and loan holding company. Because Lincoln Federal and Citizens Savings Bank both are subsidiaries of savings and loan holding companies, this latter provision requires, at a minimum, that each savings association file a notice with the OTS 30 days before making any capital distributions to the their respective holding companies.

         In addition to these regulatory restrictions, the Plans of Conversion of Lincoln Federal and Citizens Savings Bank impose additional limitations on the amount of capital distributions they each may make to their respective holding companies. The respective Plans of Conversion require Lincoln Federal and Citizens Savings Bank to establish and maintain a liquidation account for the benefit of their respective Eligible Account Holders and Supplemental Eligible Account Holders (as defined in the respective Plans) and prohibit Lincoln Federal and Citizens Savings Bank from making capital distributions if their net worth would be reduced below the amount required for their liquidation accounts.

Limitations on Rates Paid for Deposits

         Regulations promulgated by the FDIC pursuant to FedICIA place limitations on the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in the institution's normal market area. Under these regulations, "well-capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates) and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well-capitalized," "adequately-capitalized" and "undercapitalized" will be the same as the definition adopted by the agencies to implement the corrective action provisions of FedICIA. Management does not believe that these regulations will have a materially adverse effect on the current operations of Lincoln Federal or Citizens Savings Bank or of Lincoln Federal following the consummation of the merger.

Safety and Soundness Standards

         In 1995, the federal banking agencies adopted final safety and soundness standards for all insured depository institutions. The standards, which were issued in the form of guidelines rather than regulations, relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan may result in enforcement proceedings. During 1996, the federal banking agencies added asset quality and earning standards to the safety and soundness guidelines.

Real Estate Lending Standards

         OTS regulations require savings associations to establish and maintain written internal real estate lending policies. Each association's lending policies must be consistent with safe and sound banking practices and be appropriate to the size of the association and the nature and scope of its operations. The policies must establish loan portfolio diversification standards; establish prudent underwriting standards, including loan-to-value limits, that are clear and measurable; establish loan administration procedures for the association's real estate portfolio; and establish documentation, approval, and reporting requirements to monitor compliance with the association's real estate lending policies. The association's written real estate lending policies must be reviewed and approved by the association's Board of Directors at least annually. Further, each association is expected to monitor conditions in its real estate market to ensure that its lending policies continue to be appropriate for current market conditions.

Loans to One Borrower

         Under OTS regulations, Lincoln Federal may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily marketable collateral, including certain debt and equity securities but not including real estate. In some cases, a savings association may lend up to 30% of unimpaired capital and surplus to one borrower for purposes of developing domestic residential housing, provided that the association meets its regulatory capital requirements and the OTS authorizes the association to use this expanded lending authority. Lincoln Federal has established an "in-house" lending limit of $2 million to a single or related group of borrowers, which is significantly lower than the regulatory lending limit described above. Any loan that exceeds this "in-house" lending limit up to the regulatory lending limit must first be approved by Lincoln Federal's board of directors. At December 31, 1999, Lincoln Federal had two loan relationships that exceeded its "in-house" lending limit and and did not have any loans or extensions of credit to a single or related group of borrowers in excess of its regulatory lending limits. At June 30, 1999, Citizens Savings Bank did not have any loans or extensions of credit to a single or related group of borrowers in excess of its lending limits. Management does not believe that the loans-to-one-borrower limits will have a significant impact on Lincoln Federal's business operations or earnings following the effective time or the merger.

Qualified Thrift Lender

         Savings associations must meet a QTL test that requires the association to maintain an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise to qualify as a QTL. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the association in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings associations may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every twelve months. As of December 31, 1999, Lincoln Federal was in compliance with its QTL requirement, with approximately 87% of its assets invested in QTIs. At June 30, 1999, Citizens Savings Bank was in compliance with its QTL requirement, with approximately 92% of its assets invested in QTIs.

         A savings association which fails to meet the QTL test must either convert to a bank (but its deposit insurance assessments and payments will be those of and paid to the SAIF) or be subject to the following penalties: (i) it may not enter into any new activity except for those permissible for a national bank and for a savings association; (ii) its branching activities shall be limited to those of a national bank; (iii) it shall be bound by regulations applicable to national banks respecting payment of dividends. Three years after failing the QTL test the association must dispose of any investment or activity not permissible for a national bank and a savings association. If such a savings association is controlled by a savings and loan holding company, then such holding company must, within a prescribed time period, become registered as a bank holding company and become subject to all rules and regulations applicable to bank holding companies (including restrictions as to the scope of permissible business activities).

Acquisitions or Dispositions and Branching

         The Bank Holding Company Act specifically authorizes a bank holding company, upon receipt of appropriate regulatory approvals, to acquire control of any savings association or holding company thereof wherever located. Similarly, a savings and loan holding company may acquire control of a bank. Moreover, federal savings associations may acquire or be acquired by any insured depository institution. Regulations promulgated by the FRB restrict the branching authority of savings associations acquired by bank holding companies. Savings associations acquired by bank holding companies may be converted to banks if they continue to pay SAIF premiums, but as such they become subject to branching and activity restrictions applicable to banks.

         Subject to certain exceptions, commonly-controlled banks and savings associations must reimburse the FDIC for any losses suffered in connection with a failed bank or savings association affiliate. Institutions are commonly controlled if one is owned by another or if both are owned by the same holding company. Such claims by the FDIC under this provision are subordinate to claims of depositors, secured creditors, and holders of subordinated debt, other than affiliates.

         The OTS has adopted regulations which permit nationwide branching to the extent permitted by federal statute. Federal statutes permit federal savings associations to branch outside of their home state if the association meets the domestic building and loan test in ss. 7701(a)(19) of the Code or the asset composition test of ss. 7701(c) of the Code. Branching that would result in the formation of a multiple savings and loan holding company controlling savings associations in more than one state is permitted if the law of the state in which the savings association to be acquired is located specifically authorizes acquisitions of its state-chartered associations by state-chartered associations or their holding companies in the state where the acquiring association or holding company is located. Moreover, Indiana banks and savings associations are permitted to acquire other Indiana banks and savings associations and to establish branches throughout Indiana.

         Finally, The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") permits bank holding companies to acquire banks in other states and, with state consent and subject to certain limitations, allows banks to acquire out-of-state branches either through merger or de novo expansion. The State of Indiana enacted legislation establishing interstate branching provisions for Indiana state-chartered banks consistent with those established by the Riegle-Neal Act (the "Indiana Branching Law"). The Indiana Branching Law, which became effective in 1996, authorizes Indiana banks to branch interstate by merger or de novo expansion, provided that such transactions are not permitted to out-of-state banks unless the laws of their home states permit Indiana banks to merge or establish de novo banks on a reciprocal basis.

Transactions with Affiliates

         Lincoln Federal and Citizens Savings Bank each are subject to Sections 22(h), 23A and 23B of the Federal Reserve Act, which restrict financial transactions between banks and their directors, executive officers and affiliated companies. The statute limits credit transactions between a bank or savings association and its executive officers and its affiliates, prescribes terms and conditions for bank affiliate transactions deemed to be consistent with safe and sound banking practices, and restricts the types of collateral security permitted in connection with a bank's extension of credit to an affiliate.

Federal Securities Law

         The shares of common stock of Lincoln Bancorp and Citizens Bancorp have been registered with the SEC under the 1934 Act and, as a result, Lincoln Bancorp and Citizens Bancorp are subject to the information, proxy solicitation, insider trading restrictions and other requirements of the 1934 Act and the rules of the SEC thereunder. After three years following Lincoln Federal's or Citizens Savings Bank's conversion to stock form, if Lincoln Bancorp or Citizens Bancorp, as the case may be, has fewer than 300 shareholders, it may deregister its shares under the 1934 Act and cease to be subject to the foregoing requirements.

         Shares of common stock held by persons who are affiliates of the Lincoln Bancorp or Citizens Bancorp may not be resold without registration unless sold in accordance with the resale restrictions of Rule 144 under the 1933 Act. If Lincoln Bancorp and Citizens Bancorp meet the current public information requirements under Rule 144, each affiliate of the respective entities who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of Lincoln Bancorp or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

Community Reinvestment Act Matters

         Federal law requires that ratings of depository institutions under the Community Reinvestment Act of 1977 ("CRA") be disclosed. The disclosure includes both a four-unit descriptive rating -- outstanding, satisfactory, needs to improve, and substantial noncompliance -- and a written evaluation of an institution's performance. Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the CRA and its record of lending to first-time home buyers. The OTS has designated Lincoln Federal's record of meeting community credit needs as satisfactory and has designated Citizens Savings record as outstanding.

         DIVIDENDS ON COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Transfer Agent.

         The transfer agent and registrar for Lincoln Bancorp and Citizens Bancorp is: The Fifth Third Bank Corporate Trust Operations 38 Fountain Square Plaza, MD - 1090F5 Cincinnati, Ohio 45202 (513) 579-5320 or (800) 837-2755.

Restrictions on the Payment of Dividends.

         Under current federal income tax law, dividend distributions to Lincoln Bancorp or to Citizens Bancorp by their respective savings association subsidiaries, to the extent that such dividends paid are from the current or accumulated earnings and profits of Lincoln Federal or Citizens Savings Bank, respectively, (as calculated for federal income tax purposes), will be taxable as ordinary income to Lincoln Bancorp or Citizens Bancorp, as the case may be, and will not be deductible by Lincoln Federal or Citizens Savings Bank. Any dividend distributions in excess of current or accumulated earnings and profits will be treated for federal income tax purposes as a distribution from the accumulated bad debt reserves of Lincoln Federal or Citizens Savings Bank, which could result in increased federal income tax liability for the respective savings associations.

         Since neither Lincoln Bancorp nor Citizens Bancorp has any independent operations or other subsidiaries to generate income, their ability to accumulate earnings for the payment of cash dividends to shareholders directly depends upon the ability of Lincoln Federal or Citizens Savings Bank to pay dividends to Lincoln Bancorp or Citizens Bancorp, respectively, and upon the earnings on Lincoln Federal's or Citizens Savings Bank's investment securities. Applicable law restricts the amount of dividends Lincoln Federal or Citizens Savings Bank may pay to their respective holding companies without obtaining the prior approval of the OTS to an amount that does not exceed Lincoln Federal's or Citizens Savings Bank's year-to-date net income plus their respective retained net income for the preceding two years. Moreover, neither Lincoln Federal nor Citizens Savings Bank may pay dividends to their respective parent holding companies if such dividends would result in the impairment of the liquidation account established in connection with Lincoln Federal's and Citizens Savings Bank's conversion from the mutual to the stock form of organization. The FDIC also has authority under current law to prohibit a financial institution from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of the financial institution.

         Generally, there is no OTS regulatory restriction on the payment of dividends by Lincoln Bancorp or Citizens Bancorp unless there is a determination by the Director of the OTS that there is reasonable cause to believe that the payment of dividends constitutes a serious risk to the financial safety, soundness or stability of Lincoln Federal or Citizens Savings Bank, respectively. Indiana law, however, would prohibit Lincoln Bancorp or Citizens Bancorp from paying a dividend if, after giving effect to the payment of that dividend, Lincoln Bancorp or Citizens Bancorp would not be able to pay their respective debts as they become due in the usual course of business or the total assets of Lincoln Bancorp or Citizens Bancorp, respectively, would be less than the sum of their respective total liabilities plus preferential rights of holders of preferred stock, if any.

                   DESCRIPTION OF LINCOLN BANCORP COMMON STOCK
                        AND CITIZENS BANCORP COMMON STOCK

         In the merger, Citizens Bancorp shareholders will exchange their shares of Citizens Bancorp common stock for a combination of shares of Lincoln Bancorp common stock and cash. Both Lincoln Bancorp and Citizens Bancorp are organized under the laws of the State of Indiana. On consummation of the merger, Citizens Bancorp shareholders will become Lincoln Bancorp shareholders, and the articles of incorporation and by-laws of Lincoln Bancorp, will govern their rights as Lincoln Bancorp shareholders.

         Set forth below is a summary of the material features of the Lincoln Bancorp common stock and Citizens Bancorp common stock. This summary is not a complete discussion of the charter documents and other instruments of Lincoln Bancorp and Citizens Bancorp that create the rights of the security holders.

         Lincoln Bancorp is authorized to issue 20,000,000 shares of common stock, without par value, all of which have identical rights and preferences, and 2,000,000 shares of preferred stock, without par value. As of the date of this proxy statement/prospectus, Lincoln Bancorp had outstanding 5,677,493 shares of its common stock and no shares of preferred stock. Each of the outstanding shares of Lincoln Bancorp common stock has been validly issued, fully paid, and is not liable for further call or assessment.

         Citizens Bancorp is authorized to issue 5,000,000 shares of common stock, without par value, all of which have identical rights and preferences, and 2,000,000 shares of preferred stock, without par value. As of the date of this proxy statement/prospectus, Citizens Bancorp has outstanding 959,401 shares of its common stock and no shares of preferred stock. Each of the outstanding shares of Citizens Bancorp common stock has been validly issued, fully paid, and is not liable for further call or assessment.

         Shareholders of Lincoln Bancorp and Citizens Bancorp do not have any preemptive rights to acquire additional shares of common stock which may be subsequently issued. The shares of common stock of both Lincoln Bancorp and Citizens Bancorp represent nonwithdrawable capital, are not of an insurable type and are not federally insured by the FDIC or any government entity.

         Under Indiana law, the holders of Lincoln Bancorp and Citizens Bancorp common stock possess exclusive voting power in the respective corporations, unless preferred stock is issued and voting rights are granted to the holders thereof. Each shareholder is entitled to one vote for each share held on all matters voted upon by shareholders, subject to the limitations discussed under the caption "Restrictions on Acquisition of Lincoln Bancorp." Shareholders of Citizens Bancorp or Lincoln Bancorp may not cumulate their votes in the election of the Board of Directors of the respective corporations. Holders of common stock are entitled to payment of dividends as may be declared from time to time by the respective corporations' Board of Directors.

         In the unlikely event of the liquidation or dissolution of Citizens Bancorp prior to the effective time of the merger, or of Lincoln Bancorp, the holders of the common stock of the respective corporations will be entitled to receive after payment or provision for payment of all of the respective corporations' debts and liabilities, all of the assets of the corporation available for distribution, in cash or in kind. If Lincoln Bancorp issues preferred stock in the future, the holders thereof may have a priority over the holders of Lincoln Bancorp's common stock in the event of liquidation or dissolution.

         The Agreement and Plan of Reorganization prohibits the Board of Directors of Citizens Bancorp from issuing preferred stock prior to the effective time of the merger. The Board of Directors of Lincoln Bancorp is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Lincoln Bancorp's preferred stock may rank prior to its common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

         Except in connection with the proposed merger with Citizens Bancorp and as otherwise provided herein, Lincoln Bancorp has no specific plans for the issuance of the additional authorized shares of common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Lincoln Bancorp's common stock will be available for general corporate purposes including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, or in future underwritten or other public or private offerings. The authorized but unissued shares of Lincoln Bancorp preferred stock will similarly be available for issuance in future mergers or acquisitions, in future underwritten public offerings or private placements or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of Lincoln Bancorp common stock or authorized shares of preferred stock would be issued, no shareholder approval will be required for the issuance of these shares. Accordingly, Lincoln Bancorp's Board of Directors without shareholder approval can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Lincoln Bancorp common stock.

       RESTRICTIONS ON ACQUISITION OF LINCOLN BANCORP AND CITIZENS BANCORP

General

         The Articles of Incorporation of Lincoln Bancorp (the "Lincoln Articles") and Citizens Bancorp (the "Citizens Articles") include several provisions that are intended to protect the interests of the respective companies and their shareholders from unsolicited changes in the control. These provisions separately authorize the respective Boards of Directors of Lincoln Bancorp and Citizens Bancorp to respond to such unsolicited offers to effect a change in control in a manner the Boards conclude will best protect the interests of their respective companies and of the respective savings association subsidiaries thereof. Although the Boards of Directors of Lincoln Bancorp and Citizens Bancorp believe that the restrictions on acquisition described below are beneficial to their respective shareholders, the provisions may have the effect of rendering Lincoln Bancorp or Citizens Bancorp less attractive to potential acquirors, thereby discouraging future takeover attempts which would not be approved by the Board of Directors of Lincoln Bancorp or Citizens Bancorp, as appropriate, but which certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. These provisions will also render the removal of the incumbent Boards of Directors and of management more difficult. Lincoln Bancorp's and Citizens Bancorp's Board of Directors have, however, concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

         The following general discussion contains a summary of the material provisions of the Lincoln Articles, Lincoln Bancorp's Code of By-Laws (the "Lincoln By-Laws"), the Citizens Articles and Citizens Bancorp's Code of By-Laws (the "Citizens By-Laws"), and certain other regulatory provisions that may be deemed to have an effect of delaying, deferring or preventing a change in the control of Lincoln Bancorp or Citizens Bancorp, respectively. The relevant provisions of the Lincoln Articles and the Lincoln By-Laws, and the Citizens Articles and the Citizens By-Laws discussed below are substantially identical. The following description of certain of these provisions is general and not necessarily complete, and with respect to provisions contained in the Lincoln Articles and Lincoln By-Laws and the Citizens Articles and Citizens By-Laws, reference should be made in each case to the document in question, each of which has previously been filed with the Securities and Exchange Commission by Lincoln Bancorp or Citizens Bancorp, as the case may be. See "Where You Can Find More Information."

Provisions of the Lincoln Articles and Lincoln By-Laws and the Citizens Articles and Citizens By-Laws

         Directors. Certain provisions in the Lincoln Articles and the Lincoln By-Laws and the Citizens Articles and Citizens By-Laws will impede changes in majority control of the Boards of Directors of the respective companies. The Lincoln Articles and the Citizens Articles each provide that the respective Boards of Directors will be divided into three classes, with directors in each class elected for three-year staggered terms. Therefore, it would take two annual elections to replace a majority of Lincoln Bancorp's or Citizens Bancorp's Board. Moreover, the Lincoln By-laws provide that directors of Lincoln Bancorp must be residents of Hendricks, Clinton or Montgomery County, Indiana, must have had a loan or deposit relationship with Lincoln Federal which they have maintained for nine (9) months prior to their nomination to the Board, and, if nonemployee directors, must have served as a member of a civic or community organization based in Hendricks, Clinton or Montgomery County, Indiana for at least twelve (12) months during the five years prior to their nomination to the Board. Likewise, the Citizens By-Laws provide that directors of Citizens Bancorp must be residents of Clinton County, Indiana, must have had a loan or deposit relationship with Citizens Savings Bank which they have maintained for nine (9) months prior to their nomination to the Board, and, if nonemployee directors, must have served as a member of a civic or community organization based in Clinton County, Indiana for at least twelve (12) months during the five years prior to their nomination to the Board. Either Board of Directors may waive one or more of these requirements for new members appointed to the Board in connection with the acquisition of another financial institution by Lincoln Bancorp or Citizens Bancorp, as the case may be, or the acquisition or opening of a new branch by Lincoln Federal or Citizens Savings Bank. Therefore, the ability of a shareholder to attract qualified nominees to oppose persons nominated by the respective Boards of Directors of Lincoln Bancorp or Citizens Bancorp may be limited.

         The Lincoln Articles and Citizens Articles also each provide that the size of the respective Boards of Directors shall range between five and fifteen directors, with the exact number of directors to be fixed from time to time exclusively by the respective Boards of Directors pursuant to a resolution adopted by a majority of the total number of the applicable company's directors.

         The Lincoln Articles and Citizens Articles further provide that any vacancy occurring in the respective Boards of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a majority vote of the directors of the company then in office. Finally, the Lincoln By-Laws and Citizens By-Laws each impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the respective Boards of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

         The Lincoln Articles and Citizens Articles each provide that a director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of at least 80% of the shares eligible to vote generally in the election of directors. Removal for "cause" is limited to the grounds for termination in the OTS regulation relating to employment contracts of federally-insured savings associations.

         Restrictions on Call of Special Meetings. The Lincoln Articles and Citizens Articles each provide that a special meeting of shareholders may be called only by the respective Chairmen of the Boards of Lincoln Bancorp or Citizens Bancorp, or pursuant to a resolution adopted by a majority of the total number of directors of Lincoln Bancorp or Citizens Bancorp, as the case may be. Shareholders are not authorized to call a special meeting.

         No Cumulative Voting. The Lincoln Articles and the Citizens Articles each provide that there shall be no cumulative voting rights in the election of directors.

         Authorization of Preferred Stock. The Lincoln Articles and the Citizens Articles authorize the respective companies to issue 2,000,000 shares of preferred stock, without par value. Lincoln Bancorp and Citizens Bancorp each is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Boards of Directors of the respective companies are authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (if any and which could be as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of Lincoln Bancorp or Citizens Bancorp not approved by the respective Board of Directors, it might be possible for the Board of Directors of Lincoln Bancorp or Citizens Bancorp, as the case may be, to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Boards of Directors have no present plans or understandings for the issuance of any preferred stock and do not intend to issue any preferred stock except on terms which the respective Boards deem to be in the best interests of Lincoln Bancorp and its shareholders or of Citizens Bancorp and its shareholders, as the case may be.

         Limitations on 10% Shareholders. The Lincoln Articles and the Citizens Articles each provide that: (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Lincoln Bancorp or of Citizens Bancorp (provided that such limitation shall not apply to the acquisition of equity securities by any one or more tax-qualified employee stock benefit plans maintained by Lincoln Bancorp or Citizens Bancorp, if the plan or plans beneficially own no more than 25% of any class of such equity security of Lincoln Bancorp or Citizens Bancorp); and that
(ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of shareholders. For these purposes, a person (including management) who has obtained the right to vote shares of Lincoln Bancorp common stock or Citizens Bancorp common stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.

         Evaluation of Offers. The Lincoln Articles and the Citizens Articles each provide that the respective Boards of Directors, when determining to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to Lincoln Bancorp's shareholders or Citizens Bancorp's shareholders, as the case may be, may, in connection with the exercise of its judgment in determining what is in the best interest of Lincoln Bancorp, Lincoln Federal and the shareholders of Lincoln Bancorp, or of Citizens Bancorp, Citizens Savings Bank and the shareholders of Citizens Bancorp, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on Lincoln Bancorp's or Citizens Bancorp's customers and Lincoln Federal Savings Bank's or Citizens Savings Bank's present and future account holders, borrowers, employees and suppliers; the effect on the communities in which Lincoln Bancorp and Lincoln Federal, or in which Citizens Bancorp and Citizens Savings Bank operate or are located; and the effect on the ability of Lincoln Bancorp or Citizens Bancorp to fulfill the objectives of a holding company and of Lincoln Federal or Citizens Savings Bank, or future financial institution subsidiaries, to fulfill the objectives of a financial institution under applicable statutes and regulations. The Lincoln Articles and Citizens Articles also authorize the respective Boards of Directors to take certain actions to encourage a person to negotiate for a change of control of Lincoln Bancorp or Citizens Bancorp or to oppose such a transaction deemed undesirable by the respective Boards of Directors including the adoption of so-called shareholder rights plans. By having these standards and provisions in the Lincoln Articles and the Citizens Articles, the respective Boards of Directors may be in a stronger position to oppose such a transaction if either Board concludes that the transaction would not be in the best interest of Lincoln Bancorp or Citizens Bancorp, as the case may be, even if the price offered is significantly greater than the then market price of any equity security of Lincoln Bancorp or Citizens Bancorp.

         Procedures for Certain Business Combinations. The Lincoln Articles and Citizens Articles each require that certain business combinations between Lincoln Bancorp or Citizens Bancorp (or any majority-owned subsidiary of the respective companies) and a 10% or greater shareholder of the respective companies either be approved (i) by at least 80% of the total number of outstanding voting shares of Lincoln Bancorp or Citizens Bancorp, as appropriate, or (ii) by a majority of certain directors unaffiliated with such 10% or greater shareholder or involve consideration per share generally equal to the higher of (A) the highest amount paid by such 10% shareholder or its affiliates in acquiring any shares of the common stock or (B) the "Fair Market Value" (generally, the highest closing bid paid for the Lincoln Bancorp common stock or Citizens Bancorp common stock, as appropriate, during the thirty days preceding the date of the announcement of the proposed business combination or on the date the 10% or greater shareholder became such, whichever is higher).

         Amendments to Articles and Bylaws. Amendments to the Lincoln Articles or to the Citizens Articles must be approved by a majority vote of Lincoln
Bancorp's Board of Directors or Citizens Bancorp's Board of Directors, as appropriate, and also by a majority of the outstanding shares of Lincoln Bancorp's or Citizens Bancorp's voting shares; provided, however, that approval by at least 80% of the outstanding voting shares is required for certain provisions (i.e., provisions relating to number, classification, and removal of directors; provisions relating to the manner of amending the By-Laws; call of special shareholder meetings; criteria for evaluating certain offers; certain business combinations; and amendments to provisions relating to the foregoing). The provisions concerning limitations on the acquisition of shares may be amended only by an 80% vote of Lincoln Bancorp's or Citizens Bancorp's outstanding shares unless at least two-thirds of Lincoln Bancorp's Continuing Directors (directors of Lincoln Bancorp on September 10, 1998, or directors recommended for appointment or election by a majority of such directors) or Citizens Bancorp's Continuing Directors (directors of Citizens Bancorp on June 10, 1997, or directors recommended for appointment or election by a majority of such directors) approve such amendments in advance of their submission to a vote of shareholders (in which case only a majority vote of shareholders is required).

         The Lincoln By-Laws and the Citizens By-Laws may be amended only by a majority vote of the total number of directors of Lincoln Bancorp or Citizens Bancorp, as appropriate.

Purpose and Effects of the Anti-Takeover Provisions of the Lincoln Bancorp Articles and By-Laws and the Citizens Bancorp Articles and By-Laws

         The Boards of Directors of Lincoln Bancorp and Citizens Bancorp each believe that the provisions described above are prudent and will reduce the vulnerability of the respective companies to takeover attempts and certain other transactions which have not been negotiated with and approved by their respective Boards of Directors. The Boards of Directors believe these provisions are in the best interests of their respective companies and their shareholders. In the judgment of Lincoln Bancorp's and Citizens Bancorp's Boards of Directors, the respective Boards of Directors will be in the best position to determine the true value of Lincoln Bancorp or Citizens Bancorp, as appropriate, and to negotiate more effectively for what may be in the best interests of Lincoln Bancorp or Citizens Bancorp and their respective shareholders. The Boards of Directors believe that these provisions will encourage potential acquirers to negotiate directly with the respective Boards of Directors and discourage hostile takeover attempts. It is also the view of the Boards of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflecting the true value of Lincoln Bancorp or Citizens Bancorp and which is in the best interests of their respective shareholders.

         Attempts to take over financial institutions and their holding companies have recently increased. Takeover attempts that have not been negotiated with and approved by the Board of Directors present to shareholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time to obtain maximum value for Lincoln Bancorp or Citizens Bancorp and their respective shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Lincoln Bancorp's or Citizens Bancorp's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to undertake defensive measures at a great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objective may not be similar to that of the remaining shareholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive Lincoln Bancorp's or Citizens Bancorp's remaining shareholders of the benefits of certain protective provisions of the 1934 Act if the number of beneficial owners becomes less than 300 and Lincoln Bancorp or Citizens Bancorp terminates its registration under the 1934 Act.

         Despite the belief of Lincoln Bancorp's and Citizens Bancorp's Boards of Directors in the benefits to the shareholders of the respective companies of the foregoing provisions, the provisions may also have the effect of discouraging future takeover attempts which would not be approved by the respective Boards of Directors, but which certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions will also render the removal of the incumbent Boards of Directors and of management more difficult. The Boards of Directors have, however, each concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Other Restrictions on Acquisition of Lincoln Bancorp and Lincoln Federal or of Citizens Bancorp and Citizens Savings Bank

         State Law. Several provisions of the Indiana Business Corporation Law, as amended (the "IBCL"), could affect the acquisition of shares of Lincoln Bancorp common stock or Citizens Bancorp common stock or otherwise affect the control of Lincoln Bancorp or of Citizens Bancorp. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as Lincoln Bancorp or Citizens Bancorp (assuming that either company has over 100 shareholders) and an interested shareholder, defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for five years following the date on which the shareholder obtained 10% ownership unless the acquisition was approved in advance of that date by the Board of Directors of the respective companies. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. These requirements are similar to those contained in the Lincoln Articles and Citizens Articles and described in " - Provisions of the Lincoln Articles and Lincoln By-Laws and Citizens Articles and Citizens By-Laws - Procedures for Certain Business Combinations." In general, the price requirements contained in the IBCL may be more stringent than those imposed in the Lincoln Articles or Citizens Articles. However, the procedural restraints imposed by the Lincoln Articles and Citizens Articles are somewhat broader than those imposed by the IBCL. Also, the provisions of the IBCL may change at some future date, but the relevant provisions of the Lincoln Articles or the Citizens Articles may only be amended by an 80% vote of the shareholders of the respective companies.

         In addition, the IBCL contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person made a tender offer for, or otherwise acquired, shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the "Control Share Acquisitions Statute"). Under the Control Share Acquisitions Statute, if an acquiror purchases those shares at a time that the corporation is subject to the Control Share Acquisitions Statute, then until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquiror), approves in a special or annual meeting the rights of the acquiror to vote the shares which take the acquiror over each level of ownership as stated in the statute, the acquiror cannot vote these shares. An Indiana corporation otherwise subject to the Control Share Acquisitions Statute may elect not to be covered by the statute by so providing in its articles of incorporation or by-laws. Both Lincoln Bancorp and Citizens Bancorp, however, have elected to remain subject to this statute because of the desire of the respective companies to discourage non-negotiated hostile takeovers by third parties.

         The IBCL specifically authorizes Indiana corporations to issue options, warrants or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants or rights may, but need not be, issued to shareholders on a pro rata basis.

         The IBCL specifically authorizes directors, in considering the best interest of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. As described above, the Lincoln Articles and Citizens Articles each contain a provision having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interest of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be "reasonable in relation to the threat posed."

         In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

         Because of the foregoing provisions of the IBCL, the Boards of Directors of Lincoln Bancorp and of Citizens Bancorp each have the flexibility in responding to unsolicited proposals to acquire Lincoln Bancorp or Citizens Bancorp, as the case may be, and accordingly it may be more difficult for an acquiror to gain control of Lincoln Bancorp or of Citizens Bancorp in a transaction not approved by the respective Boards of Directors.

         Federal Limitations. For three years following the conversion of Lincoln Federal from the mutual to the stock form of ownership in December, 1998, and from the conversion of Citizens Savings Bank in September, 1997, OTS regulations prohibit any person (including entities), without the prior approval of the OTS, from offering to acquire or acquiring more than 10% of any class of equity security, directly or indirectly, of a converted savings association or its holding company. This restriction does not apply to the acquisition by any one or more tax-qualified employee stock benefit plans maintained by Lincoln Savings Bank or Lincoln Bancorp, or of Citizens Savings Bank or Citizens Bancorp, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of Lincoln Bancorp or Citizens Bancorp. For these purposes, a person (including management) who has obtained the right to vote shares of the Lincoln Bancorp common stock or Citizens Bancorp common stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.

         The Change in Bank Control Act provides that no "person," acting directly or indirectly, or through or in concert with one or more persons, other than a company, may acquire control of a savings association or a savings and loan holding company unless at least 60 days prior written notice is given to the OTS and the OTS has not objected to the proposed acquisition.

         The Savings and Loan Holding Company Act also prohibits any "company," directly or indirectly or acting in concert with one or more other persons, or through one or more subsidiaries or transactions, from acquiring control of an insured savings institution without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company by the OTS.

         The term "control" for purposes of the Change in Bank Control Act and the Savings and Loan Holding Company Act includes the power, directly or indirectly, to vote more than 25% of any class of voting stock of the savings association or to control, in any manner, the election of a majority of the directors of the savings association. It also includes a determination by the OTS that such company or person has the power, directly or indirectly, to exercise a controlling influence over or to direct the management or policies of the savings association.

         OTS regulations also set forth certain "rebuttable control determinations" which arise (i) upon an acquisition of more than 10% of any class of voting stock of a savings association; or (ii) upon an acquisition of more than 25% of any class of voting or nonvoting stock of a savings association; provided that, in either case, the acquiror is subject to any of eight enumerated "control factors," which are: (1) the acquiror would be one of the two largest holders of any class of voting stock of the association; (2) the acquiror would hold more than 25% of the total shareholders' equity of the association; (3) the acquiror would hold more than 35% of the combined debt securities and shareholders' equity of the savings association; (4) the acquiror is a party to any agreement pursuant to which the acquiror possesses a material economic stake in the savings association or which enables the acquiror to influence a material aspect of the management or policies of the association;
(5) the acquiror would have the ability, other than through the holding of revocable proxies, to direct the votes of more than 25% of a class of the voting stock or to vote in the future more than 25% of such voting stock upon the occurrence of a future event; (6) the acquiror would have the power to direct the disposition of more than 25% of the association's voting stock in a manner other than a widely dispersed or public offering; (7) the acquiror and/or his representative would constitute more than one member of the association's Board of Directors; or (8) the acquiror would serve as an executive officer or in a similar policy-making position with the association. For purposes of determining percentage share ownership, a person is presumed to be acting in concert with certain specified persons and entities, including members of the person's immediate family, whether or not those family members share the same household with the person.

         The regulations also specify the criteria which the OTS uses to evaluate control applications. The OTS is empowered to disapprove an acquisition of control if it finds, among other things, that (i) the acquisition would substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the institution or its depositors, or (iii) the competency, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors, the institution, or the public to permit the acquisition of control by such person.

                                     EXPERTS

         The audited consolidated financial statements of Lincoln Bancorp as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, and the accompanying report of independent auditor prepared by Olive LLP, independent certified public accountants, are included herein in reliance upon the authority of Olive LLP as experts in giving said report.

          The audited consolidated financial statements of Citizens Bancorp as of June 30, 1999 and for the fiscal year then ended and the accompanying report of independent auditor prepared by Olive LLP, independent certified public accountants, are included herein in reliance upon the authority of Olive LLP as experts in giving said report.

         The consolidated financial statements of Citizens Bancorp at June 30, 1998, and for each of the two years in the period ended June 30, 1998, included in the Proxy Statement of Citizens Bancorp, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst &
Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

          A representative of Olive LLP is expected to be present at the Citizens Bancorp special meeting. The representative will have the opportunity to make a statement if the representative desires to do so and is expected to be available to respond to appropriate questions.

                                  LEGAL MATTERS

         The validity of the shares of Lincoln Bancorp common stock to be issued pursuant to the terms of the Agreement and Plan of Reorganization will be passed upon for Lincoln Bancorp by Bose McKinney & Evans LLP Indianapolis, Indiana. The material federal income tax consequences of the merger will be passed upon for Lincoln Bancorp by Bose McKinney & Evans LLP, and for Citizens Bancorp by Barnes & Thornburg, Indianapolis, Indiana.

                       WHERE YOU CAN FIND MORE INFORMATION

         Lincoln Bancorp and Citizens Bancorp file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Lincoln Bancorp and Citizens Bancorp public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

         Lincoln Bancorp has filed the Registration Statement to register with the Securities and Exchange Commission the shares of Lincoln Bancorp common stock to be issued to Citizens Bancorp shareholders in the merger. This document is a part of the Registration Statement and constitutes a prospectus of Lincoln Bancorp and a proxy statement of Citizens Bancorp for its shareholders meeting.

          Lincoln Bancorp has supplied all information contained in this document relating to Lincoln Bancorp, and Citizens Bancorp has supplied all information relating to Citizens Bancorp.

         You should rely only on the information contained in this document to vote your shares at the Citizens Bancorp special meeting. Lincoln Bancorp and Citizens Bancorp have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated August ____, 2000. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of Lincoln Bancorp common stock in the merger creates any implication to the contrary.

                         Lincoln Bancorp and Subsidiary
                               Plainfield, Indiana

                                Table of Contents

Independent auditor's report ............................................... 156

Consolidated balance sheet as of December 31, 1999 and 1998................. 157

Consolidated statement of income for the years ended
         December 31, 1999, 1998 and 1997................................... 158

Consolidated statement of comprehensive income for the years ended
         December 31, 1999, 1998 and 1997................................... 159

Consolidated statement of shareholders' equity for the years ended
         December 31, 1999, 1998 and 1997................................... 160

Consolidated statement of cash flows for the years ended
         December 31, 1999, 1998 and 1997................................... 161

Notes to consolidated financial statements.................................. 162

Consolidated condensed balance sheet as of March 31, 2000 and
         December 31, 1999 (unaudited)...................................... 182

Consolidated condensed statement of income for the three months ended
         March 31, 2000 and 1999 (unaudited)................................ 183

Consolidated condensed statement of comprehensive
         income for the three months ended
         March 31, 2000 and 1999 (unaudited)................................ 184

Consolidated condensed statement of shareholders' equity
         for the three months ended
         March 31, 2000 (unaudited)......................................... 185

Consolidated condensed statement of cash flows for the three months ended
         March 31, 2000 and 1999 (unaudited)................................ 186

Notes to unaudited consolidated condensed financial statements.............. 187

Report of Independent Auditor

Board of Directors
Lincoln Bancorp
Plainfield, Indiana

We have audited the accompanying consolidated balance sheet of Lincoln Bancorp and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Lincoln Bancorp and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

Olive LLP
/s/ Olive LLP

Indianapolis, Indiana
February 8, 2000

                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield, Indiana

                           Consolidated Balance Sheet

December 31                                                                     1999                      1998
                                                                            ------------               ------------
Assets
   Cash and due from banks                                                 $   2,576,080              $   4,245,128
   Interest-bearing demand deposits in other banks                             8,242,552                 18,662,229
                                                                            ------------               ------------
       Cash and cash equivalents                                              10,818,632                 22,907,357
   Investment securities
     Available for sale                                                      145,875,328                129,275,575
     Held to maturity (market value $497,813 and $1,264,375)                     500,000                  1,250,000
                                                                            ------------               ------------
       Total investment securities                                           146,375,328                130,525,575
   Loans, net of allowance for loan losses of
     $1,760,706 and $1,512,205                                               233,000,179                195,920,792
   Premises and equipment                                                      3,672,650                  3,379,460
   Investments in limited partnerships                                         2,063,661                  2,386,994
   Federal Home Loan Bank stock                                                5,446,700                  5,446,700
   Interest receivable

     Loans                                                                       930,963                    745,584
     Mortgage-backed securities                                                  469,904                    446,786
     Other investment securities and interest-bearing deposits                   846,003                    580,693
   Deferred income tax                                                         5,026,690                  2,034,327
   Other assets                                                                2,177,333                  2,073,836
                                                                            ------------               ------------
       Total assets                                                         $410,828,043               $366,448,104
                                                                            ============               ============

Liabilities
   Deposits
     Noninterest bearing                                                  $    3,395,618              $   2,484,444
     Interest bearing                                                        201,586,609                209,525,347
                                                                            ------------               ------------
       Total deposits                                                        204,982,227                212,009,791
   Securities sold under repurchase agreements                                 4,600,000
   Federal Home Loan Bank advances                                           103,937,608                 33,263,455
   Note payable                                                                1,714,001                  2,202,501
   Due to broker                                                                                         10,025,000
   Interest payable                                                            1,096,519                  1,108,514
   Other liabilities                                                           2,754,552                  1,731,061
                                                                            ------------               ------------
       Total liabilities                                                     319,084,907                260,340,322
                                                                            ------------               ------------
Commitments and Contingencies

Shareholders' Equity
   Preferred stock, without par value
     Authorized and unissued--2,000,000 shares
   Common stock, without par value
     Authorized--20,000,000 shares
     Issued and outstanding--6,308,325 and 7,009,250 shares                    61,853,916                 68,879,373
   Retained earnings                                                          43,575,208                 42,548,260
   Accumulated other comprehensive income (loss)                              (5,065,649)                   287,549
   Unearned recognition and retention plan (RRP) shares                       (3,407,119)
   Unearned employee stock ownership plan (ESOP) shares                       (5,213,220)                (5,607,400)
                                                                            ------------               ------------
       Total shareholders' equity                                             91,743,136                106,107,782
                                                                            ------------               ------------
       Total liabilities and shareholders' equity                           $410,828,043               $366,448,104
                                                                            ============               ============


See notes to consolidated financial statements.



Year Ended December 31                                                     1999              1998                1997
------------------------------------------------------------------------------------------------------------------------
Interest and Dividend Income
   Loans receivable, including fees                                      $16,865,580      $17,024,353       $22,369,033
   Investment securities

     Mortgage-backed securities                                            5,903,252        2,961,611         1,086,165
     Other investment securities                                           4,273,404        1,033,105           773,033
   Deposits with financial institutions                                      263,459        1,543,391           652,814
   Dividend income                                                           435,736          436,148           415,502
                                                                        ------------     ------------      ------------
       Total interest and dividend income                                 27,741,431       22,998,608        25,296,547
                                                                        ------------     ------------      ------------
Interest Expense

   Deposits                                                                9,578,692       10,971,993        10,403,452
   Short-term borrowings                                                     189,914
   Federal Home Loan Bank advances                                         4,178,146        2,854,876         5,248,400
                                                                        ------------     ------------      ------------
       Total interest expense                                             13,946,752       13,826,869        15,651,852
                                                                        ------------     ------------      ------------
Net Interest Income                                                       13,794,679        9,171,739         9,644,695
   Provision for loan losses                                                 383,902          172,757           297,555
                                                                        ------------     ------------      ------------
Net Interest Income After Provision for Loan Losses                       13,410,777        8,998,982         9,347,140
                                                                        ------------     ------------      ------------
Other Income
   Net realized and unrealized gains (losses) on loans                        10,539          (61,074)          299,020
   Net realized gains (losses) on sales of available-for-sale securities      (3,904)         112,554           118,283
   Equity in losses of limited partnerships                                 (323,333)        (514,003)         (681,426)
   Other income                                                              930,667          833,400           674,139
                                                                        ------------     ------------      ------------
       Total other income                                                    613,969          370,877           410,016
                                                                        ------------     ------------      ------------
Other Expenses

   Salaries and employee benefits                                          3,859,409        2,724,332         2,247,436
   Net occupancy expenses                                                    357,135          248,935           272,101
   Equipment expenses                                                        541,007          625,653           525,734
   Deposit insurance expense                                                 150,433          187,775           193,672
   Data processing fees                                                      735,771          657,991           581,087
   Professional fees                                                         209,387          200,796           237,819
   Director and committee fees                                               223,634          319,404           226,538
   Mortgage servicing rights amortization                                    124,340          280,214            66,784
   Charitable contributions                                                   21,537        2,022,567            31,912
   Other expenses                                                          1,108,454          842,197           702,305
                                                                        ------------     ------------      ------------
       Total other expenses                                                7,331,107        8,109,864         5,085,388
                                                                        ------------     ------------      ------------
Income Before Income Tax and Extraordinary Item                            6,693,639        1,259,995         4,671,768
   Income tax expense (benefit)                                            2,346,116           (6,894)        1,158,560
                                                                        ------------     ------------      ------------
Income Before Extraordinary Item                                           4,347,523        1,266,889         3,513,208
   Extraordinary item--early extinguishment of debt,
     net of income taxes of $98,583                                                          (150,303)
                                                                        ------------     ------------      ------------
Net Income                                                              $  4,347,523     $  1,116,586      $  3,513,208
                                                                        ============     ============      ============

Basic Earnings per Share                                                $        .71
                                                                        ============

Diluted Earnings per Share                                                       .71
                                                                        ============

See notes to consolidated financial statements.



                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield, Indiana

Year Ended December 31                                                     1999              1998             1997
-----------------------------------------------------------------------------------------------------------------------
Net income                                                                $4,347,523       $1,116,586        $3,513,208
                                                                         -----------      -----------        ----------
Other comprehensive income, net of tax
   Unrealized gains (losses) on securities available for sale
     Unrealized holding gains (losses) arising during the
       period, net of tax expense (benefit) of $(3,512,727),
       $(124,935) and $404,318                                            (5,355,556)        (190,478)          616,429

   Less:  Reclassification adjustment for gains (losses)
     included in net income, net of tax expense (benefit)
     of $(1,546), $44,583 and $46,852                                         (2,358)          67,971            71,431
                                                                         -----------      -----------        ----------
                                                                          (5,353,198)        (258,449)          544,998
                                                                         -----------      -----------        ----------
Comprehensive income                                                     $(1,005,675)     $   858,137        $4,058,206
                                                                         ===========      ===========        ==========

See notes to consolidated financial statements.

                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield, Indiana


                                                                               Accumulated
                                                                                  Other
                                             Common Stock                     Comprehensive                   Unearned
                                          Shares                  Retained       Income       Unearned          ESOP
                                        Outstanding   Amount      Earnings       (Loss)     Compensation       Shares       Total
                                       --------------------------------------------------------------------------------------------
Balances, January 1, 1997                                       $37,918,466    $  1,000                                 $37,919,466
   Net income                                                     3,513,208                                               3,513,208
   Unrealized gains on securities,
      net of reclassification adjustment                                        544,998                                     544,998
                                       --------------------------------------------------------------------------------------------
Balances, December 31, 1997                                      41,431,674     545,998                                  41,977,672
   Net income                                                     1,116,586                                               1,116,586
   Unrealized losses on securities,
     net of reclassification adjustment                                        (258,449)                                   (258,449)
   Stock issued in conversion,
     net of costs                      6,809,250    $66,879,373                                                          66,879,373
   Stock contributed to
     charitable foundation               200,000      2,000,000                                                           2,000,000
   Contribution of unearned ESOP shares                                                                    $(5,607,400)  (5,607,400)
                                       --------------------------------------------------------------------------------------------
Balances, December 31, 1998            7,009,250      68,879,373  42,548,260     287,549                    (5,607,400) 106,107,782
   Net income                                                      4,347,523                                              4,347,523
   Unrealized gains on securities, net of
     reclassification adjustment                                              (5,353,198)                                (5,353,198)
   Purchase of common stock             (700,925)     (7,009,250) (1,663,342)                                            (8,672,592)
   ESOP shares earned                                                 53,904                                  394,180       448,084
   Contribution for unearned RRP shares                                                      $(3,716,977)                (3,716,977)
   Amortization of unearned
     compensation expense                                            (17,702)                    309,858                    292,156
   Additional conversion costs                           (16,207)                                                           (16,207)
   Cash dividends ($.28 per share)                                (1,693,435)                                            (1,693,435)
                                       --------------------------------------------------------------------------------------------
Balances, December 31, 1999            6,308,325     $61,853,916 $43,575,208 $(5,065,649)    $(3,407,119) $(5,213,220)  $91,743,136
                                       ============================================================================================


See notes to consolidated financial statements.

                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield, Indiana

Year Ended December 31                                                       1999              1998             1997
-----------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                           $  4,347,523     $  1,116,586      $  3,513,208
   Adjustments to reconcile net income to net
        cash provided by operating activities
     Provision for loan losses                                               383,902          172,757           297,555
     Common stock contributed to Lincoln Federal Charitable Foundation                      2,000,000
     Gain on sale of foreclosed real estate                                   (2,498)         (10,550)          (17,297)
     Loss on disposal of premises and equipment                                4,219           13,190
     Investment securities accretion, net                                   (393,358)         (43,449)             (173)
     Investment securities (gains) losses                                      3,904         (112,554)         (118,283)
     Equity in losses of limited partnerships                                323,333          514,003           681,426
     Amortization of net loan origination fees                              (321,642)        (417,831)         (318,087)
     Depreciation and amortization                                           476,818          478,784           441,824
     Deferred income tax benefit                                             518,817         (890,363)          (48,394)
     Amortization of unearned compensation expense                           292,156
     ESOP shares earned                                                      448,084
     Change in
       Loans held for sale                                                                 19,502,357         1,353,983
       Interest receivable                                                  (473,807)        (240,098)          358,839
       Interest payable                                                      (11,995)         (45,003)          669,785
       Other liabilities                                                     210,274          313,544           242,329
       Other assets                                                         (309,970)          98,626           143,797
       Income taxes receivable/payable                                       356,049           98,386          (604,950)
                                                                         -----------      -----------       -----------
         Net cash provided by operating activities                         5,851,809       22,548,385         6,595,562
                                                                         -----------      -----------       -----------

Investing Activities
   Net change in interest-bearing deposits                                                                      595,000
   Purchases of securities available for sale                            (64,794,311)     (81,482,573)       (7,798,838)
   Proceeds from sales of securities available for sale                   10,259,375       21,088,545        54,532,285
   Proceeds from maturities of securities available for sale              19,435,259        9,998,768         1,236,765
   Proceeds from maturities of securities held to maturity                   750,000        8,385,000         5,550,000
   Purchase of loans                                                      (6,768,743)                          (999,737)
   Other net changes in loans                                            (30,533,720)      (6,920,309)      (20,033,888)
   Purchase of premises and equipment                                       (774,227)      (1,046,344)         (677,841)
   Purchase of FHLB of Indianapolis stock                                                                      (650,000)
   Proceeds from sale of foreclosed real estate                              224,378          318,017           157,901
   Improvements to foreclosed real estate                                                                          (151)
   Contribution to limited partnership                                                       (195,000)         (200,000)
   Other investing activities                                                                (650,000)         (378,759)
                                                                         -----------      -----------       -----------
         Net cash provided (used) by investing activities                (72,201,989)     (50,503,896)       31,332,737
                                                                         -----------      -----------       -----------
Financing Activities
   Net change in
     Noninterest-bearing, interest-bearing demand,
        money market and savings deposits                                  7,825,832        6,694,106         4,449,683
     Certificates of deposit                                             (14,853,396)       1,463,861       (11,421,208)
     Short-term borrowings                                                 4,600,000
   Proceeds from FHLB advances                                           105,634,899       15,000,000        73,400,000
   Repayment of FHLB advances                                            (34,960,746)     (51,872,693)      (94,496,337)
   Payment on note payable to limited partnership                           (488,500)        (488,500)         (488,500)
   Net change in advances by borrowers for taxes and insurance               142,770         (163,560)         (213,140)
   Cash dividends                                                         (1,233,628)
   Contribution of unearned compensation                                  (3,716,977)
   Purchase of common stock                                               (8,672,592)
   Additional conversion costs                                               (16,207)
   Proceeds from sale of common stock, net of costs                                        61,271,973
                                                                         -----------      -----------       -----------
         Net cash provided (used) by financing activities                 54,261,455       31,905,187       (28,769,502)
                                                                         -----------      -----------       -----------
Net Change in Cash and Cash Equivalents                                  (12,088,725)       3,949,676         9,158,797

Cash and Cash Equivalents, Beginning of Year                              22,907,357       18,957,681         9,798,884
                                                                         -----------      -----------       -----------
Cash and Cash Equivalents, End of Year                                   $10,818,632      $22,907,357       $18,957,681
                                                                         ===========      ===========       ===========

Additional Cash Flows and Supplementary Information

   Interest paid                                                         $13,958,747      $13,871,872       $14,982,067
   Income tax paid                                                         1,471,250          686,500         1,814,998
   Loan balances transferred to foreclosed real estate                       218,416          365,108           110,767
   Securitization of loans and loans held for sale                                         39,903,448        76,229,830
   Common stock issued to ESOP leveraged with an employee loan                              5,607,400
   Transfer of loans to loans held for sale                                                19,611,025         3,137,084
   Due to broker                                                                           10,025,000

See notes to consolidated financial statements.

                         LINCOLN BANCORP AND SUBSIDIARY
                               Plainfield Indiana
                       (Table Dollar Amounts in Thousands)

Note 1 --    Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Lincoln Bancorp (Company) and its wholly owned subsidiary, Lincoln Federal Savings Bank (Bank), and the Bank's wholly owned subsidiary, L-F Service Corporation (L-F Service), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a federal thrift charter and provides full banking services in a single significant business segment. As a federally chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision.

The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Central Indiana. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. L-F Service invests in low income housing partnerships.

Consolidation--The consolidated financial statements include the accounts of the Company and Bank after elimination of all material intercompany transactions and accounts.

Investment Securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loan securitizations--The Company securitized certain mortgage loans and created mortgage-backed securities for sale in the secondary market. Because the resulting securities were collateralized by the identical loans previously held, no gain or loss was recognized at the time of the securitization transactions. When securitized loans are sold to an outside party, the specific-identification method is used to determine the cost of the security sold, and a gain or loss is recognized in income.

Loans held for sale are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Company considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1999, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets which range from 3 to 39 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank (FHLB) system. The required investment in the common stock is based on a predetermined formula.

Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

Mortgage servicing rights on originated loans are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights, which include purchased servicing rights, are amortized in proportion to and over the period of estimated servicing revenues.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Investments in limited partnerships are recorded using the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low income housing tax credits associated with the investment are accrued when earned.

Pension plan costs are based on actuarial computations and charged to current operations. The funding policy is to pay at least the minimum amounts required by ERISA.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiary.

Earnings per share have been computed based upon the weighted average common shares outstanding during the year. Unearned ESOP shares have been excluded from the computation of average shares outstanding. For the year ended December 31, 1999, basic and diluted earnings per share were $.71 based on shares outstanding of 6,115,522 for both basic and diluted earnings per share. Options to purchase 596,095 shares of common stock at prices ranging from $11.47 to $12.50 per share were outstanding at December 31, 1999, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. Net income per share for the periods before the conversion to a stock savings bank on December 30, 1998, is not meaningful.

Reclassifications of certain amounts in the 1998 and 1997 consolidated financial statements have been made to conform to the 1999 presentation.

Note 2 --       Conversion

On December 30, 1998, the Bank completed the conversion from a federally chartered mutual institution to a federally chartered stock savings bank and the formation of the Company as the holding company of the Bank. As part of the conversion, the Company issued 6,809,250 shares of common stock at $10 per share. Net proceeds of the Company's stock issuance, after costs of $1,213,000 and excluding the shares issued for the ESOP, were $61,272,000, of which $33,440,000 was used to acquire 100% of the stock and ownership of the Bank. The transaction was accounted for at historical cost in a manner similar to that utilized in a pooling of interests. In connection with the Conversion, the Company contributed 200,000 shares of common stock to Lincoln Federal Charitable Foundation, Inc. (Foundation), a charitable foundation dedicated to community development activities in the Company's market areas. This resulted in the recognition of an additional $2,000,000 charitable contribution expense for the year ended December 31, 1998.

Note 3 --       Restriction on Cash and Due From Banks

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1999, was $223,000.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 4 --       Investment Securities


                                                                                      1999
                                                       ---------------------------------------------------------------
                                                                              Gross            Gross
                                                          Amortized        Unrealized       Unrealized           Fair
December 31                                                 Cost              Gains           Losses             Value
----------------------------------------------------------------------------------------------------------------------
Available for sale
   Federal agencies                                     $  45,992                             $4,386         $  41,606
   Mortgage-backed securities
     Federal Home Loan Mortgage Corporation                23,003              $112              313            22,802
     Federal National Mortgage Association                  4,593                                 42             4,551
     Government National Mortgage Association               9,417                                545             8,872
     Collateralized mortgage obligations                   48,003                              2,632            45,371
   Corporate obligations                                   23,256                32              615            22,673
                                                       ---------------------------------------------------------------
       Total available for sale                           154,264               144            8,533           145,875
Held to maturity

   Federal agencies                                           500                                  2               498
                                                       ---------------------------------------------------------------
       Total investment securities                       $154,764              $144           $8,535          $146,373
                                                       ===============================================================


                                                                                      1998
                                                       ---------------------------------------------------------------
                                                                              Gross            Gross
                                                          Amortized        Unrealized       Unrealized           Fair
December 31                                                 Cost              Gains           Losses             Value
----------------------------------------------------------------------------------------------------------------------
Available for sale

   Federal agencies                                     $  15,598           $    72                          $  15,670
   Mortgage-backed securities
     Federal Home Loan Mortgage Corporation                31,939               970                             32,909
     Federal National Mortgage Corporation                  6,013                52                              6,065
     Collateralized mortgage obligations                   51,706                 3            $  74            51,635
   Corporate obligations                                   23,544                59              606            22,997
                                                       ---------------------------------------------------------------
       Total available for sale                           128,800             1,156              680           129,276

Held to maturity
   Federal agencies                                         1,250                14                              1,264
                                                       ---------------------------------------------------------------
       Total investment securities                       $130,050            $1,170             $680          $130,540
                                                       ===============================================================

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

The amortized cost and fair value of securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       1999
                               -----------------------------------------------------------
                                 Available for Sale                  Held to Maturity
                               -----------------------------------------------------------
                               Amortized           Fair          Amortized          Fair
December 31                      Cost              Value            Cost            Value
------------------------------------------------------------------------------------------
One to five years             $   8,003         $   7,834             $500           $498
Five to ten years                25,650            23,818
Over ten years                   35,595            32,627
                               -----------------------------------------------------------
                                 69,248            64,279              500            498
Mortgage-backed securities       85,016            81,596
                               -----------------------------------------------------------
       Totals                  $154,264          $145,875             $500           $498
                               ===========================================================


Securities with a carrying value of $4,700,000 were pledged at December 31, 1999 to secure securities sold under agreements to repurchase. Securities with a carrying value of $119,002,000 and $97,503,000 were pledged at December 31, 1999 and 1998 to secure FHLB advances.

Proceeds from sales of securities available for sale during the years ended December 31, 1999 and 1998 were $10,259,000, $21,089,000 and $54,500,000. Gross gains of $77,000,  $113,000 and  $208,000  and gross  losses of $81,000,  $0 and
$90,000 for the years ended December 31, 1999, 1998 and 1997 were realized on those sales.

Note 5 --       Loans and Allowance

December 31                                            1999            1998
--------------------------------------------------------------------------------
Real estate mortgage loans
   One-to-four family                                  $175,095        $152,893
   Multi-family                                           1,029           1,022
Real estate construction loans                           18,127           7,411
Commercial, industrial and agricultural loans            19,773          17,334
Consumer loans                                           28,554          22,014
                                                       --------        --------
                                                        242,578         200,674
Less

   Undisbursed portion of loans                           6,995           2,348
   Deferred loan fees                                       822             893
   Allowance for loan losses                              1,761           1,512
                                                       --------        --------
       Total loans                                     $233,000        $195,921
                                                       ========        ========

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Year Ended December 31              1999             1998              1997
--------------------------------------------------------------------------------
Allowance for loan losses
   Balances, January 1               $1,512           $1,361            $1,241
   Provision for losses                 384              173               298
   Recoveries on loans                    6              335
   Loans charged off                   (141)            (357)             (178)
                                     -----------------------------------------
   Balances, December 31             $1,761           $1,512            $1,361
                                     =========================================

Information on impaired loans is summarized below.

December 31                                                    1999         1998
--------------------------------------------------------------------------------
Impaired loans for which the discounted cash flows or
   collateral value exceeds the carrying value of the loan     $300         $300
                                                               ====         ====


Year Ended December 31                        1999         1998         1997
--------------------------------------------------------------------------------
Average balance of impaired loans              $300          $951       $1,933
Interest income recognized on impaired loans                    9           64
Cash-basis interest included above                              9           64


Note 6 --       Premises and Equipment

December 31                                                1999        1998
--------------------------------------------------------------------------------
Land                                                      $   881      $   881
Buildings and land improvements                             3,572        2,720
Furniture and equipment                                     2,177        1,778
Construction in progress                                       10          495
                                                           ------       ------
     Total cost                                             6,640        5,874
Accumulated depreciation                                   (2,967)      (2,495)
                                                           ------       ------

     Net                                                   $3,673       $3,379
                                                           ======       ======

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 7 --       Investments In Limited Partnerships

The Company's investments in limited partnership of $2,064,000 and $2,387,000 at December 31, 1999 and 1998 represent equity in certain limited partnerships organized to build, own and operate apartment complexes. The Company records its equity in the net income or loss of the partnerships based on the Company's interest in the partnerships, which interests are 49.5 percent in Pedcor
Investments-1987-I (Pedcor) and 99 percent in Bloomington Housing Associates L.P. (Bloomington Housing). In addition to recording its equity in the losses of the partnerships, the Company has recorded the benefit of low income housing tax credits of $373,000, $597,000 and $655,000 for the years ended December 31, 1999, 1998 and 1997. Condensed combined financial statements of the partnerships are as follows:

December 31                                               1999         1998
--------------------------------------------------------------------------------
Assets
     Cash                                              $      115     $     202
     Note receivable--limited partner                       1,714         2,203
     Land and property                                      9,219         9,339
     Other assets                                           1,118         1,347
                                                          -------       -------
              Total assets                                $12,166       $13,091
                                                          -------       -------
Liabilities

     Notes payable                                      $   8,771      $  9,041
     Other liabilities                                        710           706
                                                          -------       -------
              Total liabilities                             9,481         9,747

Partners' equity                                            2,685         3,344
                                                          -------       -------
              Total liabilities and partners' equity      $12,166       $13,091
                                                          =======       =======


Year Ended December 31                  1999           1998          1997
--------------------------------------------------------------------------------
Condensed statement of operations
   Total revenue                        $1,601         $1,575         $1,677
   Total expenses                       (2,261)        (2,644)        (2,633)
                                       -------        -------        -------
       Net loss                        $  (660)       $(1,069)       $  (956)
                                       =======        =======        =======

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 8 --       Deposits

December 31                                          1999             1998
--------------------------------------------------------------------------------
Noninterest-bearing demand deposits               $    3,396        $    2,484
Interest-bearing demand                               10,729             8,541
Money market savings deposits                         41,745            32,942
Savings deposits                                      16,505            20,582
Certificates and other time
        deposits of $100,000 or more                  15,771            16,333
Other certificates and time deposits                 116,836           131,128
                                                    --------          --------
              Total deposits                        $204,982          $212,010
                                                    ========          ========

Certificates and other time deposits
   maturing in years ending December 31
2000                                                                   $ 74,942
2001                                                                     38,284
2002                                                                     17,336
2003                                                                      1,056
2004                                                                        989
                                                                       --------
                                                                       $132,607
                                                                       ========

Note 9 --       Securities Sold Under Repurchase Agreements

Securities sold under agreements to repurchase were $4,600,000 at December 31, 1999 and consist of obligations of the Company to other parties. The obligations are secured by federal agencies and such collateral is held by a financial services company. The maximum amount of outstanding agreements at any month-end during 1999 totaled $4,6000,000, and the daily average of such agreements totaled $3,680,000. The agreements at December 31, 1999, mature March 15, 2000.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 10 --      Federal Home Loan Bank Advances

                                                       1999                              1998
                                            -------------------------------------------------------------
                                                               Weighted-                        Weighted-
                                                               Average                          Average
December 31                                   Amount             Rate            Amount           Rate
---------------------------------------------------------------------------------------------------------
Maturities in years ending December 31
1999                                                                             $  7,000        5.21%
2000                                        $  23,250            4.05%
2002                                           10,000            5.67              10,000         5.67
2003                                              688            5.36               1,263         5.36
2008                                           15,000            5.53              15,000         5.53
2009                                           55,000            5.02
                                             --------                             -------
                                             $103,938            4.94%            $33,263         5.50%
                                             ========                             =======


The FHLB advances are secured by first mortgage loans and investment securities totaling $289,949,000 and $245,344,000 at December 31, 1999 and 1998. Advances
are subject to restrictions or penalties in the event of prepayment.

During 1998, the Company prepaid FHLB advances of $16,450,000. The early repayments resulted in prepayment penalties of $150,000, net of income taxes of $99,000, which has been accounted for as an extraordinary item as required by generally accepted accounting principles.

Note 11 --      Note Payable

The note payable to Bloomington Housing dated August 18, 1992 in the original amount of $4,945,000 bears no interest so long as there exists no event of default. In the instance where an event of default has occurred, interest shall be calculated at a rate of five percent above the Indiana base rate as described in the note. The following table summarizes the payment terms of the note.

December 31
Payments due in years ending
--------------------------------------------------------------------------------
   2000                                                              $    489
   2001                                                                   489
   2002                                                                   489
   2003                                                                   247
                                                                       ------
                                                                       $1,714
                                                                       ======

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 12 --      Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of these loans consist of the following:

December 31                              1999            1998           1997
--------------------------------------------------------------------------------
Mortgage loan portfolio serviced for
   FHLMC                                 $71,991         $82,815        $84,879
   Other investors                        11,541          15,346             84
                                         -------         -------        -------
                                         $83,532         $98,161        $84,963
                                         =======         =======        =======

The aggregate fair value of capitalized mortgage servicing rights at December 31, 1999 and 1998 totaled $487,000 and $605,000. Comparable market values and a valuation model that calculates the present value of future cash flows were used to estimate fair value. For purposes of measuring impairment, risk characteristics including product type, investor type, and interest rates, were used to stratify the originated mortgage servicing rights.

December 31                               1999            1998           1997
--------------------------------------------------------------------------------
Mortgage Servicing Rights

   Balances, January 1                     $605            $530          $  85
   Servicing rights capitalized               6             355            512
   Amortization of servicing rights        (124)           (280)           (67)
                                           ----            ----           ----
   Balances, December 31                   $487            $605           $530
                                           ====            ====           ====

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 13 --      Income Tax

Year Ended December 31                                        1999          1998       1997
-----------------------------------------------------------------------------------------------
Income tax expense (benefit)
   Currently payable
     Federal                                                   $1,196        $532       $   841
     State                                                        631         351           366
   Deferred
     Federal                                                      552        (881)          (58)
     State                                                        (33)         (9)           10
                                                               ------      ------        ------
       Total income tax expense (benefit)                      $2,346       $  (7)       $1,159
                                                               ======      ======        ======
Reconciliation of federal statutory to actual tax expense
   Federal statutory income tax at 34%                         $2,276        $428        $1,588
   Effect of state income taxes                                   395         226           248
   Tax credits                                                   (373)       (597)         (655)
   Other                                                           48         (64)          (22)
                                                               ------      ------        ------
       Actual tax expense  (benefit)                           $2,346      $   (7)       $1,159
                                                               ======      ======        ======
Effective tax rate                                               35.1%        (.5)%        24.8%

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

The components of the deferred tax asset are as follows at:

December 31                                            1999            1998
--------------------------------------------------------------------------------
Assets
   Depreciation                                     $     45          $     38
   Allowance for loan losses                             748               643
   Loan fees                                              19                58
   Deferred director fees                                414               375
   Loss on limited partnerships                          259               377
   Business tax credits                                   95               549
   Charitable contributions                              374               591
   Employee benefits                                     173
   Securities available for sale                       3,323
                                                      ------            ------
       Total assets                                    5,450             2,631
                                                      ------            ------
Liabilities

   State income tax                                      (91)              (79)
   FHLB stock dividends                                  (78)              (79)
   Mortgage servicing rights                            (203)             (250)
   Securities available for sale                                          (189)
   Other                                                 (32)
                                                      ------            ------
       Total liabilities                                (404)             (597)
                                                      ------            ------
                                                       5,046             2,034
   Valuation Allowance                                   (19)
                                                      ------            ------
                                                      $5,027            $2,034
                                                      ======            ======

The valuation allowance of December 31, 1999 is $19,000, all of which arose during the current year.

At December 31, 1999, the Company had an unused business income tax credit carryforward of $95,000 expiring in 2013 and a charitable contribution carryover of $1,101,000 expiring in 2003.

Income tax expense (benefit) attributable to securities gains (losses) was $(1,500), $45,000 and $47,000 for the years ended December 31, 1999, 1998 and
1997.

Retained earnings include approximately $5,928,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts at December 31, 1999 was approximately $2,348,000.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 14 --   Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statement of financial condition.

Financial instruments whose contract amount represents credit risk were as follows:

December 31                                             1999            1998
--------------------------------------------------------------------------------
Loan commitments                                       $23,397          $21,293
Standby letters of credit                                   86              366

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.

The Company and subsidiary are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 15 --     Dividend and Capital Restrictions

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding retained net income for the current year plus those for the previous two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure.

At the time of conversion, a liquidation account was established in an amount equal to the Banks' net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit account in the Banks after conversion. In the event of a complete liquidation, and only in such event, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to shareholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was $42,800,000.

At December 31, 1999, the shareholder's equity of the Bank was $72,503,000, of which approximately $6,129,000 was available for the payment of dividends to the Company.

Note 16 --      Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 1999 and 1998, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 1999 that management believes have changed the Bank's classification.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

The Bank's actual and required capital amounts and ratios are as follows:


                                                                            December 31, 1999
                                                    ------------------------------------------------------------------
                                                                                Required for             To Be Well
                                                          Actual             Adequate Capital 1         Capitalized 1
                                                    ------------------------------------------------------------------
                                                    Amount        Ratio      Amount       Ratio       Amount     Ratio
-----------------------------------------------------------------------------------------------------------------------
Total risk-based capital 1
   (to risk-weighted assets)                        $79,330      35.4%      $17,931        8.0%      $22,414      10.0%
Tier I capital 1 (to risk-weighted assets)           77,569      34.6%        8,966        4.0%       13,448       6.0%
Core capital 1 (to adjusted total assets)            77,569      18.5%       16,771        4.0%       20,964       5.0%
Core capital 1 (to adjusted tangible assets)         77,569      18.5%        8,385        2.0%                    N/A
Tangible capital 1 (to adjusted total assets)        77,569      18.5%        6,289        1.5%                    N/A

1 As defined by regulatory agencies

                                                                            December 31, 1998
                                                    ------------------------------------------------------------------
                                                                                Required for             To Be Well
                                                          Actual             Adequate Capital 1         Capitalized 1
                                                    ------------------------------------------------------------------
                                                    Amount        Ratio      Amount       Ratio       Amount     Ratio
-----------------------------------------------------------------------------------------------------------------------
Total risk-based capital 1
        (to risk-weighted assets)                   $78,815      41.4%      $15,222        8.0%      $19,027      10.0%
Tier I capital 1 (to risk-weighted assets)           77,303      40.6%        7,611        4.0%       11,416       6.0%
Core capital 1 (to adjusted total assets)            77,303      21.1%       14,624        4.0%       18,279       5.0%
Core capital 1 (to adjusted tangible assets)         77,303      21.1%        7,312        2.0%                     N/A
Tangible capital 1 (to adjusted total assets)        77,303      21.1%        5,484        1.5%                     N/A

1 As defined by regulatory agencies


Note 17 --      Employee Benefits

The Bank is a participant in a pension fund known as the Financial Institutions Retirement Fund (FIRF). This plan is a multi-employer plan. There was no pension expense or benefit for the year ended December 31, 1999 and 1998. Pension benefit was $26,000 for the year ended December 31, 1997. This plan provides pension benefits for substantially all of the Bank's employees.

The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 50 percent for the first 6 percent of W-2 earnings contributed by participants. The Bank's expense for the plan was $47,000, $29,000 and $19,000 for the years ended December 31, 1999, 1998 and 1997.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

As part of the conversion in 1998, the Company established an ESOP covering substantially all employees of the Company and Bank. The ESOP acquired 560,740 shares of the Company common stock at $10 per share in the conversion with funds provided by a loan from the Company. Accordingly, the $5,607,000 of common stock acquired by the ESOP is shown as a reduction of shareholders' equity. Unearned ESOP shares totaled 521,322 and 560,740 at December 31, 1999 and 1998 and had a fair value of $5,474,000 and $6,098,000 at December 31, 1999 and 1998. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Dividends on unallocated shares are used to repay the loan are treated as compensation expense. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Company and Bank, are made to the ESOP. ESOP expense for the year ended December 31, 1999 was $448,000. There was no expense under the ESOP for the year ended December 31, 1998. At December 31, 1999, the ESOP had 39,418 allocated shares, 521,322 suspense shares and no committed-to-be released shares. At December 31, 1998, the ESOP had no allocated shares, 560,740 suspense shares and no committed-to-be released shares.

In connection with the conversion, the Board of Directors approved a Recognition and Retention Plan (RRP). The Bank contributed $3,717,000 to the RRP for the purchase of 280,370 shares of Company common stock, and effective July 6, 1999, awards of grants for 233,724 of these shares were issued to various directors, officers and employees of the Bank. The awards generally are to vest and be earned by the recipient at a rate of 20 percent per year, commencing July 6, 2000. The unearned portion of these stock awards is presented as a reduction of shareholders' equity. RRP expense for the year ended December 31, 1999 was $292,000. There was no RRP expense for the year ended December 31, 1998.

Note 18 --     Stock Option Plan

Under the Company's incentive stock option plan, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants selected executives and other key employees stock option awards which generally vest at a rate of 20 percent a year. During 1999, the Company authorized the grant of options for up to 700,925 shares of the Company's common stock. The exercise price of each option, which has a 10-year life, was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                     1999
--------------------------------------------------------------------------------
Risk-free interest rates                                           6.0 and 6.4%
Dividend yields                                                        2.5%
Volatility factors of expected market price of common stock           11.5%
Weighted-average expected life of the options                       8 years

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

                                                                        1999
--------------------------------------------------------------------------------
Net income                                      As reported              $4,348
                                                Pro forma                 4,085
Basic earnings per share                        As reported                 .71
                                                Pro forma                   .67
Diluted earnings per share                      As reported                 .71
                                                Pro forma                   .67

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 1999.

Year Ended December 31                                     1999
--------------------------------------------------------------------------------
                                                   Weighted-
                                                    Average
   Options                                          Shares       Exercise Price
--------------------------------------------------------------------------------
Outstanding, beginning of year
Granted                                              596,095           $12.47
                                                     -------
Outstanding, end of year                             596,095            12.47
                                                     =======
Options exercisable at year end                            0
Weighted-average fair value of
        options granted during the year                                 $2.84

As of December 31, 1999, the 596,095 options outstanding have exercise prices ranging from $11.47 to $12.50 and a weighted-average remaining contractual life of 9.5 years.

Note 19 --      Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Securities--Fair values are based on quoted market prices.

Loans--The fair value for loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Interest    Receivable/Payable--The    fair    value   of    accrued    interest
receivable/payable approximates carrying values.

Deposits--Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Securities Sold Under Repurchase Agreements--Securities sold under repurchase agreements are short-term borrowing arrangements. The rates at December 31, 1999, approximate market rates, thus the fair value approximates carrying value.

FHLB Advances--The fair value of these borrowings is estimated using a discounted cash flow calculation, based on current rates for similar debt.

Note Payable--Limited Partnership--The fair value of the borrowing is estimated using a discounted cash flow calculation based on the prime interest rate.

Advance  Payments  by  Borrowers  for  Taxes  and   Insurance--The   fair  value
approximates carrying value.

Off-Balance Sheet Commitments--Commitments include commitments to originate mortgage and consumer loans and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The carrying amounts of these commitments, which are immaterial, are reasonable estimates of the fair value of these financial instruments.

The estimated fair values of the Company's financial instruments are as follows:


                                                                     1999                               1998
                                                          --------------------------------------------------------------
                                                          Carrying            Fair           Carrying            Fair
December 31                                                Amount             Value           Amount             Value
------------------------------------------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                               $10,819           $10,819           $22,907          $22,907
   Securities available for sale                           145,875           145,875           129,276          129,276
   Securities held to maturity                                 500               498             1,250            1,264
   Loans, net                                              233,000           226,939           195,921          198,972
   Stock in FHLB                                             5,447             5,447             5,447            5,447
   Interest receivable                                       2,247             2,247             1,773            1,773

Liabilities
   Deposits                                                204,982           203,819           212,010          212,903
   Borrowings
     Securities sold under repurchase agreements             4,600             4,600
     FHLB advances                                         103,938           101,529            33,263           33,409
     Note payable--limited partnership                       1,714             1,456             2,203            1,872
Interest payable                                             1,097             1,097             1,109            1,109
Advances by borrowers for taxes and insurance                  703               703               560              560

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

Note 20 --     Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                             Condensed Balance Sheet

December 31                                                  1999          1998
--------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                               $      4
   Short-term interest-bearing deposit with subsidiary       19,426     $ 27,900
                                                           --------     --------
   Total cash and cash equivalents                           19,430       27,900
   Investment in common stock of subsidiary                  72,503       77,590
   Other assets                                                 506          717
                                                           --------     --------
       Total assets                                        $ 92,439     $106,207
                                                           ========     ========

Liabilities--other                                         $    696     $     99

Shareholders' Equity                                         91,743      106,108
                                                           --------     --------

       Total liabilities and shareholders' equity          $ 92,439     $106,207
                                                           ========     ========


                          Condensed Statement of Income

Year Ended December 31                                     1999         1998
--------------------------------------------------------------------------------
Income
   Interest income on short-term interest-bearing
        deposit with subsidiary                            $1,105      $    215
   Other income                                               267
                                                          -------      --------
                                                            1,372           215
                                                          -------      --------
Expenses
   Interest expense                                                         206
   Charitable contribution                                                2,000
   Other expenses                                             261
                                                          -------      --------
       Total expenses                                         261         2,206
                                                          -------      --------

Income (loss) before income tax benefit and equity
   in undistributed income of subsidiary                    1,111        (1,991)

Income tax expense (benefit)                                  461          (677)
                                                          -------      --------
Income (loss) before equity in
        undistributed income of subsidiary                    650        (1,314)

Equity in undistributed income of subsidiary                3,698         2,431
                                                          -------      --------
Net Income                                                 $4,348        $1,117
                                                           ======        ======

LINCOLN BANCORP AND SUBSIDIARY
Plainfield, Indiana
(Table Dollar Amounts in Thousands)

                        Condensed Statement of Cash Flows

Year Ended December 31                                          1999              1998
--------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                   $  4,348          $  1,117
   Adjustments to reconcile net income to net cash
       provided by operating activities
     Charitable contribution of Company's common stock                               2,000
     Other                                                        (2,895)           (3,049)
                                                                 -------           -------
       Net cash provided by operating activities                   1,453                68
                                                                 -------           -------
Investing Activity--capital contribution to subsidiary                             (33,440)
                                                                 -------           -------
Financing Activities
   Proceeds from sale of common stock, net of costs                                 61,272
   Repurchase of common stock                                     (8,673)
   Cash dividend                                                  (1,234)
   Conversion costs                                                  (16)
                                                                 -------           -------
       Net cash provided (used) by financing activities           (9,923)           61,272
                                                                 -------           -------
Net Change in Cash and Cash Equivalents                           (8,470)           27,900

Cash and Cash Equivalents at Beginning of Year                    27,900
                                                                 -------           -------
Cash and Cash Equivalents at End of Year                         $19,430           $27,900
                                                                 =======           =======

Additional Cash Flow and Supplementary Information
   Common stock issued to ESOP leveraged with an employer loan                      $5,607


                         LINCOLN BANCORP AND SUBSIDIARY
                      Consolidated Condensed Balance Sheet
                                   (Unaudited)

                                                                             March 31,           December 31,
                                                                               2000                  1999
                                                                            ------------          ------------
Assets
   Cash and due from banks                                               $       892,147        $    2,576,080
   Interest-bearing demand deposits in other banks                            13,057,772             8,242,552
                                                                            ------------          ------------
     Cash and cash equivalents                                                13,949,919            10,818,632
   Investment securities
     Available for sale                                                      142,587,441           145,875,328
     Held to maturity                                                            500,000               500,000
                                                                            ------------          ------------
       Total investment securities                                           143,087,441           146,375,328
   Loans                                                                     242,053,043           234,760,885
   Allowance for loan losses                                                   1,813,577             1,760,706
                                                                            ------------          ------------
     Net loans                                                               240,239,466           233,000,179
   Premises and equipment                                                      3,643,095             3,672,650
   Investments in limited partnerships                                         1,961,030             2,063,661
   Federal Home Loan Bank stock                                                5,446,900             5,446,700
   Interest receivable                                                         2,293,301             2,246,870
   Other assets                                                                7,260,701             7,204,023
                                                                            ------------          ------------
     Total assets                                                           $417,881,853          $410,828,043
                                                                            ============          ============

Liabilities
   Deposits
     Noninterest-bearing                                                  $    3,824,423        $    3,395,618
     Interest-bearing                                                        215,525,700           201,586,609
                                                                            ------------          ------------
         Total deposits                                                      219,350,123           204,982,227
   Securities sold under repurchase agreements                                 4,600,000             4,600,000
   Federal Home Loan Bank advances                                           100,937,608           103,937,608
   Note payable                                                                1,225,501             1,714,001
   Interest payable                                                            1,171,751             1,096,519
   Other liabilities                                                           3,346,977             2,754,552
                                                                            ------------          ------------
     Total liabilities                                                       330,631,960           319,084,907
                                                                            ------------          ------------

Commitments and Contingencies
Shareholders' Equity
   Preferred stock, without par value
     Authorized and unissued - 2,000,000 shares
   Common stock, without par value
     Authorized - 20,000,000 shares
     Issued and outstanding - 5,872,725 and 6,308,325 shares                  57,497,916            61,853,916
   Retained earnings                                                          43,840,190            43,575,208
   Accumulated other comprehensive loss                                       (5,721,347)           (5,065,649)
   Unearned recognition and retention plan ("RRP") shares                     (3,252,191)           (3,407,119)
   Unearned employee stock ownership plan ("ESOP") shares                     (5,114,675)           (5,213,220)
                                                                            ------------          ------------
     Total shareholders' equity                                               87,249,893            91,743,136
                                                                            ------------          ------------
     Total liabilities and shareholders' equity                             $417,881,853          $410,828,043
                                                                            ============          ============

See notes to consolidated condensed financial statements.

                         LINCOLN BANCORP AND SUBSIDIARY
                   Consolidated Condensed Statement of Income
                                   (Unaudited)

                                                                                    Three Months Ended
                                                                              March 31,            December 31,
                                                                                2000                   1999
                                                                              ----------            ----------
Interest Income
   Loans, including fees                                                      $4,568,457            $3,985,924
   Investment securities                                                       2,532,712             2,273,162
   Deposits with financial institutions                                          129,007               107,206
   Dividend income                                                               108,341               107,442
                                                                              ----------            ----------
     Total interest and dividend income                                        7,338,517             6,473,734
                                                                              ----------            ----------
Interest Expense
   Deposits                                                                    2,447,219             2,460,864
   Short term borrowings                                                          61,922                11,056
   Federal Home Loan Bank advances                                             1,463,348               655,802
                                                                              ----------            ----------
     Total interest expense                                                    3,972,489             3,127,722
                                                                              ----------            ----------
Net Interest Income                                                            3,366,028             3,346,012
   Provision (adjustment) for loan losses                                        (21,872)               31,050
                                                                              ----------            ----------
Net Interest Income After Provision (Adjustment) for loan losses               3,387,900             3,314,962
                                                                              ----------            ----------
Other Income
   Net realized and unrealized gains on loans                                                            2,835
   Net realized losses on sales of available-for-sale securities                                        (3,904)
   Equity in losses of limited partnerships                                     (102,630)              (82,471)
Other income                                                                     211,862               232,923
                                                                              ----------            ----------
     Total other income                                                          109,232               149,383
                                                                              ----------            ----------
Other Expenses
   Salaries and employee benefits                                              1,167,103               803,358
   Net occupancy expenses                                                         99,257                73,313
   Equipment expenses                                                            137,537               143,783
   Deposit insurance expense                                                      11,968                47,671
   Data processing fees                                                          205,022               164,277
   Professional fees                                                              94,681                33,063
   Director and committee fees                                                    47,925                37,948
   Mortgage servicing rights amortization                                         42,918               (17,084)
   Other expenses                                                                331,019               233,289
                                                                              ----------            ----------
     Total other expenses                                                      2,137,430             1,519,618
                                                                              ----------            ----------
Income Before Income Tax                                                       1,359,702             1,944,727
   Income tax expense                                                            429,349               700,459
                                                                              ----------            ----------
Net Income                                                                    $  930,353            $1,244,268
                                                                              ==========            ==========

Basic earnings per share                                                            $.17                  $.19
                                                                              ==========            ==========
Diluted earnings per share                                                           .17                   .19
                                                                              ==========            ==========
Dividends per share                                                                  .08                   .06
                                                                              ==========            ==========


See notes to consolidated condensed financial statements.

                         LINCOLN BANCORP AND SUBSIDIARY
            Consolidated Condensed Statement of Comprehensive Income
                                   (Unaudited)

                                                                                    Three Months Ended
                                                                               March 31,           December 31,
                                                                                2000                   1999
                                                                                --------           -----------
Net Income                                                                      $930,353            $1,244,268
                                                                                --------           -----------
Other comprehensive income, net of tax
   Unrealized losses on securities available for sale
     Unrealized holding losses arising during the period, net of tax
     benefit of $430,074 and $335,316                                           (655,698)             (511,228)
     Less: Reclassification adjustment for losses included in net
     income, net of tax benefit of $1,546                                                               (2,358)
                                                                                --------           -----------
                                                                                (655,698)             (508,870)
                                                                                --------           -----------
Comprehensive income                                                            $274,655           $   735,398
                                                                                ========           ===========


See notes to consolidated condensed financial statements.

                         LINCOLN BANCORP AND SUBSIDIARY
            Consolidated Condensed Statement of Shareholders' Equity
                    For the Three Months Ended March 31, 2000
                                   (Unaudited)




                                      Common Stock                        Accumulated
                            ----------------------------                     Other                       Unearned
                               Shares                      Retained      Comprehensive    Unearned         ESOP
                             Outstanding      Amount       Earnings           Loss      Compensation      Shares         Total
                            -------------- ------------- -------------- -------------- --------------- ------------- --------------

Balances, January 1, 1999      6,308,325    $ 61,853,916 $ 43,575,208    $ (5,065,649)  $ (3,407,119)  $(5,213,220)   $ 91,743,136

  Net income for the period                                   930,353                                                      930,353
  Unrealized losses on
    securities, net of
    reclassification
    adjustment                                                               (655,698)                                    (655,698)
  Purchase of common stock      (435,600)     (4,356,000)    (290,091)                                                  (4,646,091)
  ESOP shares earned                                            6,504                                        98,545        105,049
  Amortization of unearned
    compensation expense                                       (8,851)                      154,928                        146,077
  Cash dividends
    ($.08 per share)                                         (372,933)                                                    (372,933)
                            -------------- ------------- -------------- -------------- --------------- ------------- -------------

Balances, March 31, 2000      5,872,725     $ 57,497,916 $ 43,840,190    $ (5,721,347) $ (3,252,191)    $(5,114,675)  $ 87,249,893
                            ============== ============= ============== ============== =============== ============= =============





See notes to consolidated condensed financial statements.

                         LINCOLN BANCORP AND SUBSIDIARY
                 Consolidated Condensed Statement of Cash Flows
                                   (Unaudited)



                                                                                                 Three Months Ended
                                                                                                      March 31,
                                                                                         -------------------- -------------------
                                                                                               2000                1999
                                                                                         -------------------- -------------------

  Operating Activities
       Net income                                                                         $    930,353        $   1,244,268
       Adjustments to reconcile net income to net
                cash provided (used) by  operating activities
         Provision(adjustment) for loan losses                                                 (21,872)              31,050
         Gain on sale of  foreclosed real estate                                                (6,902)              (9,449)
         Loss on disposal of premises and equipment                                                                   4,219
         Investment securities accretion, net                                                  (87,086)             (63,604)
         Investment securities (gains) losses                                                                         3,904
         Equity in losses of limited partnerships                                              102,630               82,471
         Amortization of net loan origination fees                                             (51,843)             (97,066)
         Depreciation and amortization                                                         108,840              107,488
         Deferred income tax benefit                                                            (9,337)             461,773
         Amortization of unearned compensation expense                                         146,077
         ESOP shares earned                                                                    105,049              108,399
         Net change in:
           Interest receivable                                                                 (46,431)            (423,730)
           Interest payable                                                                     75,232              (55,029)
           Other assets                                                                        416,649             (221,183)
           Other liabilities                                                                  (125,883)              23,572
           Income taxes receivable/payable                                                     242,987              529,017
                                                                                         -------------------- -------------------
                Net cash provided  by operating activities                                   1,778,463            1,726,100
                                                                                         -------------------- -------------------

  Investing Activities

       Purchases of securities available for sale                                           (1,167,754)         (64,794,311)
       Proceeds from sales of securities available for sale                                                      10,259,375
       Proceeds from maturities of securities available for sale                             3,456,954            6,312,166
       Proceeds from maturities of securities held to maturity                                                      500,000
       Net change in loans                                                                  (6,708,488)         (10,978,307)
       Purchases of loans                                                                     (547,401)          (3,993,635)
       Purchase of FHLB of Indianapolis stock                                                     (200)
       Purchases of property and equipment                                                     (79,285)            (400,240)
       Proceeds from sale of foreclosed  real estate                                            63,304               54,907
                                                                                         -------------------- -------------------
                Net cash used by investing activities                                       (4,982,870)         (63,040,045)
                                                                                         -------------------- -------------------

  Financing Activities
       Net change in

          Noninterest-bearing, interest-bearing demand,
              money market and savings deposits                                              2,375,775            3,511,779


          Certificates of deposit                                                           11,992,121           (9,038,159)
          Short-term borrowings                                                                                   4,600,000
       Proceeds from FHLB advances                                                          45,000,000           55,000,000
       Repayment of FHLB advances                                                          (48,000,000)          (7,000,000)
       Payment on note payable to limited partnership                                         (488,500)            (488,500)
       Dividends paid                                                                         (459,807)
       Purchase of common stock                                                             (4,646,091)
       Additional conversion costs                                                                                  (13,706)
                Net change in advances by borrowers for taxes and insurance                    562,196              561,007
                                                                                         -------------------- -------------------
  Net cash provided  by financing activities                                                 6,335,694           47,132,421
                                                                                         -------------------- -------------------

  Net Change in Cash and Cash Equivalents                                                    3,131,287          (14,181,524)

  Cash and Cash Equivalents, Beginning of Period                                            10,818,632           22,907,357
                                                                                         -------------------- -------------------

  Cash and Cash Equivalents, End of Period                                               $  13,949,919        $   8,725,833
                                                                                         ==================== ===================

  Additional Cash Flows and Supplementary Information

       Interest paid                                                                     $   3,897,257        $   3,182,751
       Income tax paid                                                                         197,500                  ---
       Loan balances transferred to foreclosed real estate                                      90,317                  ---


  See notes to consolidated condensed financial statements.

                         LINCOLN BANCORP AND SUBSIDIARY

Notes to Unaudited Consolidated Condensed Financial Statements

Note 1: Basis of Presentation

The consolidated financial statements include the accounts of Lincoln Bancorp (the "Company"), its wholly owned subsidiary, Lincoln Federal Savings Bank, a federally chartered savings bank ("Lincoln Federal"), and Lincoln Federal's wholly owned subsidiary, L-F Service Corporation ("L-F Service"). A summary of significant accounting policies is set forth in Note 1 of Notes to Financial Statements included in the December 31, 1999 Annual Report to Shareholders. All significant intercompany accounts and transactions have been eliminated in consolidation.

The interim consolidated financial statements have been prepared in accordance with instructions to Form 10-Q, and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

The interim consolidated financial statements at March 31, 2000, and for the three months ended March 31, 2000 and 1999, have not been audited by independent accountants, but reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for such periods.

Note 2: Earnings Per Share

Earnings per share have been computed based upon the weighted average common shares outstanding. Unearned Employee Stock Ownership Plan shares have been excluded from the computation of average common shares outstanding.



                                            Three Months Ended                      Three Months Ended
                                              March 31, 2000                          March 31, 1999
                                              --------------                          --------------
                                                 Weighted                                Weighted
                                                  Average     Per Share                   Average    Per Share
                                    Income        Shares       Amount        Income       Shares      Amount
                                    ------        ------       ------        ------       ------      ------
Basic earnings per share
Income available
to common  shareholders            $903,353     5,329,771     $.17        $1,244,268    6,453,437       $.19
                                                             =====                                     =====
Effect of dilutive RRP
awards and stock options           ----------------------                 -----------------------

Diluted earnings per share
Income available to common
shareholders and assumed
conversions                        $903,353     5,329,771     $.17        $1,244,268    6,453,437       $.19
                                   =========================================================================


Note 3: Business Combinations

On March 21, 2000, the Company signed a definitive agreement to acquire Citizens Bancorp, Frankfort, Indiana. The acquistion will be accounted for under the purchase method of accounting. Under the terms of the agreements, the Company will exchange .9375 shares of the Company's common stock and $9.375 in cash for each share of Citizens' common stock. The transaction is subject to approval by shareholders of Citizens Bancorp and appropriate regulatory agencies. As of March 31, 2000, Citizens Bancorp had total assets and shareholders' equity of $63,484,000 and $15,078,000, respectively.

                        Citizens Bancorp and Subsidiaries
                               Frankfort, Indiana

                                Table of Contents

Independent auditor's report - Olive LLP.................................... 189

Independent auditor's report - Ernst & Young LLP............................ 190

Consolidated balance sheet as of June 30, 1999 and 1998..................... 191

Consolidated statement of income for the years ended
         June 30, 1999, 1998 and 1997....................................... 192

Consolidated statement of shareholders' equity for the years ended
         June 30, 1999, 1998 and 1997....................................... 193

Consolidated statement of cash flows for the years ended
         June 30, 1999, 1998 and 1997....................................... 194

Notes to consolidated financial statements.................................. 195

Consolidated condensed statement of income as of March 31, 2000 and
         June 30, 1999 (unaudited).......................................... 211

Consolidated condensed statement of income for the three months ended
         March 31, 2000 and 1999 (unaudited)................................ 212

Consolidated condensed statement of income for the nine months ended
         March 31, 2000 and 1999 (unaudited)................................ 213

Consolidated condensed statement of shareholders' equity
         for the nine months ended
         March 31, 2000 (unaudited)......................................... 214

Consolidated condensed statement of cash flows
         for the nine months ended
         March 31, 2000 and 1999 (unaudited)................................ 215

Notes to unaudited consolidated condensed financial statements.............. 216

Independent Auditors' Report

To the Shareholders and
Board of Directors
Citizens Bancorp

We have audited the consolidated balance sheet of Citizens Bancorp and subsidiaries as of June 30, 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements as of June 30, 1998, and for the years ended June 30, 1998 and 1997, were audited by other auditors whose report dated August 19, 1998, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Citizens Bancorp and subsidiaries as of June 30, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Olive LLP
Olive LLP

Indianapolis, Indiana
July 23, 1999

                         Report of Independent Auditors

To the Board of Directors and Shareholders
Citizens Bancorp

We have audited the accompanying consolidated balance sheet of Citizens Bancorp and subsidiaries as of June 30, 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the two years in the period ended June 30, 1998, These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on the test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citizens Bancorp and subsidiaries at June 30, 1998, and the consolidated results of their operations and their cash flows for each of the two years in the period ended June 30, 1998, in conformity with accounting principles generally accepted in the United States.

                                                        /s/  Ernst & Young LLP
                                                              Ernst & Young LLP

Indianapolis, Indiana
August 19, 1998

                        CITIZENS BANCORP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

June 30                                                                         1999               1998
-----------------------------------------------------------------------------------------------------------
Assets
     Cash and due from banks                                                $    443,757        $    305,908
     Interest-bearing demand deposits                                            152,289             443,673
                                                                            ------------        ------------
          Cash and cash equivalents                                              596,046             749,581
     Interest-bearing time deposits                                            1,485,972           1,782,985
     Investment securities--available for sale                                   388,362             315,041
     Loans, net of allowance for loan losses of $326,249 and $268,837         53,103,518          46,936,403
     Land held for development                                                   912,542             964,582
     Cash surrender value of life insurance contracts                          1,161,519           1,118,883
     Premises and equipment                                                      567,486             564,638
     Federal Home Loan Bank stock                                                419,100             351,600
     Other assets                                                                835,264             657,956
                                                                            ------------        ------------

              Total assets                                                  $ 59,469,809        $ 53,441,669
                                                                            ============        ============

Liabilities
     Interest bearing deposits                                              $ 36,976,322        $ 34,067,481
     Federal Home Loan Bank advances                                           7,000,000           3,500,000
     Other liabilities                                                           604,632             706,162
                                                                            ------------        ------------
              Total liabilities                                               44,580,954          38,273,643
                                                                            ------------        ------------

Equity Received From Contributions to the ESOP                                   248,891             122,440
                                                                            ------------        ------------

Shareholders' Equity
     Preferred stock, no par value
        Authorized and unissued--2,000,000 shares
     Common stock, no par value
        Authorized--5,000,000 shares
        Issued and outstanding--881,114 and 973,360 shares                     8,293,509           9,215,969
     Unearned Recognition and Retention Plan ("RRP")                            (537,762)           (641,117)
     Retained earnings                                                         6,902,537           6,467,337
     Accumulated other comprehensive income                                      (18,320)              3,397
                                                                            ------------        ------------

              Total shareholders' equity                                      14,639,964          15,045,586
                                                                            ------------        ------------

              Total liabilities and shareholders' equity                    $ 59,469,809        $ 53,441,669
                                                                            ============        ============


See notes to consolidated financial statements.

                        CITIZENS BANCORP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME




Year Ended June 30                                                          1999              1998             1997
----------------------------------------------------------------------------------------------------------------------
Interest Income
     Loans receivable                                                   $ 4,228,607       $ 3,723,529      $ 3,210,018
     Investment securities                                                   42,868            36,918          119,730
     Deposits with financial institutions                                   168,158           291,674          179,640
                                                                        -----------       -----------      -----------
          Total interest income                                           4,439,633         4,052,121        3,509,388
                                                                        -----------       -----------      -----------

Interest Expense
     Deposits                                                             1,589,279         1,652,668        1,640,868
     Borrowings                                                             329,982            85,921          173,668
                                                                        -----------       -----------      -----------
          Total interest expense                                          1,919,261         1,738,589        1,814,536
                                                                        -----------       -----------      -----------
Net Interest Income                                                       2,520,372         2,313,532        1,694,852
     Provision for loan losses                                               65,000            72,000           83,000
                                                                        -----------       -----------      -----------
Net Interest Income After Provision for Loan Losses                       2,455,372         2,241,532        1,611,852
                                                                        -----------       -----------      -----------

Other Income
     Service charges on deposit accounts and other                          135,542           141,983          138,342
     Net realized losses on sales of available-for-sale securities          (60,243)
     Gain on sales of land held for development                              15,747           180,174           17,307
     Other income                                                            58,498            62,443           63,426
                                                                        -----------       -----------      -----------
          Total other income                                                209,787           384,600          158,832
                                                                        -----------       -----------      -----------

Other Expenses
     Salaries and employee benefits                                         668,818           557,509          478,566
     Net occupancy expenses                                                  70,780            66,509           65,112
     Equipment expenses                                                      93,951            82,305           81,512
     Data processing fees                                                   140,865           122,584          107,764
     Deposit insurance expense                                               23,685            23,115          258,685
     Legal and professional fees                                             73,751            95,839           32,197
     Other expenses                                                         240,347           224,214          192,681
                                                                        -----------       -----------      -----------
          Total other expenses                                            1,312,197         1,172,075        1,216,517
                                                                        -----------       -----------      -----------

Income Before Income Tax                                                  1,352,962         1,454,057          554,167
     Income tax expense                                                     520,704           580,179          183,225
                                                                        -----------       -----------      -----------

Net Income                                                              $   832,258       $   873,878      $   370,942
                                                                        ===========       ===========      ===========

Basic Earnings per Share                                                $       .87
                                                                        ===========

Diluted Earnings per Share                                              $       .87
                                                                        ===========

Weighted Average Shares Outstanding                                         957,389


See notes to consolidated financial statements.

                       CITIZENS BANCORP AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                            Unearned     Accumulated
                                             Common Stock                                  Recognition      Other
                                         Shares                Comprehensive   Retained        and      Comprehensive
                                       Outstanding   Amount       Income       Earnings  Retention Plan    Income        Total
                                       -----------   ------       ------       --------  --------------    ------        -----

Balances, July 1, 1996                                                       $5,319,852                   $(50,853)$  5,268,999
   Comprehensive income
     Net income                                                 $370,942        370,942                                 370,942
     Other comprehensive income, net of tax
       Unrealized gains on securities                             50,853                                    50,853       50,853
                                                               ---------
   Comprehensive income                                         $421,795
                                                               =========
                                         -------    --------                   --------    ---------      --------   ----------
Balances, June 30, 1997                                                       5,690,794                               5,690,794
   Comprehensive income
     Net income                                                 $873,878        873,878                                 873,878
     Other comprehensive income, net of tax
       Unrealized gains on securities                              3,397                                     3,397        3,397
                                                               ---------
   Comprehensive income                                         $877,275
                                                               =========

   Sale of common stock                  973,360  $9,215,969                                                          9,215,969
   Cash dividends ($.10 per share)                                              (97,335)                                (97,335)
   Purchase of shares for RRP                                                              $(666,957)                  (666,957)
   RRP shares earned                                                                          25,840                     25,840
                                         -------    --------                   --------    ---------                 ----------

Balances, June 30, 1998                  973,360   9,215,969                  6,467,337     (641,117)        3,397   15,045,586
   Comprehensive income
     Net income                                                 $832,258        832,258                                 832,258
     Other comprehensive income, net of tax
       Unrealized losses on securities                           (21,717)                                  (21,717)     (21,717)
                                                               ---------
   Comprehensive income                                         $810,541
                                                               =========
   Cash dividends ($.23 per share)                                             (215,140)                               (215,140)
   RRP shares earned                                                                         103,355                    103,355
   Purchase of stock                     (92,246)   (922,460)                  (181,918)                             (1,104,378)
                                         -------    --------                   --------    ---------      --------   ----------

Balances, June 30, 1999                  881,114  $8,293,509                 $6,902,537    $(537,762)     $(18,320) $14,639,964
                                         =======  ==========                 ==========    =========      ========  ===========


See notes to consolidated financial statements.

                        CITIZENS BANCORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS




Year Ended June 30                                                     1999             1998              1997
-------------------------------------------------------------------------------------------------------------------
Operating Activities
     Net income                                                  $    832,258       $    873,878       $    370,942
     Adjustments to reconcile net income to net cash
       provided by operating activities
          Provision for loan losses                                    65,000             72,000             83,000
          Depreciation and amortization                                51,762             30,519             45,587
          Deferred income tax                                         (63,588)          (101,594)           (76,326)
          Investment securities losses                                                                       60,243
          ESOP and RRP shares earned                                  229,806            148,280
          Net change in
               Other assets and cash surrender value                 (142,110)            63,236           (158,418)
               Other liabilities                                     (106,575)           435,290            (58,854)
                                                                 ------------       ------------       ------------
                  Net cash provided by operating activities           866,553          1,521,609            266,174
                                                                 ------------       ------------       ------------
Investing Activities
     Net change in interest-bearing deposits                          297,013            693,015           (695,000)
     Purchases of securities available for sale                      (109,284)          (148,420)           (65,481)
     Proceeds from sales of securities available for sale                                                 2,931,693
     Net change in loans                                           (6,232,115)        (8,655,543)        (4,222,435)
     Proceeds from sale of loans                                                                             91,455
     Purchases of premises and equipment                              (54,610)           (29,833)           (16,498)
     Net change in land held for development                           52,040             31,326             76,892
     Purchase of FHLB stock                                           (67,500)           (20,000)
                                                                 ------------       ------------       ------------
               Net cash used by investing activities               (6,114,456)        (8,129,455)        (1,899,374)
                                                                 ------------       ------------       ------------
Financing Activities
     Net change in
          Interest-bearing demand and savings deposits                  3,308           (257,971)           304,545
          Certificates of deposit                                   2,905,533         (2,029,761)           450,528
     Proceeds from borrowings                                       7,000,000          3,500,000         14,500,000
     Repayment of borrowings                                       (3,500,000)        (4,000,000)       (13,500,000)
     Cash dividends                                                  (210,095)           (52,900)
     Purchase of stock                                             (1,104,378)
     Sale of stock                                                                     9,215,969
     Purchase of RRP shares                                                             (666,957)
                                                                 ------------       ------------       ------------
               Net cash provided by financing activities            5,094,368          5,708,380          1,755,073
                                                                 ------------       ------------       ------------
Net Change in Cash and Cash Equivalents                              (153,535)          (899,466)           121,873
Cash and Cash Equivalents, Beginning of Year                          749,581          1,649,047          1,527,174
                                                                 ------------       ------------       ------------
Cash and Cash Equivalents, End of Year                           $    596,046       $    749,581       $  1,649,047
                                                                 ============       ============       ============
Additional Cash Flows Information
     Interest paid                                               $  1,891,000       $  1,781,000       $  1,784,000
     Income tax paid                                                  910,097            262,538            431,009


See notes to consolidated financial statements.

                        CITIZENS BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 --    Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Citizens Bancorp ("Company"), its wholly owned subsidiary, Citizens Savings Bank of Frankfort ("Bank") and the Bank's wholly owned subsidiary, Citizens Loan and Service Corporation ("Service Corp"), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a thrift holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a federal thrift charter and provides full banking services. As a federally chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision, and the Federal Deposit Insurance Corporation.

The Bank generates commercial mortgage, residential mortgage and consumer loans and receives deposits from customers located primarily in Clinton County, Indiana and surrounding counties. The Bank's loans are generally secured by specific items of collateral including real property and consumer assets.

The Service Corp develops land for residential housing.

The Company was formed in June 1997 and purchased all of the stock of the Bank with the proceeds of a subscription stock offering completed in September 1997. Simultaneous to the stock offering, the Bank converted from a federally chartered mutual savings bank to a federally chartered capital stock savings bank. Prior to June 1997, the Company had no assets or liabilities. All financial information prior to fiscal year 1998 relate to the Bank and Service Corp only.

The Company issued 1,058,000 shares of common stock following the subscription stock offering. Net proceeds to the Company were $9,215,969 of which $5,031,185 was paid to the Bank in exchange for all of the common stock of the Bank. Expenses related to the offering totaled $517,631, and $846,400 was loaned by the Company to the Employee Stock Ownership Plan ("ESOP").

Consolidation--The consolidated financial statements include the accounts of the
Company  and  subsidiaries  after  elimination  of  all  material   intercompany
transactions.

Investment Securities--Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity or included in the trading account and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

                        CITIZENS BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Loans where payments have insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Bank considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore, excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Mortgage loans are placed on nonaccrual status when they become 90 days delinquent. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual lives of the loans. When a loan is paid off or sold, any unamortized loan origination fee balance is credited to income.

Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 1999 the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the areas within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is principally computed using both the straight-line method and the declining balance method based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank ("FHLB") stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

Stock options are granted for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for and will continue to account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes.

Earnings per share have been computed based upon the weighted average common shares outstanding during the year ended June 30, 1999. Unearned ESOP shares have been excluded from the computation of average common shares outstanding. Historical earnings per share information is not presented on the 1998 and 1997 consolidated statements of income because it is not meaningful due to the stock offering occurring in September 1997.

                        CITIZENS BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reclassifications of certain amounts in the 1998 and 1997 consolidated financial statements have been made to conform to the 1999 presentation.

Note 2 --      Investment Securities Available for Sale

Investment securities available for sale at June 30, 1999 and 1998 consist of marketable equity securities. At June 30, 1999 and 1998, the securities have a fair value of $388,362 and $315,041, and an amortized cost of $418,699 and $309,416, respectively. The gross unrealized gain (loss) was $(30,337) and $5,625 at June 30, 1999 and 1998, respectively.

Note 3 --      Loans and Allowance

June 30                                        1999               1998
--------------------------------------------------------------------------------
Commercial real estate                    $  3,341,351       $  3,656,862
Real estate loans                           41,663,334         35,928,334
Construction loans                           1,383,500            611,000
Individuals' loans for household
     and other personal expenditures         7,764,172          7,064,802
Other loans                                    149,313            149,973
                                          ------------       ------------
                                            54,301,670         47,410,971
Allowance for loan losses                     (326,249)          (268,837)
Deferred loan fees and costs, net             (125,608)          (109,376)
Undisbursed portion of loans                  (746,295)           (96,355)
                                          ------------       ------------
     Total loans                          $ 53,103,518       $ 46,936,403
                                          ============       ============


Year Ended June 30                       1999            1998            1997
--------------------------------------------------------------------------------
Allowance for loan losses
Balances, beginning of year           $ 268,837       $ 211,635       $ 138,606
Provision for losses                     65,000          72,000          83,000
Recoveries on loans                       4,910           1,645           1,626
Loans charged off                       (12,498)        (16,443)        (11,597)
                                      ---------       ---------       ---------
     Balances, end of year            $ 326,249       $ 268,837       $ 211,635
                                      =========       =========       =========


Note 4 --      Land Held for Development

The Company, through the Service Corp, has been developing approximately 59 acres of land for a three phase residential housing addition in Frankfort, Indiana. In January 1992, the Bank received regulatory approval of a plan to develop this land. During the years ended June 30, 1999, 1998 and 1997, approximately $30,600, $34,000 and $68,000, respectively, were expended to create the infrastructure for the development, to provide further improvements to the first and second phase of the project, and to capitalize interest. During the years ended June 30, 1999, 1998 and 1997, approximately $98,000, $69,000, and $166,000, respectively, was received from the sale of lots in the development resulting in gains from sale of these lots of approximately $16,000, $9,000, and $17,000, for each year, respectively. The Service Corp owns an additional 45 acres of land for future development.

                        CITIZENS BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended June 30, 1998, land not included in the above development was sold for proceeds equaling $177,000 resulting in a gain from the sale of $172,000.

Note 5 -- Premises and Equipment

June 30                                      1999                   1998
--------------------------------------------------------------------------------
Land                                    $   137,307            $   137,307
Buildings                                   647,154                647,154
Equipment                                   329,406                274,796
                                        -----------            -----------
     Total cost                           1,113,867              1,059,257
Accumulated depreciation                   (546,381)              (494,619)
                                        -----------            -----------
     Net                                $   567,486            $   564,638
                                        ===========            ===========


Note 6 --  Deposits

June 30                                           1999                 1998
--------------------------------------------------------------------------------
Demand deposits                               $ 4,714,398          $ 4,569,764
Savings deposits                                9,361,971            9,503,297
Certificates of $100,000 or more                4,973,049            2,314,074
Other certificates                             17,926,904           17,680,346
                                              -----------          -----------
     Total deposits                           $36,976,322          $34,067,481
                                              ===========          ===========

Certificates maturing in years ending June 30
   2000                                                             $11,489,597
   2001                                                               7,415,908
   2002                                                               2,892,761
   2003                                                                 262,288
   2004                                                                 352,339
   Thereafter                                                           487,060
                                                                    -----------
                                                                    $22,899,953
                                                                    ===========

                        CITIZENS BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 --      Borrowings

June 30                                               1999             1998
--------------------------------------------------------------------------------
Federal Home Loan Bank advances, at fixed
     and variable rates ranging
     from 4.90% to 6.06%, due at various
     dates through October 7, 2008                 $7,000,000        $3,500,000
                                                   ==========        ==========

The Federal Home Loan Bank advances are secured by first-mortgage loans totaling $42,274,000. The Company is required to maintain eligible loans in its portfolio of at least 170% of outstanding advances as collateral for advances from the FHLB. Advances are subject to restrictions or penalties in the event of prepayment.

Maturities in years ending June 30
--------------------------------------------------------------------------------
2000                                                                $1,000,000
2008                                                                 6,000,000
                                                                    ----------
                                                                    $7,000,000
                                                                    ==========


Note 8 --  Income Tax

Year Ended June 30                                                1999           1998            1997
--------------------------------------------------------------------------------------------------------
Income tax expense
     Currently payable
          Federal                                              $ 460,153       $ 550,558       $ 204,275
          State                                                  124,139         131,215          55,276
     Deferred
          Federal                                                (52,331)        (80,259)        (62,054)
          State                                                  (11,257)        (21,335)        (14,272)
                                                               ---------       ---------       ---------
               Total income tax expense                        $ 520,704       $ 580,179       $ 183,225
                                                               =========       =========       =========

Reconciliation of federal statutory to actual tax expense
     Federal statutory income tax at 34%                       $ 460,007       $ 494,379       $ 188,417
     Effect of state income taxes                                 74,502          72,521          27,063
     Other                                                       (13,805)         13,279         (32,255)
                                                               ---------       ---------       ---------
          Actual tax expense                                   $ 520,704       $ 580,179       $ 183,225
                                                               =========       =========       =========

                        CITIZENS BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

June 30                                             1999                1998
--------------------------------------------------------------------------------
Assets
     Allowance for loan losses                    $107,796            $114,256
     Loan fees                                     151,136             137,596
     Pensions and employee benefits                193,807             151,592
     Other                                          16,103              24,336
     Capital loss carryover                         25,604              25,604
                                                  --------            --------
          Total assets                             494,446             453,384
                                                  --------            --------
Liabilities
     Loan costs                                     97,753              91,112
     FHLB stock dividend                            27,132              27,132
     Other                                          28,184              29,189
                                                  --------            --------
          Total liabilities                        153,069             147,433
                                                  --------            --------
                                                  $341,377            $305,951
                                                  ========            ========

Retained earnings include approximately $1,349,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of June 30, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $459,000.

Note 9 -- Other Comprehensive Income

                                                                                  1999
                                                       ---------------------------------------------------------
                                                         Before-Tax                Tax               Net-of-Tax
Year Ended June 30                                         Amount                Benefit               Amount
----------------------------------------------------------------------------------------------------------------
Unrealized losses on securities
   Unrealized holding losses arising during the year      $(35,961)              $14,244              $(21,717)
                                                          ========               =======              ========




                                                                                  1998
                                                       ---------------------------------------------------------
                                                         Before-Tax                Tax               Net-of-Tax
Year Ended June 30                                         Amount                Expense               Amount
----------------------------------------------------------------------------------------------------------------
Unrealized gains on securities
   Unrealized holding gains arising during the year         $5,625               $(2,228)               $3,397
                                                            ======               =======                ======

                        CITIZENS BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                  1997
                                                       ---------------------------------------------------------
                                                         Before-Tax           Tax (Expense)          Net-of-Tax
Year Ended June 30                                         Amount                Benefit               Amount
----------------------------------------------------------------------------------------------------------------
Unrealized gains on securities
     Unrealized holding gains arising during the year      $23,964             $  (9,492)              $14,472
     Less: reclassification adjustment for losses
         realized in net income                            (60,243)               23,862               (36,381)
                                                           -------              --------               -------
     Net unrealized gains                                  $84,207              $(33,354)              $50,853
                                                           =======              ========               =======

Note 10 --     Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial  instruments  whose  contract  amount  represents  credit risk consist
solely  of  commitments  to  extend  credit,  and  these  commitments   totalled
$3,565,000 and $2,959,000 as of June 30, 1999 and 1998, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

The Company and subsidiaries are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Note 11 --     Year 2000

Like all entities, the Company and subsidiaries are exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware;
transactions with customers, vendors, and other entities; and equipment dependent upon microchips. The Company has begun and is continuing its efforts to identify and remediate potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Company and subsidiaries do business. If remediation efforts of the Company or third parties with which the Company and subsidiaries do business are not successful, the Year 2000 Issue could have negative effects on the Company's financial condition and results of operations in the near term.

                        CITIZENS BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 --     Dividend and Capital Restrictions

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding net profits (as defined) for the current calendar year to date plus those for the previous two years which amounts to $1,994,000. The Bank normally restricts dividends to a lessor amount because of the need to maintain an adequate capital structure.

At the time of conversion, a liquidation account was established in an amount equal to the Bank's net worth as reflected in the latest statement of condition used in its final conversion offering circular. The liquidation account is maintained for the benefit of eligible deposit account holders who maintain their deposit account in the Bank after conversion. In the event of a complete liquidation, and only in such event, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held, before any liquidation distribution may be made to shareholders. Except for the repurchase of stock and payment of dividends, the existence of the liquidation account will not restrict the use or application of net worth. The initial balance of the liquidation account was approximately $5,691,000. At June 30, 1999, total shareholder's equity of the Bank was $11,300,845.

Note 13 --     Stock Transactions

During the year ended June 30, 1999, the Company's Board of Directors approved the repurchase of 52,900 of the Company's shares of common stock outstanding. The Company repurchased 52,900 shares under this plan during the year ended June 30, 1999. Additionally, the Company's Board of Directors approved the repurchase of an additional 50,255 shares of the Company's outstanding shares of common stock. These purchases will be made subject to market conditions in the open market or block transactions. At June 30, 1999, the Company has repurchased 39,346 shares under this plan.

Note 14 --     Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At June 30, 1999 and 1998, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since June 30, 1999 that management believes have changed the Bank's classification.

                        CITIZENS BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Bank's actual and required capital amounts and ratios are as follows:

                                                                   Required
                                                                 for Adequate                 To Be Well
                                         Actual                    Capital 1                 Capitalized 1
                                   -------------------      --------------------         ----------------------
                                   Amount        Ratio       Amount        Ratio          Amount        Ratio
---------------------------------------------------------------------------------------------------------------
As of June 30, 1999
Total risk-based capital 1
   (to risk-weighted assets)    $10,714,000      29.0%     $2,957,000      8.0%         $3,696,000      10.0%
Tier 1 risk-based capital 1
   (to risk-weighted assets)     10,388,000      28.1%      2,957,000      8.0%          3,696,000      10.0%
Core capital 1
   (to adjusted tangible assets) 10,388,000      17.8%      1,751,000      3.0%          3,502,000       6.0%
Core capital 1
   (to adjusted total assets)    10,388,000      17.8%      1,751,000      3.0%          2,919,000       5.0%

As of June 30, 1998
Total risk-based capital 1
   (to risk-weighted assets)     $9,554,000      29.2%     $2,614,000      8.0%         $3,267,000      10.0%
Tier 1 risk-based capital 1
   (to risk-weighted assets)      9,285,000      28.4%      2,614,000      8.0%          3,267,000      10.0%
Core capital 1
   (to adjusted tangible assets)  9,285,000      17.7%      1,574,000      3.0%          3,149,000       6.0%
Core capital 1
   (to adjusted total assets)     9,285,000      17.7%      1,574,000      3.0%          2,624,000       5.0%

1 As defined by regulatory agencies

                        CITIZENS BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 --     Employee Benefit Plans

The Bank provides pension benefits for substantially all of the Bank's employees and is a participant in a pension fund known as the Pentegra Group. The plan is accounted for as a multi-employer plan. Pension expense was $1,708; $1,649; and $20,556 for 1999, 1998 and 1997.

The Bank has purchased keyman life insurance on certain officers, which insurance had a cash value of $1,161,519 and $1,118,883 at June 30, 1999 and 1998. The Bank has also approved arrangements that provide additional retirement benefits to certain officers covered by the keyman policies. The benefits to be paid will be funded primarily by the keyman policies and are being accrued over the period of active service to eligibility dates. The accrual of benefits totaled $7,079, $16,700, and $74,300 for 1999, 1998 and 1997.

The Bank has a Recognition and Retention Plan ("RRP"). Effective on March 24, 1998, awards of grants for 32,798 shares were issued to various directors and officers of the Bank. These awards generally are to vest and be earned by the recipient at a rate of 20 percent per year, commencing March 24, 1999. The expense under the RRP was $103,355 and $26,000 for the years ended June 30, 1999 and 1998.

An ESOP covers substantially all employees of the Bank. The ESOP acquired 84,640 shares at $10.00 per share in the conversion with funds provided by a loan from the Company. The ESOP provides for the Company to issue a put option ("option") to any participant who receives a distribution of Company stock. The option permits the participant to sell the stock to the Company at any time during two option periods, as defined in the plan, at the fair market value of the stock. Accordingly, the $846,400 of stock acquired by the ESOP was reflected as a reduction to the ESOP equity accounts. Unearned ESOP shares totaled 66,192 and 76,506 at June 30, 1999 and 1998 and had a fair value of $835,674 at June 30, 1999 and $1,099,774 at June 30, 1998. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Cash dividends on unallocated shares will be applied to principal and interest due on the loan. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of the Bank, are made to the ESOP. The expense under the ESOP was $126,451 and $122,440 for the years ended June 30, 1999 and 1998. At June 30, 1999 and 1998, the ESOP had 13,414 and 2,855 allocated shares and 71,226 and 81,785 suspense shares.

Below are the transactions affecting the ESOP equity accounts:

                                           Additional   Unearned
                                 Common      Paid-in      ESOP
                                  Stock      Capital     Shares         Total
                                --------      -------   ---------     --------

Common stock acquired by ESOP   $846,400                $(846,400)
ESOP shares earned                            $41,100      81,340     $122,440
                                --------      -------   ---------     --------

Balance, June 30, 1998           846,400       41,100    (765,060)     122,440
ESOP shares earned                             23,311     103,140      126,451
                                --------      -------   ---------     --------

Balance, June 30, 1999          $846,400      $64,411   $(661,920)    $248,891
                                ========      =======   =========     ========

                        CITIZENS BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 --     Related Party Transactions

The Bank has entered into transactions with certain directors, executive officers, significant shareholders and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans, as defined, to such related parties were as follows:

--------------------------------------------------------------------------------
Balances, July 1, 1998                                          $ 2,766,000

New loans, including renewals                                       710,000
Payments, etc., including renewals                                 (382,000)
                                                                -----------
Balances, June 30, 1999                                         $ 3,094,000
                                                                ===========


Note 17 --     Stock Option Plan

Under the Company's stock option plan approved in 1998, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants key employees and directors stock option awards which vest and become fully exercisable at the end of five years of continued employment. During the year ended June 30, 1998, the Company authorized the grant of options for up to 105,800 shares of the Company's common stock. The exercise price of each option, which has a ten-year life, must be equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense is recognized.

Although the Company has elected to follow APB No. 25, Statement of Financial Accounting Standards (SFAS) No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant in 1998 was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                      1998
-------------------------------------------------------------------------------
Risk-free interest rates                                              5.38%
Dividend yields                                                       1.31%
Volatility factors of expected market price of common stock           19.9%
Weighted-average expected life of the options                         8 years

                        CITIZENS BANCORP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

                                                          1999         1998
--------------------------------------------------------------------------------
Net income                        As reported           $832,258     $873,878
                                  Pro forma              764,779      860,909
Basic earnings per share          As reported                .87
                                  Pro forma                  .80
Diluted earnings per share        As reported                .87
                                  Pro forma                  .80

The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended June 30, 1999 and 1998.



Year Ended June 30                                        1999                                  1998
--------------------------------------------------------------------------------------------------------------------
                                                                   Weighted-                            Weighted-
                                                                    Average                              Average
    Options                                       Shares        Exercise Price            Shares     Exercise Price
--------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year                     81,995          $15.25
Granted                                                                                    81,995        $15.25
                                                  -------                                 -------
Outstanding, end of year                           81,995          $15.25                  81,995        $15.25
                                                  =======                                 =======
Options exercisable at year end                    16,399
Weighted-average fair value of
options granted during the year                                                                           $4.86

As of June 30, 1999, the options outstanding have an exercise price of $15.25 and a weighted-average remaining contractual life of nine years.

                        CITIZENS BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 --     Earnings Per Share

Earnings per share (EPS) were computed as follows:



                                                                        Year Ended June 30, 1999
                                                       ----------------------------------------------------------
                                                                                Weighted-
                                                             Net                 Average              Per-Share
                                                           Income                Shares                Amount
-----------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
   Income available to common shareholders                $832,258               957,389                $.87

Effect of Dilutive Securities
   Stock options                                                                   ---
                                                          ------------------------------
Diluted Earnings Per Share

   Income available to common shareholders
     and assumed conversions                              $832,258               957,389                $.87
                                                          ========               =======               =====


Options to purchase 81,995 shares of common stock at $15.25 per share were outstanding at June 30, 1999, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

Note 19 --     Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Interest-bearing Time Deposits--The fair value of interest-bearing time deposits approximates carrying value.

Securities--Fair values are based on quoted market prices.

Loans--For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans is estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Cash Surrender Value Of Life Insurance Contracts--The fair value of cash surrender value of life insurance contracts approximates carrying value.

FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

                        CITIZENS BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deposits--The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Federal Home Loan Bank Advances--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt.

The estimated fair values of the Company's financial instruments are as follows:



                                                                     1999                          1998
                                                          ---------------------------------------------------------
                                                            Carrying          Fair        Carrying          Fair
June 30                                                      Amount           Value        Amount           Value
-------------------------------------------------------------------------------------------------------------------
Assets
   Cash and due from banks                                  $443,757       $443,757       $305,908        $305,908
   Interest-bearing demand deposits                          152,289        152,289        443,673         443,673
   Interest-bearing time deposits                          1,485,972      1,482,703      1,782,985       1,782,985
   Investment securities available for sale                  388,362        388,362        315,041         315,041
   Loans                                                  53,103,518     53,256,987     46,936,403      49,410,000
   Cash surrender value of life insurance                  1,161,519      1,161,519      1,118,883       1,118,883
   Stock in FHLB                                             419,100        419,100        351,600         351,600

Liabilities
   Deposits                                               36,976,322     36,891,592     34,067,481      34,219,000
   FHLB advances                                           7,000,000      6,633,200      3,500,000       3,500,000

Note 20 --     Quarterly Financial Data (Unaudited)



                                                                              1999
                                            --------------------------------------------------------------------------
                                               First            Second                 Third                 Fourth
June 30                                       Quarter           Quarter               Quarter                Quarter
----------------------------------------------------------------------------------------------------------------------
Interest income                             $1,081,463       $1,142,129              $1,100,223            $1,115,818
Interest expense                               456,555          513,181                 472,086               477,439
     Net interest income                       624,908          628,948                 628,137               638,379
Provision for loan losses                       15,000           20,000                  15,000                15,000
Net income                                     186,190          194,103                 227,273               224,692
Basic earnings per share                          0.19             0.20                    0.24                  0.24
Diluted earnings per share                        0.19             0.20                    0.24                  0.24


                                                                              1998
                                            --------------------------------------------------------------------------
                                               First            Second                 Third                 Fourth
June 30                                       Quarter           Quarter               Quarter                Quarter
----------------------------------------------------------------------------------------------------------------------
Interest income                            $  940,672        $1,016,436              $1,030,593            $1,064,419
Interest expense                              466,234           412,866                 422,213               437,276
     Net interest income                      474,438           603,570                 608,380               627,143
Provision for loan losses                      12,000            28,000                  17,000                15,000
Net income                                    266,888           197,795                 217,512               191,683

                        CITIZENS BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21 --     Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                             Condensed Balance Sheet

June 30                                                               1999               1998
------------------------------------------------------------------------------------------------
Assets
     Cash and due from banks                                    $  2,648,829       $  4,014,235
     Investment securities available for sale                        209,706            145,000
     ESOP loan receivable                                            740,600            825,240
     Investment in common stock of subsidiaries                   11,300,845         10,237,433
     Other assets                                                     57,321             43,248
                                                                ------------       ------------
              Total assets                                      $ 14,957,301       $ 15,265,156
                                                                ============       ============
Liabilities                                                     $     68,446       $     97,130
Equity Received from ESOP                                            248,891            122,440
Shareholders' Equity                                              14,639,964         15,045,586
                                                                ------------       ------------
              Total liabilities and shareholders' equity        $ 14,957,301       $ 15,265,156
                                                                ============       ============



                          Condensed Statement of Income

Year Ended June 30                                                    1999               1998
------------------------------------------------------------------------------------------------
Income--interest and dividends                                  $    107,342       $    109,164
Expenses                                                             108,692            115,814
                                                                ------------       ------------
Loss before income tax and equity in undistributed
   income of subsidiaries                                             (1,350)            (6,650)
Income tax expense                                                        --                 --
                                                                ------------       ------------
Loss before equity in undistributed income of subsidiaries            (1,350)            (6,650)
Equity in undistributed income of subsidiaries                       833,608            880,528
                                                                ------------       ------------
Net Income                                                      $    832,258       $    873,878
                                                                ============       ============

                        CITIZENS BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        Condensed Statement of Cash Flows



Year Ended June 30                                                      1999               1998
---------------------------------------------------------------------------------------------------
Operating Activities
     Net income                                                    $    832,258       $    873,878
     Adjustments to reconcile net income to net cash provided
       by operating activities                                         (862,117)          (873,312)
                                                                   ------------       ------------
          Net cash provided (used) by operating activities              (29,859)               566
                                                                   ------------       ------------
Investing Activities
     Purchase of securities available for sale                         (100,669)          (139,375)
     Loan to ESOP                                                                         (846,400)
     ESOP loan repayment                                                 84,640             21,160
                                                                   ------------       ------------
          Net cash used by investing activities                         (16,029)          (964,615)
                                                                   ------------       ------------
Financing Activities
     Cash dividends                                                    (215,140)           (52,900)
     Sale of stock                                                                      10,062,369
     Purchase of stock                                               (1,104,378)
     Acquisition of subsidiary stock                                                    (5,031,185)
                                                                   ------------       ------------

          Net cash provided (used) by financing activities           (1,319,518)         4,978,284
                                                                   ------------       ------------

Net Change in Cash and Cash Equivalents                              (1,365,406)         4,014,235

Cash and Cash Equivalents at Beginning of Year                        4,014,235
                                                                   ------------       ------------
Cash and Cash Equivalents at End of Year                           $  2,648,829       $  4,014,235
                                                                   ============       ============

                        CITIZENS BANCORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CONDITION
                             (dollars in thousands)

                                                                       March 31,                 June 30,
                                                                         2000                      1999
                                                                         ----                      ----
                                                                      (Unaudited)                (Note A)
Assets
Cash and due from banks                                                $     607                 $     444
Interest-bearing demand deposits                                             867                       152
                                                                         -------                   -------
   Cash and cash equivalents                                               1,474                       596
Interest-bearing time deposits                                             1,486                     1,486
Investment securities - available for sale                                   391                       388
Loans receivable, net of allowance for loan
   losses of $340,000 and $326,000                                        55,969                    53,104
Land held for development                                                    868                       913
Cash surrender value of life insurance contracts                           1,194                     1,162
Premises and equipment                                                       560                       567
Federal Home Loan Bank stock                                                 625                       419
Other assets                                                                 917                       835
                                                                         -------                   -------
     Total assets                                                        $63,484                   $59,470
                                                                         =======                   =======

Liabilities

Deposits                                                                 $36,323                   $36,976
Federal Home Loan Bank advances                                           11,000                     7,000
Other liabilities                                                            740                       605
                                                                         -------                   -------
     Total liabilities                                                    48,063                    44,581
                                                                         -------                   -------
Equity Received From Contributions to the ESOP                               343                       249
                                                                         -------                   -------
Shareholders' Equity

Preferred stock , no par value
Authorized and unissued - 2,000,000 shares                                    --                        --
Common Stock , no par value
Authorized - 5,000,000 shares
Issued and outstanding - 874,761 and 881,114 shares                        8,230                     8,293
Unearned Recognition and Retention Plan ("RRP")                             (440)                     (538)
Retained Earnings                                                          7,309                     6,903
Accumulated other comprehensive income (loss)                                (21)                      (18)
                                                                         -------                   -------
     Total shareholders' equity                                           15,078                    14,640
                                                                         -------                   -------
     Total liabilities and shareholders' equity                          $63,484                   $59,470
                                                                         =======                   =======


See notes to consolidated unaudited financial statements.

                        CITIZENS BANCORP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                             (dollars in thousands)

                                                                           Three months ended March 31,
                                                                          2000                       1999
                                                                        --------                  --------
                                                                                    (Unaudited)
Interest income:
Loans receivable                                                        $  1,134                   $ 1,056
Investment securities                                                         16                        10
Deposits with financial institutions                                          34                        34
                                                                        --------                  --------
     Total interest income                                                 1,184                     1,100
                                                                        --------                  --------
Interest expense:

Interest on deposits                                                         368                       381
Interest on borrowings                                                       163                        91
                                                                        --------                  --------
     Total interest expense                                                  531                       472
                                                                        --------                  --------
Net interest income                                                          653                       628

Provision for loan losses                                                     15                        15
                                                                        --------                  --------
Net interest income after provision for loan losses                          638                       613
                                                                        --------                  --------
Other income:

Service charges on deposit accounts and other                                 32                        31
Gain on sales of land held for development                                   ---                         2
Other income                                                                  19                        14
                                                                        --------                  --------
     Total other income                                                       51                        47
                                                                        --------                  --------
Other expenses:

Salaries and employee benefits                                               182                       157
Net occupancy expenses                                                        17                        17
Equipment expenses                                                            27                        24
Data processing fees                                                          35                        33
Deposit insurance expense                                                      2                         6
Legal and professional fees                                                   12                         7
Other expenses                                                                75                        57
                                                                        --------                  --------
     Total other expenses                                                    350                       301
                                                                        --------                  --------
Income before income tax                                                     339                       359
Income tax expense                                                           122                       132
                                                                        --------                  --------
Net income                                                              $    217                  $    227
                                                                        ========                  ========

Basic earnings per share                                                $    .24                  $    .24
Diluted earnings per share                                              $    .24                  $    .24
Weighted average shares outstanding                                      899,441                   949,507

See notes to consolidated unaudited financial statements.

                        CITIZENS BANCORP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                             (dollars in thousands)

                                                                            Nine months ended March 31,
                                                                          2000                       1999
                                                                        --------                  --------
                                                                                    (Unaudited)
Interest income:
Loans receivable                                                         $ 3,327                   $ 3,153
Investment securities                                                         44                        30
Deposits with financial institutions                                          88                       141
                                                                        --------                  --------
     Total interest income                                                 3,459                     3,324
                                                                        --------                  --------
Interest expense:

Interest on deposits                                                       1,126                     1,204
Interest on borrowings                                                       422                       238
                                                                        --------                  --------
     Total interest expense                                                1,548                     1,442
                                                                        --------                  --------
Net interest income                                                        1,911                     1,882

Provision for loan losses                                                     45                        50
                                                                        --------                  --------
Net interest income after provision for loan losses                        1,866                     1,832
                                                                        --------                  --------
Other income:

Service charges on deposit accounts and other                                101                       102
Gain on sales of land held for development                                    10                        13
Other income                                                                  50                        43
                                                                        --------                  --------
     Total other income                                                      161                       158
                                                                        --------                  --------
Other expenses:

Salaries and employee benefits                                               539                       490
Net occupancy expenses                                                        49                        52
Equipment expenses                                                            72                        66
Data processing fees                                                         100                       103
Deposit insurance expense                                                     14                        18
Legal and professional fees                                                   49                        65
Other expenses                                                               200                       181
                                                                        --------                  --------
     Total other expenses                                                  1,023                       975
                                                                        --------                  --------
Income before income tax                                                   1,004                     1,015
Income tax expense                                                           395                       407
                                                                        --------                  --------
Net income                                                              $    609                  $    608
                                                                        ========                  ========

Basic earnings per share                                                $    .68                  $    .63
Diluted earnings per share                                              $    .68                  $    .63
Weighted average shares outstanding                                      900,214                   967,852



See notes to consolidated unaudited financial statements.

                        CITIZENS BANCORP AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                             (dollars in thousands)


                                                                                     Unearned        Accumulated
                                    Common Stock                                    Recognition         Other            Total
                               Shares                  Comprehensive   Retained        and           Comprehensive     Shareholders'
                            Outstanding      Amount        Income        Earnings   Retention Plan     Income (Loss)     Equity
                            -----------      ------        ------        --------   --------------   ---------------     ------


Balance, July 1, 1999         881,114       $ 8,293                      $ 6,903       $(538)           $ (18)          $ 14,640

Comprehensive
income
Net income                                                  $609             609                                             609
Unrealized gains (losses)
  on securities, net of tax                                   (3)                                          (3)                (3)
                                                          -------
Comprehensive income                                        $606
                                                          =======
Cash dividends                                                              (187)                                           (187)
($0.21 per share)

Purchase of stock              (6,353)          (63)                         (16)                                            (79)

RRP shares earned                                                                         98                                  98
                           -------------------------                     -------------------------------------------------------

Balance, March 31, 2000       874,761        $ 8,230                     $ 7,309       $(440)           $ (21)          $ 15,078
                           =========================                     =======================================================


See notes to consolidated unaudited financial statements.

                        CITIZENS BANCORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                            Nine months ended March 31,
                                                                          2000                       1999
                                                                          ------                    ------
                                                                                    (Unaudited)
Operating activities:

Net income                                                               $   609                     $ 608
Adjustments to reconcile net income to net cash
provided by operating activities:
     Provision for loan losses                                                45                        50
     Depreciation and amortization                                            42                        34
     Deferred federal income tax credit                                      ---                         3
     ESOP/RRP shares earned                                                  192                       173
     Net change in

         Other assets and cash surrender value                              (114)                     (125)
         Other liabilities                                                   127                      (338)
                                                                          ------                    ------
     Net cash provided by operating activities                               901                       405
                                                                          ------                    ------
Investing activities:

Net change in interest-bearing deposits                                      ---                       297
Purchases of securities available for sale                                    (7)                     (107)
Net change in loans                                                       (2,910)                   (4,381)
Purchases of premises and equipment                                          (35                       (37)
Net change in land held for development                                       45                        42
Purchase of FHLB stock                                                      (206)                      ---
                                                                          ------                    ------
     Net cash used by investing activities                                (3,113)                   (4,186)
                                                                          ------                    ------
Financing activities:

Net change in

     Demand and savings deposits                                              82                        32
     Certificates of deposit                                                (735)                    2,545
Proceeds from borrowings                                                   6,500                     6,500
Repayment of borrowings                                                   (2,500)                   (4,000)
Purchase of stock                                                            (79)                     (482)
Cash dividends                                                              (178)                     (154)
                                                                          ------                    ------
     Net cash provided by financing activities                             3,090                     4,441
                                                                          ------                    ------
Net change in cash and cash equivalents                                      878                       660
Cash and cash equivalents at beginning of period                             596                       750
                                                                          ------                    ------
Cash and cash equivalents at end of period                                $1,474                    $1,410
                                                                          ======                    ======


See notes to consolidated unaudited financial statements.

                        CITIZENS BANCORP AND SUBSIDIARIES
              NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

NOTE A: Basis of Presentation

The unaudited interim consolidated financial statements include the accounts of Citizens Bancorp ("Company") and its wholly-owned subsidiary, Citizens Savings Bank of Frankfort ("Citizens").

The unaudited interim consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all information and disclosures required by generally accepted accounting principles for complete financial statements. The significant accounting policies followed by the Company and Citizens for interim financial reporting are consistent with the accounting policies followed for annual financial reporting. All adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for a fair presentation of the results for the periods reported, have been included in the accompanying consolidated financial statements. The results of operations for the three- and nine-month periods ended March 31, 2000 are not necessarily indicative of those expected for the remainder of the year.

The balance sheet at June 30, 1999, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

NOTE B: Conversion to Federal Stock Savings Bank

In April, 1997, the Board of Directors adopted a Plan of Conversion ("Plan") to convert Citizens from a federal-chartered mutual savings bank to a federal-chartered stock savings bank (the "Conversion"). The Plan provided for the sale of Citizens' capital stock to the Company, which was formed in connection with the Conversion.

On September 18, 1997, Citizens completed the Conversion and the formation of the Company as the holding company of Citizens. As part of the Conversion, the Company issued 1,058,000 shares of common stock at $10 per share of which 84,640 shares were issued to an Employee Stock Ownership Plan (the "ESOP"). Net proceeds of the Company's stock issuance, after costs, were approximately $9,216,000 of which $5,031,000 was used to acquire 100% of the stock and ownership of Citizens. Costs associated with the Conversion were deducted from the proceeds of stock sold by the Company. The transaction was accounted for in a manner similar to a pooling of interests.

At the date of the Conversion, Citizens established a liquidation account of $5,691,000 which equaled Citizens' retained earnings as of the most recent financial statements, June 30, 1997, contained in the final Conversion prospectus. The liquidation account was established to provide a limited priority claim to the assets of Citizens to qualifying depositors who continue to maintain deposits with Citizens after the Conversion. In the unlikely event of a complete liquidation of Citizens, and only in such event, qualifying depositors would receive a liquidation distribution based on their proportionate share of the then total remaining qualifying deposits.

The Company, subject to certain supervisory policies of the Office of Thrift Supervision, may pay dividends to its shareholders if its assets exceed its liabilities and it is able to pay its debts as they come due. Current regulations allow Citizens, after filing a notice with the OTS, to pay dividends on its stock if its regulatory capital would not be reduced below the amount then required for the liquidation account. In addition, without prior approval, current regulations allow Citizens to pay dividends to the Company not exceeding net profits (as defined) for the current calendar year to date plus Citizens retained net income for the preceding two years.

NOTE C: Employee Benefit Plans

Citizens has a Recognition and Retention Plan ("RRP"). Effective on March 24, 1998, awards of grants for 32,798 shares were issued to various directors and officers of Citizens. These awards generally are to vest and be earned by the recipient at a rate of 20 percent per year, commencing March 24, 1999.

An ESOP covers substantially all employees of Citizens. The ESOP acquired 84,640 shares at $10.00 per share in the Conversion with funds provided by a loan from the Company. The ESOP provides for the Company to issue a put option ("option") to any participant who receives a distribution of Company stock. The option permits the participant to sell the stock to the Company at any time during two option periods, as defined in the plan, at the fair market value of the stock. Accordingly, the $846,400 of stock acquired by the ESOP was reflected as a reduction to the ESOP equity accounts. Unearned ESOP shares totaled 58,763 and 66,192 at March 31, 2000 and June 30, 1999 and had a fair value of $1,002,644 at March 31, 2000 and $835,674 at June 30, 1999. Shares are released to participants proportionately as the loan is repaid. Dividends on allocated shares are recorded as dividends and charged to retained earnings. Cash dividends on unallocated shares will be applied to principal and interest due on the loan. Compensation expense is recorded equal to the fair market value of the stock when contributions, which are determined annually by the Board of Directors of Citizens, are made to the ESOP.

Below are the transactions affecting the ESOP equity accounts (dollars in thousands):

                                       Additional         Unearned
                             Common     Paid-in           ESOP
                             Stock       Capital          Shares         Total
                             -----       -------          ------         -----

Balance, July 1, 1999          $847         $64           $(662)          $249
ESOP shares earned                           20              74             94
                                             --              --             --

Balance, March 31, 2000        $847         $84           $(588)          $343
                               ----         ---           ------          ----

NOTE D: Earnings Per Share

The Company had $.24 earnings per share for the three months ended March 31, 2000, which was the same as its earnings per share for the three months ended March 31, 1999. Earnings per share for the nine months ended March 31, 2000 was $.68, compared to earnings per share of $.63 for the nine months ended March 31, 1999. Earnings per share have been computed based upon the weighted average common shares outstanding during the period. Unearned ESOP shares have been excluded from the computation of average common shares outstanding.

NOTE E:  Merger

On March 21, 2000, the Company entered into an agreement with Lincoln Bancorp ("Lincoln") pursuant to which the Company will be merged with and into Lincoln. The agreement is subject to regulatory and shareholder approval. The agreement provides that upon the effective date of the merger, which is yet to be determined, each shareholder of the Company will receive .9375 shares of Lincoln's common stock and $9.375 in cash for each share of the Company's common stock owned by such shareholder. The transaction will be recorded under the purchase method of accounting.

                                                                        Annex A

                              AGREEMENT AND PLAN OF

                                 REORGANIZATION

                                     between

                                CITIZENS BANCORP

                                       and

                                 LINCOLN BANCORP

                                 March 21, 2000

                                TABLE OF CONTENTS

Article I             Certain Definitions; Interpretation..................... 1
                      1.01       Certain Definitions.......................... 1
                      1.02       Interpretation............................... 7

Article II            The Merger ............................................. 7
                      2.01       The Merger................................... 7
                      2.02       Reservation of Right to Revise Structure..... 8
                      2.03       Effective Time............................... 8
                      2.04       Integration.................................. 9
                      2.05       Accounting Treatment......................... 9

Article III           Consideration........................................... 9
                      3.01       Consideration................................ 9
                      3.02       Rights as Shareholders; Stock Transfers......11
                      3.03       Fractional Shares............................11
                      3.04       Exchange Procedures..........................12
                      3.05       Anti-Dilution Adjustments....................13

Article IV            Actions Pending the Merger..............................13
                      4.01       Forbearances of Citizens.....................13
                      4.02       Forbearances of Lincoln......................16

Article V             Representations and Warranties..........................17
                      5.01       Disclosure Schedules.........................17
                      5.02       Standard.....................................17
                      5.03       Representations and Warranties of Citizens...17
                      5.04       Representations and Warranties of Lincoln....28

Article VI            Covenants  .............................................32
                      6.01       Reasonable Best Efforts......................32
                      6.02       Shareholder Approval.........................33
                      6.03       Registration Statement.......................33
                      6.04       Press Releases...............................34
                      6.05       Access; Information..........................34
                      6.06       Acquisition Proposals........................35
                      6.07       Affiliate Agreements.........................36
                      6.08       NASDAQ Listing...............................36
                      6.09       Regulatory Applications......................36
                      6.10       D & O Insurance..............................36
                      6.11       Accountants' Letters.........................37
                      6.12       Notification of Certain Matters..............37
                      6.13       Advisory Directors...........................37
                      6.14       Stock Option Plan............................38
                      6.15       Recognition and Retention Plan...............38
                      6.16       ESOP.........................................39
                      6.17       Defined Benefit Pension Plan.................39
                      6.18       Executive Supplemental Retirement
                                        Income Agreements.....................40
                      6.19       Employee Matters.............................40

Article VII           Conditions to Consummation of the Merger................42
                      7.01       Conditions to Each Party's Obligation to
                                        Effect the Merger.....................42
                      7.02       Conditions to Obligation of Citizens.........44
                      7.03       Conditions to Obligation of Lincoln..........45

Article VIII          Termination.............................................46
                      8.01       Termination..................................46
                      8.02       Effect of Termination and Abandonment........47
                      8.03       Termination Fee..............................47

Article IX            Miscellaneous...........................................48
                      9.01       Survival.....................................48
                      9.02       Waiver; Amendment............................48
                      9.03       Counterparts.................................48
                      9.04       Governing Law................................48
                      9.05       Expenses.....................................48
                      9.06       Notices......................................48
                      9.07       Entire Understanding; No Third
                                        Party Beneficiaries...................49

List of Exhibit...............................................................52

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated as of March 21, 2000, by and between CITIZENS BANCORP, an Indiana corporation with its headquarters in Frankfort, Indiana ("Citizens") and LINCOLN BANCORP, an Indiana corporation with its principal place of business in Plainfield, Indiana ("Lincoln").

                              W I T N E S S E T H :

A. Each of the parties desire to effect a merger of Citizens with and into Lincoln, with Lincoln being the surviving entity in the merger (the "Merger").

B. Citizens owns all of the issued and outstanding capital stock of Citizens Savings Bank of Frankfort, a federal savings bank with its headquarters in Frankfort, Indiana ("Citizens Savings Bank"). Lincoln owns all of the issued and outstanding capital stock of Lincoln Federal Savings Bank, a federal savings bank with its headquarters in Plainfield, Indiana ("Lincoln Savings Bank"). In addition to the Merger of Citizens and Lincoln, the parties desire to effect a merger of Citizens Savings Bank with and into Lincoln Savings Bank, with Lincoln Savings Bank being the surviving entity in the merger (the "Subsidiary Merger").

C. The Boards of Directors of Citizens and Lincoln, respectively, each have determined that it is in the best interests of their respective corporations and shareholders to effect the Merger and the Subsidiary Merger.

D. It is the intention of the parties to this Agreement that the business combinations contemplated hereby each be treated as a "reorganization" under
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                        I

                       Certain Definitions; Interpretation

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings assigned below:

         (a)      "Acquisition  Proposal"  has the  meaning  assigned in Section
                  6.06.

         (b) "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

         (c) "Ancillary Documents" means, when executed and delivered, the Articles of Merger attached hereto as Exhibit A, the Subsidiary Merger Articles of Consolidation attached hereto as Exhibit B, the Merger Agreement for Subsidiary Merger attached hereto as Exhibit C, the Affiliate Agreement attached hereto as Exhibit D, the Consulting Agreement attached hereto as Exhibit E, the Opinion of Lincoln's Counsel, Bose McKinney & Evans LLP, attached hereto as Exhibit F, and the Opinion of Citizens' Counsel, Barnes & Thornburg, attached hereto as Exhibit G.

         (d)      "Change  of  Control"  has the  meaning  assigned  in  Section
                  6.10(c).

         (e) "Citizens" has the meaning assigned in the preamble to this Agreement.

         (f)      "Citizens Affiliate" has the meaning assigned in Section 6.07.

         (g)      "Citizens  Articles"  means the Articles of  Incorporation  of
                  Citizens.

         (h)      "Citizens Board" means the Board of Directors of Citizens.

         (i) "Citizens By-Laws" means the By-laws of Citizens, as and if amended.

         (j) "Citizens Common Stock" means the common stock, without par value per share, of Citizens.

         (k)      "Citizens ESOP" has the meaning assigned in Section 6.16.

         (l) "Citizens Preferred Stock" means the preferred stock, without par value per share, of Citizens.

         (m)      "Citizens   Reports"  has  the  meaning  assigned  in  Section
                  5.03(i).

         (n) "Citizens Savings Bank" has the meaning assigned in the recitals to this Agreement.

         (o) "Citizens Stock Option" means each option to purchase shares of Citizens Common Stock which is outstanding under the Citizen Stock Plan on the date as of which this Agreement is made.

         (p)      "Citizens Stock Plan" means the Citizens  Bancorp Stock Option
                  Plan.

         (q) "Citizens' SEC Documents" has the meaning assigned in Section 5.03(g).

         (r)      "Closing Date" has the meaning assigned in Section 2.03.

         (s) "Code" has the meaning assigned in the recitals to this Agreement.

         (t)      "Compensation  Plans"  has the  meaning  assigned  in  Section
                  5.03(l).

         (u)      "Consideration" has the meaning assigned in Section 3.01(a).

         (v)      "Consideration  Ratio"  has the  meaning  assigned  in Section
                  3.01(c).

         (w) "Contract" means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease or other commitment to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

         (x)      "Disclosure  Schedule"  has the  meaning  assigned  in Section
                  5.01.

         (y)      "DOL" means the United States Department of Labor.

         (z) "Effective Date" means the date on which the Effective Time occurs.

         (aa) "Effective Time" means the date and time at which the Merger becomes effective.

         (bb) "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement with force of law relating to: (1) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources; or (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

         (cc) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         (dd) "ERISA Affiliate" has, with respect to any person, the meaning assigned in Section 5.03(l).

         (ee)     "ERISA  Affiliate  Plan" has the  meaning  assigned in Section
                  5.03(l).

         (ff) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         (gg) "Exchange Agent" means the entity selected by Lincoln to effect the payment of the Consideration pursuant to Section 3.01.

         (hh)     "Exchange Fund" has the meaning assigned in Section 3.04(a).

         (ii)     "Exchange Ratio" has the meaning assigned in Section 3.01(a).

         (jj)     "Fee" has the meaning assigned in Section 8.03.

         (kk)     "Governmental  Authority"  means  any  court,   administrative
                  agency  or  commission  or  other  federal,   state  or  local
                  governmental authority or instrumentality.

         (ll) "Hazardous Substance" means any substance in any concentration that is: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum product or by- product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (3) any other substance which is or may be the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

         (mm)     "Indemnified  Person"  has the  meaning  assigned  in  Section
                  5.03(l).

         (nn) "IBCL" means the Indiana Business Corporation Law, I.C. 23-1-17-1 et seq.

         (oo)     "Insurance   Amount"  has  the  meaning  assigned  in  Section
                  6.10(a).

         (pp)     "Insurance  Policies"  has the  meaning  assigned  in  Section
                  5.03(r).

         (qq)     "IRS" means the United States Internal Revenue Service.

         (rr)     "KBW" means Keefe, Bruyette & Woods, Inc.

         (ss) "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

         (tt) "Lincoln" has the meaning assigned in the preamble to this Agreement.

         (uu)     "Lincoln  Articles"  means the  Articles of  Incorporation  of
                  Lincoln.

         (vv)     "Lincoln Board" means the Lincoln Board of Directors.

         (ww)     "Lincoln By-Laws" means the By-Laws of Lincoln.

         (xx) "Lincoln Common Stock" means the common stock, no par value, of Lincoln.

         (yy) "Lincoln Preferred Stock" means the preferred stock, no par value, of Lincoln.

         (zz) "Lincoln Savings Bank" has the meaning assigned in the recitals to this Agreement.

         (aaa) "Lincoln's SEC Documents" has the meaning assigned in Section 5.04(g).

         (bbb) "Loans" means loans, leases, extensions of credit, commitments to extend credit and other assets.

         (ccc) "Market Value" has the meaning, in respect of Lincoln Common Stock and the Effective Date, assigned in Section 3.01(c).

         (ddd) "Material Adverse Effect" means, with respect to Lincoln or Citizens, any effect that (1) is both material and adverse to the financial position, results of operations or business of Lincoln and its Subsidiaries taken as a whole, or Citizens and its Subsidiaries taken as a whole, respectively, other than
                  (A) the effects of any change attributable to or resulting from changes in economic conditions, laws, regulations or accounting guidelines (generally accepted accounting principles or otherwise) applicable to depository institutions generally, or in general levels of interest rates, and (B) payments associated with the Merger as contemplated by this Agreement; or (2) would materially impair the ability of either Lincoln or Citizens to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.

         (eee) "Merger" has the meaning assigned in the preamble to this Agreement.

         (fff) "Multiemployer Plan" means, with respect to any person, a multiemployer plan within the meaning of Section 3(37) of ERISA.

         (ggg)    "NASDAQ" means The NASDAQ Stock Market.

         (hhh)    "New   Certificates"  has  the  meaning  assigned  in  Section
                  3.04(a).

         (iii) Non-Vested Citizens Stock Option means each Citizens Stock Option which, as of the Effective Date, has not yet become exercisable.

         (jjj)    "Old   Certificates"  has  the  meaning  assigned  in  Section
                  3.04(b).

         (kkk)    "OTS" means the Office of Thrift Supervision.

         (lll)    "PBGC" means the Pension Benefit Guaranty Corporation.

         (mmm)    "Pension Plan" has the meaning assigned in Section 5.03(l).

         (nnn)    "Per Share Cash  Consideration"  has the  meaning  assigned in
                  Section 3.01(a).

         (ooo)    "Per Share Stock  Consideration"  has the meaning  assigned in
                  Section 3.01(a).

         (ppp)    "Person"   means   any   individual,   bank,   savings   bank,
                  corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

         (qqq) "Previously Disclosed" means, with respect to Citizens or Lincoln, information set forth in such party's Disclosure Schedule.

         (rrr)    "Proxy Statement" has the meaning assigned in Section 6.03.

         (sss)    "Registration  Statement" has the meaning  assigned in Section
                  6.03.

         (ttt) "Representatives" means, with respect to any person, such person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

         (uuu) "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

         (vvv)    "SEC" means the Securities and Exchange Commission.

         (www) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         (xxx) "Subsidiary" and "Significant Subsidiary" have the meanings assigned to them in Rule 1-02 of Regulation S-X of the SEC.

         (yyy) "Subsidiary Merger" has the meaning assigned in the recitals to this Agreement.

         (zzz) "Superior Proposal" means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of the corporation receiving the Acquisition Proposal, taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (1) if accepted, is significantly more likely than not to be consummated, and
                  (2) if consummated, is reasonably likely to result in a materially more favorable transaction than the Merger for the applicable corporation and its shareholders and other relevant constituencies.

         (aaaa)   "Surviving  Corporation"  has the meaning  assigned in Section
                  2.01.

         (bbbb) "Taxes" means all taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

         (cccc)   "Tax Returns" has the meaning assigned in Section 5.03(o).

         (dddd)   "TRA" has the meaning assigned in Section 5.03(l).

         (eeee) "Trident" means Trident Securities, a division of McDonald Investments, Inc.

         (ffff) Vested Citizens Stock Option means each Citizens Stock Option which is or would have been but for its cancellation pursuant to Section 3.01(b) exercisable as of the Effective Date.

1.02 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to cause its Subsidiaries, and to use its reasonable best efforts to cause its other affiliates, to take appropriate action in connection therewith. References herein to "transaction contemplated by this Agreement" shall be deemed to include a reference to the Subsidiary Merger and the transactions contemplated by the Ancillary Documents.

                                   Article II

                                   The Merger

2.01     The  Merger.   At  the  Effective   Time,   the  business   combination
         contemplated by this Agreement shall occur and in furtherance thereof:

         (a) Structure and Effects of the Merger. Citizens shall merge with and into Lincoln, and the separate corporate existence of Citizens shall thereupon cease. Lincoln shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Indiana, and the separate corporate existence of Lincoln with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the IBCL.

         (b) Articles of Incorporation. The Lincoln Articles as in effect immediately prior to the Effective Time shall continue to be the articles of incorporation of the Surviving Corporation following the Merger, until duly amended in accordance with the terms thereof and the IBCL.

         (c) By-Laws. The Lincoln By-laws as in effect immediately prior to the Effective Time shall continue to be the by-laws of the Surviving Corporation following the Merger, until duly amended in accordance with the terms thereof and the Lincoln Articles.

         (d) Directors. The directors of Lincoln immediately prior to the Effective Time shall continue to hold such positions following the Merger, and such directors shall hold office until such time as their successors shall be duly elected and qualified; provided, however, that Fred Carter (or in the event he is not able to serve, another director of Citizens, selected in the sole discretion of the Citizens Board prior to the Effective
                  Time) shall be appointed to the Board of Directors of Lincoln and Lincoln Savings Bank for a two year term ending in 2002 effective as of the Effective Time. Following his service as a director of Lincoln and Lincoln Savings Bank, Fred Carter shall be appointed as a director emeritus of the Board of Directors of Lincoln Savings Bank to serve for at least one additional year in such position.

         (e) Officers. The officers of Lincoln holding such positions immediately prior to the Effective Time shall continue to be the officers of the Surviving Corporation following the Merger.

2.02 Reservation of Right to Revise Structure. At Lincoln's election, the Merger may alternatively be structured so that (a) Citizens is merged with and into any other direct or indirect wholly owned subsidiary of Lincoln or (b) any direct or indirect wholly owned subsidiary of Lincoln is merged with and into Citizens; provided, however, that no such change shall (x) alter or change the amount or kind of the Consideration or the treatment of the holders of Citizens Common Stock or Citizens Stock Options, (y) prevent the parties from obtaining the opinions of Bose McKinney & Evans LLP and Barnes & Thornburg referred to in Sections 7.02(d) and 7.03(d), respectively, or (z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

2.03 Effective Time. The Merger shall become effective upon the filing, in the office of the Secretary of State of the State of Indiana, of Articles of Merger in accordance with IBCL Section 23-1-40-5, or at such later date and time as may be set forth in such articles, which articles shall be in substantially the same form as that attached hereto as Exhibit A. Subject to the terms of this Agreement, the parties shall cause the Merger to become effective (a) on the date that is the fifth full NASDAQ trading day (the "Closing Date") to occur after the last of the conditions set forth in Article VII (other than conditions relating solely to the delivery of documents dated the Effective Date) shall have been satisfied or waived in accordance with the terms of this Agreement, or
(b) on such date as the parties may agree in writing.

2.04 Integration. At the Effective Time, the parties hereto currently intend to effectuate, or cause to be effectuated, the Subsidiary Merger, pursuant to Articles of Merger substantially in the form attached hereto as Exhibit B and a merger agreement substantially in the form attached hereto as Exhibit C. The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Subsidiary Merger. Citizens also agrees to cooperate with Lincoln and to take all reasonable restructuring steps for regulatory purposes, as may be reasonably requested by Lincoln to merge or otherwise consolidate such legal entities to the extent desirable for regulatory or other reasons.

2.05 Accounting Treatment. The combination of Lincoln and Citizens effected by the Merger will be accounted for under the purchase method of accounting.

                                   Article III

                                  Consideration

3.01     Consideration.

         (a) Subject to the terms and conditions of this Agreement, at the Effective Time:

                  (1) Each share of Citizens Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of Citizens and shares held directly or indirectly by Lincoln, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right to receive, subject to adjustment as set forth in
                           Section 3.05:

                           (A)      .9375  shares  (the  "Exchange   Ratio")  of
                                    Lincoln  Common  Stock (the "Per Share Stock
                                    Consideration"), and

                           (B) $9.375 in cash (such sum, the "Per Share Cash Consideration" and together with the Per Share Stock Consideration, the "Consideration"); and

                  (2) Each share of Citizens Common Stock that, immediately prior to the Effective Time, is held as treasury stock of Citizens or held directly or indirectly by Lincoln, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall by virtue of the Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

                  (3) Notwithstanding the foregoing, if any holders of Citizens Common Stock dissent from the Merger and demand dissenters' rights under the IBCL, any issued and outstanding shares of Citizens Common Stock held by such dissenting holders shall not be converted as described in this Section 3.01(a) but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holders pursuant to IBCL; provided, however, that each share of Citizens Common Stock outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his or her demand for dissenters' rights or lose his or her right to exercise dissenters' rights shall have only such rights as are provided under the IBCL.

         (b) At the Effective Time, Citizens and Lincoln shall take all action necessary to cause each Vested Citizens Stock Option, without any action on the part of the holder thereof, to be converted into the right to receive from Citizens, at the Effective Time, an amount in cash equal to the excess of $18.75 over the per share exercise price for the share of Citizens Common Stock subject to such Vested Citizens Stock Option; provided however, that the payer shall withhold from such cash payment any taxes required to be withheld by applicable law. Each Vested Citizens Stock Option to which this paragraph applies will be canceled and shall cease to exist by virtue of such payment.

         (c) At the Effective Time, each Non-Vested Citizens Stock Option shall be converted into an option (a "Replacement Option") to acquire, on the same terms and conditions as were applicable under such Citizens Stock Option, a specified number of shares of Lincoln Common Stock, at a specified exercise price per share. In respect of each option under a single grant agreement outstanding to the same holder, such number shall be determined by multiplying the number of shares of Citizens Common Stock subject to such options granted under the same grant agreement by the Consideration Ratio and rounding such product to the nearest whole number, and such exercise price per share shall be determined by dividing the per share exercise price under such Citizens Stock Option or set of identical Citizens Stock Options by the Consideration Ratio and rounding such quotient to the nearest whole cent. As used herein, the Consideration Ratio means (ab+c)/b, where "a" equals the Exchange Ratio, "b" equals the per share Market Value (as hereinafter defined) of Lincoln Common Stock on the Effective Date, and "c" equals the Per Share Cash Consideration. For example, if the per share Market Value of Lincoln Common Stock on the Effective Date is $10.00 (indicating a Consideration Ratio of 1.875), a Non-Vested Citizens Stock Option to purchase 200 shares of Citizens Common Stock at an exercise price of $15.25 per share would be converted into an option to purchase 375 shares of Lincoln Common Stock at an exercise price of $8.13 per share. As used herein, "Market Value" means, with reference to a share of Lincoln Common Stock and the Effective Date, the average of the high bid and low asked price per share (the "average price") of Lincoln Common Stock on such date, or, if no such average price can be determined for such date, the most recent reported sale price per share within the preceding ten business days, or, if no such sale shall have occurred, the average price on the most recent day within such preceding ten business days for which the average price can be determined, or, if no such average price can be determined, the per share fair market value of Lincoln Common Stock on such date as determined in good faith by the Lincoln Board. Notwithstanding the foregoing, each Non-Vested Citizens Stock Option which is intended to be an "incentive stock option" (as defined in
                  Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to "incentive stock options," fractional shares will be rounded down to the nearest whole number of shares and where necessary the per share exercise price will be rounded up to the nearest cent. At or prior to the Effective Time, Citizens and its Subsidiaries may modify any or all outstanding Non-Vested Citizens Stock Options held by employees of Citizens and its Subsidiaries who become employees of Lincoln or its Subsidiaries on the Effective Date to provide that they shall become exercisable, subject to any applicable bank regulatory requirements, in full in the event the optionee's qualifying service with Lincoln and its
                  Subsidiaries is terminated by Lincoln or its Subsidiaries without cause or by the optionee for good reason, in which case the Replacement Option shall reflect the terms and conditions of the Non-Vested Citizens Stock Option as so modified. At the Effective Time, Lincoln shall assume the Citizens Stock Plan; provided, however, that such assumption shall be only in respect of the Replacement Options and that Lincoln shall have no obligation with respect to any awards under the Citizens Stock Plan other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Citizens Stock Plan; provided further, that service as an advisory director of Lincoln Savings Bank provided for in Section 6.13 below, service as a member of the Lincoln Board, and service as a member or member emeritus of the Board of Directors of Lincoln Savings Bank all shall constitute "service as a director or director emeritus of the Holding Company or its Subsidiaries" for purposes of determining when a Replacement Option terminates. At all times after the Effective Time, Lincoln shall reserve for issuance such number of shares of Lincoln Common Stock as are needed to permit the Replacement Options to be exercised in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Lincoln shall file with the SEC a registration statement on an appropriate form under the Securities Act (which may simply consist of a post-effective amendment to the Registration Statement) with respect to the shares of Lincoln Common Stock subject to the Replacement Options and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, (a) holders of Citizens Common Stock shall cease to be, and shall have no rights as, shareholders of Citizens, other than the right to receive (1) any dividend or other distribution with respect to such Citizens Common Stock with a record date occurring prior to the Effective Time and (2) the consideration provided under this Article III, and (b) holders of Citizens Stock Options shall have no further or continuing right to receive Citizens Common Stock, Lincoln Common Stock or any form of consideration other than the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Citizens or the Surviving Corporation of shares of Citizens Common Stock, and no attempted or purported exercise of Citizens Stock Options shall be effective.

3.03 Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of Lincoln Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Lincoln shall pay to each holder of Citizens Common Stock who otherwise would be entitled to a fractional share of Lincoln Common Stock an amount in cash (without interest) determined by multiplying such fraction by $18.75.

3.04     Exchange Procedures.

         (a) At or prior to the Effective Time, Lincoln shall deposit, or shall cause to be deposited, with the Exchange Agent, certificates representing the shares of Lincoln Common Stock ("New Certificates") and an estimated amount of cash to be issued as Consideration (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund").

         (b) The Surviving Corporation shall cause the New Certificates into which shares of a shareholder's Citizens Common Stock are converted on the Effective Date and/or any check in respect of any Per Share Cash Consideration, fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery (if not previously delivered) to the Exchange Agent of certificates representing such shares of Citizens Common Stock ("Old Certificates") (or indemnity satisfactory to the Surviving Corporation and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any Consideration that any such person shall be entitled to receive pursuant to this Article III upon such delivery.

         (c) As soon as reasonably practicable but in no event more than ten calendar days after the Effective Time, the Exchange Agent shall mail to each record holder of any certificate or certificates whose shares of Citizens Common Stock were converted into the right to receive the Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent and shall be in such form and have such other provisions as Citizens may reasonably specify) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Consideration.

         (d) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Citizens Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (e) No dividends or other distributions on Lincoln Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Citizens Common Stock converted in the Merger into the right to receive shares of such Lincoln Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with this
                  Article III. After becoming so entitled in accordance with this Article III, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Lincoln Common Stock such holder had the right to receive upon surrender of the Old Certificate.

         (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Citizens for six months after the Effective Time shall be returned to Lincoln. Any shareholders of Citizens who have not theretofore complied with this Article III shall thereafter look only to Lincoln for payment of Per Share Stock Consideration, Per Share Cash Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on Lincoln Common Stock deliverable in respect of each share of Citizens Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

3.05 Anti-Dilution Adjustments. Should Lincoln change (or establish a record date for changing) the number of shares of Lincoln Common Stock issued and outstanding prior to the Effective Date by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Lincoln Common Stock, and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

                                   Article IV

                           Actions Pending the Merger

4.01 Forbearances of Citizens. From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Disclosure Schedule, without the prior written consent of Lincoln, Citizens will not, and will cause each of its Subsidiaries not to:

         (a) Ordinary Course. Conduct the business of Citizens and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

         (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Citizens Common Stock or any Rights with respect to Citizens Common Stock, (2) permit any additional shares of Citizens Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, (3)
                  repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Citizens Common Stock, (4) effect any recapitalization, reclassification, stock split or like change in capitalization, or (5) enter into, or take any action to cause any holders of Citizens Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Citizens Common Stock to vote any shares of Citizens Common Stock, or cooperate in any formation of any voting trust relating to such shares.

         (c) Dividends, Etc. Make, declare, pay or set aside for payment any dividend, other than (1) regular quarterly cash dividends on Citizens Common Stock in an amount not to exceed $0.07 per share paid with record and payment dates consistent with past practice and (2) dividends from wholly owned Subsidiaries to Citizens or another wholly owned Subsidiary of Citizens, as applicable (in each case consistent with past practice), on or in respect of, any shares of its capital stock, or declare or make any other distribution on any shares of its capital stock, or split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

         (d) Compensation; Employment Contracts; Etc. Enter into, amend, modify, renew or terminate any employment, consulting, severance or similar Contracts with any directors, officers or employees of, or independent contractors with respect to, Citizens or its Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except (1) for normal general increases in salary to individual employees in the ordinary course of business consistent with past practice, (2) for other changes that are required by applicable law, (3) to satisfy Previously Disclosed Contracts existing on the date hereof, (4) for benefit increases contemplated in Section 3.01(c) above or Sections 6.15, 6.16, 6.17 and 6.18 below, or
                  (5) to provide, if the Effective Time occurs prior to December 31, 2000, that Fred W. Carter's base compensation for the portion of calendar year 2000 prior to the Effective Time shall be $155,000 (which base compensation shall be paid by Citizens prior to the Effective Time).

         (e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee or director benefit, incentive or welfare Contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or make any new or increase any outstanding grants or awards under any such Contract, plan or arrangement, in respect of any current or former directors, officers or employees of, or independent contractors with respect to, Citizens or its Subsidiaries (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law or to satisfy Previously Disclosed Contracts existing on the date hereof or (2) as are provided for in Section 3.01(b) or 3.01(c) above or Section 6.15, 6.16, 6.17 or 6.18 below.

         (f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties.

         (g) Acquisitions. Except (1) pursuant to Previously Disclosed Contracts existing on the date hereof, (2) for short-term investments for cash management purposes, (3) pursuant to bona fide hedging transactions, or (4) by way of foreclosures or otherwise in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, neither Citizens nor any of its Subsidiaries will acquire any assets, properties or deposits of another person in any one transaction or a series of related transactions which otherwise would not be permitted by this Section 4.01.

         (h) Governing Documents. Amend the Citizens Articles, Citizens By-laws or the articles of incorporation or by-laws (or similar governing documents) of any of Citizens' Subsidiaries.

         (i) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by Citizens and its Subsidiaries, other than as may be required by generally accepted accounting principles, as concurred with by Citizens' independent auditors.

         (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material Contract or amend or modify in any material respect any of its existing material Contracts.

         (k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate, that is not material to Citizens and its Subsidiaries, taken as a whole.

         (l) Risk Management. Except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

         (m) Indebtedness. Other than in the ordinary course of business (including creation of deposit liabilities, entry into repurchase agreements, purchases or sales of federal funds, Federal Home Loan Bank advances, and sales of certificates of deposit) consistent with past practice, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or (3) cancel, release, assign or modify any material amount of indebtedness of any other Person.

         (n) Loans. Make any loan or advance (1) other than in the ordinary course of business consistent with lending policies as in effect on the date hereof or (2) without prior consultation with Lincoln, other than residential mortgage loans, in excess of $250,000; provided that in the case of clause (1) Citizens or any of its Subsidiaries may make any such loan in the event
                  (A) Citizens or any of its Subsidiaries has delivered to Lincoln or its designated representative a notice of its intention to make such loan and such additional information as Lincoln or its designated representative may reasonably require and (B) Lincoln or its designated representative shall not have reasonably objected to such loan by giving notice of such objection within three business days following the delivery to Lincoln of the applicable notice of intention.

         (o) Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (2) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

         (p) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (o) without first obtaining Lincoln's consent.

4.02 Forbearances of Lincoln. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Citizens, Lincoln will not, and will cause each of its Subsidiaries not to:

         (a) Ordinary Course. Conduct the business of Lincoln and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent herewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

         (b) Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (2) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

         (c) Governing Documents. Amend the Lincoln Articles or the Lincoln By-Laws in a manner that would be materially adverse to the holders of Lincoln Common Stock.

         (d) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (c) without first obtaining Citizens' consent.

                                    Article V

                         Representations and Warranties

5.01 Disclosure Schedules. On or prior to the date hereof, Citizens has delivered to Lincoln and Lincoln has delivered to Citizens a schedule (respectively, each party's "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (1) in response to an express disclosure requirement contained in a provision hereof or
(2) as an exception to one or more  representations  or warranties  contained in
Section 5.03 or 5.04, respectively, or to one or more of its covenants contained in Article IV.

5.02 Standard. No representation or warranty of Citizens or Lincoln contained in
Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance is not Previously Disclosed.

5.03 Representations and Warranties of Citizens. Except as Previously Disclosed, Citizens hereby represents and warrants to Lincoln:

         (a) Organization, Standing and Authority. Citizens is duly organized, validly existing and in good standing under the laws of the State of Indiana, and is duly qualified to do business and is in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

         (b) Citizens Stock. As of the date hereof, the authorized capital stock of Citizens consists solely of 5,000,000 shares of Citizens Common Stock, of which 959,401 shares are outstanding as of the date hereof, and 2,000,000 shares of Citizens Preferred Stock, of which no shares are outstanding on the date hereof. As of the date hereof, no shares of Citizens Common Stock are held in treasury by Citizens. The outstanding shares of Citizens Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of Citizens Common Stock or Preferred Stock authorized and reserved for issuance, Citizens does not have any Rights issued or outstanding with respect to Citizens Common Stock or Preferred Stock, and Citizens does not have any commitment to authorize, issue or sell any Citizens Common Stock, Preferred Stock or Rights, except pursuant to this Agreement. The Disclosure Schedule sets forth the number of shares of Citizens Common Stock and Preferred Stock which are issuable and reserved for issuance upon exercise of Citizens Stock Options as of the date hereof and the exercise price of such Citizens Stock Options.

         (c)      Subsidiaries.

                  (1) (A) The Disclosure Schedule sets forth all of Citizens' Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) Citizens owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of Citizens' Subsidiaries are or may become required to be issued (other than to it or its Subsidiaries) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Citizens' rights to vote or to dispose of such securities (other than to Citizens or its Subsidiaries), and (F) all the equity securities of each such Subsidiary held by Citizens or its Subsidiaries are fully paid and nonassessable and are owned by Citizens or its Subsidiaries free and clear of any Liens.

                  (2) The Disclosure Schedule describes all equity securities and interests in a partnership or joint venture of any kind in which Citizens owns, directly or indirectly, a beneficial interest, and Citizens has provided to Lincoln all material information or agreements pertaining to such interests.

                  (3)      Each  of   Citizens'   Subsidiaries   has  been  duly
                           organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

         (d) Corporate Power. Citizens and each of its Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets; Citizens has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and Citizens Savings Bank has the requisite power and authority to execute, deliver and perform its obligations as set forth in the form of Subsidiary Merger Agreement attached hereto as Exhibit C and to consummate the transactions contemplated thereby.

         (e)      Corporate Authority and Action.

                  (1) Citizens has the requisite corporate power and authority, and has taken all corporate action necessary, in order (A) to authorize the execution and delivery of, and performance of its obligations under, this Agreement, and (B) subject only to receipt of the approval of the plan of merger contained in this Agreement by the holders of a majority of the outstanding shares of Citizens Common Stock, to consummate the Merger. This Agreement and the Ancillary Documents to which Citizens is a party each constitute and/or will constitute the valid and legally binding obligation of Citizens, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                  (2) Citizens has received the opinion of Trident, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Consideration to be received in the Merger by the shareholders of Citizens is fair to the shareholders of Citizens from a financial point of view.

         (f)      Regulatory Filings; No Defaults.

                  (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Citizens or any of its Subsidiaries in connection with the execution, delivery or performance by Citizens of this Agreement, or to consummate the Merger and the other transactions contemplated hereby, except for (A) the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, (B) the filing of applications with and receipt of approval thereof from the OTS with respect to the Merger and the
                           Subsidiary Merger, (C) the filing of articles of merger with the Secretary of State of the State of Indiana pursuant to the IBCL and the filing of articles of combination with the OTS with respect to the Subsidiary Merger, (D) the filing of a notice with the NASDAQ with respect to the listing for trading of the shares of Lincoln Common Stock to be issued in the Merger on the National Market System, and (E) such other filings, approvals, consents or waivers as are required under applicable law in connection with the transactions contemplated by this Agreement. As of the date hereof, Citizens is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in Section 7.01(b).

                  (2) Subject to receipt of the regulatory approvals and expiration of the waiting periods referred to in the preceding paragraph and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or material Contract of Citizens or of any of its Subsidiaries or to which Citizens or any of its Subsidiaries or properties is subject or bound,
                           (B) constitute a breach or violation of, or a default under, the Citizens Articles or the Citizens By-laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

         (g)      SEC Documents; Financial Statements.

                  (1) Citizens' Annual Reports on Form 10-K and proxy statements on Form 14-A for the fiscal years ended June 30,1997, 1998 and 1999, quarterly reports on Form 10-Q for the fiscal years ended June 30, 1998 and 1999, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by
                           Citizens  or any of its  Subsidiaries  subsequent  to
                           June 30, 1999 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Citizens' SEC Documents") with the SEC, as of the date filed, (A) complied or will comply with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Citizens' SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Citizens and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such of Citizens' SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Citizens and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

                  (2) Since June 30, 1999 on a consolidated basis Citizens and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

                  (3) Since June 30, 1999 (A) Citizens and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section
                           5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Citizens.

         (h) Litigation. Except as disclosed in Citizens' SEC Documents filed before the date hereof, no litigation, claim or other proceeding before any court, arbitrator or Governmental
                  Authority is pending against Citizens or any of its Subsidiaries and, to Citizens' knowledge, no such litigation, claim or other proceeding has been threatened, which would have a Material Adverse Effect with respect to Citizens.

         (i)      Compliance with Laws. Citizens and each of its Subsidiaries:

                  (1) conducts its business in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                  (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Citizens' knowledge, no suspension or cancellation of any of them is threatened;

                  (3) has received, since December 31, 1997, no notification or communication from any Governmental Authority (A) asserting that Citizens or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Citizens'
                           knowledge, do grounds for any of the foregoing exist), or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally);

                  (4) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against Citizens, any of its Subsidiaries or any officer, director or employee thereof;

                  (5) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority, or been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action or have knowledge of any pending or threatened regulatory investigation; and

                  (6) since December 31, 1996, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with any applicable Governmental Authority (collectively, the "Citizens Reports"). As of their respective dates, Citizens Reports complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

         (j) Material Contracts; Defaults. The Disclosure Schedule sets forth a complete and accurate list of the following categories of material Contracts to which Citizens or any of its Subsidiaries is a party:

                  (1) any Contract that (A) is not terminable at will both without cost or other liability to Citizens or any of its Subsidiaries and upon notice of ninety (90) days or less and (B) which provides for fees or other payments in excess of $30,000 per annum or in excess of $50,000 for the remaining term of the Contract;

                  (2) any Contract with a term beyond the Effective Time under which Citizens or any of its Subsidiaries created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations) in an amount in excess of $30,000;

                  (3) any Contract restricting the conduct of business by Citizens or any of its Subsidiaries;

                  (4) any Contract to which Citizens or any of its Subsidiaries is a party, on the one hand, and under which any affiliate, officer, director, employee, or any person who owns more than 10% of the outstanding Citizens Common Stock or any of its Subsidiaries, on the other hand, is a party or beneficiary;

                  (5) any Contract with respect to the employment of, or payment to, any present or former directors, officers, employees or consultants relating to their services as such with Citizens or any Subsidiary; and

                  (6) any Contract involving the purchase or sale of assets with a book value greater than $50,000 entered into since December 31, 1998.

Neither Citizens nor any of its Subsidiaries nor, to Citizens' knowledge, any other party thereto is in default under any such Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (k) Properties. Except as disclosed in the financial statements filed in its SEC Documents on or before the date hereof, Citizens and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent, or Liens held by Citizens or its Subsidiaries) to all of the material properties and assets, tangible or intangible, reflected in such financial statements as being owned by Citizens and its Subsidiaries as of the dates thereof. All buildings and all fixtures, equipment, and other property and assets which are material to its business and are held under leases or subleases by any of Citizens and its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general equity principles).

         (l)      Employee Benefit Plans.

                  (1) Citizens' Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation, commission-based compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Citizens or any of its Subsidiaries for the benefit of current or former officers, employees or directors or the beneficiaries or dependents of any of the foregoing (collectively, "Compensation Plans").

                  (2) With respect to each Compensation Plan, if applicable, Citizens has provided or made available to Lincoln, true and complete copies of existing: (A) Compensation Plan documents and amendments thereto;
                           (B) trust instruments and insurance contracts; (C) the most recent Form 5500 filed with the IRS; (D) the most recent actuarial report and financial statement;
                           (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) documentation relating to loans made to Citizens' employee stock ownership plan and schedules supporting all allocations made under such plan and compliance under Sections 404 and 415 of the Code. Each Form 5500, actuarial report and financial statement referred to in the preceding sentence accurately reflects the contributions, liabilities and funding levels of the applicable Compensation Plan.

                  (3) Each of the Compensation Plans has been administered and operated in all material respects in accordance with the terms thereof and with applicable law, including ERISA, the Code and the Securities Act. Neither Citizens, any of its Subsidiaries nor any other person for whom indemnification by Citizens or any of its Subsidiaries could apply ("Indemnified Person") has incurred or is likely to incur fiduciary liability under Part 4 of Title I of ERISA with respect to any Compensation Plan. Each of the Compensation Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to "TRA" (as defined in Section 1 of IRS Revenue Procedure 93-39), and, except as Previously Disclosed, Citizens is not aware of any circumstances that would likely result in the revocation or denial of any such favorable determination letter. None of Citizens, any of its Subsidiaries or an Indemnified Person has engaged in any transaction or taken any action with respect to any Compensation Plan that has subjected, or could, to Citizens' knowledge, subject Citizens or any of its Subsidiaries or any Indemnified Person to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. There is no pending or, to Citizens' knowledge, threatened litigation or governmental audit, examination or investigation relating to Citizens' Compensation Plans.

                  (4) No liability under Title IV of ERISA (other than premiums to the PBGC) has been or is reasonably expected to be incurred by Citizens or any of its Subsidiaries with respect to any "single-employer plan" (within the meaning of Section 4001(a)(15) of ERISA) or Multiemployer Plan currently or formerly maintained or contributed to by any of them, or the single-employer plan or Multiemployer Plan of any entity (an "ERISA Affiliate") which is considered one employer with Citizens under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or any ERISA Affiliate within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to Citizens' knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of Citizens, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation Plan.

                  (5) All contributions, premiums and payments required to have been made under the terms of any of the Compensation Plans or applicable law have been timely made or reflected in Citizens' SEC Documents. Neither any of the Pension Plans nor ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. None of Citizens, any of its Subsidiaries or any ERISA Affiliate has provided, or is required to provide, security to, nor are there any circumstances requiring, or which can reasonably be expected to result in, the imposition of any lien on the assets of Citizens or any of its Subsidiaries with respect to, any Pension Plan or any ERISA Affiliate Plan pursuant to Section 401(a)(29) or Section 412(n) of the Code or pursuant to ERISA.

                  (6) To Citizens' knowledge, under each Pension Plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities" attributable to the participation therein of Citizens and its Subsidiaries did not exceed the then current value of the assets of such plan attributable to the participation therein of Citizens and its Subsidiaries. For this purpose, "benefit liabilities" shall be determined in accordance with Section 4001(a)(16) of ERISA on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation.

                  (7) No Compensation Plan provides benefits, including death or medical benefits, with respect to any employees or former employees of Citizens or any of its Subsidiaries (or their spouses, beneficiaries, or dependents) beyond the retirement or other termination of service of any such employee other than (A) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any Pension Plan, (C) disability benefits under any Compensation Plan which is an employee welfare benefit plan (as defined under Section 3(1) of ERISA) that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay under any Compensation Plan. Citizens and its Subsidiaries may amend or terminate any Compensation Plan which provides post-retirement or termination of employment benefits at any time without incurring any liability thereunder. There has been no communication to employees, former employees or their spouses, beneficiaries or dependents by Citizens or any of its Subsidiaries that promised or guaranteed such employees retiree health or life insurance or other retiree death benefits on a permanent basis or promised or guaranteed that any such benefits could not be modified, eliminated or terminated.

                  (8) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby including, without limitation, as a result of any termination of employment prior to, at or following the Effective Time, will (A) result in any increase in compensation or any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any current or former director, officer or employee of Citizens or any of its Subsidiaries under any Compensation Plan or otherwise from Citizens or any of its Subsidiaries,
                           (B) increase any benefits otherwise payable under any Compensation Plan, or (C) result in any acceleration of the time of payment, funding or vesting of any such benefit.

                  (9) Neither Citizens nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which are not or would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder. None of Citizens, the Surviving Corporation or any of their respective Subsidiaries will be obligated to make a payment as a result, directly or indirectly, of the transactions contemplated by this Agreement that would not reasonably be expected to be deductible as a result of the limitations under
                           Section 162(m) of the Code and the regulations issued thereunder.

                  (10) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to, at or following the Effective Time), none of Lincoln, Citizens the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         (m) Labor Matters. Neither Citizens nor any of its Subsidiaries is a party to or is bound by any collective bargaining Contract or understanding with a labor union or labor organization, nor is Citizens or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Citizens or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Citizens' knowledge, threatened, nor is Citizens aware of any activity involving it or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

         (n) Environmental Matters. (1) To Citizens' knowledge, Citizens and each of its Subsidiaries has complied in all material respects at all times with applicable Environmental Laws; (2) to Citizens' knowledge, no property (including buildings and any other structures) currently or formerly owned or operated by Citizens or any of its Subsidiaries has been contaminated with, or has had any release of, any Hazardous Substance except as Previously Disclosed; (3) to Citizens' knowledge, neither Citizens nor any of its Subsidiaries would reasonably be expected to be ruled to be the owner or operator under any Environmental Law of any property in which it has currently or formerly held a Lien; (4) to Citizens' knowledge, neither Citizens nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (5) neither Citizens nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (6) neither Citizens nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (7) to Citizens' knowledge, there are no circumstances or conditions involving Citizens or any of its Subsidiaries or any currently or formerly owned or operated property (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls or gas station sites) that could result in any claims, liability or investigations or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (8) Citizens has delivered to Lincoln copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Citizens, any of its Subsidiaries, any currently or formerly owned or operated property or any property in which Citizens or any of its Subsidiaries has held a Lien.

         (o) Tax Matters. (1) All returns, declarations, reports, estimates, information returns and statements required to be filed on or before the Effective Date under federal, state, local or any foreign tax laws ("Tax Returns") with respect to Citizens or any of its Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (2) all Tax Returns filed by Citizens and its Subsidiaries are complete and accurate in all material respects; (3) all Taxes shown to be due and payable (without regard to whether such Taxes have been assessed) on such Tax Returns (or, with respect to Tax Returns for which an extension has been timely filed, will be required to be shown as due and payable when such Tax Returns are filed) have been paid or adequate reserves have been established for the payment of such Taxes; (4) no audit or examination or refund litigation with respect to any such Tax Return is pending or, to Citizens' knowledge, has been threatened; (5) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of Citizens or any of its
                  Subsidiaries have been paid in full; (6) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Citizens or its Subsidiaries; (7) Citizens and its Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a consolidated group of which Citizens was the common parent); (8) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to Citizens or any of its Subsidiaries; (9) no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement; (10) Citizens and its Subsidiaries are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; and (11) Citizens and its Subsidiaries have withheld and paid all Taxes that they are required to withhold from compensation income of their employees.

         (p) Risk Management. All swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Citizens' own account, or for the account of one or more of Citizens' Subsidiaries or their customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Citizens or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Citizens nor its Subsidiaries, nor to Citizens' knowledge any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

         (q) Books and Records. The books and records of Citizens and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Citizens and its Subsidiaries.

         (r) Insurance. Citizens' Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Citizens or its Subsidiaries ("Insurance Policies"). Citizens and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect; Citizens and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

         (s) No Brokers. No action has been taken by Citizens that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by Citizens to Trident in an amount and on terms Previously Disclosed.

         (t) Disclosure. The information Previously Disclosed or otherwise provided to Lincoln in connection with this Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to Lincoln hereunder are true and complete.

5.04 Representations and Warranties of Lincoln. Except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Lincoln hereby represents and warrants to Citizens as follows:

         (a) Organization, Standing and Authority. Lincoln is duly organized, validly existing and in good standing under the laws of the State of Indiana, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

         (b)      Lincoln Stock.

                  (1) As of the date hereof, the authorized capital stock of Lincoln consists solely of 20,000,000 shares of Lincoln Common Stock, of which 5,892,725 shares are outstanding, and 2,000,000 shares of Lincoln Preferred Stock, of which no shares are outstanding as of the date hereof. As of the date hereof, except as Previously Disclosed, there are no shares of Lincoln Common Stock authorized and reserved for issuance, Lincoln does not have any Rights issued or outstanding with respect to Lincoln Common Stock, and Lincoln does not have any commitment to authorize, issue or sell any Lincoln Common Stock or Rights, except pursuant to this Agreement. The number of shares of Lincoln Common Stock which are issuable and reserved for issuance upon exercise of Lincoln Stock Options as of the date hereof and the exercise price of such Lincoln Stock Options are Previously Disclosed.

                  (2) The shares of Lincoln Common Stock to be issued as Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

         (c) Subsidiaries. Each of Lincoln's Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

         (d) Corporate Power. Lincoln and each of its Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets; Lincoln has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and Lincoln Savings Bank has the requisite power and authority to execute, deliver and perform its obligations as set forth in the form of Subsidiary Merger Agreement attached hereto as Exhibit C and to consummate the transactions contemplated thereby.

         (e)      Corporate Authority and Action.

                  (1) Lincoln has the requisite corporate power and authority, and has taken all corporate action necessary, in order (A) to authorize the execution and delivery of, and performance of its obligations under, this Agreement, and (B) subject only to the registration and issuance of the Lincoln Common Stock to be provided as part of the Consideration, to consummate the Merger. This Agreement and the Ancillary Documents to which Lincoln is a party each constitute and/or will constitute the valid and legally binding obligation of Lincoln, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                  (2) Lincoln has received the opinion of KBW, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Consideration to be received in the Merger by the shareholders of Lincoln is fair to the shareholders of Lincoln from a financial view point.

         (f)      Regulatory Approvals; No Defaults.

                  (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Lincoln or any of its Subsidiaries in connection with the execution, delivery or performance by Lincoln of this Agreement, or to consummate the Merger and the other transactions contemplated hereby, except for (A) the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, (B) the filing of applications with and receipt of approval thereof from the OTS, with respect to the Merger and the
                           Subsidiary Merger, (C) the filing of articles of merger with the Secretary of State of the State of Indiana pursuant to the IBCL and the filing of articles of combination with the OTS with respect to the Subsidiary Merger, (D) the filing of a notice with the NASDAQ with respect to the listing for trading of the shares of Lincoln Common Stock to be issued in the Merger on the National Market System, and (E) such other filings, approvals, consents or waivers as are required under applicable law in connection with the transactions contemplated by this Agreement. As of the date hereof, Lincoln is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in Section 7.01(b).

                  (2) Subject to receipt of the regulatory approvals and expiration of the waiting periods referred to in the preceding paragraph and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of Lincoln or of any of its
                           Subsidiaries  or to  which  Lincoln  or  any  of  its
                           Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Lincoln Articles or the Lincoln By-laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

         (g)      SEC Documents; Financial Statements.

                  (1) Lincoln's Annual Reports on Form 10-K and proxy statements on Form 14-A for the fiscal years ended December 31, 1998 and1999, quarterly reports on Form 10-Q filed during the fiscal year ended December 31, 1999, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by Lincoln or any of its Subsidiaries subsequent to December 31, 1999 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Lincoln's SEC Documents") with the SEC, as of the date filed, (A) complied or will comply with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Lincoln SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Lincoln and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such of Lincoln's SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Lincoln and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

                  (2) Since December 31, 1999 on a consolidated basis Lincoln and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

                  (3) Since December 31, 1999 (A) Lincoln and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section
                           5.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Lincoln.

         (h) Litigation. Except as disclosed in Lincoln's SEC Documents filed before the date hereof, no litigation, claim or other proceeding before any court, arbitrator or Governmental
                  Authority is pending against Lincoln or any of its Subsidiaries and, to Lincoln's knowledge, no such litigation, claim or other proceeding has been threatened.

         (i)      Compliance with Laws. Lincoln and each of its Subsidiaries:

                  (1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                  (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened;

                  (3) has received, since December 31, 1997 no notification or communication from any Governmental Authority (A) asserting that Lincoln or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces; (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Lincoln's knowledge, do any grounds for any of the foregoing exist) or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on banking organizations generally); and

                  (4) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority, or been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action or have knowledge of any pending or threatened regulatory investigation.

         (j) No Brokers. No action has been taken by Lincoln that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid by Lincoln to KBW.

         (k) Disclosure. The information Previously Disclosed or otherwise provided to Citizens in connection with this Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to Citizens hereunder are true and complete.

                                   Article VI

                                    Covenants

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Citizens and Lincoln agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as
practicable   and  otherwise  to  enable   consummation   of  the   transactions
contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02     Shareholder Approval.

         (a) Citizens agrees to take, in accordance with applicable law, applicable rules of NASDAQ, and its articles of incorporation and by-laws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval and adoption of this Agreement and the consummation of the actions and transactions contemplated hereby, and to solicit shareholder approval and adoption, as promptly as practicable after the Registration Statement is declared effective. The Citizens Board is recommending and, unless the board of directors, after having consulted with and considered the advice of outside counsel and Trident, has determined in good faith that to do so would result in a failure by the directors to discharge properly their fiduciary duties in accordance with Indiana law, the Citizens Board will continue to recommend to the shareholders of Citizens, that it approves this Agreement and take any other action required to permit consummation of the transactions contemplated hereby.

         (b) Each of Citizens and Lincoln agree to take all action necessary in their respective capacities as sole shareholder of Citizens Savings Bank and Lincoln Savings Bank to approve and adopt the Merger Agreement for Subsidiary Merger and the transactions contemplated thereby.

6.03     Registration Statement.

         (a) Lincoln agrees to prepare a registration statement on Form S-4 (the "Registration Statement"), to be filed by Lincoln with the SEC in connection with the issuance of Lincoln Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Citizens constituting a part thereof (the "Proxy Statement") and all related documents). Citizens agrees to cooperate, and to cause its Subsidiaries to cooperate, with Lincoln, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and, provided that Citizens and its Subsidiaries have cooperated as required above, Lincoln agrees to file the Registration Statement with the SEC as promptly as reasonably practicable after the date hereof. Each of Citizens and Lincoln agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Lincoln also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Citizens agrees to furnish to Lincoln all information concerning Citizens, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

         (b) Each of Citizens and Lincoln agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in
                  (1)  the   Registration   Statement  will,  at  the  time  the
                  Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and
                  (2) the Proxy Statements and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the shareholders meetings for the respective corporations, contain any untrue statement which, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Citizens and Lincoln further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statements.

         (c) Lincoln agrees to advise Citizens, promptly after Lincoln receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Lincoln Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Press Releases. Each of Citizens and Lincoln agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that, in the written opinion of outside counsel to Citizens, is required by law or regulation and as to which Citizens has used its best efforts to discuss with Lincoln in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of Citizens or any of its representatives that was not permitted by this Agreement).

6.05     Access; Information.

         (a) Each of Citizens and Lincoln agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request.

         (b) Each of Citizens and Lincoln agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 unless such information (1) was already known to such party, (2) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of the party to which such information pertains or (4) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

         (c) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

6.06 Acquisition Proposals. Citizens agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Citizens or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Citizens or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing, an "Acquisition Proposal"); provided however, that if Citizens is not otherwise in violation of this Section 6.06, the Citizens Board may provide information to, and may engage in such negotiations or discussions with, a person with respect to an Acquisition Proposal, directly or through representatives, if the Citizens Board, after consultation with its outside counsel and Trident, determines in good faith that its failure to engage in any such negotiations or discussions would constitute a failure to discharge properly the fiduciary duties of such directors in accordance with Indiana law. Citizens shall promptly (within 24 hours) advise Lincoln following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal), and advise Lincoln of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

6.07 Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statements, Citizens shall deliver to Lincoln a schedule of each person that, to Citizens' knowledge, is or is reasonably likely to be, as of the date of Citizens shareholders' meeting, deemed to be an "affiliate" of it (each, a "Citizens Affiliate") as that term is used in Rule 145 under the Securities Act. Citizens agrees to use its reasonable best efforts to cause each person who may be deemed to be a Citizens Affiliate to execute and deliver to Citizens and Lincoln on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit D.

6.08 NASDAQ Listing. Lincoln agrees to use its reasonable best efforts to list, prior to the Effective Date, on the National Market System of NASDAQ, subject to official notice of issuance, the shares of Lincoln Common Stock to be issued to the holders of Citizens Common Stock in the Merger.

6.09     Regulatory Applications.

         (a) Lincoln and Citizens and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Lincoln and Citizens agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby. Copies of applications and correspondence with such Governmental Authorities promptly shall be provided to the other party.

         (b) Each of Lincoln and Citizens agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.10     D & O Insurance.

         (a) For a period of two years from the Effective Time, Lincoln shall use its reasonable best efforts to obtain an endorsement to its director's and officer's liability insurance policy to cover the present and former officers and directors of Citizens or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Citizens; provided however, that if Lincoln is unable to obtain such endorsement, then Citizens may purchase tail coverage under its existing director and officer liability insurance policy for such claims; provided further that in no event shall Lincoln be required to expend each year during such two-year period more than twice the current annual amount spent by Citizens (the "Insurance Amount") to maintain or procure its current directors' and officers' insurance coverage; provided further, that if Lincoln is unable to maintain or obtain the insurance called for by this Section 6.10(a), Lincoln shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Citizens or any Subsidiary may be required to make application and provide customary representations and warranties to Lincoln's insurance carrier for the purpose of obtaining such insurance.

         (b) For six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of Citizens and its Subsidiaries against all losses, expenses (including attorneys' fees), claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted under the IBCL and by Lincoln's Articles of Incorporation as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.

         (c) If Lincoln shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity (a "Change of Control"), then and in each case, proper provision shall be made so that the successors and assigns of Lincoln shall assume the obligations set forth in this Section 6.10 and in Sections 2.01(d), 6.13 and 6.20 below.

6.11 Accountants' Letters. Each of Citizens and Lincoln shall use its reasonable best efforts to cause to be delivered to the other party, and such other party's directors and officers who sign the Registration Statement, letters of Olive LLP, independent auditors, dated (1) the date on which the Registration Statement shall become effective and (2) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

6.12 Notification of Certain Matters. Each of Citizens and Lincoln shall give prompt notice to the other of any fact, event or circumstance known to it that
(1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.13 Advisory Directors. As of the Effective Time, Lincoln agrees to cause Lincoln Savings Bank to appoint each person, other than Fred W. Carter, who immediately prior to the Effective Time was a director or director emeritus of Citizens or Citizens Savings Bank, as an advisory director of Lincoln Savings Bank. Such advisory directors and advisory directors emeritus shall meet semi-annually and shall advise Lincoln on facilitating a smooth transition of Citizens' business into Lincoln's following the Merger. Subject to applicable regulatory requirements, unless Cause exists for their removal, they shall be re-appointed annually to serve in such capacities through March 31, 2003 and shall receive annual fees of $1,000 for such service. For purposes of this
Section 6.13, "Cause" means a conviction of a felony or any crime involving an element of moral turpitude.

6.14 Stock Option Plan. Within 45 days of the date as of which this Agreement is dated, Citizens will obtain written consents from each holder to whom a Citizens Stock Option is outstanding (i) consenting to the disposition of such option in accordance with the provisions of Section 3.01(b) or 3.01(c) above, (ii) agreeing not to exercise such option on or before the Effective Date unless (A) this Agreement is terminated and the Merger is abandoned pursuant to Article VIII or (B) such exercise is made not more than one week before the date on which the option otherwise would cease to be exercisable.

6.15 Recognition and Retention Plan. At the Effective Time, Lincoln Savings Bank will assume the Citizens Savings Bank Recognition and Retention Plan and Trust (the "RRP Plan"). Prior to the Effective Time, Citizens Savings Bank will take the necessary steps to (i) cause any shares of Citizens Common Stock held in the Plan Share Reserve of the RRP Plan to be returned to Citizens and canceled and
(ii) amend the RRP Plan, effective as of the Effective Time, (A) to define "Bank" to refer to Lincoln Savings Bank instead of to Citizens Savings Bank, (B) to define "Holding Company" to refer to Lincoln instead of to Citizens, (C) to define "Committee" to refer to the Compensation Committee of the Lincoln Board instead of to the Stock Compensation Committee of the Citizens Board, (D) to define "Common Stock" to refer to Lincoln Common Stock instead of to Citizens Common Stock, (E) to delete Sections 3.07, 5.01 and 5.02, (F) to provide in
Section 5.03 that no further contributions may be made to the Trust, that shares of Lincoln Common Stock received as Per Share Stock Consideration for Citizens Common Stock shall be retained and held subject to the same Award to which such Citizens Common Stock was subject, and that cash received as Per Share Cash Consideration for Citizens Common Stock shall be applied to the purchase of shares of Lincoln Common Stock on the open market, which shares shall be retained and held subject to the same Award to which such Citizens Common Stock was subject, (G) to provide in Section 7.01 that service as an advisory director of Lincoln Savings Bank provided for in Section 6.13 above, service as a director or director emeritus of Lincoln Savings Bank, and service as a director of Lincoln shall each constitute "service as a Director or Director Emeritus" for purposes of determining the extent to which Plan Share Awards are earned, and (H) to provide in Section 9.02 that the power to amend or terminate shall not include the right to cancel outstanding Plan Share Awards or to require shares of Lincoln Common Stock or other assets subject to any outstanding Award to be released from the trust under the RRP Plan while the Award remains outstanding. In addition, prior to the Effective Time, Citizens Savings Bank may modify any or all outstanding RRP Plan Awards held by employees of Citizens and its Subsidiaries who became employees of Lincoln or its Subsidiaries on the Effective Date to provide that the Award shall become fully vested, subject to any applicable bank regulatory requirements, in the event the grantee's qualifying service with Lincoln and its Subsidiaries (or their successors) is terminated by Lincoln and its Subsidiaries (or their successors) without cause or by the grantee for good reason. The trustee of the trust under the RRP Plan shall not be obligated to purchase shares of Lincoln Common Stock on the open market as provided in (F) above at any time Lincoln is engaged in an open market stock repurchase program. For purposes of this Section 6.15 only, to the extent the capitalized terms in this Section 6.15 are defined and capitalized in the governing documents and outstanding grant agreements of the RRP Plan as in effect on the date hereof and are not otherwise specially defined or dealt with in this Agreement, such capitalized terms shall have the meanings assigned to them in such governing documents and outstanding agreements.

6.16 ESOP. As of the Effective Date, the Citizens Employee Stock Ownership Plan (the "Citizens ESOP") shall be terminated, all shares of Citizens Common Stock held by the Citizens ESOP shall be converted into rights to receive the Merger Consideration in respect thereof, all outstanding indebtedness of the Citizens ESOP shall be repaid, any assets remaining in the suspense fund under the Citizens ESOP shall be allocated to Participants' Company Contribution Accounts under the Citizens ESOP either pursuant to Sections 4.2 and 8.7(h) of the Citizens ESOP in the case of amounts attributable to Company Contributions made prior to the Effective Date for the Plan Year which includes the Effective Date or pursuant to Section 8.7(j) of the Citizens ESOP in the case of any other amounts, and the net assets of the Citizens ESOP shall be distributed to Participants under the Citizens ESOP and their Beneficiaries, subject to the receipt of a favorable determination letter from the IRS and except as otherwise required by applicable law. Citizens shall file the notifications or applications  with the IRS  necessary  to  comply  with the  provisions  of this
Section 6.16. If for any reason the IRS will not permit the Citizens ESOP to be terminated or distributions be made to employees of Citizens and its Subsidiaries as provided above unless the Citizens ESOP is amended, Citizens may make such required amendment; provided, however, that (i) no such amendment shall require or have the effect of requiring Lincoln or its Subsidiaries to make any contributions to the Citizens ESOP at or after the Effective Time, (ii) no such amendment shall require or have the effect of requiring Citizens or its Subsidiaries to make any contributions to the Citizens ESOP at or prior to the Effective Time in addition to any contributions that otherwise would be required, (iii) any such amendment shall be conditioned upon its not having an adverse effect upon the qualified status of the Citizens ESOP under Section 401(a) of the Code, and (iv) no such amendment shall require or have the effect of requiring the continuation of the Citizens ESOP after the Effective Date except to the extent and for so long as the Citizens ESOP may be so continued without having an adverse effect on the qualified status under Section 401(a) of the Code of any other employee pension benefit plan of Lincoln or a Subsidiary of Lincoln that is intended to be so qualified. Citizens and its Subsidiaries shall make no contributions to the Citizens ESOP between the date hereof and the Effective Date other than such as may be required to maintain the tax-qualified status of the Citizens ESOP or to enable the Citizens ESOP to make required payments on the loans currently outstanding to it.

6.17 Defined Benefit Pension Plan. Citizens Savings Bank and Lincoln Savings Bank both maintain qualified defined benefit pension programs through participation in the Financial Institutions Retirement Fund ("FIRF"). Citizens Savings Bank shall make contributions to the Citizens Savings Bank FIRF between the date hereof and the Effective Date only to the extent required to maintain the Plan's tax-qualified status and avoid any federal income taxes or penalties attributable to the Plan's funding status. At or prior to the Effective Time, Citizens Savings Bank may amend its FIRF Plan to take into account, for purposes of determining a participant's rate of base compensation for the calendar year 2000 and subsequent calendar years, increases in such rate occurring during the applicable year. At the Effective Time, subject to applicable law and the requirements of the FIRF Plan, Lincoln Savings Bank shall assume the FIRF Plan of Citizens Savings Bank, merge such Plan into its own FIRF Plan, and amend as necessary the participation agreement of such merged FIRF Plan so that, (i) from and after the Effective Time, employees of Citizens Savings Bank who become employees of Lincoln Savings Bank will accrue benefits pursuant to the FIRF Plan as adopted by Lincoln Savings Bank resulting from the merger of the Citizens Savings Bank FIRF Plan with the Lincoln Savings Bank FIRF Plan, and (ii) from and afer the merger of those Plans, former Citizens employees participating in the merged Plan shall receive credit for eligibility, vesting, and benefit accrual purposes, for the service of such employees with Citizens and its Subsidiaries prior to the Effective Time as if such service were with Lincoln and its Subsidiaries; provided, however, that the accrued benefit of any such former Citizens employee in respect of service prior to the Effective Time shall be determined under the benefit formulae under the Citizens Savings Bank FIRF Plan as in effect from time to time prior to the Effective Time; provided further, that for benefit accrual purposes, service prior to the Effective Time that was not taken into account for such purposes under the Citizens Savings Bank FIRF Plan shall not be taken into account under the Lincoln Savings Bank FIRF Plan. Nothing herein shall be deemed to preclude Lincoln and its Subsidiaries from amending or terminating the Lincoln Savings Bank FIRF Plan after the Effective Time.

6.18 Executive Supplemental Retirement Income Agreements. From and after the Effective Date, Lincoln Savings Bank will assume the rights and obligations of Citizens Savings Bank under its executive supplemental retirement income agreements with Fred W. Carter, Stephen D. Davis and Cindy S. Chambers and director deferred compensation agreement with Fred W. Carter, all as in effect on the date hereof and amended as herein provided. Prior to the Effective Date, Citizens Savings Bank may amend such agreements (i) to provide that they cannot be amended at or after the Effective Time without the consent of the affected employee (or former employee) or director (or former director) or his or her successor or beneficiary and (ii) to provide, in the event of a Change of Control of Lincoln, for the immediate payment to the affected employee (or former employee) or director (or former director), or his or her successor or beneficiary, in one lump sum, of the entire remaining nonforfeitable accrued benefit thereunder, such payment to be in an amount equal to the actuarial equivalent of such remaining benefit as the same then would be determined under the FIRF Plan.

6.19     Employee Matters.

         (a)      Lincoln  agrees  that  those  employees  of  Citizens  or  its
                  Subsidiaries who become employees of Lincoln or its Subsidiaries on the Effective Date ("Former Citizens Employees"), while they remain employees of Lincoln or its Subsidiaries after the Effective Date will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Lincoln to similarly situated employees of Lincoln and its Subsidiaries. At the Effective Time, except as otherwise provided in Section 6.17 above, Lincoln will amend or cause to be amended each employee benefit plan of Lincoln and its Subsidiaries in which Former Citizens Employees are eligible to participate, to the extent necessary, so that as of the Effective Time (i) such plans take into account for purposes of eligibility, vesting, and benefit accrual, the service of such employees with Citizens and its Subsidiaries as if such service were with Lincoln and its Subsidiaries, to the same extent that such service was credited under a comparable plan of Citizens and its Subsidiaries, (ii) Former Citizens Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Lincoln or its Subsidiaries in which they are eligible to participate and may commence participation in such plans on the Effective Date, (iii) Former Citizens Employees will retain credit for unused sick leave and vacation pay which has been accrued as of the Effective Time,
                  (iv) for purposes of determining the entitlement of Former Citizens Employees to sick leave and vacation pay following the Effective Time, the service of such employees with Citizens and its Subsidiaries shall be treated as if such service were with Lincoln and its Subsidiaries, and (v) Former Citizens Employees shall become eligible to participate in the Lincoln Federal Savings Bank 401(k) plan on the first plan entry date following their satisfaction of the eligibility requirements of such plan. Notwithstanding the foregoing, Lincoln is not required to cover until January 1, 2002, under its own employee stock ownership plan those former employees of Citizens and its Subsidiaries who participated in the Citizens ESOP.

         (b) Citizens and its Subsidiaries will comply with applicable law and the terms of the relevant Compensation Plan with respect to the voting of any Citizens Common Stock held by any such plan.

         (c) Fred W. Carter is retiring and will cease to be an employee of Citizens or Citizens Savings Bank or their respective successors as of the Effective Time. Prior to the Effective Time, Mr. Carter will continue to be paid the compensation provided for in his employment agreement with Citizens Savings Bank and will continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such agreement. Any benefits payable under insurance, health, retirement and bonus plans through the Effective Date will be paid when due under those plans. Citizens shall pay to Mr. Carter (or his estate in the event of his death prior to the Effective Time) a cash sum (the "Cash Sum") equal to the sum of (i) $412,000, less (ii) any excess of his base compensation from Citizens and its Subsidiaries for the portion of calendar year 2000 preceding the Effective Time over the amount of base compensation to which he would have been entitled for such period had his base compensation been payable ratably during such calendar year at the annual rate of $155,000. Of this amount $150,000 shall be paid to Mr. Carter on January 2, 2001, and the balance shall be paid to him at the Effective Time; provided, however, that all of such amount shall be paid to Mr. Carter at the Effective Time if it shall be determined by Olive LLP (or another independent accounting firm mutually agreeable to Lincoln and Mr. Carter) that this is necessary in order for such amount to be accrued as an expense of Citizens and it Subsidiaries for the accounting period which includes the Effective Date. Citizens Savings Bank will use its best efforts to obtain from Mr. Carter, within 30 days after the date as of which this Agreement is dated, (i) an acknowledgment that his employment is terminating otherwise than pursuant to subsections 7(A), 7(B), 7(C), 7(D) or 7(E) of his employment agreement and (ii) a binding written commitment, in the event the Merger is consummated, to accept the amounts payable under this Section 6.19(c) in lieu of any amounts that otherwise would be payable under section 8 of his employment agreement. The amounts payable under this Section 6.19(c) shall be paid whether or not Mr. Carter is required to terminate his employment with Citizens Savings Bank prior to the Effective Date for any reason, including, without limitation, his disability.

         (d) Lincoln Savings Bank wants to retain the services of Fred W. Carter as a consultant pursuant to the terms of the Consulting Agreement attached hereto as Exhibit E. Lincoln Savings Bank will use its best efforts to negotiate and enter into with Mr. Carter, within 45 days from the date as of which this Agreement is dated, an agreement retaining Mr. Carter as a consultant, to become effective as of the Effective Time, either on the terms set forth in Exhibit E or on such alternative terms as Mr. Carter and Lincoln Savings Bank mutually may agree.

         (e) With the exception of Fred W. Carter, Lincoln intends to retain Citizens employees for at least six months following the Effective Date in positions comparable to those they currently hold with Citizens or its Subsidiaries.

6.20 Severance. With the exception of Fred W. Carter, those employees of Citizens or its Subsidiaries as of the Effective Time (i) who are not employed by Lincoln or its Subsidiaries after the Effective Time or are terminated or voluntarily resign as of a date within six months after the Effective Date after being notified that, as a condition of employment, such employee must work at a location more than 30 miles from such employee's former location of employment or that such employee's salary will be materially decreased and (ii) who sign and deliver a termination and release agreement in the form attached hereto as Exhibit H, shall be entitled to severance pay equal to one week of pay, at their rate of pay in effect at the Effective Time, for each full year of continuous service with Citizens or its Subsidiaries or their successors not in excess of 26 years completed prior to the Effective Time or, in the case of employees who continue as employees of Lincoln or its Subsidiaries after the Effective Time, prior to their termination or resignation as such. Nothing in this Section 6.20 shall be deemed to limit or modify Lincoln's at will employment policy.

                                   Article VII

                    Conditions to Consummation of the Merger

7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Lincoln and Citizens to consummate the Merger is subject to the fulfillment or written waiver by Lincoln and Citizens prior to the Effective Time of each of the following conditions:

         (a) Shareholder Approval. This Agreement and the actions and transactions contemplated hereby shall have been duly adopted by the affirmative vote of the holders of the requisite number of the outstanding shares of Citizens Common Stock entitled to vote thereon in accordance with applicable law, the Citizens Articles and the Citizens By-laws, and the actions and transactions contemplated in the Merger Agreement for Subsidiary Merger shall have been duly adopted by Citizens and Lincoln, acting in their respective capacities as sole shareholder of Citizens Savings Bank and Lincoln Savings Bank.

         (b)      Governmental  and  Regulatory  Consents.   All  approvals  and
                  authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Merger and the Subsidiary Merger, and for the prevention of any termination of any material right, privilege, license or agreement of either Lincoln or Citizens or their respective Subsidiaries, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which would have been such that Lincoln would not reasonably have entered into this Agreement had such condition or restriction been known as of the date hereof.

         (c) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

         (d) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

         (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (f) Blue Sky Approvals. All permits and other authorizations under the federal and state securities laws (other than that referred to in Section 7.01(e)) and other authorizations necessary to consummate the transactions contemplated hereby and to issue the shares of Lincoln Common Stock to be issued in the Merger shall have been received and be in full force and effect.

         (g) Listing. The shares of Lincoln Common Stock to be issued in the Merger shall have been approved for listing on the National Market System of NASDAQ, subject to official notice of issuance.

7.02 Conditions to Obligation of Citizens. The obligation of Citizens to consummate the Merger is also subject to the fulfillment or written waiver by Citizens prior to the Effective Time of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Lincoln set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and Citizens shall have received a certificate, dated the Effective Date, signed on behalf of Lincoln by a senior officer of Lincoln to such effect.

         (b) Employee Matters. Either (1) Lincoln Savings Bank and Fred W. Carter shall have entered into a mutually acceptable Consulting Agreement as provided in Section 6.19(d) above or
                  (2) Lincoln Savings Bank shall have offered to enter into the Consulting Agreement attached hereto as Exhibit E and Mr. Carter shall not have accepted such offer. Lincoln and its Subsidiaries shall have amended their FIRF Plan and other employee benefit plans, if and to the extent such amendments are required by, and subject to the conditions provided in, Sections 6.17 and 6.19(a) above.

         (c) Performance of Obligations of Lincoln. Lincoln shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Citizens shall have received a certificate, dated the Effective Date, signed on behalf of Lincoln by the Chief Executive Officer and the Chief Financial Officer of Lincoln to such effect.

         (d) Opinion of Counsel. Citizens shall have received an opinion, dated the Effective Date, of Bose McKinney & Evans LLP, counsel to Lincoln, in substantially the same form as that attached hereto as Exhibit F.

         (e) Tax Opinion of Citizens' Counsel. Citizens shall have received an opinion of Barnes & Thornburg, counsel to Citizens, to the effect that (1) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (2) no gain or loss will be recognized by shareholders of Citizens to the extent they receive shares of Lincoln Common Stock as Consideration in exchange for shares of Citizens Common Stock.

         (f)      Accountants' Letters. Citizens shall have received the letters
                  referred  to  in  Section  6.14  from  Olive  LLP,   Lincoln's
                  independent auditors.

         (g) Trident Fairness Opinion. Citizens shall have received the opinion of Trident, dated the date of the Proxy Statement (which shall be appended as an exhibit thereto), and an updated opinion of Trident as of the Effective Date, that the Consideration to be received in the Merger by the shareholders of Citizens is fair to the shareholders of Citizens from a financial point of view.

7.03 Conditions to Obligation of Lincoln. The obligation of Lincoln to consummate the Merger is also subject to the fulfillment or written waiver by Lincoln prior to the Effective Time of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Citizens set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and Lincoln shall have received a certificate, dated the Effective Date, signed on behalf of Citizens by the Chief Executive Officer and the person acting as the chief financial officer of Citizens to such effect.

         (b) Employee Matters. Fred W. Carter shall have made the acknowledgment and binding commitment provided for in Section 6.19(c) above, in form and substance satisfactory to Lincoln, so that the obligations assumed by Lincoln Savings Bank in respect of Mr. Carter's employment agreement with Citizens Savings Bank are limited to those set forth in Section 6.19(c) above.

         (c) Performance of Obligations of Citizens. Citizens shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Lincoln shall have received a certificate, dated the Effective Date, signed on behalf of Citizens by the Chief Executive Officer and the Chief Financial Officer of Citizens to such effect.

         (d) Opinion of Counsel. Lincoln shall have received an opinion, dated the Effective Date, of Barnes & Thornburg, Counsel to Citizens, in substantially the same form as that attached hereto as Exhibit G.

         (e) Tax Opinion of Lincoln's Counsel. Lincoln shall have received an opinion of Bose McKinney & Evans LLP, counsel to Lincoln, dated the Effective Date, to the effect that the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code.

         (f) Accountants' Letters. Lincoln and its directors and officers who sign the Registration Statement shall have received the letters referred to in Section 6.14 from Olive LLP, Citizens' independent auditors.

                                  Article VIII

                                   Termination

8.01 Termination. This Agreement may be terminated and the Merger may be abandoned:

         (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Lincoln and Citizens, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (b) Breach. At any time prior to the Effective Time, by Lincoln or Citizens, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the breaching party.

         (c) Delay. At any time prior to the Effective Time, by Lincoln or Citizens, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 2000, except to the extent that the failure of the Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this
                  Section 8.01(c).

         (d) No Approval. By Citizens or Lincoln, in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (1) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority or (2) the shareholder approval contemplated by Section 6.02 herein is not obtained.

         (e) Failure to Recommend, Etc. By Lincoln, if (1) prior to the effectiveness of the Registration Statement, the Board of Directors of Citizens shall not have recommended adoption and approval of this Agreement to its shareholders, or (2) at any time prior to the receipt of the approval of Citizens' shareholders contemplated by Section 7.01(a), Citizens' Board of Directors shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Lincoln (whether in accordance with Section
                  6.02 or otherwise).

         (f) Acceptance of Superior Proposal. By Citizens, if, without breaching Section 6.06, Citizens shall contemporaneously enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the Citizens Board, after consulting with and considering the advice of Citizens' outside counsel and financial advisors, to constitute a Superior Proposal; provided, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to Citizens unless it delivers to Lincoln (1) written notice of Citizens' intention to terminate at least five days prior to termination and (2) simultaneously with such termination, the Fee referred to in Section 8.03.

8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

8.03  Termination  Fee. If (1) Lincoln  terminates  this  Agreement  pursuant to
Section 8.01(e) or (2) Citizens terminates this Agreement pursuant to Section 8.01(f), then, within five business days of such termination, Citizens shall pay Lincoln by wire transfer in immediately available funds a fee of $500,000 (the "Fee"). If Citizens terminates this Agreement for any reason other than pursuant to Section 8.01(b) (at a time when Lincoln could not also terminate pursuant to
Section 8.01(b)), or if this Agreement is terminated solely by reason of the failure of Citizens to receive shareholder approval of the Merger, and if, within twelve months of the date of such termination by Citizens, a change in control of Citizens is consummated, then Citizens shall pay the Fee to Lincoln by wire transfer in immediately available funds. (For purposes of this Section 8.03, a "change in control" shall be deemed to have taken place if: (w) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than Citizens itself, a Subsidiary thereof, or any employee benefit plan of Citizens or any of its Subsidiaries, is or becomes the beneficial owner, directly or indirectly, of securities representing fifty percent (50%) or more of the then-issued and outstanding common stock of Citizens or the combined voting power of the then-outstanding securities of Citizens, whether through a tender offer or otherwise; (x) there occurs any consolidation or merger in which Citizens is not the continuing or surviving corporation (except for a merger in which the holders of Citizens' common and/or other voting stock immediately prior to the merger have the same proportionate ownership of common and/or other voting stock of the surviving corporation immediately after the merger); (y) there occurs any consolidation or merger in which Citizens is the surviving corporation but in which shares of its common and/or other voting stock would be converted into cash or securities of any other corporation or other property; (z) there occurs any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Citizens.) Notwithstanding the foregoing, no Fee shall be required to be paid if Lincoln or Citizens terminates this Agreement solely because of Citizens to obtain the shareholder approval of this Agreement and the actions and transactions contemplated hereby.

                                   Article IX

                                  Miscellaneous

9.01 Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than those contained in Sections 6.05(b), 8.02, and 8.03 and in this Article IX, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Time. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained in Sections 6.13 and 6.20 which by their terms apply or are to be performed in whole or in part after the Effective Time and this
Article IX.

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefitted by the provision, or (b) amended or modified at any time, by an agreement in writing executed by both parties, except that, after approval of the Merger by the shareholders of Citizens, no amendment may be made which under applicable law requires further approval of such shareholders without obtaining such required further approval.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Indiana applicable to contracts made and to be performed entirely within such State.

9.05 Expenses. Subject to Sections 8.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and postage expenses and SEC registration fees shall be shared equally between Citizens and Lincoln.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

If to Citizens, to:
                  Fred W. Carter, President
                  Citizens Savings Bank of Frankfort
                  60 South Main Street
                  Frankfort, Indiana 46041
                  Facsimile: (765) 654-7313

With a copy to:
                  Claudia V. Swhier, Esq.
                  Barnes & Thornburg
                  11 South Meridian Street
                  Indianapolis, Indiana 46204
                  Facsimile: (317) 231-7433

If to Lincoln, to:
                  T. Tim Unger, President
                  Lincoln Federal Savings Bank
                  1121 East Main Street
                  Plainfield, Indiana 46168
                  Facsimile: (317) 839-6775

With a copy to:
                  David A. Butcher, Esq.
                  Bose McKinney & Evans LLP
                  2700 First Indiana Plaza
                  135 North Pennsylvania Street
                  Indianapolis, Indiana 46204
                  Facsimile: (317) 684-5173

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement (together with the Disclosure Schedules and the Exhibits hereto) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Sections 2.01(d), 6.10, 6.13, and
6.20 hereof (which are intended to be for the benefit of those present and former officers, directors, and employees of Citizens and its Subsidiaries affected thereby and may be enforced by such persons), nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                                  CITIZENS BANCORP
                                                  ("Citizens")

                                                  By: /s/ Fred W. Carter
                                                  -----------------------------
                                                  Printed: Fred W. Carter
                                                  Title: President

                                                  LINCOLN BANCORP
                                                  ("Lincoln")
                                                  By: /s/ T. Tim Unger
                                                  -----------------------------
                                                  Printed: T. Tim Unger
                                                  Title: President

         Each of the undersigned directors of Citizens hereby (a) agrees in his capacity as a director to recommend to Citizens' shareholders the approval of this Agreement and the Merger, except as otherwise provided in Sections 6.02 and
6.06 of this Agreement, and (b) agrees in his individual capacity to vote his shares of Citizens common stock that are registered in his personal name (and agrees to use his best efforts to cause all additional shares of Citizens Common Stock owned jointly with any other person or by his spouse or over which he has voting influence or control to be voted) in favor of this Agreement and the Merger. In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of Citizens with the purpose of avoiding his agreements set forth in the preceding sentence.

         Dated this 21st day of March, 2000.

/s/ Robert F. Ayres
---------------------------
Robert F. Ayres

/s/ Fred W. Carter
---------------------------
Fred W. Carter

/s/ Perry W. Lewis
---------------------------
Perry W. Lewis

/s/ John J. Miller
---------------------------
John J. Miller

/s/ Billy J. Wray
---------------------------
Billy J. Wray

                                List of Exhibits

Exhibit                         Title

A                       Form of Articles of Merger

B                       Form of Subsidiary Merger Articles of Combination

C                       Form of Merger Agreement for Subsidiary Merger

D                       Form of Affiliate Agreement

E                       Form of Consulting Agreement

F                       Form of Opinion of Lincoln's Counsel

G                       Form of Opinion of Citizens' Counsel

H                       Form of Termination and Release Agreement

                                                                         ANNEX B

                                 _________, 2000

Board of Directors
Citizens Bancorp
60 South Main Street

Frankfort, Indiana 46041
Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of common stock, no par value (the "Citizens Common Stock") of Citizens Bancorp ("Citizens"), of the consideration to be paid by Lincoln Bancorp ("Lincoln") pursuant to the Agreement and Plan of Reorganization, dated as of March 21, 2000 (the "Agreement") by and among Citizens and Lincoln. Unless otherwise noted, all terms used herein will have the same meaning as defined in the Agreement.

         The Agreement provides for the merger (the "Merger") of Citizens with and into Lincoln, pursuant to which, among other things, at the Effective Time (as defined in the Agreement), each outstanding share of Citizens Common, other than any shares held in the treasury of Citizens, will be exchanged for the right to receive 0.9375 shares of the common stock of Lincoln and $9.375 in cash (together, the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

         Trident Securities ("Trident"), a division of McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         We have acted as Citizens' financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

         (i) Reviewed certain publicly available information concerning Citizens, including the Annual Reports on Form 10-K of Citizens for each of the years in the three year period ended June 30, 1999 and the Quarterly Reports on Form 10-Q of Citizens for the quarters ended September 30, 1999, December 31, 1999 and March 31, 2000;

         (ii) Reviewed certain publicly available information concerning Lincoln, including the Annual Reports on Form 10-K of Lincoln for the years ended December 31, 1999 and December 31, 1998 and the Quarterly Reports on Form 10-Q of Lincoln for the quarter ended March 31, 2000;

         (iii) Reviewed certain other internal information, primarily financial in nature relating to the respective businesses, earnings, assets and prospects of Citizens and Lincoln provided to us or publicly available for purposes of our analysis;

         (iv) Participated in meetings and telephone conferences with members of senior management of Citizens and Lincoln concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

         (v) Reviewed certain stock market information for Citizens Common and Lincoln Common, and compared it with similar information for certain companies, the securities of which are publicly traded;

         (vi) Compared the results of operations and financial condition of Citizens and Lincoln with that of certain companies, which we deemed to be relevant for purposes of this opinion;

         (vii)    Reviewed  the  financial   terms,   to  the  extent   publicly
                  available, of certain acquisition transactions, which we deemed to be relevant for purposes of this opinion;

         (viii)   Reviewed the Agreement and certain related documents; and

         (ix) Performed such other reviews and analyses as we have deemed appropriate.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Citizens and Lincoln contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either Citizens or Lincoln, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either Citizens or Lincoln. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of Citizens and Lincoln, as the case may be, on a basis reflecting the best currently available estimates and judgments of the management of Citizens and Lincoln, as to the future performance of Citizens, Lincoln, and Citizens and Lincoln combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

     This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio, to the holders of Citizens Common, and does not address the underlying business decision by Citizens' Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing proposal or any other terms of the Merger, and does not constitute a recommendation to any Citizens' shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Citizens Common or Lincoln Common may be at the Effective Time of the Merger or as to the prospects of Citizens' business or Lincoln's business.

     We have acted as financial advisor to Citizens in connection with the Merger and will receive from Citizens a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, as well as Citizens' agreement to indemnify us under certain circumstances. We will also receive a fee for our services in rendering this opinion. In the past, we have also provided certain other investment banking services for Citizens and have received compensation for such services.

         In the ordinary course of business, we may actively trade securities of both Citizens and Lincoln for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         It is understood that this opinion was prepared solely for the confidential use of the Board of Directors and senior management of Citizens and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. Our opinion does not constitute a recommendation to any stockholder of Citizens as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger. This opinion does not represent an opinion as to what the value of Citizens Common or Lincoln Common may be at the Effective Time of the Merger or as to the prospects of Citizen's business or Lincoln's business. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of Citizens Common in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel.

         Based upon and subject to the foregoing and such other matters, as we consider relevant, it is our opinion that as of the date hereof, the Consideration is fair, from a financial point of view, to the stockholders of Citizens.

                                            Very truly yours,



                                            TRIDENT  SECURITIES,  a division  of
                                            McDonald Investments Inc.

                                     ANNEX C
                        INDIANA BUSINESS CORPORATION LAW
                    TITLE 23. BUSINESS AND OTHER ASSOCIATIONS
                    ARTICLE 1. BUSINESS CORPORATIONS - TYPES
                         CHAPTER 44. DISSENTERS' RIGHTS

ss. 23-1-44-1.  "Corporation" defined.

                  As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

ss. 23-1-44-2.  "Dissenter" defined.

         As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

ss. 23-1-44-3.  "Fair value" defined.

         As used in this chapter, "fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

ss. 23-1-44-4.  "Interest" defined.

         As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

ss. 23-1-44-5.  "Record shareholder" defined.

         As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

ss. 23-1-44-6.  "Beneficial shareholder" defined.

         As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

ss. 23-1-44-7.  "Shareholder" defined.

         As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.

ss. 23-1-44-8.  Shareholder dissent.

         (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

         (1) Consummation of a plan of merger to which the corporation is a party if:

                  (A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

                  (B)      the shareholder is entitled to vote on the merger.

         (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

         (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale.

         (4) The approval of a control share acquisition under IC 23-1-42.

         (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

         (1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

         (2) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets _ National Market Issues or a similar market.

         (c) A shareholder:

         (1) who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

         (2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

         may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement.

ss.23-1-44-9. Beneficial shareholder dissent.

         (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

         (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

         (1) the beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (2) the beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

ss.23-1-44-10.  Notice of dissenters' rights preceding shareholder vote.

         (a) If proposed  corporate  action  creating  dissenters'  rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

         (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 of this chapter.

ss.23-1-44-11.  Notice of intent to dissent.

         (a) If proposed  corporate  action  creating  dissenters'  rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

         (1) Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

         (2) Must not vote the shareholder's shares in favor of the proposed action.

         (b) A shareholder  who does not satisfy the  requirements of subsection
(a) is not entitled to payment for the shareholder's shares under this chapter.

ss.23-1-44-12.  Notice of dissenters' rights following action creating rights.

         (a) If proposed  corporate  action  creating  dissenters'  rights under section 8 of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 of this chapter.

         (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken.

         The dissenters' notice must:

         (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

         (4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

         (5) be accompanied by a copy of this chapter.

ss.23-1-44-13.  Demand for payment by dissenter.

         (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice under section 12(b)(3) of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

         (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

         (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action.

ss.23-1-44-14.  Transfer of shares restricted after demand for payment.

         (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

ss. 23-1-44-15.  Payment to dissenter.

         (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

         (b) The payment must be accompanied by:

         (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (2) a statement of the corporation's estimate of the fair value of the shares; and

         (3) a  statement  of the  dissenter's  right to  demand  payment  under section 18 of this chapter.

ss.23-1-44-16.  Return of shares and release of restrictions.

         (a) If the  corporation  does not take the proposed action within sixty
(60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 of this chapter and repeat the payment demand procedure.

ss.23-1-44-17. Offer of fair value for shares obtained after first announcement.

         (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 of this chapter.

ss.23-1-44-18.  Dissenter demand for fair value under certain conditions.

         (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 of this chapter), or reject the corporation's offer under section 17 of this chapter and demand payment of the fair value of the dissenter's shares, if:

         (1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

         (2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

         (3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

         (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

ss.23-1-44-19. Effect of failure to pay demand--Commencement of judicial appraisal proceeding.

         (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (e) Each dissenter made a party to the proceeding is entitled to judgment:

         (1) for the amount,  if any, by which the court finds the fair value of
the  dissenter's  shares,  plus  interest,   exceeds  the  amount  paid  by  the
corporation; or

         (2) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

ss.23-1-44-20.  Judicial determination and assessment of costs.

         (a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

         (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (1) against the  corporation  and in favor of any or all  dissenters if
the  court  finds  the  corporation  did  not  substantially   comply  with  the
requirements of sections 10 through 18 of this chapter; or

         (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

         (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II - Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers.

         Section 21 of the Indiana Business Corporation Law, as amended (the "BCL"), grants to each corporation broad powers to indemnify directors, officers, employees or agents against expenses incurred in certain proceedings if the conduct in question was found to be in good faith and was reasonably believed to be in the corporation's best interests. This statute provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the articles of incorporation, by-laws, resolution or other authorization adopted by a majority vote of the voting shares then issued and outstanding. Section 10.05 and Article 13 of the Articles of Incorporation of the Registrant state as follows:

         Section 10.05. Limitation of Liability and Reliance on Corporate Records and Other Information.

         Clause 10.051. General Limitation. No Director, member of any committee of the Board of Directors, or of another committee appointed by the Board, officer, employee or agent of the Corporation ("Corporate Person") shall be liable for any loss or damage if, in taking or omitting to take any action causing such loss or damage, either (1) such Corporate Person acted (A) in good faith, (B) with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and (C) in a manner such Corporate Person reasonably believed was in the best interests of the Corporation, or (2) such Corporate Person's breach of or failure to act in accordance with the standards of conduct set forth in Clause 10.051(1) above (the "Standards of Conduct") did not constitute willful misconduct or recklessness.

         Clause 10.052. Reliance on Corporate Records and Other Information. Any "Corporate Person" shall be fully protected, and shall be deemed to have complied with the Standards of Conduct, in relying in good faith, with respect to any information contained therein, upon (1) the Corporate Records, or (2) information, opinions, reports or statements (including financial statements and other financial data) prepared or presented by (A) one or more other Corporate Persons whom such Corporate Person reasonably believes to be competent in the matters presented, (B) legal counsel, public accountants or other persons as to matters that such Corporate Person reasonably believes are within such person's professional or expert competence, (C) a committee of the Board of Directors or other committee appointed by the Board of Directors, of which such Corporate Person is not a member, if such Corporate Person reasonably believes such committee of the Board of Directors or such appointed committee merits confidence, or (D) the Board of Directors, if such Corporate Person is not a Director and reasonably believes that the Board merits confidence.

                                   ARTICLE 13

                                 Indemnification

         Section 13.01. General. The Corporation shall, to the fullest extent to which it is empowered to do so by the Act, or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he is or was a Director, Officer, employee or agent of the Corporation, or who, while serving as such Director, Officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by him in accordance with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interest of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

         Section 13.02. Authorization of Indemnification. To the extent that a Director, Officer, employee or agent of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 13.01 of this Article, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify such person against expenses (including counsel fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 13.01 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the Director, Officer, employee or agent is permissible in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not at the time parties to such action, suit or proceeding; or (2) if a quorum cannot be obtained under subdivision (1), by a majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to such action, suit or proceeding; or
(3) by special legal counsel: (A) selected by the Board of Directors or its committee in the manner prescribed in subdivision (1) or (2), or (B) if a quorum of the Board of Directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by a majority vote of the full Board of Directors (in which selection Directors who are parties may participate); or (4) by the Shareholders, but shares owned by or voted under the control of Directors who are at the time parties to such action, suit or proceeding may not be voted on the determination. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (3) to select counsel.

         Section 13.03. Good Faith Defined. For purposes of any determination under Section 13.01 of this Article 13, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 13.01 if his action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (1) one or more Officers or employees of the Corporation or another enterprise whom he reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants, appraisers or other persons as to matters he reasonably believes are within the person's professional or expert competence; or (3) a committee of the Board of Directors of the Corporation or another enterprise of which the person is not a member if he reasonably believes the committee merits confidence. The term "another enterprise" as used in this Section 13.03 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent. The provisions of this Section 13.03 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 13.01 of this Article 13.

         Section 13.04. Payment of Expenses in Advance. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 13.02 of this Article, upon receipt of a written affirmation of the Director, Officer, employee or agent's good faith belief that he has met the standard of conduct described in Section 13.01 of this Article and upon receipt of a written undertaking by or on behalf of the Director, Officer, employee or agent to repay such amount if it shall ultimately be determined  that he did not meet  the  standard  of  conduct  set  forth in this
Article 13, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article13.

         Section 13.05. Provisions Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Articles of Incorporation, the Corporation's Code of By-Laws, any resolution of the Board of Directors or Shareholders, any other authorization, whenever adopted, after notice, by a majority vote of all Voting Stock then outstanding, or any contract, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 13.06. Vested Right to Indemnification. The right of any individual to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section13.01 of this
Article 13 and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of this Article. To the extent such prior acts or omissions cannot be deemed to be covered by this Article 13, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

         Section 13.07. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a Director, Officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article.

         Section 13.08. Additional Definitions. For purposes of this Article, references to the "Corporation" shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         For purposes of this Article, serving an employee benefit plan at the request of the Corporation shall include any service as a Director, Officer, employee or agent of the Corporation which imposes duties on, or involves services by such Director, Officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Corporation" referred to in this Article.

         For purposes of this Article, "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

         For purposes of this Article, "official capacity," when used with respect to a Director, shall mean the office of director of the Corporation; and when used with respect to an individual other than a Director, shall mean the office in the Corporation held by the Officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

         Section 13.09. Payments a Business Expense. Any payments made to any indemnified party under this Article under any other right to indemnification shall be deemed to be an ordinary and necessary business expense of the Corporation, and payment thereof shall not subject any person responsible or the payment, or the Board of Directors, to any action for corporate waste or to any similar action.

         Under the Act, an Indiana corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the Act. The Registrant has purchased insurance designed to protect and indemnify the Registrant and its officers and directors in case they are required to pay any amounts arising from certain claims, including claims under the Securities Act of 1933, which might be made against the officers and directors by reason of any actual or alleged act, error, omission, misstatement, misleading statement, neglect, or breach of duty while acting in their respective capacities as officers or directors of the Registrant.

Item 21.  Exhibits and Financial Statement Schedules

                                  EXHIBIT INDEX

    Exhibit No.                                 Description                Page

     2 Agreement and Plan of Reorganization (appears as Appendix A to the prospectus).

     3(1) Registrant's Articles of Incorporation are incorporated by reference to Exhibit 3(1) to the Registrant's Registration Statement on Form S-1 filed with the Commission on September 14, 1998 (the "S-1 Registration Statement")

     (2) Registrant's Code of By-Laws is incorporated by reference to Exhibit 3(2) to the Pre-Effective No. 1 to the Form S-1 Registration Statement filed with the Commission on November 2, 1998 (the "Amendment No. 1 to Form S-1")

     5 Opinion and consent of Bose McKinney & Evans regarding legality of the securities being registered

     8(1) Opinion and consent of Barnes & Thornburg regarding certain tax matters

     10(2) Lincoln Bancorp Stock Option Plan is incorporated by reference to Exhibit 10(2) to the S-1 Registration Statement

     (3) Lincoln Federal Savings Bank Recognition and Retention Plan and Trust is incorporated by reference to Exhibit 10(3) to the S-1 Registration Statement

     (4) Employment Agreement between Lincoln Federal Savings Bank and T. Tim Unger is incorporated by reference to Exhibit 10(4) to the S-1 Registration Statement

     (5) Lincoln Federal Savings Bank Employee Stock Ownership Plan and Trust Agreement is incorporated by reference to
                  Exhibit 10(5) to the S-1 Registration Statement

     (6) ESOP Loan Commitment and Exempt Loan and Share Purchase Agreement between Trust under Lincoln Bancorp Employee Stock Ownership Plan and Trust Agreement and Lincoln Bancorp is incorporated by reference to Exhibit 10(6) to the Amendment No. 1 to Form S-1

     (7) Unfunded Deferred Compensation Plan for the Directors of Lincoln Federal Savings Bank (as Amended and Restated Effective January 1, 1999)

     (8) Lincoln Federal Savings Bank Deferred Director Supplemental Retirement Plan (Effective December 1, 1997) is incorporated by reference to Exhibit 10(8) to the S-1 Registration Statement

     (9) First Amendment to the Lincoln Federal Savings Bank Employee Stock Ownership Plan and Trust Agreement

     (10) Second Amendment to the Lincoln Federal Savings Bank Employee Stock Ownership Plan and Trust Agreement

     21           Subsidiaries   of  the  Registrant  is   incorporated  by
                  reference to Exhibit 21 to the S-1 Registration Statement

     23(1)        Consent of Olive LLP

     (2)          Consent of Ernst & Young LLP

     (3)          Consent of Bose McKinney & Evans is included in Exhibit 5

     (4)          Consent of Barnes & Thornburg is included in Exhibit 8(1)

     (5)          Consent of Trident  Securities,  a division  of  McDonald
                  Investments Inc.

     24           Power  of  Attorney  is included   on  page  S-6  of  the
                  Registration Statement on Form S-4.

     99(1)        Citizens Bancorp Proxy Card

Item 22.  Undertakings

         (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainfield, State of Indiana, on June 20, 2000.

                                      LINCOLN BANCORP


                                      By  /s/ T. Tim Unger
                                          -------------------------------------
                                          T. Tim Unger
                                          President and Chief Executive Officer

         Each person whose  signature  appears  below hereby  authorizes  T. Tim
Unger  and  John M.  Baer,  and each of  them,  to file  one or more  amendments
(including post-effective amendments) to the registration statement, which amendments may make such changes in the registration statement as either of them deem appropriate, and each such person hereby appoints T. Tim Unger and John M. Baer, and each of them, as attorney-in-fact to execute in the name and on the behalf of each person individually, and in each capacity stated below, any such amendments to the registration statement.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

         Signatures                         Title                    Date

(1)  Principal Executive Officer

     and Director:                                            )
                                                              )
                                                              )
/s/ T. Tim Unger                      Director, President and )
-----------------------------          Chief Executive Officer)
T. Tim Unger                                                  )
                                                              )
(2)  Principal Financial                                      )
      and Accounting Officer:                                 )
                                                              )
                                                              )
/s/ John M. Baer                      Chief Financial Officer )
-----------------------------             and Secretary       )
John M. Baer                                                  )
                                                              )
(3)  The Board of Directors:                                  )
                                                              )
                                                              )
/s/ Lester N. Bergum                  Director                )   June 20, 2000
-----------------------------                                 )
Lester N. Bergum                                              )
                                                              )
                                                              )
                                      Director                )
-----------------------------                                 )
Dennis W. Dawes                                               )
                                                              )
                                                              )
/s/ W. Thomas Harmon                  Director                )
-----------------------------                                 )
W. Thomas Harmon                                              )
                                                              )
                                                              )
/s/ Jerry R. Holifield                Director                )
-----------------------------                                 )
Jerry R. Holifield                                            )
                                                              )
                                                              )

/s/ David E. Mansfield                Director                )
-----------------------------                                 )
David E. Mansfield                                            )
                                                              )
                                                              )
/s/ John C. Milholland                Director                )
-----------------------------                                 )
John C. Milholland                                            )
                                                              )   June 20, 2000
                                                              )
/s/ T. Tim Unger                      Director                )
-----------------------------                                 )
T. Tim Unger                                                  )
                                                              )
                                                              )
/s/ John L. Wyatt                     Director                )
-----------------------------                                 )
John L. Wyatt                                                 )